Filed Pursuant to Rule 424(b)(2)

Registration No. 333-122052

Prospectus Supplement

(To prospectus dated January 19, 2005)

US$750,000,000

Republic of Peru

US$750,000,000 7.35% U.S. Dollar-denominated Global Bonds due 2025

The bonds will bear interest at the rate of 7.35% per year, accruing from July 19, 2005. Interest on the bonds is payable on July 21 and January 21 of each year, beginning on January 21, 2006. The bonds will mature on July 21, 2025. The bonds are not redeemable prior to maturity.

The bonds will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. The bonds will rank equally, without any preference among themselves, with all of Peru’s other existing and future unsecured and unsubordinated obligations relating to external indebtedness of Peru, as described in “Description of the Securities—Debt Securities—Defined Terms” in the accompanying prospectus.

The bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to much of Peru’s outstanding public external indebtedness. Under these provisions, which are described in the sections entitled “Description of the Securities—Debt Securities—Default; Acceleration of Maturity” and “—Amendments and Waivers” in the accompanying prospectus, Peru may amend the payment provisions and certain other terms of a series of bonds with the consent of the holders of 75% of the aggregate principal amount of the outstanding bonds of that series.

We will apply to admit the bonds for trading on the EuroMTF, the alternative market of the Luxembourg Stock Exchange.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Global Bond	Total
Public offering price	100.00%	US$	750,000,000
Underwriting discount	.25%	US$	1,875,000
Proceeds to Peru (before expenses)	99.75%	US$	748,125,000

The underwriters are offering the bonds subject to various conditions. The underwriters expect to deliver the bonds to purchasers on or about July 19, 2005, through the book-entry facilities of The Depository Trust Company, or DTC, the Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, Luxembourg.

JPMorgan	UBS Investment Bank

July 13, 2005

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our financial condition and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, which should be read together. References in this prospectus supplement to “we,” “us,” “our” and “Peru” are to the Republic of Peru.

We are furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of bonds. After having made all reasonable queries, we confirm that:

•	the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading as of the date of this prospectus supplement or the accompanying prospectus;

•	changes may occur in our affairs after the date of this prospectus supplement and the accompanying prospectus;

•	certain statistical information included in this prospectus supplement and the accompanying prospectus reflects the most recent reliable data readily available to us as of the date hereof;

•	we hold the opinions and intentions expressed in the accompanying prospectus, as supplemented in this prospectus supplement;

•	to the best of our knowledge and belief, we have not omitted other facts, the omission of which makes this prospectus supplement and the accompanying prospectus, as a whole, misleading; and

•	we accept responsibility for the information we have provided in this prospectus supplement and the accompanying prospectus.

Prospective investors should rely on the information provided in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to make any representation or give any information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Any such representation or information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus must not be relied upon as having been authorized by us, J.P. Morgan Securities Inc. or UBS Securities LLC. Please see “General Information—Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

We are not offering to sell any securities other than the bonds offered under this prospectus supplement. We are not offering to sell the bonds in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information we have previously filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Our economic, fiscal or political circumstances may have changed since such dates.

The bonds described in this prospectus supplement are debt securities of Peru being offered under registration statement no. 333-122052, filed with the SEC under the U.S. Securities Act of 1933, as amended, or the Securities Act. The accompanying prospectus is part of that registration statement. The accompanying prospectus provides you with a general description of the securities that we may offer, and this prospectus supplement contains specific information about the terms of the offering and the bonds. Before you invest, you should read this prospectus supplement and the accompanying prospectus, together with additional information described under “Where You Can Find More Information” in the accompanying prospectus.

As used in this prospectus supplement, the term “business day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or Lima, Peru.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus supplement and the accompanying prospectus. Forward-looking statements are statements that are not historical facts. These statements are based on our current plans, estimates, assumptions and projections. Therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. We caution you that many factors could affect the future performance of the Peruvian economy. These factors include, but are not limited to:

•	external factors, such as:

•	interest rates in financial markets outside Peru;

•	changes in Peru’s credit ratings;

•	changes in import tariffs and exchange rates;

•	changes in international commodity prices;

•	recession or low economic growth affecting Peru’s trading partners;

•	deterioration in the economic condition of Peru’s neighboring countries;

•	international hostilities; and

•	the decisions of international financial institutions, such as the International Monetary Fund, the Inter-American Development Bank, the International Bank for Reconstruction and Development, and the Corporación Andina de Fomento, or Andean Development Corporation, regarding the terms of their financial assistance to Peru;

•	internal factors, such as:

•	general economic and business conditions;

•	political or military events in Peru;

•	natural events, such as climatic changes, earthquakes and floods;

•	foreign currency reserves;

•	the ability of the government to enact key economic reforms;

•	the level of Peruvian domestic debt;

•	Peruvian domestic inflation;

•	the level of foreign direct and portfolio investment in Peru; and

•	the level of Peruvian domestic interest rates; and

•	the ability to realize all of the benefits to our debt profile as a result of the prepayment of the Paris Club debt.

SOVEREIGN IMMUNITY AND ARBITRATION

Peru is a sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States against Peru. For more information, see “Description of the Securities—Jurisdiction, Consent to Service and Enforceability” in the accompanying prospectus.

CERTAIN LEGAL RESTRICTIONS

The distribution of materials relating to the offering and the transactions contemplated by the offering may be restricted by law in certain jurisdictions. If materials relating to the offering come into your possession, you are required by Peru to inform yourself of and to observe all of these restrictions. The materials relating to the offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted. If a jurisdiction requires that the offering be made by a licensed broker or dealer and any of the underwriters or any affiliate of any underwriter is a licensed broker or dealer in such jurisdiction, the offering shall be deemed to be made by such underwriter or such affiliate on behalf of Peru in such jurisdiction. For more information, see “Underwriting.”

SUMMARY OF THE OFFERING

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It may not contain all the information that you should consider before investing in the bonds. You should read the entire prospectus supplement and the accompanying prospectus carefully.

Issuer	Republic of Peru.

Securities	7.35% U.S. Dollar-Denominated Global Bonds due 2025, which we refer to as the “bonds”.

Issue Amount	US$750,000,000 aggregate principal amount.

Maturity Date	July 21, 2025.

Interest Rate	7.35% per year, computed on the basis of a 360-day year of twelve 30-day months.

Interest Payment Dates	July 21st and January 21st of each year, starting on January 21, 2006.

Regular Record Dates for Interest	Every July 6th and January 6th.

Redemption or Sinking Fund	The bonds will not benefit from any sinking fund. We may not redeem the bonds before maturity; we will redeem the bonds at par at maturity.

Collective Action Clauses	The bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to substantially all of our outstanding public external indebtedness. These provisions, which are commonly referred to as “collective action clauses,” are described in the sections entitled “Description of the Securities—Debt Securities—Default; Acceleration of Maturity” and “—Amendments and Waivers” in the accompanying prospectus.

Negative Pledge	The bonds will contain certain covenants, including restrictions on the incurrence of debt.

Denominations	We will issue the bonds only in denominations of US$100,000 and integral multiples of US$1,000 in excess thereof.

Status	The bonds will constitute a single class of securities for all purposes, including, without limitation, for voting purposes under the fiscal agency agreement pursuant to which they will be or were issued. The bonds will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. The bonds will rank equally, without any preference among themselves, with all of our other existing and future unsecured and unsubordinated obligations relating to our external indebtedness as described in “Description of the Securities—Debt Securities—Defined Terms” in the accompanying prospectus.

Additional Amounts	We will make payments of principal and interest in respect of the bonds without withholding or deduction for or on account of any present or future Peruvian taxes, duties, assessments or governmental charges of whatever nature except as described in “Description of the Bonds—Additional Amounts.”

Further Issues	Without the consent of holders of the bonds, we may issue additional debt securities with the same terms and conditions as the outstanding bonds, except for issue date, issue price and amount of first interest payment, and we may consolidate the additional bonds to form a single series with the outstanding bonds.

Form of Securities	We will issue the bonds in the form of one or more registered global notes without coupons. No bonds will be issued in bearer form.

You will be required to make initial settlement for bonds issued pursuant to the offering in immediately available funds.

As an owner of a beneficial interest in the global notes, you will generally not be entitled to have your bonds registered in your name, will not be entitled to receive certificates in your name evidencing the bonds and will not be considered the holder of any bonds under the fiscal agency agreement for the bonds.

Governing Law	New York.

Fiscal Agent	The bonds will be issued pursuant to a fiscal agency agreement, dated as of February 6, 2003, as amended as of November 21, 2003 and as of October 14, 2004, between Peru and JPMorgan Chase Bank, N.A., as fiscal agent, principal paying agent and registrar.

Listing	We will apply to admit the bonds for trading on the EuroMTF, the alternative market of the Luxembourg Stock Exchange.

RECENT DEVELOPMENTS

The information included in this section supplements the information about us corresponding to the headings below that is contained in the accompanying prospectus. To the extent that the information included in this section differs from the information set forth in the accompanying prospectus, you should rely on the information in this section.

The Republic of Peru

Government

The Toledo administration has continued to suffer political setbacks. In response to this, on February 25, 2005, President Toledo announced a change in the composition of the cabinet. Carlos Gamarra was replaced by Eduardo Salhuana as Justice Minister; Javier Neves was replaced by Juan Sheput as Labour Minister; Alfonso Velasquez was replaced by David Lemor as Production Minister; and Alvaro Quijandria was replaced by Manuel Manrique as Agriculture Minister.

The Economy

Gross Domestic Product and Structure of the Economy

Peru’s gross domestic product, or GDP, grew by 4.8% during 2004, compared to 4.0% in 2003. All sectors experienced positive growth rates with the exception of agriculture, which was negatively affected by a severe drought in the northern coast of Peru that mainly affected rice and sugar cane production.

Fishing grew by 30.5% in 2004, recovering from the decrease in 2003 of 12.5%, while non-primary manufacturing grew by 7.2%, followed by 4.8% in wholesale and retail trade, 4.7% in construction and other services and 4.6% in electricity and water.

The Peruvian economy has generally been growing since July 2001, as shown in the following table of monthly GDP growth rates from January 2001 to March 2005.

Gross Domestic Product Growth

(percentage change from corresponding month of previous year, at constant 1994 prices)

	2001	2002	2003	2004(1)	2005(1)
January	(2.4)	5.4	5.4	3.5	5.4
February	(3.1)	2.6	5.8	5.0	6.7
March	(5.8)	1.1	6.1	5.9	4.0
April	1.1	9.1	3.2	3.4	6.4
May	(1.1)	5.2	1.7	3.6
June	(3.5)	4.8	6.7	2.6
July	1.1	4.7	3.5	3.7
August	1.4	3.7	2.9	5.9
September	2.2	8.1	3.3	4.7
October	3.6	3.6	4.9	2.3
November	3.0	6.2	1.0	8.7
December	6.5	4.2	3.6	8.7

(1)	Preliminary data.

Source: Instituto Nacional de Estadística en Informática, or INEI.

In April 2005, GDP increased by 6.4%, as compared to the GDP in April 2004, which grew 3.4% as compared to the GDP in April 2003. This rise in GDP growth was largely a result of growth in the non-primary sector, mainly the non-primary manufacturing and construction sectors, which increased 9.3% and 10.6%, respectively, between May 2004 and April 2005.

According to preliminary figures, during the first quarter of 2005, Peru’s GDP expanded by 5.4%, as compared to 4.8% in the first quarter of 2004, following an increase of 6.6% during the fourth quarter of 2004. Growth in the first quarter of 2005 continued to be driven by the external sector as real exports grew by 19.9%, and domestic demand, which grew by 4.4%, also had an increasingly important role. Exports continued to grow for both traditional and non-traditional products.

Traditional exports that increased included zinc, copper, molybdenum, fishmeal and coffee, offsetting reduced exports of gold. Non-traditional exports grew 25%, led by textiles, especially knitted garments for the United States market, chemicals, agriculture and livestock and fish products.

Private investment has been growing since the third quarter of 2002 due to a stable macroeconomic environment, allowing firms to enlarge production capacity to respond to increasing levels of domestic consumption. During the first quarter of 2005, private investment grew by 7.7% and private consumption increased by 4.0% as compared to an increase of 3.1% in the same period in 2004, national income grew 6.8% and employment grew 3.9%.

On the supply side, the most dynamic sector was non-primary manufacturing, followed by services, electricity and water and agriculture, as shown in the next table.

The following table sets forth the distribution of GDP in the Peruvian economy, indicating for each sector its annual growth rate for the periods indicated, in each case as compared to the corresponding period in the previous year.

Gross Domestic Product by Sector

(percentage change from corresponding previous period, at constant 1994 prices)

	For the twelve months ended December 31,		For the three months ended March 31,
	2003	2004(1)	2004(1)	2005(1)
Primary production:
Agriculture and livestock(2)	2.1	(1.1)	2.0	3.0
Fishing	(12.5)	30.5	18.9	1.3
Mining and hydrocarbons(3)	6.8	5.4	12.9	0.8

Total primary production	3.5	2.5	7.1	1.9

Secondary production:
Manufacturing	2.4	6.7	5.2	4.9
Primary	(1.8)	4.6	1.8	(3.3)
Non-Primary	3.6	7.2	5.4	6.7
Construction	4.2	4.7	7.0	2.8
Electricity and water	4.9	4.6	4.9	3.5

Total secondary production	3.1	6.0	5.6	4.3

Services:
Wholesale and retail trade	3.2	4.8	3.4	5.6
Other services(4)	4.6	4.7	4.5	6.8

Total services	4.2	4.7	4.2	6.5

Total GDP	4.0	4.8	4.8	5.4

(1)	Preliminary data.
(2)	Includes forestry.
(3)	Includes non-metallic mining.
(4)	Includes taxes on products and import duties.

Source:	INEI and Central Bank (Banco Centrale de Reserva del Perú).

Primary Production

Mineral and Hydrocarbons. In June, 2005, Petrobras Energia Peru SA, Brazil’s state-run oil company, announced that it will invest US$30 million in initial exploration for natural gas in southeastern Peru and in May 2005 announced that it will invest US$44 million in 2005 into expanding its onshore and offshore operations in northern Peru.

Services

Public Administration. Based on a survey conducted by the Ministry of Labor, the government estimates that the public sector employed approximately 1,031,503 workers, or approximately 9.0% of the labor force, in 2004.

Privatization and the Role of the State in the Economy

In January 2005, ProInversion announced that proceeds collected from privatizations reached US$420 million during 2004. In addition, investment commitments during 2004 reached US$1.24 billion. In the first half of 2005, the government continued to promote investment through its privatization and concession program. The government’s policy has provided for sales of interests in entities held by the government and for grants of concessions to private investors.

On January 21, 2005, the government, through a public auction process, awarded its remaining 15% stake in Red Electrica del Sur (REDESUR) to the Fund for Investment in Infrastructure, Public Services and Natural Resources, managed by AC Capitales SAFI S.A., for US$4.35 million. REDESUR is a private company that owns transmission lines in southern Peru. In addition, ProInversion announced on May 23, 2005 that the Peruvian government had sold its 17.07% stake in Interconexion Electrica (ISA) Peru to the Fund for Investments in Infrastructure, Public Services and Natural Resources at a price of US$4.475 per share, for a total of US$4.48 million.

On March 15, 2005, the government awarded a concession to explore and operate the Bayovar phosphates project to the Brazilian company, Compañía Vale Do Rio Doce (CVRD). In addition to a US$300 million investment, CRVD committed to making contributions to the local community and payment of 3% in royalties and various taxes. The concession contract was signed on April 19, 2005.

On March 30, 2005, the government awarded, through an auction process, the fourth cellular telephone bandwidth to Sercotel S.A., a subsidiary of the Mexican company, América Móvil, for US$21.1 million.

On April 19, 2005, the government awarded to the consortium formed by Inmobiliaria Hotelera RAMA S.A.C. and Miraflores de Turismo S.A.C., through a public auction process, the ownership of Lot B of the El Chaco Tourist Resort for US$7 million plus a 3% royalty on gross revenues to be used for building infrastructure and developing tourist facilities within the Paracas National Bay.

On May 5, 2005, the government awarded to Concesionaria Eje Vial Norte, through an auction process, the concession for the construction of segments of the Multimode North Amazon IIRSA axis. This axis is a road network that is 960 kilometers long and runs across the country from the coast to the Amazon region as part of a larger plan for the integration of South American roadways.

On June 23, 2005, the government awarded a concession for the construction of the Inter-Oceanic Highway to Concesionario Interoceánico Urcos-Inambari and Concesionario Interoceánica Inambari-Iñapari. The Inter-Oceanic Highway construction project represents a total investment of approximately US$892 million and each company will be responsible for developing different sections of the highway.

Employment and Labor

The unemployment rate in metropolitan Lima increased from 9.4% in 2003 to 9.5% in 2004. The underemployment rate in metropolitan Lima decreased from 17.1% in 2003 to 16.4% in 2004.

The following table shows the monthly employment real rate of growth in Lima for companies with more than 100 employees from January 2001 to April 2005.

Employment Growth Among Companies with more than 100 Employees

(percentage change from corresponding month of previous year)

	2001	2002	2003	2004	2005
January	(1.1)	1.5	3.7	3.4	5.6
February	(0.6)	1.9	3.2	4.4	5.3
March	0.3	2.2	2.2	4.8	5.3
April	0.2	2.5	2.9	4.6	4.6
May	0.8	2.3	3.3	4.6
June	0.5	2.3	3.5	4.4
July	0.8	2.7	3.1	4.6
August	0.3	2.8	1.7	5.6
September	1.2	2.3	2.6	5.1
October	1.9	2.4	2.7	5.7
November	2.2	2.5	2.6	6.2
December	2.2	2.4	3.7	6.2

Source: MTPE

The figures set forth above pertain only to businesses in Lima that employ over 100 employees and may not be indicative of employment levels in all sectors of the Peruvian economy or in all geographical regions of the country.

On May 26, 2005, 2,200 workers went on strike at the Volcan Cia Minera SAA’s Cerro de Pasco and Yauli polymetallic mines in the central Andes. The workers demanded an 8% share of Volcan’s 2004 net earnings, which they are entitled to under applicable law. Volcan claimed the rule does not apply due to the company’s accumulated losses. The strike ended on June 4, 2005 and had no lasting impact.

Balance of Payments and Foreign Trade

Balance of Payments

Current Account. During 2004, Peru’s current account deficit was US$10 million (0% of GDP), compared to US$935 million (1.5% of GDP) in 2003. The decrease in the current account deficit in 2004 was primarily due to an expanded trade surplus due to high world commodity prices, especially metal prices, and increased workers’ remittances.

Peru’s current account improved to a surplus of 1.8% in the first quarter of 2005 from a deficit of 0.3% of GDP in the same period in 2004, largely due to an enlarged trade balance driven by increased exports as a result of global economic growth and more favorable terms of trade with Peru’s main trading partners, as well as Peru’s inclusion in the United States’ Andean Trade Promotion and Drug Eradication Act, or ATPDEA.

Capital Account. In 2004, the capital account registered a surplus of 3.3% of GDP, as compared to a surplus of 1.1% of GDP in 2003. The increase in the capital account surplus in 2004 was due primarily to a greater flow of private and public capital. The increase in private capital is explained by higher direct investment associated with profits generated and retained by foreign companies to finance new projects such as Alto Chicama and by a decrease in investment by the financial sector, such as the pension funds, in assets abroad. Public capital also grew mainly due to the €650 million eurobond offering in October 2004, as part of the pre-financing for 2005 that was carried out in a context of the reduction throughout the year of Peru’s sovereign risk.

The capital account surplus increased to 4.1% of GDP in the first quarter of 2005 from 2.5% of GDP in the same period in 2004, largely due to decreased investment abroad by the financial sector. Again, the increase in the capital account was a result of increase in private and public capital. In the private sector there was an increase in disbursements of long-term private loans to the mining sector, a continued decrease in foreign investment by the financial sector as investors adjusted their portfolios in favor of Peruvian currency and an increase in short term liabilities in the banking system caused by increased foreign trade. In the public sector, higher spending resulted mainly from placements of global bonds abroad in February 2005 US$400 million nominal value (proceeds of US$427 million), which offset higher amortizations and assets abroad, mainly deposits of US$100 million made by the Pension Control Office (ONP).

The following table provides information regarding Peru’s balance of payments for the periods shown.

Balance of Payments

(in millions of U.S. dollars, at current prices)

	For the twelve months ended December 31,		For the three months ended March 31,
	2003	2004	2004	2005
Current account:
Trade balance:(1)
Exports (FOB)	9,091	12,617	2,767	3,707
Imports (FOB)	(8,255)	(9,824)	(2,124)	(2,658)

Trade balance	836	2793	643	1,049

Services, net	(854)	(843)	(207)	(212)
Of which:
Net income from travel(2)	342	458	93	108
Net income from transportation(3)	(612)	(715)	(140)	(174)
Financial and investment income, net(4)	(2,144)	(3,421)	(805)	(860)
Current transfers, net	1,227	1,461	326	349
Of which:
Workers’ remittances	860	1123	242	267

Current account balance	(935)	(10)	(43)	326

Capital account:
Foreign direct investment	1,275	1,816	540	282
Portfolio investment	1	(47)	2	18
Other medium- and long-term capital(5)	(751)	245	(268)	345
Of which:
Disbursements to the public sector	2,161	2,535	269	636
Other capital, including short-term capital	147	230	112	93

Capital account balance	672	2,244	385	737

Errors and omissions(6)	676	92	(136)	(82)

Balance of payments	413	2,326	206	981

Financing:

Change in gross Central Bank reserves(7)	(404)	(2,352)	(209)	(984)
Use of IMF resources	(73)	0	0	0
Exceptional financing, net	64	26	2	3

Total financing	(413)	(2,326)	(206)	(981)

Memorandum item:
Current account balance (deficit) (as % of GDP)	(1.5)	(0.0)	(0.3)	1.8

(1)	Based on customs declarations, records of temporary admissions, free-trade zone imports, grants and other adjustments.
(2)	Based on a survey of tourists. Income from travel represents the total expenditure by a tourist multiplied by the total number of tourists.
(3)	Includes freight services, passenger transportation and port expenses of ships and airplanes.
(4)	Includes interest payments.
(5)	Includes debt amortization payments.
(6)	Represents errors and omissions from double-entry accounting resulting from incomplete or overlapping coverage, different prices and incomplete times of recording and conversion practices.
(7)	Refers to changes in reserves used to finance balance of payments and corresponds to net international reserves excluding the use of IMF resources. Source: Central Bank.

Foreign Trade

The trade balance in 2004 was US$2,793 million, compared to a trade balance of US$836 million in 2003. Total exports increased from US$9.1 billion in 2003 to US$12.6 billion in 2004, largely due to increased mining exports, while total imports increased from US$8.3 billion in 2003 to US$9.8 billion in 2004, with the increase occurring primarily in raw materials and capital goods for industry as well as higher imports of oil (mainly due to higher oil prices) and vehicles.

The trade balance surplus increased to US$1.0 billion in the first quarter of 2005 from US$643 million in the same period in 2004, primarily as a result of an increase in total exports. Total exports in the first three months of 2005 equaled US$3.7 billion, compared to US$2.8 billion in the first three months of 2004, primarily due to higher commodity prices and higher export volumes of fishmeal, copper and zinc as well as growth in non-traditional exports. Total imports increased to US$2.7 billion in the first quarter of 2005 from US$2.1 billion in the same period in 2004, with a growth rate exceeding 20% in all the major components of imports (27% in raw materials and intermediate goods, 25% in capital goods and 22% in consumer goods) during this period.

Peru, along with Colombia and Ecuador, has been negotiating since May 2004 for a U.S.-Andean Free Trade Agreement. In June 2005, the parties concluded the tenth round of discussions with the intention of completing the negotiating during the second half of 2005. For a description of the potential effects on these negotiations arising from the legal dispute between Peru and some U.S. companies. See “The Republic of Peru – Legal Proceedings.”

In April 2005, the first Joint Meeting between the Andean Countries and European Union trade officials took place, starting the process of evaluating the degree of trade integration within the Andean Community, with the goal of starting negotiations for a Free Trade Agreement (FTA) with the European Union at the end of the evaluation process. The European Union’s officials have requested the completion of this evaluation prior to the signing of an FTA. The evaluation process involves a review of trade flows and an analysis of trade barriers between the Andean Countries, including tariffs and regulations that could hinder trade (e.g., regulations restricting agricultural imports for health reasons). The second meeting will take place in July 2005, with the expectation that the FTA negotiations will begin in 2006.

On August 3, 2004, the presidents of Peru and Bolivia signed integration accords designed to boost economic, trade and social cooperation between the countries. On the following day, the two countries signed a letter of intent (which was submitted for approval by the legislature in both countries) to allow landlocked Bolivia to use the Peruvian port of Ilo to export gas.

Portfolio Investment

In 2004, Peru experienced portfolio capital outflows of US$47 million, compared to a net inflow of US$1.0 million in 2003, primarily because net purchases by non residents in the local stock exchange were lower than in the previous period.

The Monetary System

Financial Sector

The following table provides the total gross assets of the Peruvian financial system as of the dates shown.

Total Gross Assets of the Peruvian Financial System(1)

(in millions of U.S. dollars and percentage change from previous period)

	Financial system		Commercial banks
	US$	Growth rate (%)	US$	Growth rate (%)
As of December 31,
2004	21,272	10.3	19,276	10.0
2005:
January	21,825	12.1	19,802	11.9
February	21,716	12.6	19,661	12.3
March	22,076	14.1	19,995	13.3
April	22,224	14.3	20,092	13.4

(1)	Excludes state-owned banks and leasing companies.

Source: SBS.

The following table provides information on interest rates applicable to commercial bank loans as of the dates shown.

Interest Rates on Commercial Bank Loans

(annual percentage rates)

	As of December 31,		As of April 30,
	2003	2004	2005
Domestic currency:
Interbank	2.5%	3.0%	3.0%
Prime	3.3	3.8	4.1
Average loan rate(1)	22.3	25.4	25.9

Foreign currency:
Interbank	1.1	2.2	2.8
Prime	1.7	2.6	3.5
Average loan rate(1)	9.3	9.2	9.6

(1)	Beginning in 2000, reflects only the prime rate on loans to the corporate sector.

Source: Central Bank.

Liquidity and Credit Aggregates

The following table presents the composition of the monetary base and international reserves as of the dates shown.

Monetary Base and Central Bank’s International Reserves

(in millions of U.S. dollars, at current prices)

	As of December 31,			As of April 30,
	2003		2004	2004	2005(1)
Currency in circulation and cash in vaults at banks	US$	2,134	2,780	2,099	2,842
Commercial bank deposits at the Central Bank		17	64	18	19

Monetary base	US$	2,151	2,844	2,117	2,861

Gross international reserves	US$	10,206	12,649	10,482	13,647
Net international reserves		10,194	12,631	10,471	13,629

(1)	Preliminary data.

Source: Central Bank.

As of April 30, 2005, Peru’s net international reserves were US$13.6 billion, compared to US$12.6 billion at December 31, 2004, a 7.9% increase.

Inflation

The consumer price index, or CPI, increased 3.5% during 2004, which was within the Central Bank’s target of 1.5 to 3.5%. This rise in prices reflected supply shocks, including significant increases in the international prices of petroleum, wheat and soya oil as well as in the prices of some domestic foodstuffs such as rice and sugar, caused by the drought in the northern coast of Peru and restrictions of imports; these factors together account for 2.5 percentage points of annual inflation. These factors were partially attenuated by an appreciation of Peru’s currency.

In the period from January to May 2005, the annual inflation rate was 1.79%, lower than the inflation rate for the same period in the previous year (3.18%).

Foreign Exchange and International Reserves

Foreign Exchange. The following table shows the nuevo sol/U.S. dollar exchange rate for the dates and periods indicated.

Exchange Rates

(S/. per US$)

	Exchange Rates(1) (S/. per US$)
	End of period	Average
2004	3.29	3.41
2005
January	3.26	3.27	(2)
February	3.26	3.26	(2)
March	3.26	3.26	(2)
April	3.26	3.26	(2)
May	3.26	3.26	(2)

(1)	Official rates offered by banks.
(2)	Average from the first day of the month indicated to the end of the month indicated.

Source: Central Bank.

Since 2003, the Central Bank has conducted regular interventions in the foreign exchange market in order to reduce volatility in the value of Peru’s currency against the U.S. dollar and to meet the demand for nuevo soles caused by pension funds and commercial banks restructuring their portfolio to include more assets denominated in nuevo soles as compared to foreign currency. The reduced volatility has enabled the Central Bank to increase its international reserves.

Public Sector Finances

Non-Financial Public Sector

In 2004, the non-financial public sector deficit fell from US$1.1 billion, or 1.7% of GDP, during 2003 to US$0.7 billion, or 1.1% of GDP, in line with the government’s projections and the targets under Peru’s program with the International Monetary Fund (IMF). The non-financial public sector surplus in the first quarter of 2005 was US$0.4 billion, or 2.0% of GDP, compared to a similar surplus of US$0.1 billion, or 0.9% of GDP for the same period in 2004.

Tax Regime

On November 13, 2004, the Constitutional Tribunal abolished the requirement for pre-payment of income tax (Anticipo Adicional del Impuesto a la Renta, AAIR). To cover the resulting gap in revenues, the government (with the support of Congress) created a temporary tax over companies’ net assets, called ITAN (Impuesto Temporal a los Activos Netos). Under ITAN, the government assesses a tax of 0.6% on the net assets of companies that have assets valued at S/. 5 million or higher. The government estimates the collection of ITAN for 2005 will be US$300 million (0.4% of GDP).

In January 2005, the government reduced the FTT (Financial services Transaction Tax) rate to 0.08% from 0.10% in 2004. The government collected US$200 million in FTT in 2004 and expects a similar level of collection for 2005. The impact of the reduction of the rate will be offset by an increase in the number of months over which the tax will be collected (in 2004 the tax was collected for only 10 months). The law currently states that the FTT rate will be reduced to 0.06% in 2006 and eliminated in 2007.

On December 2004, the Special Payroll Tax (IES, Impuesto Extraordinario de Solidaridad) was eliminated. The government collected US$140 million under this tax in 2004, or 0.2% of GDP. This tax was controversial in Peru because it had unintended negative effects on the creation of formal employment. The government expects a moderate increase in competitiveness of national firms as a result of the elimination of this tax and a rise in formal employment.

In 2004, the average tax burden rose to 13.3% from 13.0% of GDP in 2003 . The result is mainly explained by the introduction of FTT (0.2% of GDP), the dynamics of the non-primary sector of the economy and the rise in international trade. The last two factors contributed an increase in tax of around 0.3% of GDP. The increase in tax was offset by other factors, such as a decrease in selective consumption tax (ISC) collected.

The 2005 Budget

The following table summarizes the government’s principal economic targets, as amended in May 2005, for 2005.

Principal Economic Targets for 2005

	2005
Non-financial public sector deficit (as % of GDP)		1.0%
Non-financial public sector expenditures (excluding interest payments) (as % of GDP)		17.2%
Gross public sector debt denominated in foreign currency (in millions of US$)	US$	24,230
Increase in net international reserves of the Central Bank relative to December 2004 (in millions of US$)	US$	610

Source: Central Bank, Ministry of Economy and ONP.

The figures set forth above represent Peru’s forecast with respect to the Peruvian economy for 2005. The increase in net international reserves is due to the increased purchase of U.S. dollars by the Central Bank. While the government believes that these assumptions and targets were reasonable when made, some are beyond the control or significant influence of the government, and actual outcomes will depend on future events. Accordingly, we can not assure you that economic results will not differ materially from the figures set forth above. See “Forward-Looking Statements”.

Social Security

In November 2004, Congress approved the constitutional amendment to eliminate the preferential public pension system (Cédula viva). The net present value (NPV) of the cost of this pension system currently is US$24.4 billion, or 40% of GDP. The reform of this expensive and highly subsidized pension system has been part of President Toledo’s agenda during his administration.

The main characteristics of the reform are: (i) the elimination of the indexation between the pension and public sector wages (the so called “mirror effect” or “efecto espejo”), (ii) definitively closing off the system to new entrants and (iii) the reduction of benefits, including the imposition of ceilings to higher pensions and reducing the benefits that survivors (such as widows and daughters) receive.

According to the Ministry of Economy staff, the reform reduced the NPV of the public pension system to approximately US$ 5.8 billion, or 7.6% of GDP. Through this reform, the government believes that is has taken steps to protect Peru’s medium-term fiscal position and to improve the long-term conditions necessary for Peru to meet its debt obligations.

Public Sector Debt

External Debt

As of December 31, 2004, public external debt totaled US$24.5 billion, or 35.7% of GDP, as compared to US$22.8 billion, or 37.6% of GDP, as of December 31, 2003. As of March 31, 2005, public external debt totaled US$24.4 billion, or 34.4% of GDP, as compared to US$22.7 billion, or 36.6% of GDP as of March 31, 2004.

The following table provides further information on public sector external debt as of the dates shown.

Public Sector External Debt

(in millions of U.S. dollars, except for percentages)

	As of December 31,		As of March 31,
	2003	2004	2004	2005
Official reserves liabilities:
IMF credit use	US$0	US$0	US$0	US$0

Total official reserves liabilities	0	0	0	0

Official non-reserves liabilities:
Public sector	22,768	24,466	22,742	24,351

Total official non-reserves liabilities	22,768	24,466	22,742	24,351

Total official liabilities	US$22,768	US$24,466	US$22,742	US$24,351

Total public sector external debt (as % of GDP)(1)	37.6%	35.7%	36.6%(2)	34.4%(2)
Total public sector external debt (as % of total exports)(1)	205.0%	164.6%	N/A	N/A

(1)	Peru does not include IMF credit use in reporting total public sector external debt. Debt ratios are calculated on the basis of Peru’s total official non-reserves liabilities.

(2)	Preliminary.

N/A= Not Available.

Source: Central Bank.

On February 3, 2005, Peru issued an aggregate principal amount of US$400 million of 8.750% U.S. dollar-denominated Global Bonds due 2033, to be used for the general purposes of the government during 2005. This amount completed Peru’s 2005 annual financing needs.

On May 20, 2005, Peru signed a letter of intent and the Memorandum of Economic and Financial Policies with the IMF, which presented the policies that the government of Peru intends to pursue during 2005 under its economic program supported by the current stand-by arrangement from the IMF. The letter of intent supplemented the letters dated May 25 and November 4, 2004. On June 9, 2005, the IMF announced that it had completed its second review under the 26-month 2004 stand-by arrangement and had made available US$219.8 million to Peru. Peru has indicated that it intends to treat this stand by arrangement as precautionary and does not intend to draw down any of the funds available to it under the June 2004 stand-by arrangement.

On June 15, 2005, the World Bank approved a US$10.26 million supplemental loan for the Peru Irrigation Subsector Project. The World Bank has been financing the Peru Irrigation Subsector Project since 1997. The new supplemental loan will be repayable in 14 years, including an eight year grace period during which Peru can choose to make interest payments only. The proceeds of the loan will be used to help rehabilitate and improve public irrigation systems; establish an incentive program for irrigation technology improvement; and help the relevant organizations attain self-sufficiency.

On July 7, 2005, Peru issued debt in the local capital markets in an aggregate principal amount of S/. 1.5 billion at 8.60% interest due 2017. Peru intends to use the proceeds from this issue during 2005 for purposes of prepaying certain Paris Club debt, as described below.

Description of Paris Club Debt

As of March 31, 2005, Peru’s total outstanding debt with the Paris Club amounted to US$8.1 billion, representing approximately one third of Peru’s total public external debt. Peru’s Paris Club creditors are government institutions located in 14 countries. A significant portion of Peru’s Paris Club debt has been subject to rescheduling agreements under the umbrella of the Paris Club. As of March 31, 2005, Peru’s rescheduled Paris Club debt amounted to US$5.3 billion. Of the rescheduled Paris Club debt, 12% is subject to Official Development Assistance (ODA, government-granted) interest rates, which are lower than the non-ODA rates that apply to the remainder of the Paris Club debt. Peru’s Paris Club debt is denominated in various currencies, of which debt in Euro constitutes 38%, debt in Yen constitutes 34% and debt in U.S. dollars constitutes 24%. The remainder is denominated in five other currencies. Twenty percent of the Paris Club debt has variable interest rates, with the remainder having fixed interest rates. Approximately 56% of the Paris Club debt will mature in the next five years. The outstanding Paris Club debt is described in the table entitled “Public Sector External Debt by Creditor” in “Public Sector Debt – External Debt”, under the row headings Paris Club, Japan and United States.

Prepayment of Paris Club Debt

On June 15, 2005, the Paris Club accepted, through a multilateral agreement, Peru’s proposal to prepay, at par and by voluntary participation of each creditor, up to US$2.0 billion in principal of Paris Club debt maturing between August 2005 and December 2009. The multilateral agreement set out the basic terms of the prepayment operation and established the framework under which Peru would engage in bilateral prepayment agreements with participating creditors. On July 4, 2005, Peru announced the individual Paris Club creditor countries that had accepted the prepayment offer. On the same day Peru signed a binding commitment to make payments to those participating countries on August 15, 2005. Accordingly, Peru is bound to prepay the agreed amounts to each country on August 15, 2005, except in the unlikely event that individual bilateral prepayment agreements with the creditor countries are not reached.

The total prepayment amount is expected to be US$1.55 billion to the following countries: approximately US$23 million to Germany, US$139 million to Canada, US$255 million to Spain, US$508 million to France, US$340 million to Italy, US$8 million to Japan, US$63 million to Netherlands, US$55 million to Sweden, US$86 million to the United Kingdom, US$31 million to Austria, US$7 million to Finland and US$37 million to Norway, based on exchange rates as of June 30, 2005. The prepayment amount represents approximately three-quarters of the total outstanding principal amount of Paris Club debt that amortizes in the next five years.

Peru expects that the proceeds of the issuance of the bonds in this offering, together with the proceeds of Peru’s July 2005 issue in the Peruvian capital markets and the proceeds from other Peruvian capital market transactions will be used to make the prepayment. A resolution of the Ministry of Economy and Finance is expected to be published on July 14, 2005, which would permit Peru to issue debt on July 15, 2005 in an aggregate principal amount of up to S/. 1 billion nuevo soles with a 15 year maturity. The obligations corresponding to the restructuring of the Paris Club debt rescheduled in 1993 will be prepaid first, with the remainder being applied pro rata, if necessary, among the participating creditors. Peru will only prepay non-ODA debt.

Benefits of Prepayment

As a result of the agreed prepayment, Peru expects to pay approximately US$350 million less each year for the next 4.5 years in Paris Club debt amortizations and expects its international financing needs to decrease by a similar amount with respect to the financing needs that would have prevailed absent this prepayment operation. The obligations that will replace the Paris Club debt will have longer maturities. Peru will be replacing its debt maturing in the next 4.5 years with debt maturing in the next 12 to 20 years, therefore extending the average maturity of its debt. Peru believes that another likely benefit of the Paris Club repayment will be increased financial flexibility and reduced refinancing risk by replacing debt currently held by Paris Club creditors, who are generally unwilling to refinance maturing debt, with debt held by investors in the capital markets, who may be more willing to do so. Also, the prepayment of the Paris Club debt is expected to reduce foreign exchange exposure, since Peru will use debt denominated in its currency to refinance a portion of the outstanding debt. Following the prepayment, the Paris Club debt that amortizes on or after January 1, 2010 will remain outstanding in the amount of approximately US$4.395 billion.

J.P. Morgan Securities Inc. and UBS Limited, who are either underwriters or have affiliates who are underwriters in this offering, have rendered and continue to render financial advisory services in connection with the Paris Club debt prepayment process as described herein.

Projected Effect of Paris Club Debt Prepayments on Peru’s 2006 Financing Requirements

As of the date of this prospectus supplement, not taking into account the anticipated Paris Club debt prepayment, Peru estimates it will need to raise US$800 million from the international capital markets to fund its 2006 budget commitments. While Peru retains discretion to use its funds as it sees fit, Peru currently expects that excess funds raised in the capital markets during 2005, and the reduction in expected amortization payments in 2006 due to the proposed Paris Club debt prepayment, will eliminate the need to raise financing in the external capital markets for 2006.

During the first half of 2005, Peru completed debt management transactions in the Peruvian capital markets involving the exchange of 59.3% of debt securities maturing in 2005 for debt securities with longer maturities denominated in nuevos soles and indexed to inflation. During the same period, Peru continued its domestic funding program, originally intended to refinance upcoming local maturities, leading to an excess of funds, year-to-date, of S/.302.7 million (equivalent to approximately US$93.1 million) as compared to the 2005 funding requirements. Peru has decided to apply these excess funds to pre-finance its 2006 external funding requirements. Peru expects to continue accessing further funds in the Peruvian capital markets throughout the remainder of 2005 in accordance with its 2005 funding requirements, which it expects will result in excess funds for 2005 of approximately US$400 million.

In addition, Peru has already raised US$135 million in 2005 that was originally intended to be used for Peru’s Paris Club debt payments due in 2005. If the anticipated Paris Club debt prepayment takes place, this US$135 million will therefore constitute excess funding for Peru’s 2005 debt commitments. Peru will apply the excess funds to pre-finance its 2006 funding requirements. Furthermore, as stated above under “Benefits of Prepayment”, Peru expects that the anticipated Paris Club debt prepayment will reduce Peru’s payment requirements under the Paris Club debt in 2006 by approximately US$350 million. Accordingly, Peru’s external financing requirements in 2006 is expected to be reduced by a corresponding amount.

The table below summarizes the effect of the Paris Club debt prepayment on Peru’s projected financing requirements for 2006. The information in the table is subject to certain assumptions and no assurance can be made that actual financing requirements will not be different and higher than projected because of the risks identified in “Forward-Looking Statements” that could affect the future performance of Peru’s economy and, accordingly, Peru’s external financing requirements.

Projected Effect of Paris Club Debt Prepayment on Financing Requirements 2005-2006

(in approximate millions of US dollars)

	Before Paris Club prepayment		Change				After Paris Club prepayment
	For the twelve months ended December 31,		For the twelve months ended December 31,				For the twelve months ended December 31,
	2005	2006	2005		2006		2005	2006
Uses:
External Amortizations	1,497	1,527	(135	)(1)	(350	)(2)	1,362	1,177
Internal Amortizations	764	383	(400	)(3)	0		364	383
Fiscal Deficit	731	765	0		0		731	765

Sources:
External
Multilateral	731	499	0		0		731	499
Bonds	400	800	0		(800)		400	0
Project related	500	500	0		0		500	500
Other	121	28	0		0		121	28
Internal
Local market bonds	1,029	600	0		0		1,029	600
Others	212	248	0		0		212	248

Excess/deficit funds:							535	85

Projected pre-financing for 2006								535
Projected reduction in amortization needs in 2006								350
Projected reduction in external financing for 2006								885

(1)	Represents US$135 million raised to meet Peru’s 2005 Paris Club debt payments.

(2)	Represents US$350 million expected reduction in Peru’s 2006 Paris Club debt payment commitments.

(3)	Represents excess funds expected to be raised in Peruvian capital markets in 2005.

Source: Ministry of Economy.

USE OF PROCEEDS

The net proceeds of the sale of the bonds will be approximately US$748,125,000 after deduction of underwriting discounts and commissions and before deduction of any expenses payable by us. We intend to use the net proceeds for the prepayment of bilateral debt owed to Paris Club creditor governments bearing an average interest of approximately 7% and having maturities of one year to four years. See “Recent Developments – Public Sector Debt – External Debt”.

DESCRIPTION OF THE BONDS

This prospectus supplement describes the terms of the bonds in greater detail than does the accompanying prospectus and may provide information that adds, updates or changes information contained in the prospectus. If the information in this prospectus supplement differs from that in the prospectus, you should rely on the information in this prospectus supplement.

We will issue the bonds under a fiscal agency agreement, dated as of February 6, 2003, as amended as of November 21, 2003 and as of October 14, 2004, between us and JPMorgan Chase Bank, N.A., as fiscal agent, principal paying agent and registrar. The information contained in this section and in the prospectus summarizes the material terms of the bonds and the fiscal agency agreement. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should read the fiscal agency agreement and the form of the bonds in making your investment decision. We have filed copies of these documents with the SEC and at the office of the fiscal agent in New York City. Copies of the fiscal agency agreement and the form of the bonds will also be available from the Luxembourg paying agent at its address included on the inside back cover page.

General Terms of the Bonds

The bonds will:

•	have an issue price of 100% of the principal amount plus accrued interest, from and including July 19, 2005, to but excluding the delivery date;

•	mature at par on July 21, 2025;

•	bear interest at 7.35% per year from July 19, 2005, computed on the basis of a 360-day year of twelve 30-day months;

•	pay interest semiannually in arrears in equal installments on July 21st and January 21st of each year, commencing on January 21, 2006 and ending on July 21, 2025, to be paid to the person in whose name the bond is registered at the close of business the preceding July 6th or January 6th;

•	be issued in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of US$100,000 and integral multiples of US$1,000 in excess thereof;

•	not be redeemable before maturity and not be entitled to the benefit of any sinking fund;

•	be our direct, general, unconditional, unsubordinated and unsecured external indebtedness and rank equal in right of payment with all of our other existing and future unsecured and unsubordinated external indebtedness;

•	be represented by one or more global notes in fully registered form only, without coupons, registered in the name of a nominee of DTC. Beneficial ownership interests will be recorded only on, and transferred only through, the records maintained by DTC and its participants, including the depositaries for Euroclear and Clearstream, Luxembourg; and

•	be available in definitive form only under certain limited circumstances.

The bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to much of our outstanding public external indebtedness. Under these provisions, which are commonly referred to as “collective action clauses,” we may, among other things, amend certain key terms of a series of bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding bonds of that series. Additionally, if an event of default has occurred and is continuing with respect to a series of bonds, the bonds of that series may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding bonds of that series. Those provisions are described in the sections entitled “Description of the Securities—Debt Securities—Default; Acceleration of Maturity” and “—Amendments and Waivers” in the accompanying prospectus.

Payments of Principal and Interest

We will pay on each bond:

•	principal and interest payable on any maturity date in U.S. dollars in immediately available funds to the person in whose name each bond is registered on its maturity date, upon presentation and surrender of the bond at the corporate trust office of the fiscal agent or, subject to applicable laws and regulations, at the office of any paying agent; and

•	interest other than interest payable on any maturity date, to the person in whose name the bond is registered at the close of business on the record date for the relevant interest payment date.

Because each bond will be represented by one or more global notes and beneficial interests in the bonds may not be exchanged for bonds in physically-certificated form except in limited circumstances, we will make payments of principal and interest on each bond by directing the fiscal agent to make a wire transfer of U.S. dollars to DTC or its nominee as the registered owner of the bonds, which will receive the funds for distribution to the beneficial owners. Upon receipt of any payment of principal of or interest on the bonds, DTC will credit the appropriate DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such bonds as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in bonds held through such participants will be the responsibility of such participants. Each beneficial owner should contact the institution through which it intends to hold its beneficial interest in the bonds to determine how payments of principal or interest on those bonds will be credited to its account.

Neither we, the fiscal agent nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If we do not pay interest by wire transfer for any reason, we will, subject to applicable laws and regulations, mail, or direct the fiscal agent to mail, a check to the holder of the affected bonds on or before the due date for the payment at the address that appears on the security register maintained by the fiscal agent on the applicable record date.

The record date with respect to any interest payment date will be the 15th day prior to that interest payment date, whether or not that record date is also a business day.

Any payment of principal or interest required to be made on a payment date that is not a business day may be made on the next business day with the same force and effect as if made on that payment date, and no interest will accrue with respect to the payment for the period from and after that payment date.

Pending payment of principal or interest on the bonds that becomes due, the fiscal agent shall hold in trust, for the benefit of the beneficial owners of the bonds, the amounts transferred by us to the fiscal agent for such purpose. Any moneys held by the fiscal agent in respect of the bonds and remaining unclaimed for two years after such amounts shall have become due and payable must be returned by the fiscal agent to us, and the holders of such bonds shall thereafter look only to us for any payment to which such holders may be entitled.

We may acquire any of the bonds, in any manner and at any price, and may hold them, resell them, or surrender them to the fiscal agent for cancellation. The bonds we acquire may be re-issued or resold only in compliance with the Securities Act and other applicable laws.

Paying Agents, Transfer Agent and Registrar

Until the bonds are paid, we will maintain a paying agent and a registrar in New York City. We have initially appointed JPMorgan Chase Bank, N.A. to serve as our paying agent.

We will apply to admit the bonds for trading on the EuroMTF, the alternative market of the Luxembourg Stock Exchange In addition, we will maintain a paying agent and a transfer agent in Luxembourg so long as any of the bonds are admitted to trading on the EuroMTF and the rules of the EuroMTF so require. We have initially appointed J.P. Morgan Bank Luxembourg S.A. to serve as our Luxembourg paying agent and transfer agent.

We may at any time appoint additional or replacement paying agents, transfer agents and registrars. We will promptly provide notice, as described under “—Notices” below, of the termination or appointment of, or of any change in the office of, any paying agent or transfer agent.

You can contact the paying agents or the transfer agent at the addresses listed on the inside back cover page of this prospectus supplement.

Additional Amounts

We will pay all principal and interest on the bonds without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed by Peru, or by any political subdivision of or any taxing authority in Peru. If we are required by law to make any such withholding or deduction, we will pay such additional amounts as may be necessary to ensure that the net amounts you receive after such withholding or deduction shall equal the amount that you would have received in the absence of such withholding or deduction. We will not, however, pay any additional amounts if you are subject to such withholding or deduction due to one of the following reasons:

•	you have some connection with Peru other than merely holding bonds or receiving principal or interest on the bonds;

•	you have not complied with any reasonable certification, identification or other reporting requirements concerning your nationality, residence, identity or connection with us, or any political subdivision of or taxing authority in Peru, or any interest therein or rights in respect thereof, if compliance is required by Peru, or any political subdivision of or taxing authority in Peru, under applicable law or any international treaty in effect, as a precondition to exemption from the deduction or withholding; or

•	you have not presented your bonds for payment within 30 days after we first made a principal or interest payment available on that bond.

Further Issues

Without your consent, we may issue additional debt securities with the same terms and conditions as the outstanding bonds, except for the issue date, issue price and amount of first interest payment, and we may consolidate the additional debt securities to form a single series with the outstanding bonds.

Notices

Notices will be mailed to holders at their addresses appearing in the security register maintained by the fiscal agent and will be deemed to have been given on the date of mailing. All notices to holders will be published, if and so long as the bonds are admitted for trading on the EuroMTF, the alternative market of the Luxembourg Stock Exchange, and the rules of the EuroMTF so require, in a daily newspaper of general circulation in Luxembourg. We expect that we will initially make such publication in the Luxemburger Wort. If publication is not practicable, notices will be validly given if in accordance with the rules of the EuroMTF.

Book-Entry, Delivery and Form

The certificates representing the bonds will be issued in the form of one or more global notes, which we refer to in this prospectus supplement as the “global notes.” Each global note will be deposited with or on behalf of DTC and registered in the name of DTC or its nominee. Except as described below, a global note may be transferred in whole and not in part and only to DTC or its other nominees.

Ownership of beneficial interests in the global notes will be limited to “participants” who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants.

So long as DTC, or its nominee, is the registered owner or holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the bonds represented by the global notes for all purposes under the fiscal agency agreement and the bonds. No beneficial owner of an interest in any global note may transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the fiscal agency agreement and, if applicable, those of Euroclear and Clearstream, Luxembourg. Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes.

Definitive Securities

We will issue bonds in definitive form in exchange for global notes only if:

•	we notify the depositary that it will no longer be the depositary for the bonds, the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary or is ineligible to act as depositary, and, if the depositary is located in the United States, we do not appoint a successor depositary within 90 days

•	the depositary is located outside the United States and such depositary closes for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so; or

•	we determine not to have any of the bonds represented by a global security.

If we issue definitive securities, they will have the same terms and authorized denominations as the global security. You may present definitive securities for transfer or exchange at the corporate trust office of the fiscal agent in New York City, or at the office of any paying agent, according to the procedures in the fiscal agency agreement. When you surrender a definitive security for transfer or exchange, the fiscal agent will authenticate and deliver to you a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering.

If any definitive security becomes mutilated, destroyed, lost or stolen you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the fiscal agent or the Luxembourg transfer agent. You will be required to indemnify the fiscal agent and us before any replacement definitive security will be issued. All expenses, including our and the fiscal agent’s reasonable legal fees and expenses, associated with obtaining such indemnity and in issuing the new definitive security will be borne by the owner of the mutilated, destroyed, lost or stolen, definitive security.

Upon satisfaction of the foregoing conditions, you will receive from the fiscal agent or the Luxembourg transfer agent a replacement definitive security.

The fiscal agent may require you to pay a fee sufficient to cover any stamp or other tax or governmental charge required to be paid with any transfer, exchange or negotiation.

CLEARANCE AND SETTLEMENT

Initial Settlement

If you plan to hold your interests in the bonds through DTC, you will follow the settlement practices applicable to global security issues. If you are an investor on the settlement date, you will pay for the bonds by wire transfer and the entity through which you hold your interests in the bonds will credit your securities custody account.

Secondary Market Trading

The purchaser of securities determines the place of delivery in secondary market trading. Therefore, it is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, that is, the date specified by the purchaser and seller on which the price of the securities is fixed.

Trading Between DTC Purchasers and Sellers

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds.

Cross-market Transfers

Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance, if any, with the transfer restrictions applicable to the bonds, cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg accountholders, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary. However, any cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its respective settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global notes to DTC, and making or receiving payments in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear accountholders and Clearstream, Luxembourg account holders may not deliver instructions directly to the depositaries for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg accountholder purchasing an interest in any global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg accountholder, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, Luxembourg immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in any global note by or through a Euroclear or Clearstream, Luxembourg accountholder to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

Although DTC, Euroclear and Clearstream, Luxembourg are expected to follow the foregoing procedures in order to facilitate transfers of interests in the securities among the participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg, or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

UNITED STATES TAXATION

The following discussion supplements and should be read in conjunction with the discussion in the accompanying prospectus under “Taxation—United States Federal Taxation” and describes certain U.S. federal income tax consequences that may be relevant to the acquisition, ownership and disposition of bonds to be offered under this prospectus supplement. This summary addresses only U.S. federal income tax considerations for holders that are initial purchasers of the bonds to be offered under this prospectus supplement and that will hold such bonds as capital assets. It does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to acquire the bonds. In particular, this summary does not address tax considerations applicable to holders that may be subject to special tax rules including, without limitation, the following: (a) financial institutions; (b) insurance companies; (c) dealers or traders in securities or currencies or notional principal contracts; (d) tax-exempt entities; (e) persons that will hold the bonds as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes; (f) persons that have a “functional currency” other than the U.S. dollar; (g) regulated investment companies; (h) real estate investment trusts; and (i) partnerships or pass-through entities or persons who hold the bonds through partnerships or other pass-through entities. If a partnership holds the bonds, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding the bonds should consult its tax adviser. Further, this summary does not address alternative minimum tax consequences or the indirect effects on the holders of equity interests in a holder of the bonds. This summary also does not describe any tax consequences arising under the laws of any taxing jurisdiction other than the U.S. federal income tax laws.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this Prospectus Supplement. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

Persons considering the proposals included in these documents should consult their own tax adviser with respect to the U.S. federal, estate, state, local, gift and other tax consequences of acquiring, owning and disposing of the bonds.

Payments of Interest

Interest on the bonds will be taxable to a United States person as ordinary interest income at the time it is received or accrued, depending on the United States person’s method of accounting for U.S. federal income tax purposes. In the event that any additional amounts are paid on the bonds, a United States person will be required to include in income such additional amounts and any tax withheld from interest payments notwithstanding that such withheld tax is not in fact received by such United States person. Subject to certain conditions and limitations, any tax withheld on interest may be deducted from taxable income or credited against a United States person’s U.S. federal income tax liability. Interest income (including additional amounts and any tax withheld) on the bonds will be treated as foreign source income for U.S. federal income tax purposes for purposes of calculating a United States person’s foreign tax credit limitation for U.S. federal income tax purposes. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex. United States persons should consult their own tax adviser regarding the availability of the foreign tax credit under their particular circumstances.

Sale, Exchange or Other Disposition of the Bonds

A United States person’s tax basis in a bond generally will be its cost. Upon the sale, exchange or retirement of a bond, a United States person will generally recognize capital gain or loss equal to the difference between the amount realized (not including any amounts attributable to accrued and unpaid interest) and the tax basis in the bond. Any gain or loss recognized by a United States person generally will be U.S. source capital gain or loss (except to the extent such amounts are attributable to accrued but unpaid interest). Prospective investors should also consult their own tax advisors with respect to the treatment of capital gains (which are currently taxed at lower rates than ordinary income for taxpayers who are individuals that have held the bonds for more than one year) and capital losses (the deductibility of which is subject to limitations).

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to certain payments of principal and interest on a bond, and of proceeds of the sale of a bond, made to United States persons that are beneficial owners of the bonds. We, our agent, a broker, or any paying agent, as the case may be, may be required to withhold tax from any payment, if a United States person fails (i) to furnish the its taxpayer identification number, (ii) to certify that it is not subject to backup withholding or

(iii) to otherwise comply with the applicable requirements of the backup withholding rules. Certain United States persons (including, among others, corporations) are not subject to the backup withholding and information reporting requirements. Holders who are not United States persons who hold their bonds through a United States broker or agent or through the U.S. office of a non-U.S. broker or agent may be required to comply with applicable certification procedures to establish that they are not United States persons in order to avoid the application of such information reporting requirements and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally may be claimed as a credit against such holder’s U.S. federal income tax liability provided that the required information is furnished to the IRS. Holders of bonds should consult their own tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Prospective purchasers of the bonds should review the “Taxation—United States Federal Taxation” section in the Prospectus for a further discussion of the U.S. federal income tax considerations and consult their tax advisers as to the consequences of acquiring, holding and disposing of the bonds under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of bonds that appears opposite its name in the table below:

Underwriter	Principal amount
J.P. Morgan Securities Inc.	US$	375,000,000
UBS Securities LLC		375,000,000

Total	US$	750,000,000

The underwriting agreement provides that the underwriters will purchase all the bonds if any of them are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering of the bonds may be terminated.

The underwriters initially propose to offer the bonds to the public at the public offering price that appears on the cover page of this prospectus. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell bonds through certain of their affiliates.

In the underwriting agreement, we have agreed to:

•	pay the underwriters a fee based on the aggregate principal amount of bonds issued pursuant to the offering;

•	reimburse the underwriters for certain of their out-of-pocket expenses in connection with the offering; and

•	indemnify the underwriters and their affiliates against certain liabilities, including liabilities under the Securities Act.

The obligations of the underwriters under the underwriting agreement are subject to certain conditions. At any given time, the underwriters may trade the bonds or other debt securities of Peru for their own accounts or for the accounts of customers and may accordingly hold a long or short position in the bonds or other securities of Peru.

We estimate that our share of the total expenses of the offering, excluding underwriting fees and commissions, will be approximately US$225,000.

The underwriters have advised us that they intend to make a market in the bonds, but they are not obligated to do so. The underwriters may discontinue any market making in the bonds at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the bonds, that you will be able to sell your bonds at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of bonds, the underwriters may purchase and sell the bonds in the open market. These transactions may include stabilizing transactions, over-allotment transactions and syndicate covering transactions by the underwriters (for themselves or a syndicate, if there is a syndicate).

•	Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities.

•	Over-allotment transactions involve the sales by the underwriters of bonds in excess of the principal amount of the bonds the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the bonds in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the bonds in the open market after pricing that could adversely affect investors who purchase in the offering.

These activities may stabilize, maintain or otherwise affect the market price of the bonds, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the EuroMTF, in the over-the-counter market or otherwise. Placements of bonds in the United States in connection with the offering will be made through one or more United States affiliates of the underwriters.

The underwriters are relying on an exemption obtained from the SEC from Rule 101 of Regulation M under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) with respect to the trading activities of the underwriters and certain of their affiliates in connection with the offering.

The bonds are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have agreed that they will not offer or sell the bonds, or distribute or publish any document or information relating to the bonds, in any jurisdiction without complying with the applicable laws and regulations of that jurisdiction.

Each underwriter represented, warranted and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of any bonds in circumstances in which Section 21(1) of the FSMA does not apply to Peru; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any bonds in, from or otherwise involving the United Kingdom.

It is expected that the delivery of the bonds will be made on July 19, 2005, which will be the fourth business day in the United States following the date of pricing of the bonds (“T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market in the United States generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers wishing to trade bonds prior to the third U.S. business day before July 19, 2005 will be required, by virtue of the fact that the bonds will initially settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds wishing to make such trades should consult their own advisors.

The underwriters and certain of their respective affiliates have from time to time engaged in transactions with and performed services for us in the ordinary course of business.

VALIDITY OF THE BONDS

Estudio Rubio, Leguía, Normand & Asociados, Peruvian counsel to Peru, and Allen & Overy LLP, New York, New York, United States counsel to Peru, will pass upon the validity of the bonds for Peru. Sullivan & Cromwell LLP, New York, New York, United States counsel to the underwriters, will pass upon certain United States legal matters for the underwriters, and Rebaza & Alcázar Abogados, Peruvian counsel to the underwriters, will pass upon certain Peruvian matters for the underwriters.

As to all matters of Peruvian law, Allen & Overy LLP may rely on the opinion of Estudio Rubio, Leguía, Normand & Asociados. As to all matters of United States and New York law, Estudio Rubio, Leguía, Normand & Asociados may rely on the opinion of Allen & Overy LLP. As to all matters of Peruvian law, Sullivan & Cromwell LLP may rely on the opinion of Rebaza & Alcázar Abogados. As to all matters of United States and New York law, Rebaza & Alcázar Abogados may rely on the opinion of Sullivan & Cromwell LLP.

GENERAL INFORMATION

Authorization

We have obtained, or will obtain before the issue date, all consents and authorizations that are necessary under Peruvian law for:

•	the issuance of the bonds; and

•	the performance of our obligations under the bonds and the fiscal agency agreement.

Clearing

We have applied to have the bonds accepted into DTC’s book-entry settlement system. Euroclear and Clearstream, Luxembourg have accepted the bonds for clearance through their clearance systems. The clearing reference codes for the bonds are:

CUSIP	715638AS1

ISIN	US715638AS19

Common Code	022518259

Luxembourg

This prospectus supplement, the accompanying prospectus, the fiscal agency agreement and the form of the bonds will be available, free of charge, from the Luxembourg paying agent at its address included on the inside back cover page to this prospectus supplement.

Where You Can Find More Information

We have filed with the SEC a registration statement under the Securities Act covering the bonds. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. Any statement made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

You may read and copy the registration statement, including its various exhibits, and any reports, statements or other information that we have filed at the SEC’s public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available through the SEC’s Internet site at http://www.sec.gov.

PROSPECTUS

The Republic of Peru

Debt Securities

Warrants

Units

Peru may from time to time offer and sell its debt securities, warrants and units in amounts, at prices and on terms to be determined at the time of sale and provided in one or more supplements to this prospectus. Peru may offer securities with an aggregate principal amount of up to US$2,200,000,000 (or its equivalent in other currencies). The debt securities will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. Peru has pledged its full faith and credit to make all payments on the debt securities when due. The debt securities will rank equally, without any preference among themselves, with all other existing and future unsecured and unsubordinated external indebtedness of Peru.

Peru will provide specific terms of the securities in one or more supplements to this prospectus. This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement.

Peru may sell the securities directly, through agents designated from time to time or through underwriters or dealers. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplements carefully before you invest. You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Peru has not authorized anyone to provide you with different or additional information. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of those documents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2005.

You should rely only on the information contained in this prospectus or the information to which Peru has referred you. Peru has not authorized anyone to provide you with different information. Peru is not making an offer of these securities in any jurisdiction where the offer is not permitted. This prospectus may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities that Peru may offer under the “shelf” registration statement it has filed with the SEC. Each time Peru sells some of these securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from that in any prospectus supplement, you should rely on the updated information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” below.

i

DEFINED TERMS AND CONVENTIONS

Defined Terms

All references in this prospectus to the “government” are to the central government of Peru and its authorized representatives.

The terms described below have the following meanings for the purposes of this prospectus:

•	Gross domestic product, or GDP, is a measure of the total value of final products and services produced in a country in a specific year. Nominal GDP measures the total value of final production in current prices. Real GDP measures the total value of final production in constant prices of a particular year, allowing historical GDP comparisons that exclude the effects of inflation. In this prospectus, real GDP figures are based on constant 1994 prices, the year used by the Banco Central de Reserva del Perú, or the Central Bank, for purposes of maintaining real GDP statistics. GDP growth rates and growth rates for the various sectors of Peru’s economy are based on constant 1994 prices.

•	For balance of payments purposes, imports and exports are calculated based upon statistics reported to Peru’s customs upon the entry of goods into and the departure of goods from Peru on a free-on-board, or FOB, basis at a given point of departure. Import data include data on imports through the Tacna Special Processing Area, the only one of Peru’s five free trade zones that is currently active, purchases of goods abroad by resident transport companies and ship repairs by non-residents. Export data include the gross value of marine resource catches by non-resident vessels operating with fishing licenses and the value of goods sold to non-resident transport companies.

•	The inflation rate provides an aggregate measure of the rate of change in the prices of goods and services in the economy. Unless otherwise specified, Peru measures the inflation rate by the percentage change between two periods in the Peruvian consumer price index, or CPI. The CPI is based on a basket of goods and services identified by the Instituto Nacional de Estadística e Informática, or INEI. The price for each good and service that constitutes the basket is weighted according to its relative importance in order to calculate the CPI. The annual percentage change in the CPI is calculated by comparing the index as of a specific December against the index for the immediately preceding December. The average annual percentage change in the CPI is calculated by comparing the average index for a 12-month period against the average index for the immediately preceding 12-month period. INEI also compiles statistics to calculate the wholesale price index, which is used to measure the evolution in prices of a representative group of goods sold in the wholesale market in 25 cities.

Currency of Presentation and Exchange Rate

Unless otherwise specified, references to “U.S. dollars” and “US$” are to United States dollars, and references to “nuevos soles” and “S/.” are to Peruvian nuevos soles. Unless otherwise indicated, conversions of nuevos soles into U.S. dollars and U.S. dollars, or any other denomination, into nuevos soles for each year are made at the year’s average exchange rate, calculated by averaging the exchange rates for each calendar day of the year. Currency conversions, including conversions of nuevos soles into U.S. dollars, are included for the convenience of the reader only and you should not construe these conversions as a representation that the amounts in question have been, could have been or could be, converted into any particular denomination, at any particular rate or at all.

On January 10, 2005, the nuevo sol/U.S. dollar exchange rate was S/. 3.27 per US$1.00. For more information, see “The Monetary System––Foreign Exchange and International Reserves––Foreign Exchange” below.

Presentation of Financial Information

All annual information in this prospectus is based upon January 1 to December 31 periods, unless otherwise indicated. Totals in some tables in this prospectus may differ from the sum of the individual items in those tables due to rounding.

Some statistical information included in this prospectus is preliminary in nature and reflects the most recent reliable data readily available to Peru. The Central Bank regularly reviews Peru’s official financial and economic statistics. Accordingly, some financial and economic information presented in this prospectus may be revised to reflect new or more accurate data or in accordance with Peru’s ongoing maintenance of its economic data. In particular, some information and data contained in this prospectus for 2001, 2002, 2003 and 2004 are preliminary and subject to routine revisions by the Central Bank to ensure their accuracy. Peru will make available any revised data in accordance with its normal practices for releasing data. The government believes that this review process is substantially similar to the practices of many industrialized nations. The government does not expect any revisions of the data contained in this prospectus to be material, although it cannot assure you that material revisions will not be made.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplements relating to the securities offered by this prospectus may contain forward-looking statements. Forward-looking statements are statements that are not historical facts. These statements are based on Peru’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Peru undertakes no obligation to update them in light of new information or future events.

Forward-looking statements involve inherent risks. Peru cautions you that many factors could affect the future performance of the Peruvian economy. These factors include, but are not limited to:

•	external factors, such as:

•	interest rates in financial markets outside Peru;

•	changes in Peru’s credit ratings;

•	changes in import tariffs and exchange rates;

•	changes in the international commodity prices;

•	recession or low economic growth affecting Peru’s trading partners;

•	deterioration in the economic condition of Peru’s neighboring countries;

•	international hostilities; and

•	the decisions of international financial institutions, such as the International Monetary Fund, or IMF, the Inter-American Development Bank, or IADB, the International Bank for Reconstruction and Development, or World Bank, and the Andean Development Corporation, or CAF, regarding the terms of their financial assistance to Peru; and

•	internal factors, such as:

•	general economic and business conditions;

•	political or military events in Peru;

•	natural events, such as climatic changes, earthquakes and floods;

•	foreign currency reserves;

•	the ability of the government to enact key economic reforms;

•	the level of Peruvian domestic debt;

•	Peruvian domestic inflation;

•	the level of foreign direct and portfolio investment in Peru; and

•	the level of Peruvian domestic interest rates.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the securities. You should read this entire prospectus and any prospectus supplement carefully.

Republic of Peru

Introduction

Peru is a representative democracy located in western South America, with an estimated population, as of June 30, 2004, of 28 million. Peru’s population is multi-racial and multi-cultural, and Peru’s official languages are Spanish, Quechua and Aymara. The World Bank classifies Peru as a lower-middle-income developing country.

Peru is emerging from more than a decade of rule by former President Alberto Fujimori, who liberalized Peru’s economy and controlled domestic terrorism, but also dismantled democratic institutions. Fujimori presided over the reform of protectionist laws and policies, strengthened the tax system, achieved price and exchange rate stability and privatized many state entities during the 1990s. He also managed to largely disable terrorist cells acting in Peru in the 1980s and early 1990s. Political instability, coupled with a series of external shocks, limited economic development during the final years of Fujimori’s administration. This led to high rates of unemployment, underemployment and poverty, and a lack of access to basic health and public services.

Fujimori’s administration ended in November 2000, when, after damaging disclosures about corruption in his administration and increasing public protests and discontent, he resigned the presidency. Congress refused to accept Fujimori’s resignation. Rather, Congress removed Fujimori from office and declared the post of Chief of State vacant due to moral incapacity.

Charges of corruption are still pending against Fujimori, who remains in Japan where he has successfully evaded Peru’s extradition attempts. Peru’s formal extradition request to Japan for Fujimori, based on criminal charges, in July 2003 was rejected by the Japanese government due to Fujimori’s Japanese citizenship. On October 15, 2004, Peru made a second request for extradition based on forgery and embezzlement charges. Japan has tabled its consideration of this request.

In July 2002, Fujimori’s close ally, Vladimiro Montesinos, former advisor to Peru’s intelligence agency, was sentenced to nine years in prison after being convicted of criminal charges relating to the illegal use of his office. In March 2003, Montesinos was convicted of bribery. Montesinos faces more than 60 trials on more than 70 pending criminal charges, including corruption, arms smuggling and murder.

Goals of the Toledo Administration

In June 2001, the Peruvian people elected Alejandro Toledo Manrique to the presidency based on a platform that recognized the value of an open economic system and rejected Fujimori’s legacy of political coercion and financial misdealings. President Toledo vowed to restore democracy, fiscal discipline and transparency to the government. He pledged to increase the living standards of the poor and disadvantaged, who constitute a majority of Peru’s population, through improvements in education, health and employment opportunities. He also promised to continue the economic reforms and privatization program first advanced by the Fujimori administration.

Toledo assumed the presidency in July 2001 against a backdrop of high unemployment and underemployment, economic recession and social need more severe than the Fujimori administration had acknowledged. Despite the economic strides achieved between 1990 and 2000, poverty remains a persistent problem in Peru. More than half of the population lives below the poverty line, as defined by the World Bank, adjusted to reflect differences in purchasing power. A significant number of Peruvians live on a monthly per capita income of less than US$30.

President Toledo implemented a number of proposals to stimulate Peru’s economy, including privatization and fiscal austerity programs. Toledo’s policies have spurred sustained economic growth since the fourth quarter of 2001. Despite this economic growth, the Toledo administration has fallen in popularity polls and faces ongoing social protests and unrest spurred by disappointment that Toledo’s policies have not immediately led to a significant reduction in the high rates of unemployment, underemployment and poverty.

In an effort to maintain his political alliances and quell public unrest, Toledo has changed his cabinet several times. In July 2002, several ministers viewed as proponents of neo-liberal economic policies resigned their posts. In July 2003, in response to continuing social protests, Toledo accepted the resignations of several government officials, including that of the President of the Council of Ministers.

In November 2003, Raul Diez Canseco, the foreign trade and tourism minister, resigned after allegations of corruption. In December 2003, Beatriz Merino, the prime minister, resigned in the midst of a scandal, in January 2004, Mr. Diez Canseco resigned from his other post as one of Peru’s two vice-presidents and in May 2004, the interior minister, Mr. Fernando Rospigliosi, was censured and forced to resign by Congress. In addition, President Toledo’s party, Perú Posible, lost its leadership of Congress when on July 26, 2004 Antero Flores-Araoz, an opposition member of Congress, was elected to head the legislature. Political opponents also raised allegations of corruption against one of President Toledo’s aides.

In efforts to bolster public support for his administration, President Toledo has again substantially reconfigured his cabinet twice since December 2003, including the replacement of the prime minister and the minister of economy and finance, with new ministers predominantly from the private sector. President Toledo has also taken informal steps to delegate greater responsibility for governance to the cabinet. On September 4, 2004, President Toledo’s public approval rating in metropolitan Lima was estimated in an opinion poll at 14%.

The Toledo administration established and continues to support the following priorities:

•	achieving sustained economic growth;

•	increasing exports of Peruvian goods;

•	reducing unemployment, underemployment and poverty;

•	reforming the tax system, primarily by increasing the size of tax base and improving tax collection mechanisms;

•	fostering private investment by reinvigorating structural reforms and promoting investment through concessions, joint ventures and other similar business forms;

•	increasing public investment in education, public health, job training, low-income housing and other social programs, while reducing overall public spending;

•	maintaining low inflation and a floating exchange rate system;

•	improving the efficiency of the pension system by fostering participation in the private pension system;

•	stimulating growth in private sector credit by enhancing creditors’ rights;

•	reducing public sector debt;

•	improving oversight of the financial system and adopting transparency guidelines and requirements in regulated sectors of the economy;

•	improving the efficiency of the public sector; and

•	maintaining open trade policies.

These priorities are the basis for various initiatives that Toledo has pursued since assuming office. These initiatives include the following:

•	submitting fiscally austere budgets;

•	creating an agrarian bank to provide the agricultural sector with greater access to credit;

•	transforming Mivivienda, a public development fund offering subsidized mortgages, into a mortgage securitization agency, with the goal of increasing mortgage lending and addressing the scarcity of affordable low-income housing; and

•	securing a commitment from donor nations to provide Peru with US$1.8 billion for social and economic development programs.

In addition, on the basis of the priorities of the Toledo administration, Toledo has successfully accomplished the following initiatives:

•	increasing the corporate income tax rate from 20.0% to 30.0%;

•	eliminating the special payroll tax, known as the extraordinary solidarity tax, as of December 1, 2004;

•	initiating a temporary-jobs placement program in impoverished areas of Peru; and

•	increasing public sector wages by 9.0% on average.

Because Toledo’s political party, Perú Posible, does not have an absolute majority in Congress, the Toledo administration must seek alliances with members of other parties to enact its policies. Accordingly, the government cannot assure you that its policies will be enacted or implemented.

The Economy

History and Background. During the 1980s, Peru was beset by hyperinflation, significant fiscal and current account deficits, a high debt burden and recession. This economic disequilibrium was provoked by high government spending, the collapse of private investment brought about by the attempted nationalization of the banking system and other key industries, and the destruction of property and human lives unleashed by domestic terrorist groups, including the Shining Path and the Revolutionary Movement Tupac Amaru.

From 1990, the year Fujimori was first elected President, to 1996, Peru evolved from a closed, protected economy to a more open and deregulated economic system. GDP grew during this period, and economic sectors that had suffered as a result of terrorism and the hyperinflationary conditions of the late 1980s began to expand.

1999-2003. During the five-year period from 1999 to 2003, Peru experienced the following economic results:

•	The economy grew modestly, by 0.9%, in 1999. This result was a small recovery from the recession registered in the previous year due to several external shocks, including the continuing financial crises in Asia, Brazil and Russia, which led to the flight of short-term capital and a reduction in investment and consumer activity, a decrease in net exports and the atmospheric phenomenon El Niño, which depressed the agriculture and fishing industries.

•	The economy grew 2.9% in 2000. This was primarily due to significant economic expansion during the first half of the year, resulting principally from increased government spending and investment, as the Fujimori administration turned to more populist economic measures to gain public support for Fujimori’s third presidential bid. The economy stagnated during the second half of the year, primarily as a result of the political controversy that led to Fujimori’s removal in November 2000 and cutbacks in government spending to balance Peru’s fiscal accounts.

•	The economy grew 0.2% in 2001. The economy contracted during the first half of the year due to a reduction in public spending and the continued political fallout from Fujimori’s removal, which weakened domestic demand and led to a decline in private investment. The economy began to expand in August 2001 in response to a government-implemented fiscal stimulus package that included reducing the extraordinary solidarity tax from 5.0% to 2.0%, starting a temporary jobs program in the most impoverished areas of Peru and increasing public sector pensions and wages by 9.0% on average. In addition, Peru experienced an average inflation rate of only 2.0% and record gold, silver and zinc production that offset a sharp drop in world metals prices.

•	The economy grew 4.9% in 2002. This growth was the result of improvements in a few sectors, primarily mining and hydrocarbons, as well as manufacturing, construction and other sectors that benefited from increased public building projects. In addition, Peru experienced an average inflation rate of only 0.2% and a drop in average domestic currency loan rate from 23.0% in 2001 to 20.7% in 2002.

•	The economy grew 3.8% in 2003. This growth was primarily the result of improvements in the mining and hydrocarbon sector due to increased production of gold and zinc in an environment of high commodity prices, improvements in the wholesale and retail trade due to increases in private consumption and personal disposable income, growth in other services due to expansions in insurance services, restaurants and hotels, and government services, and the electricity and water and construction sectors, which grew due to a rise in domestic demand. In addition, Peru experienced an average inflation rate of only 2.3% and benefited from high world commodity prices.

Recent Economic Developments. The following are preliminary economic results for the first six and/or nine months of 2004, as indicated:

•	the average inflation rate for the nine months ended September 30, 2004 was 3.2%, as compared to an average inflation rate of 2.2% for the first nine months of 2003;

•	the current account deficit improved to US$354 million, or 1.1% of GDP, for the first six months of 2004, as compared to a current account deficit of US$707 million, or 2.3% of GDP, for the first six months of 2003;

•	the net international reserves of the Central Bank increased 8.6% to US$10.9 billion as of June 30, 2004, as compared to US$10.0 billion as of June 30, 2003; and

•	the non-financial public sector fiscal registered a surplus of US$301 million, or 0.9% of GDP, for the first six months of 2004, as compared to a deficit of US$229 million, or 0.8% of GDP, for the first six months of 2003.

Privatization. Since 1991, the government has privatized most of its assets in the finance, fishing and telecommunications sectors. The government has also made significant progress in privatizing the mining and hydrocarbons, manufacturing, electricity and agriculture sectors. The more than 220 privatizations that have been completed in Peru since 1991 have generated revenues of approximately US$8.2 billion.

In June 2002, violent protests against the privatization of power generation companies Empresa de Generación Eléctrica de Arequipa, S.A., or Egasa, and Empresa de Generación Eléctrica del Sur, S.A., or Egesu, led the government to suspend the privatization of the two companies and reevaluate the privatization process. The government continued with the sale of some mining concessions, a take-or-pay contract for gas from the Camisea gas project and small-scale sales on the local stock exchange of government-owned shares in various companies.

Privatization projects in 2002 were worth US$98.4 million. In 2003, the government raised US$2.3 million in privatization proceeds and generated projected investments of US$106 million through the privatizations.

To quell opposition to the privatization process, the government sought to reach agreements with presidents of the new regional governments regarding resumption of the privatization process and announced in January 2004 its resumption of the privatization program. The government has indicated that the revived program will place greater emphasis on concessions rather than outright privatizations. For the first six months of 2004, the government raised approximately US$249 million through privatizations and concessions, including the concession for the Yuncan hydroelectric plant.

Balance of Payments

Between 1999 and 2003, Peru’s current account registered annual deficits that were partially or wholly offset by capital account surpluses. During this period, the current account deficit decreased from 2.9% of GDP in 1999 to 1.8% of GDP in 2003.

Changes in the balance of payments account resulted from the following:

•	In 1999, exports began to recover as the continuing negative effects of El Niño in 1998 on the volume of fishing and agricultural exports abated. Imports declined significantly as a result of weaker domestic consumer demand and a decrease in private investment. The capital account surplus contracted 67.4% as compared to 1998.

•	In 2000, exports grew significantly, leading to a narrowing of the trade deficit. In 2000, the capital account surplus increased 77.2% as compared to 1999.

•	In 2001, a decline in imports, due in part to weaker domestic demand, and an increase in the volume of Peru’s non-traditional exports reduced the trade deficit to US$0.2 billion. The capital account surplus grew 55.8% as compared to 2000, principally as a result of a significant increase in foreign direct investment from US$810 million in 2000 to US$1.1 billion in 2001.

•	In 2002, the current account deficit fell slightly to US$1.1 billion, primarily as a result of higher outflows in net financial and investment income that was mostly offset by a trade surplus. The capital account surplus grew 15.1% to US$1.8 billion, as compared to a surplus of US$1.6 billion for 2001. This growth was primarily a result of a 101.5% increase in foreign direct investment due primarily to increased capital flows toward the mining and hydrocarbon sector.

•	In 2003, the current account deficit decreased 5.9% to US$1.1 billion. The decrease in the current account deficit in 2003 was primarily due to an expanded trade surplus in 2003 due to high world commodity prices, especially metal prices, and increased financial transfers, including workers’ remittances. The capital account surplus fell 50.3% to US$914 million from US$1.8 billion due primarily to increased investment abroad by Peruvian pension funds, lower financing needs of the Peruvian government and decreased foreign direct investment.

•	During the first six months of 2004, Peru’s current account deficit decreased to US$354 million, as compared to a current account deficit of US$707 million for the first six months of 2003, largely due to an enlarged trade balance driven by increased exports as a result of global economic growth and more favorable terms of trade with Peru’s main trading partners, including Peru’s inclusion in the United States’ Andean Trade Promotion and Drug Eradication Act, or ATPDEA. During the first six months of 2004, the capital account surplus increased 70.8% to US$1,042 million, as compared to US$610 million for the first six months of 2003. This increase was primarily due to increased reinvestment of profits by companies with foreign shareholders and financing received for the Camisea project.

Monetary Policy

The Central Bank serves as Peru’s monetary authority. The Central Bank’s primary goal is to maintain a stable monetary environment with low levels of inflation. Subject to occasional intervention by the Central Bank in the foreign exchange market to prevent drastic exchange rate fluctuations, exchange rates and interest rates are allowed to float freely.

The economic and monetary program that the government implemented during the early 1990s achieved a drastic reduction in inflation. Prices during 2003 demonstrated relative stability, with an average inflation rate of 2.3%, as compared to 0.2% for 2002 and 2.0% for 2001. For the twelve months ending September 30, 2004, the average inflation rate increased to 3.2%, due to a rise in oil prices. See “The Monetary System—Monetary Policy” and “—Inflation.”

The Fujimori administration liberalized interest rates and eliminated exchange rate controls, policies which the Toledo administration has continued. These and other reforms fueled growth of the financial sector. Peru’s financial system is open to foreign investment and has benefited from the participation of numerous foreign banks and financial institutions. See “The Monetary System—Financial Sector.”

During the 1990s, the Central Bank maintained a policy of accumulating international reserves. The Central Bank’s net international reserves were US$8.4 billion in 1999, falling to US$8.2 billion by 2000, but increasing to $8.6 billion in 2001, $9.6 billion in 2002 and $10.2 billion in 2003. As of June 30, 2004, the Central Bank’s net international reserves were US$10.9 billion. See “The Monetary System—Foreign Exchange and International Reserves.”

Public Sector Finances

The non-financial public sector has registered an overall deficit every year from 1999 through 2003. The deficit rose from US$1.7 billion in 1999 to US$1.8 billion in 2000, then fell each year until it reached US$1.1 billion in 2003. In 1999, the non-financial primary public sector deficit increased 243%, primarily as a result of a shift in the government’s fiscal accounts, from a US$424 million primary surplus in 1998 to a US$544 million primary deficit in 1999. This drastic shift was caused by a decline in tax revenues that was unaccompanied by a proportionate reduction in government expenditures.

In December 1999, Congress approved the Ley de Prudencia y Transparencia Fiscal, or the Fiscal Prudence Act, aimed at fostering fiscal stability by establishing specific guidelines concerning public sector deficits, government spending growth and public sector debt growth. The Fiscal Prudence Act targeted a deficit of 2.0% of GDP for 2000, 1.5% of GDP for 2001 and 1.0% of GDP for 2002 and also limited any increase in non-financial expenses of the government for 2002 to the average annual inflation rate plus 2.0%.

For 2000, the non-financial public sector deficit was US$1.8 billion, or 3.4% of GDP, exceeding the target of 2.0% of GDP established in the Fiscal Prudence Act. In 2001, the non-financial public sector deficit decreased to US$1.3 billion, or 2.5% of GDP, still exceeding the target of 1.5% of GDP set by the Fiscal Prudence Act. This decrease was a result of a reduction in the government’s fiscal accounts and non-financial expenses, resulting from the improved performance of state-owned enterprises and Seguro Social de Salud, or Social Security for Health, or ESSALUD. Congress granted waivers from compliance with the non-financial public sector deficit targets in 2000, 2001 and 2002, and on December 5, 2001, Congress temporarily suspended enforcement of the Fiscal Prudence Act’s limit on the public sector fiscal deficit for 2001.

In 2002, the non-financial public sector registered a deficit of US$1.3 billion, or 2.3% of GDP. This decrease resulted primarily from an increase in the government’s fiscal account due to increased government revenues and lower external debt payments, partially offset by increased expenses of decentralized agencies and weaker performance by state-owned enterprises. The government’s decision to abandon planned privatizations following protests against the sale of power generators Egasa and Egesur led to a decrease in private investment.

In May 2003, Congress amended the Fiscal Prudence Act by changing its name to Ley de Responsabilidad y Transparencia Fiscal, or the Fiscal Responsibility and Transparency Act, and adapting the law to make it apply to the recently-established regional governments. The Fiscal Responsibility and Transparency Act has targeted a non-financial public sector deficit of 2.0% of GDP for 2003 and 1.5% of GDP for 2004. It has also limited any increase in non-financial expenses of the government for 2003 to 3.0% in real terms. In July 2003, however, Congress suspended enforcement of the limit on non-financial expenses of the government for 2003 due to additional expenses generated by the decision to grant wage increases for teachers and health workers.

The non-financial public sector deficit fell to US$1.1 billion, or 1.8% of GDP in 2003, from US$1.3 billion, or 2.3% of GDP during 2002, in line with the government’s projections and the targets under the Fiscal Responsibility and Transparency Act and Peru’s program with the IMF. This decrease resulted primarily from an increase in the government’s fiscal account due to increased government revenues and lower external debt payments, partially offset by increased expenses of decentralized agencies and weaker performance by state-owned enterprises. The government’s decision to abandon planned privatizations following protests against the sale of power generators Egasa and Egesur led to a decrease in private investment.

For the first six months of 2004, the non-financial public sector registered a surplus of US$301 million, or 0.9% of GDP, compared to a deficit of US$229 million, or 0.8% of GDP for the first six months of 2003. This surplus is mainly due to a sharp fall in capital expenditures due to delays by regional governments in the execution of expenditures already authorized by the government. The official forecast for the year 2004 is that the delays will be corrected during the year.

Public Sector Debt

As of June 30, 2004, 100% of Peru’s public sector external debt consists of foreign currency denominated debt. As of December 31, 2003, public external debt totaled US$22.8 billion, or 37.6% of GDP, as compared to US$20.7 billion, or 36.7% of GDP, as of December 31, 2002.

Since 1999, Peru’s public sector external debt as a percentage of GDP and as a percentage of total exports of goods and services has fluctuated, dropping from 38.0% of GDP and 233.9% of total exports of goods and services in 1999, to 36.2% of GDP and 206.7% of total exports of goods and services in 2000 and 35.3% of GDP and 207.0% of total exports of goods and services in 2001, before rising to 36.7% of GDP and 223.1% of total exports of goods and services in 2002 and 37.6% of GDP and 212.5% of total exports in 2003. This fluctuation was due to decreases in nominal GDP in 1998 and 1999 and increases in nominal GDP from 2000 through 2003.

During the period from 1999 to 2003, multilateral debt represented, on average, 32.0% of Peru’s public sector external debt. Peru’s principal multilateral creditors are the World Bank, representing, on average, 40.5% of outstanding multilateral debt each year from 1999 to 2003, and the IADB, representing, on average, 43.4% of outstanding multilateral debt each year from 1999 to 2003.

In January 2002, Peru signed a letter of intent with the IMF establishing a US$316 million stand-by credit facility from 2002 to 2004. In this letter, Peru agreed to economic targets and performance criteria upon which the IMF’s support will be conditioned. These included enacting comprehensive tax reform and pursuing an ambitious agenda of privatizations. Because of the suspension of the privatization program, the IMF agreed to adjust the targets for the consolidated public sector deficit agreed to in the letter of intent to 2.3% of GDP in 2002 and 1.9% of GDP in 2003.

On February 23, 2004, the IMF completed its fourth and final review of Peru’s performance under the two-year stand-by arrangement entered into in February 2002 and approved the release of an additional US$41 million to Peru, bringing the total amount available to approximately US$380 million. Peru did not draw down any of the funds available to it under the February 2002 stand-by arrangement.

On June 9, 2004, the Executive Board of the IMF approved a 26-month stand-by arrangement to help support Peru’s economic program through mid-2006. The total amount available to Peru under the stand-by arrangement will be SDR 287.3 million (approximately US$422.8 million) with immediate access to a first drawing of SDR 80 million (approximately US$118 million). On November 22, 2004, the IMF completed its first review under the 2004 stand-by arrangement. The completion of the review makes available for drawing SDR 126.06 million (approximately US$191.2 million). Peru has indicated that it intends to treat this stand-by arrangement as precautionary and does not intend to draw down any of the funds available to it under the June 2004 stand-by arrangement.

On December 3, 2004, Peru signed an agreement with the CAF for a US$80 million loan maturing in 2017. The proceeds of this loan will be used to facilitate improvements in the general competitiveness of the country by increasing fiscal discipline, enhancing the relations between the private sector and the government and reducing administrative barriers.

On December 16, 2004, Peru signed four loan agreements with the World Bank, each with a 14-year repayment period and an 8 year grace period. The proceeds of the first loan, for US$100 million, will be used to support actions, objectives and policies designed to promote growth and achieve sustainable reductions in poverty through social reforms, such as, among others, improving education and health-care and promoting efficient management and transparency of government programs. The proceeds of the second loan, also for US$100 million, will be used to aid the government in actions, objectives and policies designed to achieve decentralization and competitiveness reforms, such as, among others, strengthening certain accounting and reporting processes, improving institutional management, increasing the levels and competitiveness of Peruvian exports and generally encouraging the development of a business environment more conducive to internal and external private investment. The proceeds of the third loan, for US$7.8 million, will be used to improve the quality and delivery of social policies programs in the context of decentralization. Finally, the proceeds of the fourth loan, for US$8.8 million, will be used to support fiscal sustainability quality of service delivery and enhancement of competitiveness in the context of decentralization.

On December 15, 2004, Peru signed a loan agreement with the IADB for a US$300 million loan that has a repayment period of 20 years. The proceeds of the loan will be used to support improvements in the quality and efficiency of Peru’s social spending and the strengthening of Peru’s social safety network during the decentralization process, including, among others, developing systems to monitor the efficacy of public expenditures and governmental transfers and reconfiguring the A Trabajar temporary employment program to focus on job creation in periods of economic downturn.

During the period from 1999 to 2003, total public sector external debt service ranged, as a percentage of total fiscal revenue, increasing slightly from 26.0% in 1999 to 26.9% in 2000, then decreasing to a low of 25.2% in 2001 before increasing again to 34.6% in 2002 and falling to 24.9 in 2003. Public sector external debt service measured as a percentage of total exports of goods and services decreased from 24.0% in 1999 to 23.4% in 2000 and 21.4% in 2001, then increased to a high of 29.6% in 2002 and again decreased to 20.6% in 2003. As a percentage of GDP, public sector external debt service fluctuated during the period from 1999 to 2003 between a low of 3.7% in 2001 to a high of 5.0% in 2002 before decreasing to 3.7% in 2003. As of June 30, 2004, total public sector external debt service was 24.2% of total fiscal revenue, 18.4% of total exports and 3.6% of GDP, as compared to 24.1% of total fiscal revenue, 20.8% of total exports and 3.5% of GDP as of June 30, 2003.

In 1984, Peru suspended payment on its external commercial bank debt. By the end of 1984, Peru had failed to make scheduled payments of US$1.0 billion in principal and interest on its commercial bank debt. In three rounds of negotiations between 1991 and 1996, Peru rescheduled approximately US$13.4 billion of its short-term external debt held by the Paris Club. In 1997, Peru renegotiated its debt with international commercial banks. The Brady restructuring, as this negotiation was referred to, reduced Peru’s international commercial bank debt from US$10.6 billion to US$4.9 billion.

In February 2002, Peru launched its first international bond offering in 74 years. Peru issued and sold US$1.4 billion of its U.S. dollar-denominated global bonds due 2012, raising US$500 million in cash and retiring US$1.2 billion principal amount of its outstanding Brady Bonds in exchange for a further US$923 million principal amount of global bonds. The exchange lowered Peru’s total debt by US$111 million and released US$50 million in collateral backing the Brady Bonds. After issuing the global bonds and taking into account amortization of the Past-Due Interest Bonds in March 2002, the current amounts outstanding are US$1.1 billion of Past-Due Interest Bonds,

US$1.2 billion of Front-Loaded Interest Reduction Bonds, US$198 million of Discount Bonds and US$64 million Par Bonds. Since that offering, Peru has made the following international bond offerings:

•	In December 2002, Peru issued US$500 million principal amount of debt securities bearing an interest rate of 9.125% per year and maturing in 2008.

•	In February 2003, Peru issued US$500 million principal amount of debt securities bearing an interest rate of 9.875% per year and maturing in 2015.

•	In March 2003, Peru issued US$250 million principal amount of debt securities bearing an interest rate of 9.875% per year and maturing in 2015. This offering was a reopening of the February 2003 offering.

•	On November 21, 2003, Peru issued an aggregate principal amount of US$500 million of its 8.750% U.S. dollar-denominated debt securities due 2033.

•	On May 3, 2004, Peru issued an aggregate principal amount of US$500 million of its 8.375% U.S. dollar-denominated debt securities due 2016.

•	On October 7, 2004, Peru issued an aggregate principal amount of €650 million of its 7.50% Euro-denominated debt securities due 2014.

Peru has used the proceeds from these international bond offerings to repay existing debt, to increase international reserves and for general governmental purposes, including financial investment and refinancing.

Investor Considerations

In the past, Peru has experienced economic and political instability and terrorist insurgency. At present, Peru is a stable democracy. The government cannot assure you that Peru will not face political, economic or social problems in the future or that these problems will not interfere with Peru’s ability to service its indebtedness, including the securities offered by this prospectus. In addition, developments in other emerging countries, such as Argentina, Bolivia, Brazil and Venezuela, may have an adverse effect on other countries in the region, including Peru.

Selected Economic Information

(in millions of U.S. dollars, except as otherwise indicated)

For the year ended and as of December 31,	For the 6 months ended and as of June 30,
1999	2000	2001(1)	2002(1)	2003(1)	2003(1)	2004(1)
Domestic economy
GDP (at current prices)	US$	51,375	US$	53,131	US$	53,710	US$	56,490	US$	60,577	US$	30,438	US$	33,487
Real GDP (in millions of S/. at constant 1994 prices)	S/.	117,446	S/.	120,881	S/.	121,104	S/.	126,980	S/.	131,757	S/.	66,277	S/.	69,078
Real GDP growth rate	0.9%	2.9%	0.2%	4.9%	3.8%	4.5%	4.2%
CPI (annual average change)	3.5%	3.8%	2.0%	0.2%	2.3%	0.7%	4.3%
Unemployment rate(2)	8.0%	7.4%	7.9%	N/A	N/A	N/A	N/A
Underemployment rate(3)	43.2%	43.1%	47.6%	N/A	N/A	N/A	N/A

Balance of payments
Total current account	US$	(1,465)	US$	(1,559)	US$	(1,159)	US$	(1,127)	US$	(1,061)	US$	(707)	US$	(354)
Of which:
Trade balance	(655)	(411)	(195)	306	731	187	1,012
Total capital account	587	1,026	1,599	1,840	914	610	1,042
Of which:
Foreign direct investment	1,812	810	1,070	2,156	1,317	647	950
Errors and omissions(4)	79	401	10	106	561	476	(41)
Overall balance of payments(5)	(799)	(131)	449	818	415	379	647
Change in Central Bank net international reserves (period end)	(779)	(224)	433	985	596	399	661
Central Bank net international reserves (period end)	8,404	8,180	8,613	9,598	10,194	9,997	10,855

Public sector balance
Central government revenue(6)	US$	7,691	US$	8,096	US$	7,792	US$	8,219	US$	9,066	US$	4,425	US$	5,007
As a % of GDP	14.9%	15.2%	14.5%	14.6%	15.0%	14.5%	15.0%
Central government expenditure(7)	US$	8,227	US$	8,417	US$	8,142	US$	8,307	US$	8,937	US$	4,135	US$	4,224
As a % of GDP	16.0%	15.8%	15.2%	14.7%	14.8%	14.0%	12.6%
Central government fiscal balance	US$	(1,616)	US$	(1,489)	US$	(1,510)	US$	(1,211)	US$	(1,076)	US$	(409)	US$	154
As a % of GDP	(3.2)%	(2.8)%	(2.8)%	(2.1)%	(1.8)%	(1.3)%	0.5%
Overall non-financial public sector fiscal balance(8)	US$	(1,651)	US$	(1,791)	US$	(1,321)	US$	(1,286)	US$	(1,072)	US$	(229)	US$	301
As a % of GDP	(3.2)%	(3.4)%	(2.5)%	(2.3)%	(1.8)%	(0.8)%	0.9%

Public sector debt
Public sector external debt	US$	19,500	US$	19,205	US$	18,967	US$	20,715	US$	22,768	US$	21,411	US$	22,868
As a % of GDP	38.0%	36.2%	35.3%	36.7%	37.6%	70.3%	68.3%
Public sector domestic debt(9)	US$	4,805	US$	5,108	US$	5,772	US$	5,812	US$	6,163	US$	5,871	US$	5,841
As a % of GDP	9.4%	9.6%	10.8%	10.3%	10.2%	19.3%	17.4%
Total public sector debt	US$	24,315	US$	24,250	US$	24,756	US$	26,501	US$	28,931	US$	27,294	US$	28,709
As a % of GDP	47.3%	45.6%	46.1%	46.9%	47.8%	89.7%	85.7%
Public sector external debt service:
Amortizations(10)	US$	942	US$	1,062	US$	886	US$	1,830	(12)	US$	1,171	US$	557	US$	641
Interest payments(10)	1,056	1,112	1,076	1,010	1,084	511	569

Total external debt service	US$	1,998	US$	2,174	US$	1,962	US$	2,840	US$	2,255	US$	1,068	US$	1,210

As a % of exports of goods and services(11)	24.0%	23.4%	21.4%	29.6%	20.6%	20.8%	18.4%
Exchange rate (end of period, S/. per US$)	3.51	3.53	3.44	3.51	3.46	3.46	3.47
Exchange rate (average, S/. per US$)	3.38	3.45	3.51	3.52	3.48	3.47	3.68

(1)	Preliminary data.

(2)	Percentage of the working-age population (14 years old or older) that, in the week the employment survey was conducted, was seeking remunerated employment.

(3)	Percentage of the working-age population (14 years old or older) working part-time who would prefer to work more hours, plus the percentage of the working-age population that usually works full-time but who, in the week the employment survey was conducted, worked less than 35 hours per week as a result of economic constraints.

(4)	Represents errors and omissions in compiling balance of payments accounts based on double-entry accounting resulting from incomplete or overlapping coverage, different prices and incomplete times of recording and conversion practices.

(5)	Includes current account balance, financial account and errors and omissions.

(6)	Excludes privatization receipts.

(7)	Includes interest payments.

(8)	Includes the non-financial public sector and the Central Bank.

(9)	Totals for 1998 do not include short-term debt, as short-term debt data is unavailable for that year.

(10)	Excludes Central Bank debt.

(11)	Includes exports of goods and services and investment income.

(12)	Includes US$902 million in Brady bonds exchanged for global bonds.

N/A = Not Available.

Source:	Central Bank, unless otherwise indicated.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, Peru will use the net proceeds from the sale of securities offered by this prospectus for the general purposes of the government, including, but not limited to, financial investment and the refinancing, repurchasing or retiring of its domestic and external indebtedness. Peru may also issue securities offered by this prospectus in exchange for any of its outstanding securities.

THE REPUBLIC OF PERU

Territory and Population

The Republic of Peru is located in western South America. It shares its borders with Ecuador and Colombia to the north, Brazil and Bolivia to the east and Chile to the south. Its territory covers an area of approximately 496,222 square miles, including a 1,500 mile-long Pacific Ocean coastline and a 200 mile-wide maritime zone. Peru’s major cities are Lima, the nation’s capital, Arequipa, Trujillo, Chiclayo, Iquitos, Piura, Chimbote and Cuzco.

Peru is divided by the Andes Mountains into three sharply different geographical regions—a narrow strip of desert along the western coast, a central region of high mountains that form part of the Andes and a large, heavily forested area leading to the Amazonian plains in the east. Peru’s climate varies significantly by region, from tropical rain forests in the east and a dry desert in the west, to temperate and frigid regions in the mountainous central part of the country. The Andes rise over 20,000 feet and contain large plateaus and extensive valleys. Lima and other major cities, such as Trujillo and Chiclayo, are located along the coast.

Peru’s central coast is occasionally affected by an atmospheric phenomenon known as El Niño, which raises the temperature of the superficial coastal waters, causing an increase in air temperature, a decrease in atmospheric pressure along the coast and an increase in the sea level along the Peruvian coastline. These conditions produce increased rainfall in the northern coast, which may result in severe flooding and mudslides. In 1998, the warm waters caused by El Niño disrupted Peru’s fishing and agricultural industries as marine life migrated to deeper, colder waters, crops were destroyed by flooding and elevated temperatures along the coast gave rise to new crop pests and plagues. The flooding caused approximately US$1.2 billion in damage to Peru’s infrastructure. El Niño recurs on average every six years; however, the timing of each recurrence, its length and its severity cannot be predicted.

Peru’s southern region is located on seismic faults, which make the area susceptible to earthquakes. In June 2001, an earthquake measuring 8.4 on the Richter scale struck along the coast of south-central Peru, killing at least 80 people, injuring over 2,700 people and leaving homeless approximately 47,500 people. An earthquake measuring 7.6 on the Richter scale struck the same area in July 2001. These two earthquakes caused an estimated US$300 million in damage.

Peru’s population, estimated as of June 30, 2004 to be 28 million, is multi-racial and multi-cultural. Approximately 45.0% of the population is Indian, 37.0% is Mestizo, or mixed Indian and Caucasian, 15.0% is Caucasian, 2.0% is of African descent and 1.0% is of Asian descent. Spanish, Quechua and Aymara are Peru’s official languages. Almost 99.0% of Peru’s population speaks Spanish and approximately 28.0% resides in rural areas. The population grew at an estimated average rate of 1.6% per year in the period from 1996 to 2003.

Between 2000 and 2004, Peru’s adult literacy rate was approximately 85%. Approximately 80% of Peruvian adult women are literate and approximately 91% of Peruvian adult men are literate. In 2003, approximately 96.5% of children aged six to 11 attended school, while approximately 88.1% of children ages 12 to 16 attended school. Approximately 435,637 students were enrolled in Peru’s 75 universities, of which 44.0% are public and the remainder are private. There are 19 private universities and seven national universities in Lima, including the Universidad Nacional Mayor de San Marcos, or National University of San Marcos, which was founded in 1551 and is the oldest university in South America. Peru also maintains universities in Arequipa, Cuzco and Trujillo. Approximately 20.8% of Peruvians between the ages of 17 and 25 pursued higher education during the 2003 school year.

The World Bank classifies Peru as a lower-middle-income developing country. The following table provides comparative per capita GNP figures and other selected comparative statistics as of the years indicated.

	Bolivia		Ecuador		Peru		Venezuela		Colombia		Brazil		Chile		Argentina		United States
Per capita GDP(1)	US$	2,460	US$	3,580	US$	5,010	US$	5,380	US$	6,370	US$	7,770	US$	9,820	US$	10,880	US$	35,750
United Nations index of human development (world ranking)(2)		114		100		85		68		73		72		43		34		8
Life expectancy at birth (in years)(3)		64		71		70		74		72		68		76		74		77
Infant mortality (per 1,000 live births)(3)		56		25		30		19		19		30		10		16		7
Adult Illiteracy rate(4)		13%		9%		15%		7%		8%		14%		4%		3%		N/A
Adult female illiteracy rate		19%		10%		20%		7%		8%		13%		4%		3%		N/A
Adult male illiteracy rate		7%		8%		9%		7%		8%		14%		4%		3%		N/A
% of households below the poverty line(5)		34.3%		40.8%		37.7%		32.0%		22.6%		22.4%		9.6%		14.3%		N/A

(1)	2002 data. Adjusted for purchasing power parity.

(2)	2002 data.

(3)	2002 data.

(4)	2002 data. Adults are aged 15 years and older.

(5)	The poverty line is defined as the population living on a daily per capita income of US$2, adjusted for purchasing power parity. Data refer to most recent year between 1990 and 2002 when available.

N/A = Not Available.

Source:	World Bank, United Nations Development Program, Human Development Report 2004.

History, Government and Political Parties

History

Beginning in the ninth millennium B.C., several developed cultures settled in Peru, including the Chavín, Sechín, Chimú, Mochica, Paracas, Nazca, Tiahuanaco and Wari. In the 12th century A.D., the Quechua-speaking Inca settled around the Cuzco Valley. By the time the Spanish arrived in 1531, the Inca had created an empire that encompassed areas of modern Peru, Ecuador, Bolivia and Colombia. In 1533, the Spanish captured the Inca capital at Cuzco and by 1542 had consolidated their control over the entire Inca territory. In 1542, the Spanish established the viceroyalty of Lima, which governed vast portions of Spanish territorial possessions in South America.

Peru remained under Spanish rule until 1821, when José de San Martín proclaimed Peru’s independence, although the Spanish were not finally defeated until 1824. In the first two decades of the post-independence era, political fragmentation and political instability plagued Peru. Peru was ruled by at least 24 regimes between 1821 and 1845. During this period, Peru’s constitution was rewritten six times. In the 1840s, Peru initiated a period of extraordinary economic growth driven by the exportation of guano, a form of fertilizer obtained from the droppings of birds in the Chincha Islands.

In 1879, Peru allied itself with Bolivia to fight an unsuccessful war against Chile over the disputed nitrate-rich Atacama Desert. This war, known as the War of the Pacific, ended in 1883 with the signing of the Treaty of Ancón, in which Peru ceded to Chile in perpetuity the nitrate-rich province of Tarapacá and relinquished, for a period of ten years, the provinces of Tacna and Arica. Tensions over these two provinces continued until 1929, when the United States brokered a deal that returned the province of Tacna to Peru but allowed Chile to retain control over the province of Arica.

From 1895 to 1914, Peru experienced political stability and economic growth. In 1914, Colonel Oscar R. Benavides (1914-15, 1933-39) orchestrated a military coup that ended almost two decades of uninterrupted civilian rule. In the early stages of World War I, Peru experienced a recession as the war temporarily isolated Peru from its export markets. When overseas trade resumed, demand for Peru’s export products increased dramatically and Peru suffered a period of sustained inflation. This inflation had a particularly negative impact on Lima’s working classes and led to a wave of labor strikes in 1918 and 1919.

In 1919, Augusto B. Leguía (1908-12, 1919-30) began an 11-year rule known as the oncenio and created a new, progressive constitution, adopted in 1920, that enhanced the power of the state to carry out a number of popular social and economic reforms. The regime weathered a brief postwar recession and then generated considerable economic growth by opening Peru to foreign loans and investment. Leguía’s popularity waned, however, as a result of a border dispute with Colombia involving territory in the rubber-tapping region between the Río Caquetá and the northern watershed of the Río Napo. Under the U.S.-brokered Salomón-Lozano Treaty of March 1922, the Río Putumayo was established as the boundary between Colombia and Peru.

During the 1930s, a popular movement, with origins in Mexico, known as the Alianza Popular Revolucionaria Americana, or American Popular Revolutionary Alliance, or APRA, spread to Peru under the leadership of Víctor Raúl Haya de la Torre. This continent-wide popular alliance quickly became a prominent center-left political party in Peru and a strong antagonist to Peru’s armed forces. In the presidential election of 1931, Luis Sánchez-Cerro (1931-33) defeated APRA’s Haya de la Torre, who accused Sánchez-Cerro of fraud. In July 1932, APRA followers staged a popular rebellion in Trujillo, which resulted in the execution of approximately 60 army officers and the deaths of at least 1,000 APRA members and their sympathizers.

Despite the political turmoil, Peru’s economy was one of the least affected by the Great Depression because of Peru’s relatively diversified range of exports, led by cotton, lead and zinc. Unlike many other Latin American countries that adopted import-substitution industrialization measures to counteract the effects of the Great Depression, Peru made relatively few alterations to its long-term model of export-oriented growth.

In 1939, Manuel Prado y Ugarteche (1939-45), a Lima banker from a prominent family and son of a former president, was elected president. He was soon confronted with a border conflict with Ecuador that led to a brief war in 1941. The conflict dated back to the post-independence period. Following independence, Ecuador had been left without access to either the Amazon River or the Río Marañón, the region’s other major waterway, and thus without direct access to the Atlantic Ocean. In an effort to assert its territorial claims in a region near the Río Marañón in the Amazon Basin, Ecuador’s military occupied the town of Zarumilla along its southwestern border with Peru. The Peruvian army responded and defeated the Ecuadorian army. For a discussion of Peru’s relations with Ecuador, see “—Foreign Policy and Membership in International and Regional Organizations––Relations with Ecuador” below.

During the 1950s and 1960s, Peru experienced export-led growth and increased national and foreign investment. During this time, many peasants migrated to the coast, the center of Peru’s economic growth. As a result of heavy migration, the population of metropolitan Lima increased from 100,000 in 1940 to over 1.6 million in 1961.

In 1968, Peru returned to military rule when General Juan Velasco Alvarado (1968-1975) overthrew elected President Fernando Belaúnde Terry of Acción Popular, or AP. Velasco implemented an extensive program of agrarian reform and nationalized the fishmeal and oil industries, several banks and petroleum and mining companies. General Francisco Morales-Bermúdez Cerruti replaced Velasco in 1975. He presided over the transition to civilian rule and the adoption of a new constitution in 1979.

In 1980, voters reelected Belaúnde in the first popular elections since 1968. Belaúnde attempted to cut spending and dismantle many of the military government’s populist reforms. Soaring inflation and unemployment, however, made it difficult to curb public spending. At the same time, Belaúnde’s government was destabilized by the rise of subversive movements.

The Sendero Luminoso, or the Shining Path, was founded in 1970 as an offshoot of the Peruvian Communist Party. The group espoused a Maoist ideology and initiated terrorist activities in 1980 as a means of overthrowing the government. The Movimiento Revolucionario Túpac Amaru, or Tupac Amaru, was founded in 1984 as a radical leftist organization that promoted communal ownership of property and advocated an armed struggle against capitalism. These two groups took advantage of mounting social unrest produced by 12 years of military rule and growing class consciousness among indigenous communities to recruit members. They raised funds by establishing a financial alliance with drug traffickers and protecting expanding coca fields. Drawing on these funds, the Shining Path and Tupac Amaru waged a guerilla war against the government and engaged in rural terrorism.

Alan García Pérez of the APRA won the presidency in 1985. The García administration was plagued by terrorist activity and allegations of corruption. President García pursued a populist agenda, financed by substantial increases in government spending that led to a record 7,650% inflation rate in 1990. He attempted to nationalize the banking system and limited Peru’s debt service payments to no more than 10% of exports. In response, international creditors refused to extend new credits to Peru. During the García administration, GDP decreased 20% from levels in the early 1980s.

In 1990, voters elected Alberto Fujimori of the Cambio 90 party as president. Fujimori implemented a comprehensive neo-liberal economic program based on fiscal discipline, a stable monetary policy and aggressive privatization of state-owned industries. These initiatives succeeded in curbing inflation, reducing public external debt and fostering economic growth. For a discussion of Fujimori’s economic policies, see “The Economy—History and Background” below.

Fujimori also launched a successful campaign against the terrorism of the Shining Path and Tupac Amaru. In September 1992, the police captured the Shining Path’s founder, Abimael Guzmán, and its other principal leaders. In 1997, the Peruvian armed forces killed several Tupac Amaru leaders, including its principal leader, Néstor Cerpa Cartolini, in a rescue operation to free hostages being held by Tupac Amaru at the Japanese Embassy in Lima. For a description of subversive activities in Peru, see “—Subversive Activities” below.

In 1995, Peru and Ecuador fought a brief war over a disputed area of their border. This dispute dated back to the Protocolo de Río de Janeiro of 1942, or Rio de Janeiro Protocol, a treaty between Peru and Ecuador signed after the brief war these countries fought in 1941. The dispute was finally settled in 1998. For a description of this dispute and Peru’s relations with Ecuador, see “—Foreign Policy and Membership in International and Regional Organizations—Relations with Ecuador” below.

Fujimori’s harsh governing style created significant congressional opposition. On April 5, 1992, Fujimori dissolved Congress and, in November 1992, called for the election of a constitutional congress, which adopted a new constitution in 1993. The new 1993 Constitution gave the President authority to issue emergency decrees relating to economic and financial matters, if those decrees are in the national interest and do not relate to tax matters. Emergency decrees have the force of law and do not require previous legislative approval, although Congress may subsequently modify or derogate those decrees. Under the 1993 Constitution, Congress may censure or obtain a no-confidence resolution against the President’s Consejo de Ministros, or Council of Ministers, forcing their removal. The 1993 Constitution bars the President from dissolving Congress during the last year of the President’s mandate. Additionally, the 1993 Constitution allows presidents to serve for two consecutive terms, which was prohibited under the 1979 Constitution. Fujimori was reelected for a second term in 1995.

Following his dissolution of Congress in 1992 and the adoption of the 1993 Constitution, Fujimori centralized power in the hands of the presidency, thus undermining legal mechanisms of accountability, strengthening the powers of the military and intelligence service and compromising the autonomy of the legislature, judiciary and media. This debilitated Peru’s political system, fostered widespread political corruption, and, in the later years of Fujimori’s administration, undermined the success of his economic program.

Although the 1993 Constitution allowed presidents to serve for only two consecutive terms, in August 1996 Congress passed an interpretative law clarifying that this limit applied only to presidential terms beginning after 1993. In December 1996, the Constitutional Tribunal, with the vote of three members, with four justices abstaining, ruled that the 1996 interpretative law did not apply to Fujimori. In May 1997, Congress removed the three justices who voted in favor of this ruling on the basis that they had exceeded their authority by attempting to issue a binding opinion with the vote of only a minority of the Constitutional Tribunal’s members. The president of the Constitutional Tribunal later resigned in protest over Congress’ action. On July 28, 2000, Fujimori began a controversial third term as president amid allegations of electoral fraud.

In September 2000, a bribery scandal involving Vladimiro Montesinos, a former army captain and lawyer who became an advisor to Peru’s intelligence agency and a close ally of Fujimori, prompted charges of political corruption within the Fujimori administration. Fujimori responded to the increased criticism and mounting protests by calling for new presidential elections to be held in April 2001. He also announced that he would not seek reelection. Weeks later, however, the growing investigation into corruption charges and condemnation of Montesinos and his ties to Fujimori led Fujimori to resign. Congress refused to accept Fujimori’s resignation.

Rather, Congress removed Fujimori from office, declared the post of Chief of State vacant due to moral incapacity and barred him from holding any Peruvian public office for ten years.

Fearing prosecution and claiming that he could not be tried in Peru because of his Japanese citizenship, Fujimori refused to return to Peru. Under the 1993 Constitution, the First Vice President was next in line for the presidency, but Peru’s First Vice President had resigned in October 2000 in protest of Montesinos’ influence within the Fujimori administration. The Second Vice President also resigned following Fujimori’s removal as a result of his connection to Fujimori and pressure by opposition congressmen. Under the 1993 Constitution, executive authority shifted to Valentín Paniagua Corazao, the president of Congress, who became president on November 22, 2000.

Presidential and congressional elections were held on April 8, 2001. In the presidential contest, Alejandro Toledo Manrique of the Perú Posible party obtained 36.5% of the vote, former President Alan García Pérez of the APRA obtained 25.8% of the vote and Lourdes Flores Nano of the Unidad Nacional party, or UN, obtained 24.3% of the vote. In June 2001, Toledo won the presidency in a runoff election against García, receiving 53.1% of the vote to García’s 46.9% of the vote.

On August 27, 2001, Congress voted to lift Fujimori’s presidential immunity. On September 5, 2001, Peru’s Attorney General formally charged Fujimori with the murder of 15 people in 1991 and the forced disappearance and murder of nine students and a professor in 1992. Since 2000, Congress has, at seven different times, approved charges against Fujimori, including embezzlement and murder. In July 2003, the government presented a formal extradition request to the Japanese government for Fujimori, based on criminal charges. The Japanese government rejected the request because Peru and Japan do not have an extradition treaty and Fujimori, the son of Japanese immigrants, is protected from extradition by his Japanese citizenship. On October 15, 2004, Peru made a second request for extradition based on forgery and embezzlement charges. Japan has tabled its consideration of this request.

In an effort to maintain his political alliances and quell public unrest, Toledo has changed his cabinet several times. In July 2002, several ministers viewed as proponents of neo-liberal economic policies resigned their posts. In July 2003, in response to continuing social protests, Toledo accepted the resignations of several government officials, including that of the President of the Council of Ministers.

In November 2003, Raul Diez Canseco, the foreign trade and tourism minister, resigned after allegations of corruption. In December 2003, Beatriz Merino, the prime minister, resigned in the midst of a scandal, in January 2004, Mr. Diez Canseco resigned from his other post as one of Peru’s two vice-presidents and in May 2004, the interior minister, Mr. Fernando Rospigliosi, was censured and forced to resign by Congress. In addition, President Toledo’s party, Perú Posible, lost its leadership of Congress when on July 26, 2004, Antero Flores-Araoz, an opposition member of Congress, was elected to head the legislature. Political opponents also raised allegations of corruption against one of President Toledo’s aides.

In efforts to bolster public support for his administration, President Toledo has substantially reconfigured his cabinet twice just since December 2003, including the replacement of the prime minister and the minister of economy and finance, with new ministers predominantly from the private sector. President Toledo has also taken informal steps to delegate greater responsibility for governance to the cabinet. On September 4, 2004, President Toledo’s public approval rating in metropolitan Lima was estimated in an opinion poll at 14%.

Government

Regional Governments. Peru is a representative democracy that is geographically and administratively divided into 25 regional governments. Prior to January 1, 2003, Peru was divided into 24 Temporary Regional Administration Councils, or “regional councils.” The regional councils were divided into 193 provinces and the constitutional province of Callao, Peru’s principal port, adjacent to Lima, and 1,828 districts. Each regional council was governed by an administrative official appointed by the President and formed part of the government. Provinces and districts have their own civil governments, which are independent of the government.

As of January 1, 2003, Peru’s regional councils were replaced by 25 new regional governments, each governed by elected officials and independent of the government. Elections were held on November 17, 2002 for the presidents, vice presidents and members of local councils for each of the regional governments. The elected officials will serve four-year terms. The APRA won 12 of the 25 regional presidencies, including the presidency of the Region of Lima, the Union por el Perú, or UPP, won two and Perú Posible-FIM, the coalition in government, won two. The nine other regional presidencies were won by independents and smaller parties.

On November 8, 2002, Congress passed the law establishing the framework under which the regional governments operate. The law grants to the regional governments the authority to borrow money and issue debt domestically or internationally, so long as, in the latter case, the debt is guaranteed by the government. In addition, the law grants to the regional governments the power to propose the creation or elimination of regional taxes. Under the 1993 Constitution, only Congress and the Executive Branch, pursuant to legislative authority delegated by Congress, may create, amend or eliminate taxes.

On January 1, 2003, Congress granted to the government the exclusive power to determine, conduct and manage national and regional policies in accordance with national and regional needs. Additionally, Congress granted to the government the power to issue Decretos de Urgencia, or extraordinary decrees, on economic and financial matters if the financial or budgetary status of one or more of the regional governments puts the national economy and finances at significant risk.

The 2003, 2004 and 2005 budgets distribute the national budget among the government, the regional governments and the municipal governments in accordance with the new governmental structure. A portion of the national budgets that are earmarked for the regional governments are to be funded from privatization proceeds. Because privatization proceeds in 2003 were lower than expected, the government used other sources of funds to finance privatization-related transfers to the regional governments.

National Government. The 1993 Constitution provides for a presidential system of government in which national powers are divided among independent executive, legislative and judicial branches.

Executive power is exercised by the President, who appoints ministers, enacts the laws passed by the legislative branch and is the commander-in-chief of the armed forces. The President may enter into treaties without prior congressional approval, except for treaties relating to human rights, Peru’s sovereignty, national defense, financial obligations to be assumed by the government and treaties that create, modify, or repeal taxes or overrule existing laws. The President is directly elected for a five-year term. The 1993 Constitution abrogated the ban on presidential reelection and provided that a President may be reelected only to one consecutive term. The 1993 Constitution was amended in November 2000, reinstating the ban on consecutive presidential terms. Former presidents may seek the presidency again after a presidential term has elapsed.

The 1993 Constitution provides for two electoral rounds. If the first round does not yield a majority vote for any one presidential candidate, a majority in the first round being 50% plus one of the total votes cast, a second round is held between the two presidential candidates that obtained the greatest number of votes in the first round. The 1993 Constitution introduced the positions of First and Second Vice President. These officials are popularly elected but have no constitutional functions unless the President is unable to discharge his duties. If the President cannot discharge his duties, the First Vice President assumes the presidency. The Second Vice President assumes the presidency if the First Vice President is unable to discharge his duties.

Congress is in the process of a comprehensive review of the 1993 Constitution, which may lead to the enactment of constitutional amendments, including amendments to rescind measures adopted during the Fujimori administration relating to executive power.

After the President, executive authority is vested in the Council of Ministers, which is headed by the President of the Council of Ministers, who is appointed by the President. The Council of Ministers oversees and coordinates the activities of Peru’s various ministries and approves all legislative proposals sent by the President to Congress. However, the Counsel of Ministers may not approve laws without the President’s approval. Each member of the Council of Ministers may approve ministerial resolutions without the President’s consent, but these are regulations that do not have the force of laws approved by Congress and are superseded by laws proposed by the Council of Ministers and approved by the President.

The legislative branch consists of a unicameral congress composed of 120 members who are elected for a five-year term, with all seats subject to reelection at the end of each five-year period. There are 25 electoral districts and the number of members elected by each district is proportional to the district’s population. Lima, the most populous district, elects 35 members. The next congressional elections are scheduled for April 2006. In April 2003, Congress voted to amend the 1993 Constitution to create a 50-seat Senate and return to a bi-cameral legislature, as well as to expand the existing chamber to 150 members. If this amendment is approved for a second time by Congress, it will be in effect for the general elections scheduled for 2006. The second round of congressional debate on this amendment has not yet begun.

In addition to passing laws, Congress is empowered to approve the government’s budget and to approve treaties. Congress may delegate to the executive branch, for definite periods of time, legislative authority over specific matters.

The highest courts in Peru are the 18-member Supreme Court of Justice and the seven-member Constitutional Tribunal. The Peruvian judicial system is also composed of:

•	justices of the peace, who preside over district court proceedings related to alimony, landlord-tenant, personal debt and real and personal property disputes and who function as arbiters but cannot issue legally-binding decisions;

•	courts of first instance, which include civil, penal and special-chamber courts having jurisdiction over all cases not under the express jurisdiction of other courts, and a series of specialized courts dealing with matters such as drug-related cases, and which were established to reduce the backlog of cases pending final action in the other courts of first instance;

•	military courts, which adjudicate charges of criminal conduct brought against members of the armed forces and the police while discharging their duties and charges of national treason and terrorism brought against civilians; and

•	superior courts, which review judgments rendered by all lower courts, except military courts.

All judges in the Peruvian judicial system, with the exception of justices of the peace, who are elected by popular vote, and members of the Constitutional Tribunal, who are elected by Congress, are appointed and may be removed only by the Consejo Nacional de la Magistratura, or Judiciary Council. This independent body is composed of seven members who are elected for five-year terms by several national entities, through secret votes, as follows:

•	one member is elected by the Supreme Court of Justice;

•	one member is elected by the Junta de Fiscales Supremos, or Board of Supreme Prosecutors;

•	one member is elected by the members of the bar associations;

•	one member is elected by the presidents of the national universities;

•	one member is elected by the presidents of the private universities; and

•	two members are elected by Peru’s other collegiate associations of professionals.

In addition, the Judiciary Council may elect two additional members. The Judiciary Council reviews and ratifies all judges every seven years, including the members of the Supreme Court of Justice and justices of the peace.

The Supreme Court of Justice has ultimate jurisdiction over all matters adjudicated by the superior courts and over all military court rulings in which the death penalty is imposed. Its members must be over age 45 and must retire by age 70. The Judiciary Council may refuse to ratify or may remove a member of the Supreme Court of Justice only because of physical or mental incapacity, or for engaging in conduct incompatible with his or her duties.

The Constitutional Tribunal is the final arbiter of the Constitution. Its members are appointed by Congress for five-year terms, are not subject to reelection and cannot be removed before their term expires, unless Congress determines that a magistrate has:

•	become physically incapacitated or morally unfit;

•	engaged in conduct incompatible with his or her duties; or

•	been found guilty of a crime.

Political Parties

With the exception of the APRA and AP, Peru’s political parties do not have deep historical roots and often change, merge or dissolve. Currently, the principal political parties in Peru are Perú Posible, APRA, UN, AP, UPP and Frente Independiente Moralizador, or the FIM.

Perú Posible. Perú Posible seeks to promote economic growth through a liberal economic program designed to foster domestic and foreign investment and fiscal and macroeconomic stability, while investing in social programs designed to alleviate poverty and create employment. Peru’s current president, Alejandro Toledo, founded the party in 1994. Because this party does not have an absolute majority in Congress, the Toledo administration must seek alliances with members of other parties to enact its policies.

APRA. Initially left wing in its outlook, the APRA became a conservative force during the 1950s and is now a center-left party. Alan García, a member of the APRA, became President in 1985. Despite the fact that his presidency is associated with hyperinflation and economic mismanagement, García obtained significant support in the 2001 presidential election, forcing a runoff in which Alejandro Toledo prevailed. Although defeated in the latest presidential election, the APRA wields significant political influence, as it is the party with the second-highest representation in Congress.

UN. The UN is an electoral alliance formed by three parties: Partido Popular Cristiano, Solidaridad Nacional and Avancemos. The UN supports socially oriented market policies with a focus on promoting Christian values. Lourdes Flores Nano ran as the UN’s presidential candidate in 2001. Antero Flores-Aráoz, who was elected to head Congress on July 26, 2004, is a member of the Partido Popular Cristiano.

AP. The AP supports a moderate reform program that emphasizes modernization and development through an activist public sector. Fernando Belaúnde, who served as President from 1963 to 1968 and from 1980 to 1985, founded the AP in 1956. The AP’s membership includes Valentín Paniagua, who became President during the transition government that followed Fujimori’s removal in 2000. The AP continues to base its platform on Belaúnde’s governing philosophy.

UPP. The UPP adheres to socially oriented market policies focused on job creation, labor protection and environmental initiatives. Javier Pérez de Cuellar founded the UPP in 1995, when he unsuccessfully challenged Fujimori for the presidency. In the 2001 elections, the UPP formed an alliance with two smaller movements, Movimiento por la Democracia and Movimiento Social Demócratas Independientes.

FIM. The FIM emphasizes measures to expose and eliminate corruption in government. The FIM promotes an activist Congress that is able to maintain proper checks on executive power. The FIM’s economic platform advocates reducing income taxes and increasing public sector wages. Fernando Olivera Vega, a former Minister of Justice, founded the FIM in 1990.

The following table provides congressional representation of each of the political parties as of the most recent election in 2001.

	Congress
	Seats	%
Perú Posible	35	28.9%
APRA	28	23.1
UN	12	9.9
Somos Perú-AP-UPP	12	9.9
FIM	8	6.6
Independent Democratic Parliamentary Group(1)	8	6.6
Perú Ahora(2)	6	5.0
Non-affiliated	12	9.9

Total	121	100.0%

(1)	An informal alliance of independent members of Congress.

(2)	An informal alliance of independent members of Congress.

Source: Ministry of Economy.

Foreign Policy and Membership in International and Regional Organizations

Peru has not been involved in any significant international conflicts since the end of its border dispute with Ecuador in 1998. A brief diplomatic dispute erupted in 2001 between Peru and Venezuela in connection with the capture of the former advisor to Peru’s intelligence agency, Vladimiro Montesinos, in Venezuela. Peru alleged that Venezuela had temporarily hidden and protected Montesinos after formal charges had been brought against him in Peru, a claim that Venezuela denied. Venezuela temporarily severed relations with Peru between June 28 and July 28, 2001, but relations between the two countries have since been completely restored. In addition, Peru and Chile continue to dispute the maritime boundary allegedly delineated in the 19th century War of the Pacific. Nonetheless, the two countries enjoy a good relationship. On November 4, 2004, the Foreign Ministers of Peru and Chile signed a joint statement expressing an intent to forge closer ties and develop bilateral relations.

In July 2003, Peru presented a formal extradition request to the Japanese government for Alberto Fujimori, based on criminal charges. The request was rejected by the Japanese government due to Fujimori’s Japanese citizenship. On October 15, 2004, Peru made a second request for extradition based on forgery and embezzlement charges. Japan has tabled its consideration of this request. The Toledo administration intends to continue to seek Fujimori’s extradition, but it does not expect Peru’s commercial and other ties with Japan to be adversely affected by the dispute.

Peru maintains diplomatic relations with 153 countries and is a member of 153 regional and international organizations and forums, including:

•	the United Nations;

•	the Organization of American States;

•	the Community of Andean Nations, formerly known as the Andean Pact;

•	the World Trade Organization, or WTO;

•	the Economic Commission for Latin America and the Caribbean;

•	the Latin American Integration Association;

•	the IADB;

•	the IMF;

•	the World Bank;

•	the International Finance Corporation;

•	the CAF;

•	the Group of 15;

•	the Asia-Pacific Economic Cooperation; and

•	the Free Trade Area of the Americas.

Peru joined the General Agreement on Tariffs and Trade in 1951 and is a founding member of the WTO, which was established in January 1995. In addition, Peru participates in several regional initiatives designed to promote trade and foreign investment. The most significant of these initiatives are the following:

•	Since 1980, Peru has been a member of the Latin America Integration Association, which promotes and coordinates bilateral trade agreements between its member countries. Under the auspices of this association, Peru has signed preferential tariff agreements with Argentina, Brazil, Cuba, Mexico, Paraguay and Uruguay.

•	Since 1990, Peru has been a member of the Community of Andean Nations, which also includes Bolivia, Colombia, Ecuador and Venezuela. This organization seeks to promote economic integration and cooperation to develop gradually a common market by 2005. The common market will provide for the free trade of goods, services, capital and people between its member countries. A tariff reduction schedule has been in place since 1997, which currently applies a 15% to 100% tariff reduction on various products. In April 1998, the Community of Andean Nations signed a framework agreement with the Common Market of the South, or Mercosur, whose members are Argentina, Brazil, Paraguay and Uruguay, to create a free trade zone between the two economic blocs. The Community of Andean Nations has also reached bilateral agreements with Brazil and Argentina as a first step towards the creation of free-trade arrangements with these countries. On December 16, 2003, the Community of Andean Nations reached a trade pact with Mercosur.

•	Since 1990, Peru has been a beneficiary of the General System of Preferences for the Andean Countries, a program of unilateral trade preferences granted by the European Union that is intended to promote economic development in the Andean region. Under the program, the European Union sets zero tariffs for fishing, agriculture and textile products from Peru. This program was scheduled to expire on December 31, 2001, but was automatically extended for three years on December 10, 2001. The program is expected to be extended to December 2008.

•	Since 1991, Peru has been, together with Ecuador and Colombia, a beneficiary of the U.S. Andean Trade Preferences Act, a program of unilateral trade preferences granted by the United States to promote export diversification and broad-based economic development as an alternative to drug-crop production in the Andean region. For 2000, Peru supplied approximately 42.7% of the products that entered the U.S. market under this program. The Act expired on December 4, 2001. On August 8, 2002, the U.S. renewed the Act for five years. The renewed Act provides benefits retroactively to December 2001 and expands Peru’s low-tariff benefits to products including Peruvian textiles, footwear, fruits and tuna.

•	In 1994, Peru participated in the Summit of the Americas in Miami, which led to the establishment of the Free Trade Agreement of the Americas. This agreement seeks to create a free trade zone in the Western Hemisphere by 2005, which, if implemented, would grant preferential treatment to Peruvian goods and services exported to other member countries.

•	In June 1998, Peru signed an agreement with Chile as a first step towards establishing a free-trade zone with this neighboring country. This agreement, which took effect on July 1, 1998, gradually eliminates all custom duties between the two countries, provides for a substantial reduction in tariffs over a ten-year period and establishes a framework for cooperation in the areas of foreign investment, customs procedures, tourism, services trade, dispute resolution and sanitary requirements.

•	Since November 1998, Peru has been a member of the Asia-Pacific Economic Cooperation, which seeks to achieve free trade in the Asia-Pacific region through a progressive reduction in the tariffs of its member countries. This organization establishes trade rules in areas of foreign investments, rules of origin, customs procedures, technical barriers to trade, unfair trade practices, promotion of competition, intellectual property and dispute resolution.

•	In August 2003, Peru signed an agreement with Brazil to become an associate member of the Mercosur. On December 16, 2003, Peru was accepted as an associate member of Mercosur. The Mercosur, formed by members Argentina, Brazil, Paraguay and Uruguay, also includes associate members Bolivia and Chile. The Mercosur seeks to create a full common market in goods, services and factors of production among its members and to establish common external tariffs for trade with non-members. Peru expects to eliminate gradually its trade barriers with the members of the Mercosur, with a goal of barrier-free trade with Paraguay and Uruguay in 13 years and with Argentina and Brazil in 15 years.

•	On December 8, 2004, Peru, together with Argentina, Bolivia, Brazil, Chile, Columbia, Ecuador, Guyana, Paraguay, Suriname, Uruguay and Venezuela, signed an agreement to create the South American Community of Nations, envisioned as an economic and political block similar to the European Union that ultimately will have a single currency.

•	On December 9, 2004, Peru and Brazil signed an agreement to build a 1,200 km transoceanic roadway from the Brazilian city of Assis, in the state of Acre, to three Peruvian ports, Matarani, Ilo, and Marcona, on Peru’s Pacific coast. The cost of construction of this roadway is estimated at US$700 million, with the CAF financing 30% and Brazil and Peru sharing the remainder.

Relations with Ecuador

Peru has had several territorial disputes with Ecuador dating back to colonial times. A significant military clash occurred in 1941, which came to an end in 1942 with the signing of the Rio de Janeiro Protocol. This settlement, sponsored by Argentina, Brazil, Chile and the United States, established territorial limits between Peru and Ecuador but failed to delineate clearly their border in a 78-kilometer section of the Andean foothills. Further disputes over the border in this region led to additional clashes in 1981 and 1995. In the latest clash, thousands of soldiers from each country fought an intense but localized war in the disputed territory of the upper Cenepa valley.

A peace agreement brokered in February 1995 by the four sponsors of the Rio de Janeiro Protocol led to the cessation of hostilities and established the Military Observers Mission to Ecuador-Peru to monitor activities in the disputed area. In 1996, Peru and Ecuador began a series of meetings that led to the 1998 Brasilia Agreement, which defined the border in the disputed area. The agreed upon border tracks the peaks of the Cordillera del Cóndor mountain range. The 1998 Brasilia Agreement granted Ecuador private ownership of a hill known as Tiwinza, but it was agreed that the hill would remain under Peruvian sovereignty. In May 1999, a complete demarcation of the border was completed. The 1998 Brasilia Agreement also established terms of bilateral trade and navigational understandings between the two nations and created the Bi-National Commission for Border Integration. This commission led to the launch of a US$3.0 billion regional development program to improve social and economic conditions along the border.

Peru currently maintains strong political and economic relations with Ecuador. The two governments have signed further agreements on border development, navigation, security and trade. On July 30, 1997, Peru reached an agreement with the other members of the Community of Andean Nations for its full incorporation into the Community of Andean Nations’ Free Trade Area. The Community of Andean Nations approved a tariff reduction schedule that became effective on August 1, 1997 and which will end no later than 2005. As part of this process, Peru and Ecuador signed the Agreement on Acceleration and Further Development in October 1998 and the corresponding Instrument of Execution in August 1999, allowing the elimination of tariffs between the two countries on a variety of exports in 2003.

Subversive Activities

In the 1980s and early 1990s, the Shining Path and Tupac Amaru conducted indiscriminate bombings and selective assassinations in Peru. The government estimates that from 1980 to 1995, the Shining Path’s terrorist activities led to the death of over 60,000 people. The capture in 1992 of the Shining Path’s founder, Abimael Guzmán, his subsequent life sentence and the jailing of most of the Shining Path’s central committee, considerably weakened the Shining Path.

In December 1996, Tupac Amaru assaulted the residence of the Japanese ambassador to Peru and held 42 hostages for more than four months. In April 1997, Peruvian armed forces stormed the residence, rescued all but one of the remaining hostages and killed 14 members of Tupac Amaru, including Néstor Cerpa Cartolini, its leader. As a result of that defeat, Tupac Amaru was weakened dramatically and no longer poses a significant terrorist threat.

Between 1996 and 2000, there were several violent incidents in Peru’s jungles, but there is no evidence that these incidents were connected to the activities of the Shining Path or Tupac Amaru. Since late 2001, however, there have been signs of a resurgence of Shining Path activity. In August 2001, individuals believed to be members of the Shining Path killed four police officers in the Amazon province of Satipo. In November 2001, the Ministerio del Interior, or Interior Ministry, announced that it had thwarted a plan by the Shining Path to attack the United States Embassy in Lima. In December 2001, terrorists believed to be members of the Shining Path bombed an electricity tower 30 miles east of Lima. In response to these signs of terrorist activity, the U.S. State Department in December 2001 warned U.S. travelers to Peru and U.S. residents of Peru to exercise caution when in Peru.

In March 2002, three days before a visit to Lima by U.S. President George W. Bush, a car bomb exploded at a Lima shopping center across the street from the United States Embassy, killing ten persons and wounding 30. Of the three suspects arrested for the incident, two were members of the Shining Path. In response to this incident, the U.S. State Department issued another warning alerting U.S. travelers to Peru of the continued potential for terrorist activity in Peru.

The Shining Path was responsible for a number of terrorist activities during 2003. In particular:

•	On June 10, 2003, members of the Shining Path took hostage 71 employees of the Argentine firm Techint who were constructing a portion of the Camisea gas pipeline in Ayacucho department in Peru’s central highlands. The hostages were released unharmed the next day amid rumors that the government paid a ransom for the hostages’ release.

•	In June 2003, members of the Shining Path ambushed an army patrol in the Huanta province in Peru’s central highlands, killing one soldier.

•	In July 2003, members of the Shining Path ambushed a marine patrol near Matucana in Peru’s central highlands, killing seven soldiers and wounding ten. This was the worst loss by the Peruvian military to the Shining Path in four years.

As a result of these and other incidents, the government declared a state of emergency in certain regions during 2003.

Although the Shining Path is no longer as powerful as it was during the 1980s and early 1990s, members still operate in remote mountainous and jungle areas in central and southern Peru, where military patrols have decreased due to military spending cutbacks. Shining Path members have formed alliances with coca farmers and drug traffickers in drug-growing areas of the Upper Huallaga and Apurimac valleys to provide armed protection against the government’s interdiction efforts. In response to this activity, security forces in Peru continue to monitor subversive activities and have maintained their efforts to prevent the resurgence of a significant terrorist threat, including by reactivating anti-terrorist bases in the valleys, training farmers in areas where the Shining Path operates to assist the military and heightening security in Lima. The government, however, cannot assure you that a resurgence of terrorism in Peru will not occur, or that, if there is a resurgence, it will not have a material adverse impact on the economy and prospects of Peru.

In January 2003, Peru’s Constitutional Tribunal held that the laws under which several people were convicted of terrorism, including Abimael Guzmán, the Shining Path’s founder, were unconstitutional, on the grounds, among others, that they were initially convicted in a military tribunal closed to the public, and a retrial was ordered for Guzmán and other Shining Path members. This retrial began on November 5, 2004.

A retrial of several members of the Tupac Amaru Revolutionary Movement (MRTA), another terrorist group, on the same constitutional grounds has also begun in December 2004. In November 2004, the Inter-American Court of Human Rights in Costa Rica upheld the conviction of U.S. citizen Lori Berenson, who in a 2001 public trial was sentenced to 20 years in prison for collaborating in an MRTA plan to attack Peru’s Congress. Berenson had originally been sentenced to life in prison by a military tribunal in 1995.

On January 1, 2005, a rebel group of approximately 160 members made up of ex-army reservists took 10 members of the police hostage at a police station in Andahuaylas, a small town approximately 275 miles southeast of Lima. Antauro Humala, the leader of the group, cited discontent with the Toledo administration as the motivation behind their actions. On January 4, 2005, Antauro Humala was captured and his group surrendered to government authorities. Four policemen and two rebels died as a result of this incident. The government does not foresee similar future events, but cannot provide any guarantees that future events will not occur.

Anti-Narcotics Efforts

In the 1970s and 1980s, Peru experienced a surge in coca cultivation, and became, until the mid-1990s, the world’s largest coca producer. Coca cultivation was initially concentrated in the Upper Huallaga valley but later expanded to other regions as international demand for cocaine increased. Traffickers and terrorists formed alliances to protect cultivation.

Some coca was also grown legally in Peru for traditional purposes, such as medicinal uses to counteract the effects of the high altitude and brewing it for tea. The government estimates that these legal uses require a nationwide crop of approximately 12,000 hectares.

Beginning in the 1970s, Peru worked to reduce illegal drug production, trafficking and consumption. In 1996, the government established Contradrogas, a government agency responsible for planning and supervising the government’s anti-narcotics efforts. This agency is also responsible for securing and negotiating the terms of financial assistance from foreign governments and international organizations directed to Peru’s anti-narcotics programs. This agency has collaborated with several countries and international agencies, including the United States Agency for International Development, or USAID, to implement alternative development programs in Peru’s leading coca-growing areas.

The government’s anti-narcotics efforts as well as other factors contributed to a reduction in coca production between 1995 and 2000. The factors contributing to this reduction were:

•	Peru’s coca alternative development program;

•	interdiction by the Peruvian air force;

•	eradication of coca fields and laboratories;

•	seizures of drugs and precursor chemicals;

•	prosecution of drug traffickers; and

•	a significant reduction in international demand for cocaine.

During 2001, however, evidence of an increase in the production of coca emerged. During 2001, despite the eradication of 6,400 hectares of coca fields, the size of Peru’s coca crop remained stable, covering 34,000 hectares, a decrease of only 200 hectares from the crop size in 2000. During 2002, Peru’s coca crop increased 7.6% to 36,600 hectares, despite the eradication of 7,200 hectares. During 2003, Peru’s coca crop decreased 14.9% to 31,150 hectares. In 2004, Peru’s coca crop remained around 30,000 hectares. In 2005, Peru’s goal is to eradicate 11,000 hectares.

The recent increase in Peru’s coca crop is attributable to a shift in production from Colombia to Peru due to the Colombian government’s increased eradication of drug crops, and to the decrease in the price of suitable substitute crops for Peruvian farmers, such as coffee, to levels below the cost of production. In addition, Peru’s aerial interdiction program was suspended in 2001 after a U.S. missionary and her infant daughter were killed when their aircraft was mistaken for a drug cartel flight and shot down over the Amazon River. U.S. officials have acknowledged the effect on Peru of Colombia’s increased drug eradication efforts and tripled anti-drug aid for Peru in 2002 to US$156 million. In 2003, U.S. anti-drug aid for Peru was US$128 million and in 2004, U.S. anti-drug aid for Peru was US$116 million.

In April 2003, the government agreed with coca growers to suspend its forced eradication of coca crops. This was in response to protests by coca farmers, claiming that private organizations that run anti-coca programs absorb aid money provided by USAID and that crop substitution programs offered them inadequate substitutes. The government agreed with coca growers to a joint, gradual, sustainable reduction of coca crops, with the goal of reducing coca crops to the level needed for traditional production. In May 2004, there was a protest march in Lima of 1000 coca growers for the full legalization of coca growers, the release of the imprisoned coca grower leader, Nelson Palomino, and the disbandment of the national drug agency, Devida. The protest march ended peaceably.

In addition to the recent increase in Peru’s coca crop, production of poppies, the source of heroin, has also increased in Peru since 2001. In 2001, the government eradicated 135 hectares of poppies, up from 26 hectares in 2000. Estimates of the size of the poppy crop are sketchy because poppies grow at high altitudes, above the ceiling of police helicopters. Evidence indicated that opium poppy cultivation remains at relatively low levels; however, the government intends to expand its monitoring efforts to detect opium poppies. More recent information regarding the production of poppies is not available.

The government has also undertaken efforts to impede financial transactions related to drug trafficking. For example, to prevent money laundering in connection with drug trafficking and other activities, Peru requires financial institutions to conduct employee training in preventive methods, obtain basic knowledge about their clients and adhere to a code of conduct

Legal Proceedings

On December 23, 2002, Lucchetti S.A. and Lucchetti Perú S.A., a Chilean subsidiary of Lucchetti S.A., presented a request to open an arbitration proceeding against Peru in the Centro Internacional de Arreglo de Diferencias Relativas a Inversiones, the International Center for the Settlement of Investment Disputes or CIADI (an organization of the World Bank), to which Peru and Chile agreed to submit all investment disputes as part of a bilateral agreement for the reciprocal promotion and protection of investment. Lucchetti is alleging that Peru expropriated its investment for the construction of a pasta factory located in Villa Chorrillos, near Lima, and is seeking US$150 million in damages. Peru has challenged CIADI’s jurisdiction of this matter, including certain counter allegations against Lucchetti, including that Lucchetti’s investment in Peru was not effected in conformance with Peruvian legislation and that Lucchetti’s actions during the construction and operation of the Villa Chorrillos factory contravened Peruvian regulations. CIADI’s arbitration tribunal held hearings on the question of CIADI’s jurisdiction in September 2004.

On May 9, 2003, following a series of proceedings in lower courts, Engelhard Perú SAC, a subsidiary of U.S. exporter Engelhard Corporation, filed an action in Peru’s Constitutional Court claiming that the Superintendencia Nacional de Administración Tributaria, the National Superintendency for Tax Administration, or SUNAT, and the Ministerio de Economía y Finanzas, or Ministry of Economy, had improperly withheld a sales tax refund allegedly owed to Engelhard in relation to gold export transactions in 1998 and early 1999 and seeking damages in the amount of S/. 97,019,479. On April 28, 2004, the Constitutional Court ruled in favor of Engelhard; SUNAT and the Ministry of Economy have appealed this ruling. On October 6, 2004, Engelhard appeared before the Subcommittee on the Western Hemisphere of the U.S. House of Representatives International Relations Committee to request that the U.S. Congress refuse to enter into the bilateral Free Trade Agreement with Peru that is currently being negotiated until Engelhard has been refunded the S/. 97,019,479 it alleges that Peru owes to it.

On October 6, 2003, Duke Energy International Peru Investments No 1 Ltd, which we refer to as Duke Energy, filed a request for arbitration before the CIADI, alleging that Peru violated the Legal Stability Agreement between Duke Energy and Peru by imposing a $ 48 million tax assessment on Duke Energy’s affiliate, Duke Energy Egenor S. en C. por A. (formerly called Duke Energy International Egenor S. en C. por A.) for tax underpayments, interest, fines and penalties. Duke Energy is seeking compensation for any increased tax costs or effects arising out of the assessment, amounts paid to the Government in connection with the tax assessment and costs of the arbitration proceedings. CIADI established its arbitration tribunal for this matter on July 28, 2004, and a hearing is scheduled for March 19, 2005 to consider Peru’s request for dismissal of the claim on grounds that CIADI lacks jurisdiction.

Peru’s Ministry of Economy is currently requesting the Superior Court of Lima declare null and void an arbitral award against it in the amount of S/. 350,266,341 rendered on February 2, 2004 in favor of Cementos Andino S.A. (Cementos) in a dispute related to title over, and dividends on, a 49% equity interest in Cementos held by Inversiones Cofide S.A. (ICSA), Peru’s former holding company for shares in state-owned enterprises, and its successor and transferee, the National Fund for Financing State Enterprise Activity (FONAFE). The arbitral award provided Cementos with the option of either a return of its shares or a payment of S/. 350,266,341. In 1974, the entire share capital of Cementos was expropriated by the Peruvian government, but 51% of the shares were returned pursuant to a subsequent settlement agreement and, in 1980, subsequent to the aforementioned agreement, ICSA paid Cementos for the value of the remaining 49% shares it still held. Cementos, however, later alleged that ICSA had not paid the fair value of the shares due to an error in their valuation. On February 20, 1998, Cementos amended its by-laws in order to extinguish the privileges and rights previously held by ICSA with respect to its 49% shares. ICSA commenced arbitral proceedings on January 4, 1999. The Ministry of Economy was later unlawfully impleaded in the arbitration by Cementos, even though it was not a party to any arbitration agreement with Cementos or its shareholders. The Ministry of Economy filed a judicial complaint in the Superior Court of Lima against the February 2, 2004 arbitral award on the grounds that it was improperly impleaded in the arbitral proceeding in the first instance. On September 13, 2004, the Ministry of Economy deposited funds, in the form of a letter of guaranty, equal to the S/. 350,266,341 arbitral award in order to allow the case to proceed. This case is still pending, and the timing for decision is uncertain.

THE ECONOMY

History and Background

Between 1930 and the mid-1960s, Peru had one of the most successful economies in Latin America. During this time, Peru generally deviated from the import-substitution model adopted by other countries in the region. Peru adhered, except for brief intervening periods, to laissez-faire, non-interventionist economic policies. The government encouraged foreign investment through tax incentives and legislation guaranteeing equal treatment of foreign and domestic investors. Aided by its main exports, consisting of fish, fish products, copper, petroleum and agricultural products, Peru’s economy grew steadily during this period.

Beginning in the mid-1960s, the Peruvian economy sustained a series of setbacks. Public sentiment began to turn resolutely against foreign investment. Pressure for change in economic policies increased as a result of:

•	class and social conflicts, characterized by populist resentment against the small economic elite that ruled Peru and against the presence of foreign companies in industries related to Peru’s national resources, such as petroleum and mining, and in other prominent sectors of the economy;

•	an economic slowdown brought about by a reduction in production and exports due principally to a sudden drop in fish catch and reduced mining and metal processing following the exhaustion of a number of the principal copper and other mines; and

•	the increased cost of living brought about by higher domestic food prices.

In 1968, the military government headed by General Juan Velasco Alvarado nationalized numerous private enterprises and conducted a campaign against foreign participation in the Peruvian economy. In 1969, the Velasco administration enacted Ley de Reforma Agraria, or the Agrarian Reform Law, which confiscated large estates from wealthy owners, turning the estates into cooperatives run by the former workers of the estates, and adopted high tariffs to shield local industry and manufacturing from foreign competition.

Peru’s currency became overvalued, making exports less competitive, and its debt grew sharply during the 1970s. Peru experienced large current account deficits and the Velasco administration borrowed abroad to finance these deficits rather than change its policies. Many cooperative farms, operated by people with little management experience, went bankrupt and agricultural production suffered.

In 1975, General Francisco Morales-Bermúdez Cerruti implemented an economic austerity program to correct the economic disequilibrium reflected in Peru’s fiscal and current account deficits and high external debt burden. The government implemented fiscal and monetary restraints and devalued the currency. These measures coincided with increases in world prices of Peru’s main exports. The fiscal deficit narrowed and by 1979 Peru had achieved a significant current account surplus.

In 1980, the civilian government led by Fernando Belaúnde reinstituted high spending and borrowing but was forced to adopt more restrained spending policies in later years. Alan García Pérez, who assumed the presidency in 1985, brought Peru to a deepening economic crisis. García increased spending, declared a debt moratorium and attempted to nationalize the banking system and other key industries. Private investment collapsed, the public sector deficit increased and exports dwindled. By 1990, the inflation rate had increased to 7,650%, net international reserves had been completely depleted and the economy had entered its third year of recession. The García administration was also beset by the terrorist activities of the Shining Path and Tupac Amaru.

In 1990, Alberto Fujimori, a university professor, won the presidential election on a campaign platform that emphasized his “outsider” status and his opposition to “traditional” politicians. Fujimori inherited an economy beset by recession, hyperinflation and high levels of external debt. Fujimori immediately moved to cut public spending, increase taxes, tame inflation and open domestic markets to foreign investment.

Within the first few years of his presidency, Fujimori dismantled protectionist and interventionist laws and policies to create a liberal economy dominated by private sector and market forces. In order to encourage foreign investment, the Fujimori administration undertook an ambitious privatization program, strengthened and simplified Peru’s tax system, opened Peru to foreign investment and lifted exchange controls and restrictions on remittances of profits, dividends and royalties. Although the Fujimori administration successfully privatized many state entities, the privatization program waned in the later years of the administration because of adverse market conditions and Fujimori’s adoption of a more populist stance prior to the 2000 elections.

As time went on, the Fujimori administration became increasingly authoritarian, as evidenced by his dissolution of Congress in 1992, his consolidation of power in the hands of the presidency following adoption of the 1993 Constitution and his allegiance with Vladimiro Montesinos. Fujimori’s authoritarianism exacted a price on Peru’s political system and undermined the success of his economic program. The Fujimori administration eventually failed to redistribute the benefits of economic growth to the poor and, in the last years of the administration, provoked civil unrest and political instability, which deterred foreign investment.

On November 20, 2000, Congress removed Fujimori from office and Valentín Paniagua assumed the presidency on a provisional basis. The Paniagua administration adopted fiscal policies to reduce spending, restore confidence, reform the tax system and stabilize the economy.

In June 2001, the Peruvian people elected Alejandro Toledo Manrique to the presidency based on a platform that recognized the value of an open economic system and rejected Fujimori’s legacy of political coercion and financial misdealings. President Toledo vowed to restore democracy, fiscal discipline and transparency to the government. He pledged to increase the living standards of the poor and disadvantaged, who constitute a majority of Peru’s population, through improvements in education, health and employment opportunities. He also promised to continue the economic reforms and privatization program first advanced by the Fujimori administration.

Toledo assumed the presidency in July 2001 against a backdrop of high unemployment and underemployment, economic recession and social need more severe than the Fujimori administration had acknowledged. Despite the economic strides achieved between 1990 and 2000, poverty remains a persistent problem in Peru. More than half of the population lives below the poverty line, as defined by the World Bank, adjusted to reflect differences in purchasing power. A significant number of Peruvians live on a monthly per capita income of less than US$30.

President Toledo implemented a number of proposals to stimulate Peru’s economy, including privatization and fiscal austerity programs. Toledo’s policies have spurred sustained economic growth since the fourth quarter of 2001. Despite this economic growth, the Toledo administration has fallen in popularity polls and faces ongoing social protests and unrest spurred by disappointment that Toledo’s policies have not immediately led to a significant reduction in the high rates of unemployment, underemployment and poverty.

In an effort to maintain his political alliances and quell public unrest, Toledo has changed his cabinet several times. In July 2002, several ministers viewed as proponents of neo-liberal economic policies resigned their posts. On July 12, 2002, Toledo swore in a new cabinet. In July 2003, in response to continuing social protests, Toledo accepted the resignations of several government officials, including that of the President of the Council of Ministers.

In November 2003, Raul Diez Canseco, the foreign trade and tourism minister, resigned after allegations of corruption. In December 2003, Beatriz Merino, the prime minister, resigned in the midst of a scandal, in January 2004, Mr. Diez Canseco resigned from his other post as one of Peru’s two vice-presidents and in May 2004, the interior minister, Mr. Fernando Rospigliosi, was censured and forced to resign by Congress. In addition, President Toledo’s party, Perú Posible, lost its leadership of Congress when on July 26, 2004 Antero Flores-Araoz, an opposition member of Congress, was elected to head the legislature. Political opponents also raised allegations of corruption against one of President Toledo’s aides.

In efforts to bolster public support for his administration, President Toledo has again substantially reconfigured his cabinet twice since December 2003, including the replacement of the prime minister and the minister of economy and finance, with new ministers predominantly from the private sector. President Toledo has also taken informal steps to delegate greater responsibility for governance to the cabinet. On September 4, 2004, President Toledo’s public approval rating in metropolitan Lima was estimated in an opinion poll at 14%.

In May 2003, Toledo declared a 30-day, nationwide state of emergency in response to protests by hundreds of thousands of state workers and farmers and work stoppages by unionized workers. The protestors demanded higher wages and greater job security and called on the Toledo administration to abandon its free-market policies and close ties to the IMF, which the protestors claimed did not benefit Peru’s poorer classes. The protests waned after the state of emergency was declared and the Toledo administration agreed to revise the 2003 budget to raise the salaries of striking teachers and spend more on social programs.

Developments From 1999 to 2003

Introduction

During the period from 1999 to 2003, Peru experienced a period of general economic growth. The economy grew slightly in 1999 and moderately in 2000. The economy stagnated in 2001 and then grew 4.9% in 2002 and 3.8% in 2003. Provided below is a discussion of the trends and events affecting the economic results during this period.

1999

During 1999, the Peruvian economy grew only modestly, by 0.9%. This result was a small recovery from the recession registered in the previous year as a consequence of mainly external shocks, including the international financial crises beginning in Asia and continuing to Brazil and Russia, a decrease in terms of trade and the effects of El Niño, which depressed the primary sector of the economy.

As a result of the continuing international financial crisis, there was a sustained process of foreign investment withdrawal from emerging markets. In Peru, private investment dropped by 15.2% and generated a decline in domestic demand, which depressed the demand-related GDP sectors (such as industry, construction and services).

In contrast, the primary sectors showed a strong recovery in 1999 after the effects of El Niño. The agriculture industry grew by 10.1% and fishing grew by 28.2%. However, this growth was insufficient to offset the decrease in the non-primary sectors, which are the principal components of total GDP.

The Fujimori administration’s tight monetary and fiscal policies exacerbated these economic problems. The stagnation in the economy during these years depressed the banking sector and led to a credit crunch and increasing bad loan portfolios. Nonetheless, the presence of foreign financial institutions in the banking system, strict provisioning requirements and a federal program to facilitate commercial debt restructuring helped the banking system to endure the stagnation more successfully than did other banks in the region during the same period.

2000

During 2000, GDP grew 2.9%, spurred by strong growth during the first half of 2000 that slowed down during the second half of 2000. The growth during the first months of 2000 resulted principally from increased government spending and investment, as the Fujimori administration turned to more populist economic measures to gain public support for Fujimori’s third presidential bid. Economic growth stagnated following Fujimori’s controversial election to a third term in May 2000, primarily as a result of the political controversy that led to Fujimori’s removal in November 2000 and a reduction in government spending to balance Peru’s fiscal accounts.

The fiscal deficit expanded in 2000 due to lower-than-expected tax receipts and an increase in expenditures. Bank credit declined and bank loan quality continued to deteriorate. The current account deficit totaled US$1.6 billion as of December 31, 2000, representing 2.9% of GDP.

The pace of the government’s privatization program slowed during the years prior to the 2000 election, even as privatization proceeds could have helped bridge the current and fiscal account deficits. This was due to Fujimori’s turn toward more populist policies ahead of the 2000 election and to poor market conditions.

2001

During 2001, the economy grew only 0.2%, despite the government’s efforts to stabilize the economy following Fujimori’s removal in November 2000. The economy contracted during the first half of 2001 due to continued political fallout from Fujimori’s removal, uncertainty over the outcome of the elections scheduled for April 2001 and the lack of investor confidence and private investment in the Latin American region. In addition, a reduction in public spending, as the government sought to balance Peru’s fiscal accounts following Fujimori’s spending increase prior to the 2000 elections, also contributed to the economic contraction during the first half of 2001.

The economy began to expand in August 2001 in response to a government-implemented fiscal stimulus package that included reducing from 5.0% to 2.0% the extraordinary solidarity tax, starting a temporary jobs program in the most impoverished areas of Peru and increasing public sector pensions and wages by 9.0% on average. In addition, Peru experienced an average inflation rate of only 2.0% and record gold, silver and zinc production that offset a sharp drop in world metals prices. See “Public Sector Finances – Tax Regime – Other Taxes” below.

2002

During 2002, the economy grew 4.9%. This growth resulted from improvements in a few sectors, primarily mining and hydrocarbons, as production from Antamina, the world’s largest copper and zinc mining project, increased, and investment flowed toward the Camisea gas project. For a description of the Camisea project, see “—Primary Production – Mining and Hydrocarbons – Hydrocarbons” below. Also contributing to this growth was an expansion in manufacturing, construction and other sectors that benefited from increased public building projects.

The current account deficit during 2002 was US$1.1 billion, representing 2.0% of GDP, primarily due to a decrease in net financial and investment income that was partially offset by a trade surplus as the growth of exports outpaced that of imports.

The following were the economic results for 2002:

•	the non-financial public sector fiscal deficit as of December 31, 2002 was 2.3% of GDP, as compared to 2.5% as of December 31, 2001;

•	the average inflation rate for 2002 was 0.2%, as compared to 2.0% for 2001; and

•	the net international reserves of the Central Bank as of December 31, 2002 increased 11.4% to US$9.6 billion, as compared to US$8.6 billion as of December 31, 2001.

2003

During 2003, the economy grew 3.8%, as compared to 4.9% during 2002. The sectors of the economy that experienced the greatest growth during 2003 were mining and hydrocarbons, which grew by 6.9% due to a strong production of gold and zinc in an environment of high commodity prices, wholesale and retail trade, which grew by 3.8% due to increases in private consumption and personal disposable income, services other than wholesale and retail trade, which grew by 4.2% due to expansions in insurance services, restaurants and hotels and governmental services, and the electricity and water and construction sectors, which each grew by 4.2% due to a rise in domestic demand.

The current account deficit during 2003 decreased 5.9% to US$1.1 billion, representing 1.8% of GDP. This decrease was primarily due to an expanded trade surplus in 2003 due to high world commodity prices, especially metal prices, and increased financial transfers, including workers’ remittances.

The following are the economic results for 2003:

•	the non-financial public sector fiscal deficit as of December 31, 2003 was 1.8% of GDP, as compared to 2.3% as of December 31, 2002;

•	the average inflation rate for 2003 was 2.3%, as compared to 0.2% for 2002; and

•	the net international reserves of the Central Bank as of December 31, 2003 increased 6.2% to US$10.2 billion, as compared to US$9.6 billion as of December 31, 2002.

First Six Months of 2004

During the first six months of 2004, the economy grew 4.2%, as compared to 4.5% during the same period in 2003. The sectors of the economy that experienced the greatest growth during the first half of 2004 were fishing, which grew by 21.3% due to shortened periods of ban on anchovy fishing, mining and hydrocarbons, which grew by 7.4% due to higher production in gold and iron in response to high commodity prices, construction, which grew by 5.6% due to investment projects in the mining and fuel sector, supermarkets and government housing programs, and manufacturing, which increased 5.4% due to strong domestic consumption and increased demand abroad due to Peru’s inclusion in the United States’ Andean Trade Promotion and Drug Eradication Act, or ATPDEA, and services other than wholesale and retail trade, which grew by 5.1%, each as compared to the same period in 2003. There was also an increase in private consumption, as the benefits of the sustained economic growth began to trickle down to poorer income classes, and an increase in private investment.

During the first six months of 2004, the current account deficit decreased to US$354 million, or 1.1% of GDP, as compared to a current account deficit of US$707 million, or 2.3% of GDP, for the first six months of 2003. This was primarily due to a large increase in the trade balance to US$ 1.0 billion from US$187 million and an increase in remittances from Peruvians working abroad to US$503 million from US$380 million.

Developments in Argentina, Bolivia, Brazil and Venezuela

Argentina is experiencing a severe economic crisis. In December 2001, the crisis led Argentina to declare a moratorium on its payments under its public external indebtedness. Brazil experienced economic difficulties in the months preceding the election of Luiz Inácio da Silva, of the Workers’ Party, as President of Brazil on October 27, 2002. Brazilian markets continue to be volatile. Venezuela and Bolivia have recently experienced political and social unrest, including labor strikes and regular, and sometimes violent, social protests. In April 2002, Venezuela’s military aborted a takeover of the government of Hugo Chávez. In October 2003, Bolivian president Gonzalo Sanchez de Lozada resigned after several weeks of riots due in part to Bolivia’s plans to export natural gas and resentment by Bolivia’s poor to Sanchez de Lozada’s free-market economic policies. While the Bolivian, Brazilian and Venezuelan difficulties are limited in comparison to Argentina’s profound economic crisis, in each case negative investor reaction to developments in any of these countries could adversely affect the market for securities issued by Latin and South American countries, cause foreign investors to withhold capital from the region and cause uncertainty about plans for further integration of the region’s economies. Any of these events could adversely and materially affect Peru.

The Economic Policies of the Toledo Administration

Upon taking office in July 2001, Toledo faced continuing economic weakness and social need more severe than the Fujimori administration had acknowledged.

The Toledo administration established and continues to support the following priorities:

•	achieving sustained economic growth;

•	increasing exports of Peruvian goods;

•	reducing unemployment, underemployment and poverty;

•	reforming the tax system, primarily by increasing the size of tax base and improving tax collection mechanisms;

•	fostering private investment by reinvigorating structural reforms and promoting investment through concessions, joint ventures and other similar business forms;

•	increasing public investment in education, public health, job training, low-income housing and other social programs, while reducing overall public spending;

•	maintaining low inflation and a floating exchange rate system;

•	improving the efficiency of the pension system by fostering participation in the private pension system;

•	stimulating growth in private sector credit by enhancing creditors’ rights;

•	reducing public sector debt;

•	improving oversight of the financial system and adopting transparency guidelines and requirements in regulated sectors of the economy;

•	improving the efficiency of the public sector; and

•	maintaining open trade policies.

These priorities are the basis for various initiatives that Toledo has pursued since assuming office. These initiatives include the following:

•	submitting fiscally austere budgets;

•	creating an agrarian bank to provide the agricultural sector with greater access to credit;

•	transforming Mivivienda, a public development fund offering subsidized mortgages, into a mortgage securitization agency, with the goal of increasing mortgage lending and addressing the scarcity of affordable low-income housing; and

•	securing a commitment from donor nations to provide Peru with US$1.8 billion for social and economic development programs.

In addition, on the basis of the priorities of the Toledo administration, Toledo has successfully accomplished the following initiatives:

•	increasing the corporate income tax rate from 20.0% to 30.0%;

•	eliminating the special payroll tax, known as the extraordinary solidarity tax, as of December 1, 2004;

•	initiating a temporary-job placement program in impoverished areas of Peru through the A Trabajar program; and

•	increasing public sector wages by 9.0% on average.

The Toledo administration’s key economic targets for 2004, as revised, included:

•	GDP growth of approximately 4.2%;

•	a non-financial public sector deficit of 1.4% of GDP;

•	net international reserves of the Central Bank of approximately US$12.3 billion by the end of 2004;

•	a current account deficit of 1.0% of GDP; and

•	an inflation rate of 3.5%.

Peru is currently on pace to meet these targets for 2004.

The Toledo administration’s key economic targets for 2005, as revised, include:

•	GDP growth of 4.5;

•	a non-financial public sector deficit of 1.0% of GDP;

•	a current account deficit of around 1.0% of GDP; and

•	an inflation rate of 2.5%.

Gross Domestic Product and Structure of the Economy

During the period from 1999 to 2003, private consumption increased gradually from 1999, while gross investment decreased steadily from 1999 until it increased in 2003. The decrease in gross investment in 1999 reflected a decrease in the confidence of foreign investors. Modest increases in government consumption and in exports throughout the period partially offset the decline in private investment. The increase in government consumption was spurred by the adoption of more populist measures by the Fujimori administration in its later years and higher spending prior to the 2000 elections. The increase in exports after 1999 reflected recuperating export commodity prices.

During 2001, private consumption increased, as consumers did not adjust their spending to the downturn in economic activity. Gross investment decreased during the first part of the year when the uncertainty of the April 2001 elections deterred capital investment.

During 2002, private consumption increased slightly, as the benefits of Peru’s economic growth began to trickle down to the poorer income classes. Gross investment increased during 2002 because of a sharp increase in investments in commercial inventories.

During 2003, private consumption increased to US$43 billion, an increase of 6.1% as compared to US$40.5 in 2002, due to a 3.6% rise in disposable personal income and a small rise in urban employment. Gross investment increased during 2003 to US$11.4 billion, as compared to US$10.6 billion in 2002, because of investments in significant mining and fuel projects.

During the first six months of 2004, private consumption increased by 2.9% to US$23.2 billion from US$21.8 billion in the same period in 2003, due to an increase in disposable personal income and a rise in employment. Gross investment increased to US$6.6 billion during the first six months of 2004 as compared to US$5.9 billion in the same period in 2003 due to mining and fuel projects, expansion of industrial sectors, such as the textile and beer industries, and housing construction.

The following tables provide GDP by expenditure for the periods shown.

Gross Domestic Product by Expenditure

(in millions of U.S. dollars, at current prices)

	For the twelve months ended December 31,										For six months ended June 30,
	1999		2000		2001(1)		2002(1)		2003(1)		2003(1)		2004(1)
Government consumption	US$	5,571	US$	5,650	US$	5,765	US$	5,797	US$	6,139	US$	2,857	US$	2,994
Private consumption		36,131		37,750		38,754		40,531		43,004		21,821		23,221

Gross investment:
Public sector		2,494		2,137		1,689		1,608		1,744		765		692
Private sector		8,694		8,639		8,332		8,381		9,106		4,375		4,967
Change in inventories		(317)		(23)		78		619		548		803		966
Total gross investment		10,871		10,754		10,099		10,608		11,398		5,943		6,626

Exports of goods and services		7,639		8,558		8,593		9,330		10,713		5,012		6,447
Imports of goods and services		8,836		9,580		9,501		9,776		10,677		5,196		5,801
Net exports (imports)		(1,197)		(1,022)		(908)		(446)		36		(184)		647

GDP	US$	51,375	US$	53,131	US$	53,710	US$	56,490	US$	60,577	US$	30,438	US$	33,487

(1)	Preliminary data.

Source: Central Bank.

Gross Domestic Product by Expenditure

(in millions of nuevos soles, at constant 1994 prices)

	For the twelve months ended December 31,					For the six months ended June 30,
	1999	2000	2001(1)	2002(1)	2003(1)	2003(1)	2004(1)
Government consumption	S/.11,210	S/.11,560	S/.11,455	S/.11,482	S/.11,811	S/.5,511	S/.5,588
Private consumption	83,022	86,077	87,404	91,254	94,042	47,837	49,242

Gross investment:
Public sector	5,657	4,828	3,754	3,575	3,753	1,661	1,454
Private sector	19,315	18,913	18,031	18,053	19,036	9,183	10,084
Change in inventories	(627)	(95)	(74)	1,053	915	1,340	1,556
Total gross investment	24,345	23,646	21,710	22,680	23,704	12,185	13,093

Exports of goods and services	18,594	20,080	21,564	23,041	24,392	11,558	12,668
Imports of goods and services	19,724	20,481	21,030	21,477	22,192	10,814	11,512
Net exports (imports)	(1,130)	(402)	534	1,563	2,200	744	1,156

Real GDP	S/.117,446	S/.120,881	S/.121,104	S/.126,980	S/.131,757	S/.66,277	S/.69,078

(1)	Preliminary data.

Source: Central Bank and INEI.

Gross Domestic Product by Expenditure

(as a percentage of total GDP, at current prices)

	For the twelve months ended December 31,					For the six months ended June 30,
	1999	2000	2001(1)	2002(1)	2003(1)	2003(1)	2004(1)
Government consumption	10.8%	10.6%	10.7%	10.3%	10.2%	9.4%	8.9%
Private consumption	70.3	71.0	72.2	71.9	71.1	71.7	69.3

Gross investment:
Public sector	4.9	4.0	3.1	2.8	2.9	2.5	2.1
Private sector	16.9	16.3	15.5	14.9	15.1	14.4	14.8
Change in inventories	(0.6)	0.0	0.1	1.0	0.8	2.6	2.9

Total gross investment	21.2	20.2	18.8	18.7	18.8	19.5	19.8

Exports of goods and services	14.9	16.1	16.0	16.5	17.7	16.5	19.3
Imports of goods and services	17.2	18.0	17.7	17.4	17.7	17.1	17.3

Net exports (imports)	(2.3)	(1.9)	(1.7)	(0.9)	0.0	(0.6)	1.9

GDP	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Preliminary data.

Source: Central Bank.

Gross Domestic Product by Expenditure

(percentage change from previous period, at constant 1994 prices)

	For the twelve months ended December 31,					For the six months ended June 30,
	1999	2000	2001(1)	2002(1)	2003(1)	2003(1)	2004(1)
Government consumption	3.5%	3.1%	(0.9)%	0.2%	2.9%	2.9%	1.4%
Private consumption	(0.4)	3.7	1.5	4.4	6.1	3.5	2.9

Gross investment:
Public sector	6.3	(14.7)	(22.3)	(4.8)	5.0	3.2	(12.5)
Private sector	(15.2)	(2.1)	(4.7)	0.1	5.4	6.3	9.8
Change in inventories	(532.7)	84.8	22.2	1,518.6	(13.0)	8.5	16.1

Total gross investment	(13.6)	(2.9)	(8.2)	4.5	4.5	5.8	7.5

Exports of goods and services	7.6	8.0	7.4	6.8	5.9	8.1	9.6
Imports of goods and services	(15.2)	3.8	2.7	2.1	3.3	4.2	6.5

Net exports (imports)	119.0	64.5	233.1	192.5	(40.8)	(206.2)	55.5

Real GDP	0.9%	2.9%	0.2%	4.9%	3.8%	4.5%	4.2%

(1)	Preliminary data.

Source: Central Bank.

For the period from 1999 to 2003, Peru experienced a 3.3% decrease over the five years in total domestic saving, caused by a reduction in both private and public savings.

Private savings as a percentage of GDP decreased between 1999 and 2001, reflecting the decline in economic growth. Private savings fluctuated slightly between 2001 and 2003, but remained below 1999 levels. As of June 30, 2004, private savings represented 15.8% of GDP, as compared to 15.2% of GDP as of June 30, 2003, reflecting increased public confidence and an increase in private savings in pension funds.

Public savings decreased from 1999 levels because of higher expenditures by the Fujimori administration in 1999 and government petroleum subsidies in 1999 and 2000. For the years 2001 and 2002, public savings remained at the relatively lower levels recorded in 2000 because of government social expenditures. In 2003, public savings increased slightly due to an increase in tax collection. For the first six months of 2004, public savings increased due to the growth in government revenues and delays in expenditures by regional and municipal governments.

External savings as a percentage of GDP increased from 2.8% to 2.9% from 1999 to 2000 and then declined each year from 2001 to 2003, as the growth of exports exceeded that of imports. External savings as a percentage of GDP further declined to 1.1% as of June 30, 2004, mainly due to an increase in exports of mineral and textiles products.

Domestic investment showed a steady decline as a percentage of GDP from 21.2% in 1999 to 18.6% in 2001, reflecting lagging confidence in response to political uncertainty and transition, then increased to 18.8% in 2002 due to macroeconomic stability and remained at the same level in 2003. For the first half of 2004, domestic investment was 19.8% of GDP, as compared to 19.5% for the corresponding period in 2003.

Investment and Savings

(as a percentage of current GDP)

	As of December 31,					As of June 30,
	1999	2000	2001	2002	2003	2003	2004
Domestic savings:
Public savings	1.7%	0.7%	0.8%	0.6%	1.2%	1.9%	2.9%
Private savings	16.7	16.7	15.6	16.2	15.8	15.2	15.8

Total domestic savings	18.4	17.4	16.4	16.8	17.0	17.1	18.7

External savings	2.8	2.9	2.2	2.0	1.8	2.3	1.1

Total savings	21.2%	20.3%	18.6%	18.8%	18.8%	19.5%	19.8%

Domestic investment	21.2%	20.3%	18.6%	18.8%	18.8%	19.5%	19.8%

Source: Central Bank.

As indicated in the table below, the standard of living of the Peruvian population increased marginally for the period from 1999 to 2003. In 2000, per capita GDP rose 1.7% as economic growth was restored by increased government expenditures. In 2001, per capita GDP fell 0.4% due to population growth that exceeded the relatively flat growth in GDP. In 2002, per capita GDP rose 3.6% as the relative economic stability spurred GDP growth that outpaced population growth. In 2003, per capita GDP rose 5.6% because GDP growth outpaced population growth. While GDP has grown during the Toledo administration, per capita GDP and per capita income have not yet fully reflected this improvement. Public impatience with the rate of improvement in living conditions has manifested itself in public demonstrations and other social unrest. In the first six months of 2004, per capita GDP rose 8.5% as compared to the first six months of 2003 due to GDP growth exceeding population growth.

Per Capita GDP(1) and Per Capita Income(2)

(in U.S. dollars, at current prices)

	For the twelve months ended December 31,										For the six months ended June 30,
	1999		2000		2001(1)(3)		2002(1)(3)		2003(1)		2003(3)		2004(1)
Per capita GDP	US$	2,013	US$	2,048	US$	2,039	US$	2,112	US$	2,231	US$	1,121	US$	1,216
Per capita income		1,962		1,984		1,976		2,038		2,150		1,068		1,160

(1)	Without adjustment to reflect changes in purchasing power.

(2)	Per capita national disposable income, which is equal to national gross GDP plus net investment and financial income from abroad plus foreign remittances, divided by Peru’s population.

(3)	Preliminary data.

Source: Central Bank.

Principal Sectors of the Economy

The principal economic activities in Peru are services (including wholesale and retail trade, transportation and tourism) manufacturing, agriculture and livestock and mining.

The following tables present the distribution of GDP in the Peruvian economy, indicating for each sector its percentage contribution to GDP and its growth rate for the periods shown, in each case as compared to the previous corresponding period.

Gross Domestic Product by Sector

(in millions of nuevos soles, at constant 1994 prices)

	For the twelve months ended December 31,										For the six months ended June 30,
	1999		2000		2001(1)		2002(1)		2003(1)		2003(1)		2004(1)
Primary production:
Agriculture and livestock(2)	S/.	10,069	S/.	10,729	S/.	10,796	S/.	11,447	S/.	11,714	S/.	6,672		S/. 6,528
Fishing		637		704		626		661		578		327		396
Mining and hydrocarbons(3)		6,451		6,608		7,263		8,173		8,734		4,236		4,552

Total primary production		17,157		18,041		18,685		20,281		21,025		11,235		11,475
Secondary production:
Manufacturing		17,010		18,001		18,118		18,845		19,246		9,640		10,160
Construction		6,521		6,099		5,700		6,149		6,410		3,060		3,232
Electricity and water		2,447		2,525		2,566		2,694		2,807		1,395		1,457

Total secondary production		25,978		26,625		26,384		27,688		28,463		14,095		14,848
Services:
Wholesale and retail trade		16,645		17,291		17,444		18,190		18,882		10,021		10,264
Other services(4)		57,666		58,924		58,591		60,821		63,387		30,927		32,491

Total services		74,311		76,215		76,035		79,011		82,268		40,947		42,754

Total GDP	S/.	117,446	S/.	120,881	S/.	121,104	S/.	126,980	S/.	131,757	S/.	66,277	S/.	69,078

(1)	Preliminary data.

(2)	Includes forestry.

(3)	Includes non-metallic mining.

(4)	Includes taxes on products and import duties. “Other services” consist of services to companies, government services, transportation and telecommunication services, health services and educational services, tourism services and financial services.

Source:	Central Bank.

Gross Domestic Product by Sector

(as a percentage of GDP, at constant 1994 prices)

	For the twelve months ended December 31,					For the six months ended June 30,
	1999	2000	2001(1)	2002(1)	2003(1)	2003(1)	2004(1)
Primary production:
Agriculture and livestock(2)	8.6%	8.9%	8.9%	9.0%	8.9%	10.1%	9.4%
Fishing	0.5	0.6	0.5	0.5	0.4	0.5	0.6
Mining and hydrocarbons(3)	5.5	5.5	6.0	6.4	6.6	6.4	6.6

Total primary production	14.6	14.9	15.4	16.0	16.0	17.0	16.6

Secondary production:
Manufacturing	14.5	14.9	15.0	14.8	14.6	14.5	14.7
Construction	5.6	5.0	4.7	4.8	4.9	4.6	4.7
Electricity and water	2.1	2.1	2.1	2.1	2.1	2.1	2.1

Total secondary production	22.1	22.0	21.8	21.8	21.6	21.3	21.5

Services:
Wholesale and retail trade	14.2	14.3	14.4	14.3	14.3	15.1	14.9
Other services	49.1	48.7	48.4	47.9	48.1	46.7	47.0

Total services	63.3	63.0	62.8	62.2	62.4	61.8	61.9

Total GDP	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Preliminary data.

(2)	Includes forestry.

(3)	Includes non-metallic mining.

(4)	Includes taxes on products and import duties.

Source:	Central Bank.

Gross Domestic Product by Sector

(percentage change from previous period, at constant 1994 prices)

	For the twelve months ended December 31,					For the six months ended June 30,
	1999	2000	2001(1)	2002(1)	2003(1)	2003(1)	2004(1)
Primary production:
Agriculture and livestock(2)	10.1%	6.6%	0.6%	6.0%	2.3%	3.3%	(2.2)%
Fishing	28.2	10.4	(11.1)	5.7	(12.6)	(13.4)	21.3
Mining and hydrocarbons(3)	13.1	2.4	9.9	12.5	6.9	7.4	7.4

Total primary production	11.8	5.2	3.6	8.5	3.7	4.2	2.1

Secondary production:
Manufacturing	(0.7)	5.8	0.7	4.0	2.1	3.1	5.4
Construction	(10.5)	(6.5)	(6.5)	7.9	4.2	5.0	5.6
Electricity and water	3.0	3.2	1.6	5.0	4.2	4.3	4.4

Total secondary production	(3.1)	2.5	(0.9)	4.9	2.8	3.6	5.3

Services:
Wholesale and retail trade	(1.0)	3.9	0.9	4.3	3.8	5.6	2.4
Other services(4)	0.4	2.2	(0.6)	3.8	4.2	4.8	5.1

Total services	0.1	2.6	(0.2)	3.9	4.1	5.0	4.4

Total GDP	0.9%	2.9%	0.2%	4.9%	3.8%	4.5%	4.2%

(1)	Preliminary data.

(2)	Includes forestry.

(3)	Includes non-metallic mining.

(4)	Includes taxes on products and import duties.

Source:	Central Bank.

During the first six months of 2004, GDP grew 4.2% compared to 4.5% during the same period in 2003. The sectors of GDP that experienced the greatest growth during the first half of 2004 were fishing, which grew by 21.3% mainly due to increases in anchovy processing, mining and hydrocarbons, which grew by 7.4% due to increased production of gold and iron in response to higher international demand, construction, which grew by 5.6% due to investment projects in the mining and fuel sector, supermarkets and government housing programs, manufacturing, which increased 5.4% due to strong domestic and foreign demand, with a particular increase in textiles, chemicals and non-metallic mineral products, and services other than wholesale and retail trade, which grew by 5.1%, each as compared to the same period in 2003. There was also an increase in private consumption, as the benefits of the sustained economic growth began to trickle down to poorer income classes, and increased public and private investment.

Primary Production

Primary production in Peru encompasses agriculture, livestock, forestry, fishing, mining and hydrocarbon extraction. Of these, the most important activities in terms of their contribution to GDP are agriculture and livestock, which, together with forestry, accounted for 9.0% of GDP in 2002 and 8.9% of GDP in 2003. In total, the primary sector contributed 16.0% to GDP in both 2002 and 2003. During the period from 1999 to 2003, the primary sector experienced its highest growth rate in 1999 when it grew 11.8% primarily due to the recovery of the fishing and agricultural sectors from the negative effects of El Niño in 1998. For the first six months of 2004, primary production grew 2.1%, as compared to the first six months of 2003.

The following table presents the production of selected primary goods for the periods shown.

Selected Primary Goods Production

(in millions of nuevos soles, at constant 1994 prices)

	For the twelve months ended December 31,										For the six months ended June 30,
	1999		2000		2001		2002(1)		2003(2)		2003(2)		2004(2)
Agriculture:
Cotton	S/.	216.1	S/.	246.2	S/.	214.6	S/.	202.7	S/.	201.9	S/.	158.5	S/.	185.1
Rice		703.5		680.9		730.1		762.2		768.5		541.3		432.4
Coffee		464.2		507.1		512.4		571.2		543.2		369.6		432.9
Sugar cane		426.5		484.5		501.7		572.0		602.1		285.6		232.2
Corn		651.0		742.0		765.0		767.2		799.6		505.1		450.3
Potato		1,237.1		1,320.9		1,081.3		1,331.6		1271.4		981.8		868.6
Wheat		170.7		186.6		175.5		191.5		191.6		87.1		70.2
Vegetables		821.9		896.8		913.0		898.7		900.2		443.4		403.3
Fruits		1,076.2		1,126.5		1,112.8		1,152.7		1215.1		662.6		689.1
Tubers		419.8		428.8		424.3		422.9		420.1		223.8		219.4
Other agricultural(3)		1,960.6		2,051.8		2,063.6		2,088.3		2195.3		1,341.2		1374.9

Total crops	S/.	8,147.6	S/.	8,672.1	S/.	8,494.3	S/.	8,960.8	S/.	9109.1	S/.	5,600.1	S/.	5,358.4

Livestock:
Poultry	S/.	2,455.3	S/.	2,692.3	S/.	2,835.3	S/.	3,024.7	S/.	3,156.3	S/.	1,546.0	S/.	1567.5
Eggs		310.4		310.1		319.7		381.4		381.7		191.3		185.9
Milk		513.7		541.0		565.3		605.5		621.7		316.8		322.2
Lamb		363.4		378.3		387.2		387.2		393.4		203.3		211.2
Pork		303.9		332.0		393.9		391.6		395.1		195.9		197.9
Beef		1,158.0		1,181.5		1,195.0		1,227.1		1256.8		628.4		644.5
Other(3)		573.9		597.9		608.2		621.5		643.5		235.4		241.0

Total livestock	S/.	5,678.6	S/.	6,033.1	S/.	6,304.4	S/.	6,639.0	S/.	6848.5	S/.	3,317.0	S/.	3,370.2

Fishing	S/.	637.0	S/.	703.5	S/.	625.7	S/.	661.4	S/.	578.0	S/.	326.7	S/.	396.2

(1)	Preliminary data.

(2)	Estimated data.

(3)	Includes secondary production.

Source:	INEI.

The following table provides the annual percentage change in the production of selected primary goods for the periods shown.

Selected Primary Goods Production

(percentage change from previous period, at constant 1994 prices)

	For the twelve months ended December 31,					For the six months ended June 30,
	1999	2000	2001	2002(1)	2003(2)	2003(2)	2004(2)
Agriculture:
Cotton	41.7%	14.0%	(12.8)%	(5.5)%	(0.4)%	(7.1)%	16.7%
Rice	26.2	(3.2)	7.2	4.4	0.8	(2.4)	(20.1)
Coffee	20.8	9.3	1.0	11.5	(4.9)	(8.3)	17.1
Sugar cane	10.0	13.6	3.6	14.0	5.3	12.7	(18.7)
Corn	12.7	14.0	3.1	0.3	4.2	12.5	(10.8)
Potato	18.4	6.8	(18.1)	23.1	(4.5)	(0.4)	(11.5)
Wheat	8.4	9.3	(5.9)	9.1	0.0	6.0	(19.4)
Vegetables	13.2	9.1	1.8	(1.6)	0.2	7.6	(9.0)
Fruits	11.8	4.7	(1.2)	3.6	5.4	5.1	4.0
Tubers	1.7	2.1	(1.0)	(0.3)	(0.6)	0.2	(2.0)
Other agricultural(3)	8.9	4.7	0.6	1.2	5.1	3.7	1.2

Livestock:
Poultry	7.5	9.7	5.3	6.7	4.4	5.3	1.4
Eggs	4.9	(0.1)	3.1	6.7	4.4	3.2	(2.8)
Milk	1.5	5.3	4.5	19.3	0.1	4.1	1.7
Lamb	31.9	4.1	2.3	7.1	2.7	1.1	3.9
Pork	(6.8)	9.2	18.6	0.0	1.6	1.8	1.1
Beef	7.8	2.0	1.1	(0.6)	0.9	2.9	2.6
Other(3)	2.3	4.2	1.7	2.7	2.4	2.4	2.4

Fishing	28.2	10.4	(11.1)	5.7	(12.6)	(13.4)	21.3

(1)	Preliminary data.

(2)	Estimated data.

(3)	Includes secondary production.

Source:	INEI.

Agriculture and Livestock

The Peruvian agriculture and livestock sector is dominated by small-scale producers. The sector represented 9.4% of total exports in 2003. Approximately 3.0% of Peru’s land area is devoted to arable production and permanent crops. Subsistence farming predominates and productivity is low due to drainage and salinity problems, although productivity increased during the 1990s.

The agriculture and livestock sector grew every year in the period from 1999 to 2003, despite the continuing adverse effects of El Niño in 1998 (which caused floods and landslides that resulted in the loss of arable land, irrigation deficiencies and plagues), increasing its annual contribution to GDP from 8.6% in 1999 to 8.9% in 2003.

Normal weather conditions and several assistance and development programs undertaken by the Ministerio de Agricultura, or Ministry of Agriculture, led to 10.1% growth in 1999 and 6.6% growth in 2000. In 2001, the agriculture and livestock sector was stagnant, growing only 0.6% due to a 2.3% decline in agricultural production as a result of a reduction in the area of land farmed, offset in part by a 4.6% growth in the amount of livestock raised as a result of the increased production of milk, chicken and cattle. In 2002 this sector grew 6.0%, primarily due to increased production per hectare farmed. In 2003 the agriculture and livestock sector grew 2.3% due to the increased production of sugar cane, yellow corn, fruits and meats (poultry and beef).

Peru’s main agricultural products are vegetables, potatoes and fruits, which together accounted for approximately 37.2% of Peru’s agricultural production in 2003. Peru’s traditional agricultural products include cotton, sugar, coffee and rice. Agricultural production has increasingly focused on non-traditional export products destined primarily for the winter markets of Europe and the United States. The northern coast of Peru is the main area for cultivation of non-traditional export crops such as asparagus, mangos, passion fruit and oranges. Animal husbandry—sheep, poultry and cattle—is predominant in the southern regions of Peru.

Peru’s main agricultural export products are coffee, sugar and asparagus, which together accounted for approximately 48% of agricultural exports in 2003. Other important export crops include cochineal, cocoa, carmine and marigold flour. In recent years, production of fruit, particularly mangos and grapes, for the export market has increased. Cotton, rice and sugar are produced for both the domestic and the export markets.

During the 1990s, the government gave priority to farming as part of its program to channel resources to poorer regions and increase the self-sufficiency of subsistence farmers. The highest priority crops included rice, corn and wheat. By reviving traditional irrigation and terracing methods, the government extended cultivation through the use of marginal land, while also promoting modern farming techniques.

In 1996, the government adopted measures to promote agricultural development. These measures consisted of the following three new laws:

•	Ley de Saneamiento Económico-Financiero de las Empresas Agrarias Azucareras, or the Law for the Financial Rehabilitation of Sugar Companies, which established the Programa Extraordinario de Regularización Tributaria, or Extraordinary Program for Tax Reform, or PERTA. PERTA was designed to facilitate the payment by sugar companies of overdue tax liabilities through the introduction of various alternative payment methods and a partial tax amnesty.

•	Ley de Reestructuración de las Empresas Agrarias, or the Law for the Restructuring of Agricultural Companies, which expanded PERTA to include independent farmers and irrigation companies.

•	Ley de Promoción del Sector Agrario, or the Agricultural Sector Promotion Law, which established a special tax regime for the agricultural sector.

The Toledo administration expects to foster agricultural development by implementing the following policies:

•	improving supervisory standards and technical guidelines, such as seed quality and growing conditions, to promote the production of important crops;

•	providing technical assistance to small-scale farmers in areas such as land management, irrigation and sowing techniques; and

•	organizing small-scale farmers into farming cooperatives to improve their production and distribution capacity and enhance their ability to generate jobs.

The Toledo administration has supported an agricultural development program that reduced the tariff on agricultural machinery and equipment from 12.0% to 7.0% and reduced the tariff on imports of agricultural inputs from 12.0% to 4.0%. In 2004 some agricultural tariffs were reduced to zero for agricultural inputs and machinery. See “Balance of Payments and Foreign Trade – Foreign Trade” below for more information.

Fishing

Fishing is a small part of the Peruvian economy, contributing between 0.6% and 0.4% annually to GDP from 1999 to 2003. Fish products, however, are Peru’s second leading export, accounting for 9.1% of exports in 2003.

In the late 1960s, Peru was the world’s leading fishing nation. Its importance as a leading exporter of fishmeal declined during the 1970s and early 1980s due to ecological factors and over-fishing. Peru has since recovered its position as one of the world’s leading fishmeal producers and exporters.

Peru’s fish-processing industry is made up primarily of the processing of anchovies into fishmeal. The industry has suffered frequently from the destruction of fish stocks caused by changes in oceanographic conditions. The government, from time to time, imposes seasonal fishing bans based on factors such as marine wildlife conditions and fish processing capacity. Although these bans limit fishing extraction, their adverse impact on fishing production is outweighed by the increased stock of protected species.

In 1999 and 2000, the fishing sector recovered from the effect of El Niño in 1998, growing 28.2% in 1999 and 10.4% in 2000 due to the improved oceanographic conditions. In 2001, the fishing sector declined 11.1% due to climactic changes that dispersed the fish stock. In 2002, the fishing sector increased 5.7%, primarily due to a slight increase in fish stocks, again as a result of improving oceanographic conditions. In 2003, the sector again declined 12.6% due to the unfavorable oceanographic conditions and the 192 days of ban on the fishing of anchovies.

Mining and Hydrocarbons

The mining and hydrocarbons sector grew 6.9% in 2003 as a result of an approximately 7.7% growth in the production of metals primarily due to high international prices. Antamina, the world’s largest copper and zinc mining project that began its production phase in July 2001, contributed to the growth in the volume of copper, zinc and silver extracts.

Mining. Peru is the leading producer in Latin America of gold, silver, tin, copper, lead and zinc. Although mining constitutes a small part of the country’s GDP, contributing on average 6% of GDP between 1999 and 2003, it is Peru’s leading export sector, accounting for 51.2% of Peru’s total export earnings in 2003. Gold alone accounted for 22.8% of total export earnings in 2003.

Between 1999 and 2003, investment in the mining subsector totaled approximately US$4.4 billion, with an average annual investment of US$0.9 billion. The most important projects in this period were:

•	the Antamina copper and zinc project, in which US$525 million was invested in 1999, US$825 million in 2000, US$530 million in 2001, US$49.7 million in 2002 and US$36.6 million in 2003;

•	the expansion of the Cuajone and Toquepala copper projects, in which US$250 million was invested in 1999, US$132 million in 2000, US$161 million in 2001, US$129.0 million in 2002 and US$80 million in 2003; and

•	the expansion of the Yanacocha gold project, in which US$138.7 million was invested in 1999, US$279.2 million in 2000, US$292.7 million in 2001, US$145.8million in 2002 and US$194.2 million in 2003.

On August 27, 2004, construction began of the Alto Chicama gold mine in northern Peru. The Alto Chicama is expected to produce between 500,000 ounces and 600,000 ounces of gold annually beginning in 2005. As of December 2004, Minera Barrick, a Canadian gold producer, had invested approximately US$110 million in Alto Chicama and is expected to invest US$340 million in the development by the end of 2005.

Hydrocarbons. The hydrocarbons subsector, which encompasses petroleum and natural gas production, currently constitutes a minor part of the Peruvian economy.

The petroleum companies in Peru are oriented towards the exploration and development of oil fields located mainly in the Amazon jungle. A major part of Peruvian production consists of heavy crude oil that is primarily exported and light crude oil used in local refineries. Petroleum products for industrial and residential use are supplemented with imports.

Between 1999 and 2003, petroleum production decreased consistently due to the exhaustion of oil producing fields and a reduction in drilling of exploration wells that was triggered in part by a drop in the international prices of petroleum. In 2003, petroleum production decreased by approximately 5.7%.

Peru is currently only a minor producer of natural gas. As of December 31, 2003, Peru had approximately 1.3 trillion cubic feet of natural gas proven reserves, of which approximately 482 billion cubic feet had been developed. In the period from 1999 to 2003, natural gas production increased approximately 22.6%, from 40.1 million cubic feet daily in 1999 to 50.6 million cubic feet daily in 2003. This increase resulted primarily from the launch of the Aguaytía thermoelectric plant in 1998, which extracts the natural gas it requires for power generation directly from the Amazon basin.

Peru’s natural gas reserves are concentrated in the Camisea gas field, which is located approximately 300 miles east of Lima. In February 2000, the Government granted a 40-year operating concession over the Camisea gas field to the private consortium Pluspetrol-Hunt Oil-SK Corporation. Under the concession, the government receives in royalties 37.2% of the profits generated. In October 2000, the government granted concessions over the distribution and transportation of Camisea’s natural gas to a private consortium led by the Argentine company Techint. The Camisea natural gas project officially went online in the first week of August 2004.

Development of the Camisea gas field contributed 1.0% to GDP between 2003 and 2004. The government expects the Camisea project, which includes drilling, transporting, processing and sales of natural gas, to contribute 1.0% to GDP annually over the productive life of the gas field and to create 40,000 new jobs. The Camisea project is expected to increase Peru’s production of natural gas by 19.5%, or 5.966 million cubic feet daily by the end of 2004. The government is anticipating that the increase in the production of natural gas from successful development of the Camisea gas field will provide Peru with a low cost and abundant source of energy and turn Peru into a net exporter of hydrocarbons by 2007.

On September 7, 2004, Perupetro, Peru’s state-owned hydrocarbons investment company, signed an agreement with a consortium including the members of the Camisea consortium (Pluspetrol-Hunt Oil-SK Corporation), Tecpetrol and Sonartach, for a US$500 million investment in the development of Peru’s block 56 gas field, located northeast of the Camisea development in the Amazon region in central Peru. The block 56 field, called Pagoreni or Camisea-2, has three trillion cubic feet of gas reserves and 220 million barrels of natural gas liquids. It is anticipated that development of the Pagoreni field will commence in June 2005, after approval of an environmental impact study, and that the project will begin production by the end of 2007. Eventual production from the Pagoreni project is expected to reach 600 million cubic feet of gas per day, which it is anticipated would be directed to a liquefied natural gas liquefaction plant for export to North America.

Secondary Production

Manufacturing

The principal components of the manufacturing sector are:

•	primary manufacturing, consisting principally of:

•	processing sugar;

•	processing meat products;

•	producing fishmeal, fish oil and other fish products;

•	refining non-ferrous metals;

•	refining petroleum; and

•	non-primary manufacturing, consisting principally of:

•	producing food, drinks and tobacco;

•	producing textiles, leather products and footwear;

•	producing paper products;

•	producing chemical, rubber and plastic products;

•	refining non-metallic minerals;

•	producing iron and steel; and

•	manufacturing machinery, equipment and metal products.

The manufacturing sector contracted 0.7% in 1999, primarily as a result of the adverse effects of the Asian financial crisis, which was offset slightly by the positive recovery from El Niño. This sector grew 5.8% in 2000, primarily as a result of the recovery of both primary and non-primary manufacturing from the adverse effects of El Niño, and grew 0.7% in 2001, 4.0% in 2002 and 2.1% in 2003, primarily as a result of growth in non-primary manufacturing (partially offset in 2001 by reduced production of fishmeal and anchovy sources) and an increase in domestic demand.

During the first six months of 2004, this sector increased 5.4% as compared to the same period in 2003. This increase was again primarily a result of growth in non-primary manufacturing.

Primary manufacturing. Between 1999 and 2003 primary manufacturing production fluctuated greatly, growing 15.9% in 1999 and 8.4% in 2000 as the subsector recovered from the effects of El Niño. The subsector contracted 2.3% in 2001 because of a reduction in the fish stock due to adverse oceanographic conditions. The sector contracted slightly by 0.5% in 2002 and 1.8% in 2003, primarily because of the continued reduced fish stock that led to a decrease in fishing and the production of fish products. From 1999 through 2003, primary manufacturing contributed on average approximately 3.2% annually to GDP. For the first six months of 2004, this sector experienced an expansion of 4.6%, as compared to the corresponding period in 2003, due to a growth in fishing caused by a reduction in the ban on anchovy fishing.

The following table provides information regarding primary manufacturing production for the periods shown.

Primary Manufacturing Production

(percentage change from previous period, at constant 1994 prices)

	For the twelve months ended December 31,					For the six months ended June 30,
	1999	2000	2001(1)	2002(1)	2003(1)	2003(1)	2004(1)
Sugar	36.6%	20.0%	(0.6)%	15.3%	9.1	16.6%	(19.3)
Meat products	9.3	6.8	4.3	0.6	4.6	(1.6)	2.8
Fishmeal and fish oil	120.6	22.8	(29.6)	7.6	(33.2)	(34.1)	46.4
Canned and frozen fish products	3.6	23.9	21.0	(15.3)	14.3	20.7	3.4
Refining of non-ferrous metals	7.1	3.1	3.4	(1.9)	2.2	1.0	0.0
Petroleum refining	(3.9)	(0.7)	1.5	(4.2)	(0.7)	2.8	(2.2)
Overall change	15.9	8.4	(2.3)	(0.5)	(1.8)	(4.0)	4.6

(1)	Preliminary data.
Sources:	INEI and Central Bank.

Non-primary manufacturing. Non-primary manufacturing contracted by 4.7% in 1999 as Peru experienced a decline in domestic demand due to the continuing effects of the Asian and Russian financial crises. Non-primary manufacturing increased 5.2% during 2000 as a result of the recovery from the low levels the previous two years, and in 2001 increased 1.0% due to the suspension of investment programs by some businesses. During 2002, non-primary manufacturing increased 5.6%, due primarily to increases in production of paper products used in agriculture and non-metallic minerals used in construction. During 2003, non primary manufacturing increased 3.2%, primarily due to an increase in domestic demand and an increase in textile production induced by Peru’s inclusion in the ATPDEA. During this period, non-primary manufacturing contributed on average approximately 11.5% annually to GDP. For the first six months of 2004, non-primary manufacturing increased 5.6% as compared to the corresponding period in 2003, principally as a result of greater production of consumer goods, such as furniture, textile and dairy products, and intermediate inputs, such as cement, chemicals and plastic products.

The following table provides information regarding non-primary manufacturing production for the periods shown.

Non-Primary Manufacturing Production

(percentage change from previous period, at constant 1994 prices)

	For the twelve months ended December 31,					For the six months ended June 30,
	1999	2000	2001(1)	2002(1)	2003(1)	2003(1)	2004(1)
Food, drinks and tobacco	5.4%	1.6%	3.8%	5.4%	2.1%	0.3%	1.4
Textiles, leather products and footwear	(6.3)	7.2	(1.1)	1.2	4.8	10.6	2.6
Paper products	6.1	17.8	(1.1)	22.7	6.7	14.5	5.8
Chemical, rubber and plastic products	(0.1)	6.4	3.7	7.0	3.1	1.3	3.9
Non-metallic minerals	(15.3)	(0.0)	(1.3)	11.9	5.6	6.6	12.9
Iron and steel production	(8.0)	6.4	0.7	(5.5)	6.6	4.6	1.7
Manufacturing of machinery, equipment and metal products	(16.8)	7.3	(0.4)	(4.0)	3.6	6.8	3.9
Other	(11.2)	(6.3)	3.1	0.6	(8.2)	(4.4)	8.8
Overall change	(4.7)	5.2	1.0	5.6	3.2	4.8	5.7

(1)	Preliminary data
Sources:	INEI and Central Bank.

Construction

The construction sector contracted 10.5% in 1999 and 6.5% in each of 2000 and 2001, before growing 7.9% in 2002 and 4.2% in 2003. From 1999 to 2003, the sector contributed between 4.7% and 5.6% annually to GDP.

The decline in construction from 1999 through 2001 was due primarily to:

•	a reduction in public and private investment, due to a limited supply, of credit;

•	a drop in informal housing construction due to lower nominal incomes; and

•	a delay of public highway construction, rehabilitation and expansion projects.

In 2002, the construction sector grew, primarily due to public works projects, including road construction, and a slight increase in private sector building activity. In 2003, the construction sector grew further due to projects such as Mivivienda, Techo Propio and Camisea. During the first six months of 2004, the construction sector increased 5.6%, as compared to the first six months of 2003, primarily due to the continuing projects Mivivienda, Techo Propio and Camisea and the project Alto Chicama.

Electricity and Water

For each year from 1999 to 2003, the electricity and water sector contributed approximately 2.1% annually to GDP.

Electricity. The electricity subsector in Peru was traditionally under the purview of the public sector until Peru embarked on a deregulation and privatization of the industry in 1992 and 1993. Under this initiative, the electricity subsector was divided into production, distribution and transmission segments. The government initially focused most of its deregulation and privatization efforts in the energy production and distribution segments, but gave open access to Peru’s transmission grid. The government also granted concessions of its transmission lines with the concession of the Mantaro-Socabaya transmission line in 1998 and of its Southern Power Grid in 1999. In 2001, concessions for the construction, maintenance and operation of power lines were granted to La Oroya-Paragsha-Antamina and Aguaytía-Pucallpa. The electricity subsector has grown primarily because of the expansion of the power grid, lower fuel prices and the introduction of more efficient centers to the system.

In 2003, Peru’s power plants produced 21,305 GW/hr, with 18,463 GW/hr provided to end users, of which 84.9% came from hydroelectric plants and 15.1% from thermoelectric plants. This dependence on hydroelectric generation has left Peru vulnerable to electricity shortages in times of drought.

The following table provides information regarding the development of the electricity subsector for the years shown.

Principal Economic Indicators of the Electricity Sector

	For the twelve months ended December 31,										For the six months ended June 30,
	1999		2000		2001		2002		2003		2003		2004
Production of electricity sector (in GW/hr):
Thermal		3,297		2,546		1,997		2,747		3,219		1,091		2,270
Hydroelectric		14,074		15,692		17,134		17,402		18,087		9,421		8,862

Total generation (in GW/hr)		17,371		18,238		19,131		20,149		21,305		10,512		11,132

Losses, transmission and distribution (in GW/hr)		2,542		2,469		1,267		1,263		2,167		1,184		1,080
Energy production (in millions of US$)	US$	746	US$	833	US$	864	US$	870	US$	981	US$	462	US$	547
Energy sale income (in millions of US$)	US$	1,004	US$	1,112	US$	1,153	US$	1,161	US$	1,226	US$	612	US$	655
Consumption by economic sector (in GW/hr):
Residential		3,767		3,929		4,045		4,252		4,422		2,200		2,310
Industrial		8,132		8,628		9,343		9,907		10,437		5,165		5,408
Government		535		541		542		558		570		279		293
Commercial		2,215		2,427		2,487		2,865		3,034		1,481		1,681

Total consumption		14,648		15,525		16,417		17,582		18,463		9,125		9,692

Source: OSINERG.

Water. The government is responsible for water services in Lima while Peru’s various municipalities are responsible for water services in the urban and suburban areas of their respective jurisdictions. The central and municipal governments designate special service companies, which may be private, public or a mixture of both, to supply water services. In rural areas, communal administrative commissions supply water services. The water subsector is regulated by the Superintendencia Nacional de Servicios de Saneamiento, or National Superintendence for Sanitary Services.

Services

Wholesale and Retail Trade

Wholesale and retail trade contracted 1.0% in 1999 due to a drop in domestic demand. This sector grew 3.9% in 2000, 0.9% in 2001, 4.3% in 2002 and 3.8% in 2003. The growth since 2000 is primarily due to increases in domestic demand. During the period from 1999 to 2003, this sector contributed on average 14.3% annually to GDP, making it the second most important sector of the Peruvian economy.

Other Services

The private sector in Peru offers a variety of services constituting the “Other Services” sector of Peru’s GDP that in the aggregate are an important part of the Peruvian economy. The “Other Services” sector includes services to companies, government services, transportation and communication services, health services and education services, tourism services and financial services. In the aggregate, these services grew at an annual rate of 0.4% in 1999 and 2.2% in 2000, declined by 0.6% in 2001, and grew 3.8% in 2002 and 4.2% in 2003. For a description of the evolution of the financial services subsector between 1999 and 2003 see “The Monetary System—Financial Sector” below. For the first six months of 2004, the “Other Services” sector grew 5.1% as compared to the corresponding period in 2003.

Transportation and Telecommunications

The transportation and telecommunications subsector has registered positive growth each year since 1999, except in 2001, due to increased domestic demand for telephone services. From 1997 to 2000, a large portion of Peru’s telecom investment was directed to the mobile telephony market. As a result, Peru had approximately 2.9 million mobile subscribers at December 31, 2003 and 3.4 million subscribers at June 30, 2004.

Transportation. Peru’s transportation infrastructure has historically been state-controlled. During the 1990s, as part of its privatization initiative, the government sought greater private sector involvement in this field. The government granted private concessions over transportation facilities such as Lima’s Jorge Chávez International Airport and the national railway network.

In 2004, the airline industry was negatively affected by several events. In June 2004, the U.S. government froze the assets of Peru’s national airline, Aero Continente, pending further investigation into alleged links to drug trafficking. In July 2004, Aero Continente, which controlled about two-thirds of the market, was suspended by judicial ruling because insurers refused to provide insurance for the airline after its owner was placed by the United States on a list of alleged drug-traffickers. The suspension caused more than 1,000 tourists to cancel trips to Peru for the Copa America football games.

In early October 2004, the government declared a state of emergency in the country’s air transport sector because a suspension of Lan Peru, the nation’s second largest airline and a subsidiary of Lan Chile, seemed likely. On October 15, 2004, the government suspended Lan Peru for five days for violating Peru’s domestic ownership laws requiring a minimum 30% domestic ownership.

In late October 2004, the government temporarily grounded Nuevo Continente (the former Aero Continente) for safety reasons, citing problems with “technical, legal and financial capacity, in accordance with the law”. Although Aero Continente had undergone an ownership change and had changed its name to Nuevo Continente following the U.S. government’s action in June 2004, on November 10, 2004 the U.S. government still placed Nuevo Continente on its list of entities suspected of links to drug trafficking.

Telecommunications. The following table provides information on the evolution of the telecommunications sector.

Summary of Telecommunications Sector

	As of December 31,					As of June 30,
	1999	2000	2001	2002	2003	2004
Fixed wire lines in service	1,609,884	1,617,582	1,570,956	1,656,600	1,839,165	1,943,460
Cellular phones	1,045,710	1,339,667	1,798,928	2,361,900	2,930,343	3,414,590
Public phones	63,276	83,855	94,596	109,500	129,416	133,439

Total lines	2,718,870	3,041,104	3,464,480	4,128,000	4,898,924	5,491,489

Sources:	Telefónica del Perú S.A.A., BellSouth Perú S.A., AT&T Perú S.A., Nextel del Perú S.A., TIM Perú S.A.C. y Gilat to Home Perú S.A., Americatel Perú S.A., Rural Telecom S.A.C., Telefónica Móviles S.A.C. and Telmex Perú S.A.

Tourism

See “Balance of Payments and Foreign Trade—Services Trade” below for information on the tourism subsector.

Public Administration

Based on a survey of households conducted by the Ministry of Labor, the government estimates that the public sector employed approximately 768,000 workers or approximately 10.0% of the labor force in 2001, the most recent year for which data exists.

Privatization and the Role of the State in the Economy

Privatization

In 1991, Peru initiated an ambitious privatization program beginning with the enactment of various laws for the promotion of private investment. In 1991, in order to stimulate private investment, the Executive Branch enacted Legislative Decree No. 662, Ley de Promoción de la Inversión Extranjera, or the Foreign Investment Promotion Act, which authorized the government to enter into legal stability agreements with foreign and domestic investors. These agreements guarantee that current statutes on income taxes, remittances, export promotion, administrative procedures and labor, as applied to a particular investment, will remain unchanged for a period of ten years. Originally, pursuant to Legislative Decree No. 662, in order to qualify for these agreements, an investor needed to invest at least US$2 million within two years of the agreement, or at least US$500,000 if the investment creates 20 jobs or produces US$2 million in exports during the three years following the agreement. In September 2002, Legislative Decree No. 662 was amended by Law No. 27342, which provides that an investor must invest at least US$5 million, or US$10 million in the case of mining and hydrocarbon sectors, within two years of the agreement. Between January 1, 1991 and December 31, 2003, more than 200 privatizations have been completed worth approximately US$7.9 billion in investment, generating US$6.4 billion in projected investments, and 26 concessions worth approximately US$985 million have been completed, generating projected investments of US$4.6 billion. In 2003, 8 privatizations were completed for a value of US$2.3 million, generating projected investments of US$106 million. In 2003, no concessions were granted and one option on a concession was granted. For the first six months of 2004, an additional 6 privatizations were completed, including the privatization of the Yuncan hydroelectric plant, for a value of US$249 million, generating projected investments of US$110 million, and one concession was granted, generating projected investments of US$112 million.

In 1991, the Executive Branch also enacted Ley Marco para el Crecimiento de la Inversión Privada, or the Private Investment Growth Framework Act. These investment laws provide for:

•	equal treatment of both national and foreign investors;

•	automatic authorization of foreign investments, which must then be registered with the Comisión Nacional de Inversiones y Tecnologías Extranjeras, or National Commission on Foreign Investment and Technology, or CONITE;

•	the protection of the property rights of foreign investors;

•	the free repatriation of property, dividends and profits; and

•	the elimination of restrictions on the participation of foreigners in banks and insurance companies.

The principle of non-discrimination against foreign investors was incorporated into the 1993 Constitution. Additionally, the 1993 Constitution allows foreign investors to hold and dispose freely of foreign currency. Foreign investors are, however, precluded from owning national radio and television stations, mines, lands, forests, water, fuel or energy sources within 31 miles of an international border, although foreign investors, under current laws, may obtain a resolution from the executive branch authorizing those investments.

Peru also established the Comisión de Promoción de la Inversión Privada, or Commission for the Promotion of Private Investment, or COPRI, in 1991. COPRI’s main function was to design and implement a comprehensive program to foster private investment through the privatization and concession of large-scale infrastructure and public utility projects. COPRI’s board of directors oversaw all privatizations and concessions, while two special privatization committees established the procedures for privatizations and executed the privatization transactions in specific industries. The members of the special privatization committees have historically been current and former senior executives from the private sector.

In 2002, COPRI merged with CONITE and one other entity to become part of the Agencia de Promoción de la Inversión, or the Private Investment Promotion Agency, or PROINVERSION. The responsibilities and authority of COPRI and CONITE have been transferred to PROINVERSION.

Since 1991, the government has privatized most of its assets in the finance, fishing and telecommunications sectors. The government has also made significant progress in privatizing the mining and hydrocarbons, manufacturing, electricity and agriculture sectors. The more than 220 privatizations that have been completed in Peru since 1991 have generated revenues of approximately US$8.2 billion. Significant privatizations and concessions include:

•	the Antamina copper and zinc mining project;

•	the Camisea natural gas project;

•	the concession to operate Lima’s Jorge Chávez International Airport;

•	the concession to operate the railway systems in the south, southeast and central regions of Peru;

•	the sale of controlling equity interests in the telecommunications companies Empresa Nacional de Telecomunicaciones, or ENTEL, and Compañía Peruana de Teléfonos, or CPT;

•	the concessions to operate the Mantaro-Socobaya transmission line and the Southern Power Grid;

•	the concession to operate the Rio Chillón water treatment plant;

•	the privatization of the Relapasa petroleum refinery; and

•	the concessions to operate the Alto Chicama mines.

The telecommunications subsector in Peru underwent extensive liberalization during the 1990s, and a large number of foreign companies have entered the market. Although private competition was originally limited to wireless services, the telecommunications industry grew to include more than 120 companies as of the end of 1997; as of June 30, 2004, approximately 272 companies are active in the telecommunications industry. The total number of telephone lines in Peru (including fixed wire lines, cellular phones and public phones) increased from approximately 2.7 million as of December 31, 1999 to approximately 5.5 million as of June 30, 2004.

The liberalization of the telecommunications market began in 1994 when the government sold to Telefónica de España majority interests in the state-owned telecommunication companies ENTEL and CPT. Peru followed this initial step by opening the wireless market to private competition. Telefónica de España maintained a monopoly over fixed-line services until 1998 when it voluntarily ended its exclusivity service concession a year ahead of schedule. Nine private companies have since been granted concession rights to operate in the fixed-line market. As of September 30, 2004, 478 concessions have been granted to provide public telecommunications services.

Substantially all of the stock of privatized companies is held by foreign companies, such as Telefónica de España (telecommunications), Repsol (energy), Endesa (electricity), Banco Bilbao Vizcaya Argentaria (financial services) and Telecom Italia (telecommunications).

The pace of privatizations began to slow after 1996, when privatization proceeds reached record levels. This decline resulted in part from a shrinking supply of state-owned enterprises, Fujimori’s retreat from unpopular privatization initiatives to gain support for his presidential bid and the political turmoil that accompanied Fujimori’s reelection. Privatizations since 1996 have consisted primarily of the sale of remnant government shares in privatized companies.

Upon taking office in July 2001, the Toledo administration sought to revitalize Peru’s privatization agenda by charging two special privatization committees to develop privatization programs for projects including highway networks, ports, airports and tourism, penal facilities, mining and agricultural development.

The privatization program has generally been viewed unfavorably by Peruvians, fearful they will lose their jobs with privatizations and opposed to the sale of well-known state assets to non-Peruvians. Moreover, reports of bribery and misappropriation of privatization proceeds during the Fujimori administration have tainted the process.

In June 2002, violent protests in the region of Arequipa against the privatization of power generation companies Egasa and Egesur, led the government to suspend the privatization of the two companies and reevaluate the privatization process. Regional authorities also challenged the sale. The government’s plan had been to privatize these companies by the end of September 2002 in a single bidding process. Together, Egasa and Egesur own approximately 7.0% of the power generation market.

In June 2002, the privatization process was suspended, except for the sale of some mining concessions, a take-or-pay contract for gas from the Camisea gas project and small-scale sales on the local stock exchange of government-owned shares in various companies. Privatization projects in 2002 were worth US$98.4 million. Between September 2002 and December 2003, there were few privatizations and concessions granted. In 2003, the government raised US$2.3 million in privatization proceeds.

To quell opposition to the privatization process, the government sought to reach agreements with presidents of the regional governments regarding resumption of the privatization process. The first of these agreements was reached on June 16, 2003 with the regional government of Pasco to proceed with the privatization of a 30-year concession for the Yuncan hydroelectric plant. Following negotiations with affected regional governments, the central government announced in January 2004 that it would resume the privatization program. The government has indicated that the revived program will place greater emphasis on the granting of concessions rather than outright privatizations. In February 2004, the government awarded a 30-year concession for the Yuncan hydroelectric plant in Peru’s Pasco region to Energia del Sur S.A., a subsidiary of an international industrial corporation, for proceeds of US$176 million with an additional future projected investment of US$110 million.

In March 2004, Luis Guiulfo, the executive director of PROINVERSION, the government privatization agency, resigned following criticism for delays in privatization activities. On March 22, 2004, the government appointed René Cornejo, the former head of the government’s Mivivienda housing program, to head the agency.

On March 23, 2004, the government announced that it had sold Peru’s entire 31% stake in Refinería La Pampilla S.A., an oil refinery, in a public share offer on the Lima Stock Exchange, resulting in proceeds of approximately US$70.9 million.

On July 22, 2004, the government signed a US$108 million concession contract with Constructora Norberto Odebrecht S.A., a Brazilian company, for the initial phase of the Olmos hydroelectricity and irrigation project. The concessionaire is responsible for the first stage of construction of the Limón dam and for the construction, operation and maintenance of the transandean tunnel, which is intended to transport water from the Amazonian Basin to irrigate the Olmos pampas.

In August 2004, the government awarded a 4-year exploration option concession in the Las Bambas copper mine to Xstrata Schel AG, a Swiss company, for US$92.5 million.

For the first six months of 2004, the government had raised approximately US$249 million through privatizations and concessions, including the concession for the Yuncan hydroelectric plant.

In the letter of intent negotiated with the IMF in January 2002 to establish a stand-by credit facility for 2002 to 2004, privatizations and concessions were considered “an essential element to generate confidence among investors and to help finance fiscal deficits in 2002 and 2003.” The government’s aim, as agreed with the IMF as part of a two-year program, was to generate income of at least US$700 million through the sale of concessions and of state assets. After the government placed the privatization process on hold in 2002, the IMF agreed to adjust both the 2002 and 2003 targets for Peru’s consolidated public sector deficit to 2.3% of GDP for 2002 and 1.9% of GDP for 2003. The 2004-2006 stand-by agreement with the IMF also emphasizes the promotion of private investment, including the implementation of concessions or public-private partnerships for the construction and maintenance of at least two major roads.

Role of the State in the Economy

As a result of the privatization program undertaken by the government during the 1990s, the public sector currently plays a more limited role in the Peruvian economy than it did in previous decades. The Toledo administration supports the privatization process and further deregulation, based on the view that sustainable economic growth is driven primarily by private investment.

Employment and Labor

Employment

Formal Employment

A significant portion of the Peruvian population lacks regular full-time employment. Despite periods of economic growth in recent years, unemployment and underemployment remain one of Peru’s most entrenched problems. The Toledo administration has placed job creation through the private sector as one of its most important goals.

Unemployment grew during 1999 and 2001, the most recent year for which data is available, due primarily to an increase in the participation rate, which is the percentage of the population 14 years old or older that is in the labor force. Unemployment decreased in 2000, as the participation rate fell slightly.

Underemployment remained at high levels, between 43.2% and 43.1%, in 1999 and 2000, respectively, and increased to 47.6% in 2001. This increase was primarily due to an increase in the participation rate combined with stagnant economic growth.

The government stopped conducting nationwide employment surveys after 2001, although employment surveys for metropolitan Lima continue to be conducted.

According to the International Labor Office, unemployment rate in Metropolitan Lima during the first three quarters of 2004 was 9.7%. Compared with regional statistics, unemployment rates in Peru are lower than those found in Argentina (14.6%), Brazil (11.9%), Colombia (16.0%), Ecuador (11.1%) and Venezuela (16.1%), and it is only slightly higher than Chile’s (9.2%) during the first three quarters of 2004. Additionally, unemployment rates have remained relatively stable during the recent years. The Peruvian National Bureau of Statistics estimates that during the 2002-2004 period, unemployment rates in Metropolitan Lima have fluctuated between 8.5% and 10.6%.

Despite relatively favorable unemployment performance, underemployment remains high, and is considered to be the major problem in the Peruvian labor market. During the third quarter of 2004, as much as 55.6% of the workforce in Metropolitan Lima was underemployed.

The economic sectors employing the most persons are services, wholesale and retail trade and manufacturing. Based on a survey conducted by the Ministry of Labor, the government estimates that the public sector employed approximately 880,876 workers, or approximately 8.0% of the labor force, in 2003.

The continuously high levels of unemployment and underemployment have fueled social tensions and protests against privatizations and large industrial projects. In addition, this unrest has led to political tensions, resulting in the resignations of a number of the Counsel of Ministers in both July 2002 and 2003, and threatens the continuity of the coalition supporting the Toledo administration.

In 2004, Peru has continued to experience incidents of labor unrest including the following:

•	In February 2004, passenger bus companies and trucking companies staged strikes. Both strikes were settled within a week after the government granted exemptions under certain taxes.

•	In early April 2004, workers at Peru’s largest port staged a strike that impacted Peru’s capability for foreign trade. The eight-day strike ended when the workers won the right to formal employment contracts and the attendant benefits.

•	In May 2004, the government stationed 1900 members of the armed forces and the police in the southern Peruvian region of Puno, in response to violence being threatened against the mayor during a long-standing strike by the Aymara Indians in the town of Ilave. The Aymara Indians had been on strike due to a general resentment that the mayor had not fulfilled his campaign promises. The violence ended when the mayor was killed and a new mayor was elected.

•	On May 4, 2004, 7,200 health personnel went on strike to demand fair pay. The strikers demanded that the government should hire those under the “contratado” regime into the “nombrado” regime. The government ultimately agreed to the strikers’ request.

•	On July 14, 2004, 150 labor unions participated in a general strike, which was supported by opposition parties, to protest President Toledo’s economic policies. This strike did not have a significant impact on the economy.

•	In September 2004, local protests took place in Cajamarca, when the local residents demanded that the government cancel the licenses for the potential operation of the Yanacocha Mining Company in the Cerro Quilish, arguing that it might pollute the water used for agriculture. The dispute between the residents and the Yanacocha Mining Company ended when the Yanacocha Mining Company decide not to pursue the project further.

The following table provides national employment statistics for the years shown.

Employment and Labor

(in percentages)

	1999	2000	2001
Participation rate(1)	66.9%	64.3%	67.7%
Underemployment rate(2)	43.2	43.1	47.6
Unemployment rate(3)	8.0	7.4	7.9

(1)	Percentage of the working-age population (14 years old or older) that is in the labor force.

(2)	Percentage of the working-age population (14 years old or older) working part-time who would prefer to work more hours, plus the percentage of the working-age population that usually works full-time but who, in the week the employment survey was conducted, worked less than 35 hours per week as a result of economic constraints.

(3)	Percentage of the working-age population (14 years old or older) that, in the week the employment survey was conducted, was seeking remunerated employment.

Source:	MTPE - INEI Encuesta Nacional de Hogares III Trimestre, 1997-2001.

The following table provides information on employment by sector, as a percentage of total employment, for the years shown. As of 2001, the latest year for which national data is available, the economic sectors employing the most persons in urban areas were services, wholesale and retail trade and manufacturing.

Employment

(percentage by sector)

	1999	2000	2001
Agriculture	5.8%	6.8%	8.8%
Mining	0.4	0.7	0.6
Manufacturing	12.7	13.6	12.7
Construction	5.2	4.2	4.5
Wholesale and retail trade	26.4	26.6	25.4
Non personal services	31.8	31.0	28.8
Personal services	12.7	12.5	14.5
Domestic workers	4.9	4.6	4.8
Total	100.0%	100.0%	100.0%

Source: MTPE – INEI Encuesta Nacional de Hogares III Trimestre, 1997-2001.

The following table provides employment statistics in metropolitan Lima for the years shown.

Employment and Labor in Metropolitan Lima

(in percentages)

	2002	2003
Participation rate(1)	62.9	63.2
Underemployment rate(2)	41.9	42.6
Unemployment rate(3)	9.7	10.3

(1)	Percentage of the working-age population (14 years old or older) that is in the labor force.

(2)	Percentage of the working-age population (14 years old or older) working part-time who would prefer to work more hours, plus the percentage of the working-age population that usually works full-time but who, in the week the employment survey was conducted, worked less than 35 hours per week as a result of economic constraints.

(3)	Percentage of the working-age population (14 years old or older) that, in the week the employment survey was conducted, was seeking remunerated employment.

Source:	MTPE – INEI Encuesta Nacional de Hogares III Trimestre, 2002-2003.

The following table provides information on employment by sector, as a percentage of total employment, in metropolitan Lima for the years shown.

Employment in Metropolitan Lima

(percentage by economic sector)

	2002	2003
Agriculture, livestock, fishing and forestry	0.9	0.7
Mining	0.4	0.2
Manufacturing	15.8	14.1
Construction	5.7	6.1
Electricity, gas and water	0.1	0.5
Transportation and telecommunications	9.5	10.4
Wholesale and retail trade	26.8	25.7
Services	35.5	36.7
Other	5.3	5.6

Total	100.0%	100.0%

Source:	MTPE – INEI Encuesta Nacional de Hogares III Trimestre, 2002-2003.

Informal Employment

The Peruvian economy has a significant “informal sector” that provides employment to the majority of the labor force, including a significant number of women. The term “informal sector” refers to economic activities that take place outside of the formal norms for economic transactions established by the state or developed through formal business practices. It generally involves the production and exchange of legal goods and services without the appropriate business permits, without reporting tax liability, without complying with labor regulations and without legal guarantees for suppliers and end users. Because of the nature of this sector, it is difficult to obtain reliable statistics measuring its contribution to the Peruvian economy.

The Ministry of Labor estimates the size of the informal sector based on the ILO criterion. According to the ILO criterion, workers in the informal sector are those who work in micro enterprises (either as wage earners or microenterpreneurs), who are non-professional self-employed, or who are domestic and unpaid family workers. According to this measurement, 60.5% of the workforce in Metropolitan Lima was employed in the informal sector during 2003. Other methodologies define informal employment based on compliance with labor regulations (contracts, contributions to health and pension systems, etc.). Non-official estimates using this criterion reveal that 61.1% of the labor force in Metropolitan Lima were employed in the informal sector during 2001. Irrespective of the measurement criteria, informal employment levels in Lima remain high, at around 60%. It is likely that the informal sector in the rural areas would be difficult to measure and would be even higher than the level in Lima.

Consistent with recent trends in underemployment, employment in the informal sector has also shown slight reductions in recent years. According to the Ministry of Labor, informal employment has decreased from 63.6% in 2001 to 60.5% in 2003.

Metropolitan Lima: Distribution of formal and informal employment

(percentage)

	2001	2002	2003
Formal Sector	36.4%	38.4%	39.5%
Public sector workers	9.6	9	7.8
Private sector workers	26.8	29.4	31.7
Small Enterprises	9.2	13	12.8
Medium and large enterprises	13.7	13.2	15.4
Professional self-employed	3.9	3.3	3.5
Informal Sector	63.6	61.6	60.5
Micro enterprises	22.4	18.7	20.1
Non-professional self-employed	28.8	31.5	30.4
Unpaid family worker	5.3	5.0	3.8
Others	7.1	6.5	6.1

Source: Ministry of Labor. Figures for 2001 are based on the National Household Survey (3rd Quarter), and figures for 2002-2003 are based on the National Household Survey on Labor.

Wages and Labor Productivity

The Ministerio de Trabajo y Promoción del Empleo, or Ministry of Labor, sets a single minimum wage for all sectors of the economy based on macroeconomic indicators such as GDP growth and the inflation rate. The minimum wage was last adjusted in September 2003 and is currently S/. 460 per month, equivalent to approximately US$133 per month at exchange rates in effect at June 30, 2004.

Peru does not currently compile statistics on labor productivity.

Poverty and Income Distribution

In the early 1990s, the poverty level in Peru declined as a result of economic expansion and a significant decline in inflation. Poverty increased in the late 1990s as a result of the downturn in the Peruvian economy. The political tensions and instability in the later years of the Fujimori administration, and the negative impact they had on private investment and bank credit, further increased the incidence of poverty.

Peru classifies households with a monthly per capita income of less than US$60 as falling below the poverty line. Using this standard, the percentage of the population living below the poverty line increased from approximately 42% in 1998 to 54.8% in 2001, but recently has decreased to 52% in the year 2003. A significant number of Peruvians have a monthly per capita income of less than US$30. However, the degree of extreme poverty, that is, the percentage of households whose per-capita expenditure do not allow them to buy a basic food basket, as defined by INEI, has decreased in recent years. Its level reached 20.7% in 2003 (as compared to more than 24% in 2001).

Income distribution data for the most recent years available show that the poorest 40% of the population earned 14.1% of the national income in 2001, as compared to 13.9% in 1998, while the share of the national income earned by the wealthiest 10% decreased slightly from 34.6% in 1998 to 33.9% in 2001. The following table provides information regarding income distribution for the years shown.

Evolution of Income Distribution

(percentage of total national income)

Income group	1998	2001
Lowest 40%	13.9%	14.1%
Next 20%	13.9	14.2
Next 20%	21.4	21.7
Highest 20%	50.9	49.9
Of which the highest 10%	34.6	33.9

Source: INEI – Encuesta Nacional de Hogares 1998 – 2001.

The Toledo administration has declared raising the standard of living of the Peruvian population and remedying poverty to be among its most important goals. Its strategy to reduce poverty is based on:

•	achieving the fiscal balance and macroeconomic stability necessary to foster private investment, both foreign and domestic, which the administration believes will lead to economic growth and job creation; and

•	directing a greater share of public funds towards social programs, particularly education and health.

These policies are reflected in the 2004 budget, which directed approximately 52% of non-financial expenditures to education, health services and anti-poverty programs, of which 13% was to be expended in programs targeted to extreme poverty. These policies are also reflected in the government budget for 2005, which also directs approximately 52% of non-financial expenditures to education, health services and anti-poverty programs, of which 13% is to be expended in programs targeted to extreme poverty.

Poverty in Peru has been attributed to unemployment and underemployment and the increasing disparity in income between skilled, educated workers and unskilled and relatively less educated workers. The educational system has suffered from a lack of resources and inadequate teacher training. For this reason, the 2004 budget increased universal education spending by approximately 13% as compared to the 2003 budget. The 2005 budget has increased universal education spending by 9% as compared to the 2004 budget. The Toledo administration’s plan to improve education includes the following elements:

•	improving teacher training;

•	increasing gradually salaries of teachers in rural areas by a total of approximately 30.0% by 2006;

•	building more schools;

•	expanding bilingual education programs; and

•	providing Internet access in public schools.

One of the most significant aspects of the Toledo administration’s anti-poverty plan is the establishment of a social program known as “A Trabajar.” A Trabajar is an urban program that places unemployed workers in public sector jobs in the development and maintenance of infrastructure for up to six months. The program also invests in job training and technical assistance to small businesses and in improving the capacity of municipal governments and public sector agencies to effectively formulate, coordinate and monitor social initiatives. Recently, the program has also reflected an anti-cyclical component in the development of its projects.

Originally, the government expected the A Trabajar program to cost approximately US$597 million and result in 439,500 jobs by 2004. In October 2001, the Toledo administration secured US$1.0 billion from a group of 18 countries and eight international organizations to help finance the program and its other poverty initiatives. See “Public Sector Debt – External Debt” for a discussion of the recent loan from the IADB, which will be used, among other purposes, to aid the A Trabajar program.

As of December 31, 2003, the A Trabajar program has generated an estimated of 30,000 jobs in rural areas at a cost of S/. 80 million and approximately 80,000 jobs in urban areas at a cost of S/. 150 million.

The Toledo administration’s plan to reduce poverty also includes the following measures:

•	a 9.0% nominal increase in public sector wages, on average, which was implemented in 2001;

•	the creation of a Peruvian agency for international cooperation to elicit and administer international financing for the government’s anti-poverty initiatives;

•	greater investment in improving roads, sanitation facilities and sub-standard housing;

•	more efficient geographical targeting of funds for social programs to more depressed areas;

•	progressive transference of public funds and programs to regional and municipal governments, especially in social sectors; and

•	mechanisms to incentivize competition and productivity in small enterprises.

Environment

The most serious environmental problems confronting Peru are:

•	scarcity and quality of the water supply;

•	soil erosion;

•	air pollution;

•	deforestation; and

•	inadequate waste management in urban centers.

The government intends to address these environmental problems through greater supervision, regulation and community- and private-sector awareness and involvement. To coordinate the government’s environmental policies more efficiently, the Consejo Nacional del Ambiente, or National Council for the Environment, or CONAM, launched an environmental initiative in 1997 to improve transparency within CONAM and collaboration between the government, municipalities and environmental interest groups. CONAM has organized and trained Comisiones Ambientales Regionales, or Regional Environmental Commissions, to direct environmental initiatives at the regional level. CONAM has also developed a program known as the Sistema Nacional de Información Ambiental, or National System of Environmental Information, which seeks to create a national database of environmental statistics. CONAM’s budget in 2003 was S/. 11.3 million and in 2004 is S/. 13.5 million.

The government requests environmental impact studies before authorizing any public or private construction project. Each regulatory agency within each sector of the economy issues regulations to protect the environment and imposes its own sanctions for the violation of those rules. The Ministry of Energy and Mines has designed an effective environmental program that is viewed as a model for other governmental agencies. The Ministry’s Programa para Ahorro de Energía, or Energy Savings Program, actively promotes energy savings and fuel-efficient energy alternatives. The Ministry also developed and implemented an environmental curriculum for public schools that emphasizes conservation.

BALANCE OF PAYMENTS AND FOREIGN TRADE

Balance of Payments

The balance of payments accounts are used to record the value of the transactions carried out between a country’s residents and the rest of the world. The balance of payments is composed of two accounts:

•	the current account, which comprises:

•	net exports of goods and services;

•	net financial and investment income;

•	net transfers; and

•	the capital account, which is the difference between financial capital inflows and financial capital outflows.

Current Account

One of the most important aspects of the current account is the trade balance. The four primary factors that drive the trade balance are the following:

•	The relative rate of economic growth of a country as compared to that of its trading partners. Generally, if a country’s economy grows faster than that of its trading partners, its relative level of consumption of goods and services will tend to rise and its level of imports will tend to increase more rapidly than does its level of exports.

•	The relative level of domestic prices against foreign prices, as reflected by the real exchange rate. Generally, if a country’s domestic prices rise relative to those of its trading partners, there is a tendency for the country’s level of exports to decline and for its level of imports to increase.

•	Changes in production costs, technology and worker skills. More efficient production will tend to lower production costs, which in turn will tend to lower prices. As prices fall, there will be a tendency for the country’s level of exports to increase.

•	Changes in consumer tastes, which may affect the demand for a country’s goods and services abroad and the demand for foreign products in the domestic market.

Between 1999 and 2003, Peru’s current account registered annual deficits that were partially offset by capital account surpluses from 1999 and 2000 and completely offset by a capital account surplus in each of 2001, 2002 and 2003. During this period, the current account deficit increased slightly from US$1.5 billion in 1999 (2.9% of GDP) to US$1.6 billion in 2000 (2.9% of GDP), then decreased each year from 2001 through 2003, reaching a deficit of US$1.1 billion in 2003 (1.8% of GDP).

In 2001, the current account deficit decreased to US$1.2 billion, or 2.2% of GDP, as compared to US$1.6 billion, or 2.9% of GDP, in 2000. This decrease was mainly attributable to:

•	a decline in imports, due to weaker domestic demand, and an increase in non-traditional exports, which reduced the trade deficit;

•	reduced remittances and dividends by utilities out of Peru as a result of losses experienced by some mining companies, particularly producers of copper and zinc;

•	and lower international interest rates.

In 2002, the current account deficit decreased slightly to US$1.1 billion, or 2.0% of GDP, primarily as a result of higher outflows in net financial and investment income that was mostly offset by a trade surplus as the growth of exports outpaced that of imports.

In 2003, the current account deficit decreased 5.9% to US$1.1 billion, or 1.8% of GDP. The decrease in the current account deficit in 2003 was primarily due to an expanded trade surplus in 2003 due to high world commodity prices, especially metal prices, and increased financial transfers, including workers’ remittances. Peru’s current account deficit decreased from US$707 million, or 2.3% of GDP, in the first half of 2003, to US$354 million, or 1.1% of GDP, in the first half of 2004, largely due to an enlarged trade balance driven by increased exports as a result of global economic growth and more favorable terms of trade with Peru’s main trading partners, including Peru’s inclusion in the ATPDEA.

Capital Account

The capital account reflects foreign direct investment and monetary flows into and out of a nation’s financial markets. Between 1999 and 2003, Peru attracted considerable foreign investment, despite significant reductions in investment inflows in 1999 and 2000. In 2000, the capital account increased due to the increased use by mining companies, particularly Antamina, of third-party financing. For a description of foreign direct investment trends, see “—Foreign Direct Investment” below.

In 1999, the capital account surplus contracted 67.4% as compared to 1998 as a result of significant withdrawals of short-term capital in response to a voluntary decrease of short-term liabilities with external banks.

In 2000, the capital account increased from US$587 millon to US$1.0 billion. This increase was due to a decrease of US$741 millon in short-term capital outflows and an increase of US$812 million in medium and long-term disbursements to the private sector, which were partially offset by a drop of US$1,002 million in foreign direct investment as a result of political turmoil, which fostered uncertainty among investors. The sharp decrease in short-term capital outflows followed the significant prepayments in foreign debt that banking institutions undertook in 1999 in response to a tightening of domestic credit.

In 2001, the capital account registered a surplus of US$1.6 billion, an increase of 55.8% as compared to a surplus of US$1.0 billion in 2000. Despite the political uncertainty surrounding the April 2001 elections, the capital account surplus in 2001 was due primarily to an increase in short-term capital flows from a negative US$735 million to a positive flow of US$ 189 million, offset by a fall in long-term private capital of US$498 million, and an increase in foreign direct investment to US$1.1 billion from US$810 million in 2000, principally as a result of investment in the Tintaya mining project, the alcohol beverage company, Backus, and the telecommunications sector. However, portfolio investment declined significantly, from US$123 million in 2000 to US$43 million in 2001, due to an unfavorable international economic environment.

In 2002, the capital account surplus grew 15.1% to US$1.8 billion, as compared to a surplus of US$1.6 billion in 2001. This growth was primarily a result of a 101.5% increase in foreign direct investment due primarily to increased capital flows toward the mining and hydrocarbons sector. This growth was offset in part by continued decrease in portfolio investment, the prepayment of bond issues by a mining company and the acquisition of foreign bonds by the non-banking financial sector. Additionally, long-term loans to the private sector decreased due to a decrease in the amount of loan financing to Antamina in the final phase of its execution.

In 2003, the capital account surplus fell 50.3% to US$914 million, as compared to a surplus of US$1.8 billion in 2002. The decrease in the capital account surplus in 2003 was due primarily to increased investment abroad by Peruvian pension funds, lower financing needs of the Peruvian government and decreased foreign direct investment.

During the first six months of 2004, the capital account surplus increased 70.8% to US$1,042 million, as compared to US$610 million for the first six months of 2003. This increase was a result of an increased flow of financing to the private sector of US$208 million (a 20.2% increase compared to the first six months of 2003) due principally to the greater reinvestment of profits by companies with foreign shareholders in addition to the financing received for the Camisea project. The flow of short-term capital was greater by US$322 million due principally to the greater flow of external liabilities received by the banks.

The following table provides information, based on period-end exchange rates, regarding Peru’s balance of payments for the periods shown.

Balance of Payments

(in millions of U.S. dollars, at current prices)

	For the twelve months ended December 31,										For the six months ended June 30,:
	1999		2000		2001		2002(8)		2003(8)		2003(8)		2004(8)
Current account:
Trade balance:
Exports (FOB)(1)	US$	6,088	US$	6,955	US$	7,026	US$	7,723	US$	8,986	US$	4,212	US$	5,559
Imports (FOB)		(6,743)		(7,366)		(7,221)		(7,417)		(8,255)		(4,024)		(4,546)

Trade balance		(655)		(411)		(195)		306		731		187		1,012
Services, net		(663)		(738)		(881)		(986)		(931)		(484)		(497)
Of which:
Net income from tourism(2)		446		381		196		185		304		99		145
Net income from transportation(3)		(556)		(612)		(657)		(657)		(682)		(314)		(382)
Financial and investment income, net(4)		(1,115)		(1,409)		(1,123)		(1,491)		(2,082)		(956)		(1,540)
Current transfers, net		966		999		1,042		1,043		1,221		545		670
Of which:
Workers’ remittances		670		718		753		705		860		380		503

Current account balance		(1,465)		(1,559)		(1,159)		(1,127)		(1,061)		(707)		(354)
Capital account:
Foreign direct investment		1,812		810		1,070		2,156		1,317		647		950
Portfolio investment		(107)		123		43		(9)		1		(6)		(24)
Other medium-and long-term capital(5)		358		829		296		487		(551)		(46)		(221)
Of which:
Disbursements to the public sector		1,237		1,485		1,344		2,902		2,161		941		927
Other capital, including short-term capital		(1,476)		(735)		189		(794)		147		15		337

Capital account balance		587		1,026		1,599		1,840		914		610		1,042
Errors and omissions(6)		79		401		10		106		561		476		(41)

Balance of payments	US$	(799)	US$	(131)	US$	449	US$	818	US$	415	US$	379	US$	647

Financing:
Change in gross Central Bank reserves(7)	US$	922	US$	331	US$	(310)	US$	(695)	US$	(405)	US$	(308)	US$	(650)
Use of IMF resources		(147)		(141)		(138)		(137)		(73)		(73)		0
Exceptional financing, net		24		(58)		(1)		14		64		3		3

Total financing	US$	799	US$	131	US$	(449)	US$	(818)	US$	(415)	US$	(379)	US$	(647)

Memorandum item:
Current account balance (deficit) (as % of GDP)		(2.9)%		(2.9)%		(2.2)%		(2.0)%		(1.8)%		(2.3)%		(1.1)%

(1)	Based on customs declarations, records of temporary admissions, free-trade zone imports, grants and other adjustments.

(2)	Based on a survey of tourists. Income from tourism represents the total expenditure by a tourist multiplied by the total number of tourists.

(3)	Includes freight services, passenger transportation and port expenses of ships and airplanes.

(4)	Includes interest payments.

(5)	Includes debt amortization payments.

(6)	Represents errors and omissions from double-entry accounting resulting from incomplete or overlapping coverage, different prices and incomplete times of recording and conversion practices.

(7)	Refers to changes in reserves used to finance balance of payments and corresponds to net international reserves excluding the use of IMF resources.

(8)	Preliminary data.

Source:	Central Bank.

Foreign Trade

In 1991, Peru began to liberalize its trade regime, reducing substantially tariffs and promoting regional free trade agreements. Between 1995 and 1997, Peru imposed two principal tariffs on imports:

•	a 15% tariff applicable to raw materials used in a variety of industries; and

•	a 25% tariff imposed on capital goods and a variety of selected items.

The tariff reform approved in 1997 reduced the 15% rate to 12% and the 25% rate to 20%, but imposed a surcharge of 5% for some agricultural goods. Since April 2001, the tariff has been reduced several times.

The import tariff structure for the year 2003 and 2004, which included a temporary 5% surcharge, was as follows:

•	a tariff of 0% to 2% on the value of imports during 2003 and 2004, principally agricultural inputs and machinery;

•	a 4% tariff that applied to 25.9% of goods imported into Peru during 2003 and 37.2% of goods imported during 2004, principally including raw materials not produced in Peru and capital goods used in a variety of industries, including the agriculture, chemical, food, metal, mining, paper, textile and steel industries;

•	a 7% tariff that applied to 8.9% of goods imported into Peru during 2003 and 1.7% of goods imported during 2004, principally including capital goods used in construction and transportation sectors;

•	a 9% tariff that applied to grape must;

•	a 12% tariff (which replaced the previous tariff of 15%) that applied to 54.0% of goods imported into Peru during 2003 and 43.3% of goods imported during 2004, including capital goods, intermediate goods, consumer goods and raw materials;

•	a 17% tariff that applied to 3.5% of goods imported into Peru during 2003 and 0.7% of goods imported during 2004, including pork products, corn, beer and other alcoholic beverages;

•	a 20% tariff that applied to 3.9% of goods imported into Peru during 2003 and 10.9% of goods imported during 2004, principally including a variety of consumer items, such as textiles, footwear, clothing, heaters, refrigerators and air conditioning equipment; and

•	a 25% tariff that applied to 1.9% of goods imported into Peru during 2003 and 4.5% of goods imported during 2004, including milk products, sugar, meat, potatoes, onions, coffee and a number of other agricultural products.

In 2003, the average import tariff, which varies according to the volume of import goods subject to each tariff imposed by law, was 10%.

Between 1999 and 2001, the trade deficit decreased each year, from US$655 million in 1999 to US$195 million in 2001. In 2002, Peru registered a trade surplus of US$306 million. This was primarily as a result of a 9.9% increase in exports as compared to 2001, particularly gold and other metals, that was partly offset by an increase in imports of 2.7%. In 2003, Peru registered a trade surplus of US$731 million, a 139.0% increase from 2002, primarily as a result of a 16.4% increase in exports (largely in mining), as compared to 2002, that was partially offset by an increase in imports of 11.3%, which occurred primarily in raw materials and intermediate goods. Total exports increased from US$6.1 billion in 1999 to US$9.0 billion in 2003, a compound annual growth rate of 10.2%. Total imports increased from US$6.7 billion in 1999 to US$8.3 billion in 2003, a compound annual increase of 5.2%.

Peru’s trade surplus increased from US$187 million in the first half of 2003 to US$1.0 billion in the same period of 2004 primarily as a result of an increase in exports of 32%, primarily due to higher commodity prices and higher export volumes of copper as well as growth in non-traditional exports, that was partially offset by an increase in imports. Total exports in the first six months of 2004 equaled US$5.6 billion compared to US$4.2 billion in the first six months of 2003. Total imports increased from US$4.0 billion in the first six months of 2003 to US$4.5 billion in the same period in 2004, primarily as a result of increased purchase of primary materials for industry.

Peru, along with Colombia and Ecuador, has been negotiating since May 2004 for a U.S. – Andean Free Trade Agreement. In December 2004, the parties concluded the sixth round of discussions with the intention of completing the negotiations in March 2005. For a description of the potential effects on these negotiations arising from the legal dispute between Peru and some US companies see “The Republic of Peru—Legal Proceedings.”

On August 3, 2004, the presidents of Peru and Bolivia signed integration accords designed to boost economic, trade and social co-operation between the countries. On the following day, the countries signed a letter of intent (submitted for approval by the legislatures in both countries) to allow landlocked Bolivia to use the Peruvian port of Ilo to export gas.

Peru maintains close commercial ties with the United States, its principal trading partner. In 2003, approximately 26.8% of Peru’s total exports were bound for the United States, while 28.5% of Peru’s total imports originated from ports in the United States. For the first six months of 2004, the United States was the destination for 26.6% of Peru’s total exports and the source of 31.4% of Peru’s total imports.

Peru classifies its non-free trade zone exports as traditional and non-traditional exports. Traditional exports consist of goods that historically have constituted a greater share of Peru’s exports and include mostly raw materials. Non-traditional exports include goods that historically have not been exported in significant quantities and traditional export goods that have been transformed through manufacturing or other processing.

In 2003 and for the first six months of 2004, Peru’s exports consisted primarily of:

•	traditional mineral exports, such as gold, silver, copper, zinc and lead, valued at US$4.6 billion, representing 51.2% of total exports, for 2003 and valued at US$3.1 billion, representing 56.3% of total exports, for the fist six months of 2004;

•	traditional fishing exports, such as fishmeal and fish oil, valued at US$821 million, representing 9.1% of total exports, for 2003 and valued at US$431 million, representing 7.8% of total exports, for the first six months of 2004;

•	non-traditional textile exports, such as textile fibers and cloth, valued at US$819 million, representing 9.1% of total exports for 2003 and valued at US$507 million, representing 9.1% of total exports, for the first six months of 2004;

•	non-traditional agriculture and livestock exports valued at US$621 million, representing 6.9% of total exports, for 2003 and valued at US$337 million, representing 6.1% of total exports, for the first six months of 2004; and

•	petroleum and derivative products valued at US$626 million, representing 7.0% of total exports, in 2003 and valued at US$297 million, representing 5.8% of total exports, for the first six months of 2004.

The following tables provide further information on exports for the periods shown.

Exports

(in millions of U.S. dollars, at current prices)

	For the twelve months ended December 31,										For the six months ended June 30,:
	1999		2000		2001		2002(3)		2003(3)		2003(3)		2004(3)
Traditional:
Fishing	US$	601	US$	955	US$	926	US$	892	US$	821	US$	462	US$	431
Agricultural		282		249		207		216		223		69		72
Mineral		3,008		3,220		3,205		3,809		4,597		2,125		3,131
Petroleum and derivatives		251		380		391		451		626		323		297

Total traditional		4,142		4,804		4,730		5,369		6,267		2,979		3,931
Non-traditional:
Agriculture and livestock		406		394		437		550		621		253		337
Fishing		190		177		197		164		204		108		141
Textiles		575		701		664		677		819		383		507
Timbers and papers and manufactures		101		123		142		177		172		80		92
Chemical		195		212		247		256		311		145		189
Non-metallic minerals		51		47		58		68		73		35		44
Basic metal industries and jewelry		255		265		242		222		261		108		181
Fabricated metal products and machinery		76		96		160		110		97		48		59
Other products(1)		27		29		36		33		44		21		26

Total non-traditional		1,876		2,044		2,183		2,256		2,602		1,179		1,574
Other:
Other products(2)		69		107		112		98		117		56		54

Total exports	US$	6,088	US$	6,955	US$	7,026	US$	7,723	US$	8,986	US$	4,212	US$	5,559

(1)	Includes leather and handcrafts.

(2)	Includes the sale of fuel and food to foreign vessels and the repair of foreign vessels.

(3)	Preliminary data.

Sources: Central Bank.

Exports

(as a percentage of total exports, at current prices)

	For the twelve months ended December 31,					For the six months ended June 30,
	1999	2000	2001	2002(3)	2003(3)	2003(3)	2004(3)
Traditional:
Fishing	9.9%	13.7%	13.2%	11.6%	9.1%	11.0%	7.8%
Agricultural	4.6	3.6	3.0	2.8	2.5	1.6	1.3
Mineral	49.4	46.3	45.6	49.3	51.2	50.5	56.3
Petroleum and derivatives	4.1	5.5	5.6	5.8	7.0	7.7	5.3

Total traditional	68.0	69.1	67.3	69.5	69.8	70.7	70.7
Non-traditional:
Agriculture and livestock	6.7	5.7	6.2	7.1	6.9	6.0	6.1
Fishing	3.1	2.5	2.8	2.1	2.3	2.6	2.5
Textiles	9.5	10.1	9.5	8.8	9.1	9.1	9.1
Timbers and paper and manufacturers	1.7	1.8	2.0	2.3	1.9	1.9	1.7
Fabricated metal products and machinery	1.3	1.4	2.3	1.4	1.1	1.1	1.1
Chemical	3.2	3.0	3.5	3.3	3.5	3.4	3.4
Basic metal industries and jewelry	4.2	3.8	3.4	2.9	2.9	2.6	3.3
Non-metallic minerals	0.8	0.7	0.8	0.9	0.8	0.8	0.8
Other products(1)	0.4	0.4	0.5	0.4	0.5	0.5	0.5

Total non-traditional	30.8	29.4	31.1	29.2	29.0	28.0	28.3
Other:
Other(2)	1.1	1.5	1.6	1.3	1.3	1.3	1.0

Total exports	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Includes leather and handcrafts.

(2)	Includes the sale of fuel and food to foreign vessels and the repair of foreign vessels.

(3)	Preliminary data.

Sources: Central Bank.

Geographic Distribution of Exports

(as a percentage of total exports, at current prices)

	For the twelve months ended December 31,					For the six months ended June 30,
	1999	2000	2001	2002	2003	2003	2004
United States	29.2%	27.8%	25.3%	26.0%	26.8%	24.5%	26.6%
Canada	2.0	1.8	2.1	1.8	1.5	1.7	2.1
Mexico	2.8	2.2	1.9	1.7	1.2	1.2	1.8

Total North America	34.0	31.8	29.2	29.5	29.5	27.4	30.4
Brazil	2.9	3.2	3.3	2.5	2.6	2.5	3.0
Colombia	1.7	2.1	2.2	2.1	2.1	2.2	2.2
Chile	2.9	3.9	4.1	3.3	4.7	5.0	5.1
Venezuela	1.5	1.6	2.1	1.5	1.2	0.7	1.4
Other	5.1	6.1	6.8	6.3	6.5	6.8	6.4

Total Latin America and the Caribbean	14.0	16.9	18.5	15.7	17.2	17.2	18.1
United Kingdom	9.4	8.5	13.6	11.8	12.4	13.5	13.4
Switzerland	9.2	8.0	4.5	7.4	7.6	8.1	2.7
Germany	4.1	3.1	3.0	3.3	2.9	2.8	2.4
Spain	3.0	2.8	3.1	3.2	3.4	3.7	3.5
Other	10.1	8.7	8.7	9.4	8.0	8.2	8.7

Total Europe	35.8	31.0	32.8	35.1	34.4	36.3	30.7
Japan	4.3	4.7	5.4	4.9	4.4	4.2	5.1
China	3.6	6.5	6.1	7.8	7.7	8.0	8.1
Other	7.5	8.0	7.1	6.2	5.9	6.1	6.6

Total Asia	15.4	19.2	18.6	18.9	18.0	18.2	19.8
Africa and others	0.8	1.0	0.9	0.7	0.8	0.8	0.9

Total exports	100.0%	100.0%	100.0%	100.0%	100%	100.0%	100.0%

Source: Central Bank.

In 2003 and for the first six months of 2004, Peru’s imports consisted primarily of:

•	intermediate goods, such as fuels and raw materials for agricultural and industrial production, valued at US$4.3 billion, representing 52.6% of total imports, for 2003 and valued at US$2.5 billion, representing 55.2% of the total imports for the first six months of 2004;

•	capital goods, such as transportation and building equipment, valued at US$2.0 billion, representing 24.0% of total imports, for 2003 and valued at US$1.1 billion, representing 24.6% of the total imports for the first six months of 2004;

•	consumer goods valued at US$1.9 billion, representing 22.4% of total imports, for 2003 and valued at US$0.9 billion, representing 19.3% of the total imports for the first six months of 2004.

The following tables provide further information regarding imports for the periods shown.

Imports

(in millions of U.S. dollars, at current prices)

	For the twelve months ended December 31,										For the six months ended June 30,
	1999		2000		2001		2002		2003(3)		2003(3)		2004(3)
Consumer goods:
Durable goods	US$	524	US$	606	US$	648	US$	722	US$	812	US$	386	US$	388
Non-durable goods		944		888		987		1,032		1,039		499		488

Total consumer goods		1,468		1,494		1,635		1,754		1,851		885		876
Intermediate goods:
Petroleum products, lubricants		641		1,084		907		975		1,377		692		833
Raw materials for agriculture		186		212		229		249		278		118		162
Raw materials for manufacturing		2,154		2,315		2,414		2,516		2,689		1,315		1,514

Total intermediate goods		2,980		3,611		3,551		3,740		4,344		2,125		2,509
Capital goods:
Construction materials		196		212		169		272		199		116		84
For agriculture		59		30		20		20		17		10		14
For manufacturing		1,386		1,430		1,361		1,226		1,423		677		798
Transportation equipment		477		441		372		324		345		174		222

Total capital goods		2,118		2,114		1,921		1,843		1,984		977		1,118
Other(4)		178		147		114		80		75		39		44

Total imports	US$	6,743	US$	7,366	US$	7,221	US$	7,417	US$	8,255	US$	4,024	US$	4,546

Memorandum items:
Temporal admission imports(1)	US$	256	US$	305	US$	306	US$	265	US$	187	US$	101	US$	89
Imports into free trade zones(2)		79		95		110		113		99		45		46

(1)	Imports that must be processed and exported within a definite period of time and are not subject to tariffs.

(2)	Imports through the Special Zone of Tacna, which is primarily dedicated to the assembly of motor vehicles. Peru has five free trade zones but only the Tacna zone is economically active.

(3)	Preliminary data.

(4)	Includes the donation of goods, the purchase of fuels and Peruvian foodstuffs and the repair of capital goods in the exterior such as other goods not falling into any one of the classifications used.

Source: Central Bank.

Imports

(as a percentage of total imports, at current prices)

	For the twelve months ended December 31,					For the six months ended June 30,
	1999	2000	2001	2002	2003(3)	2003(3)	2004(3)
Consumer goods:
Durable goods	7.8%	8.2%	9.0%	9.7%	9.8%	9.6%	8.5%
Non-durable goods	14.0	12.1	13.7	13.9	12.6	12.4	10.7

Total consumer goods	21.8	20.3	22.6	23.6	22.4	22.0	19.3
Intermediate goods:
Petroleum products, lubricants	9.5	14.7	12.6	13.1	16.7	17.2	18.3
Raw materials for agriculture	2.8	2.9	3.2	3.4	3.4	2.9	3.6
Raw materials for manufacturing	31.9	31.4	33.4	33.9	32.6	32.7	33.3

Total intermediate goods	44.2	49.0	49.2	50.4	52.6	52.8	55.2
Capital goods:
Construction materials	2.9	2.9	2.3	3.7	2.4	2.9	1.8
For agriculture	0.9	0.4	0.3	0.3	0.2	0.2	0.3
For manufacturing	20.6	19.4	18.8	16.5	17.2	16.8	17.6
Transportation equipment	7.1	6.0	5.2	4.4	4.2	4.3	4.9

Total capital goods	31.4	28.7	26.6	24.8	24.0	24.3	24.6
Other(4)	2.6	2.0	1.6	1.1	0.9	1.0	1.0

Total imports	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Memorandum items:
Temporal admission imports(1)	3.8	4.1	4.2	3.6	2.3	2.5	2.0
Imports into free trade zones(2)	1.2	1.3	1.5	1.5	1.2	1.1	1.0

(1)	Imports that must be processed and exported within a definite period of time and are not subject to tariffs.

(2)	Imports through the Special Zone of Tacna, which is primarily dedicated to the assembly of motor vehicles. Peru has five free trade zones but only the Tacna zone is economically active.

(3)	Preliminary data.

(4)	Includes the donation of goods, the purchase of fuels and Peruvian foodstuffs and the repair of capital goods in the exterior such as other goods not falling into any one of the classifications used.

Source: Central Bank.

Geographic Distribution of Imports

(percentage of total imports, at current prices)

	For the twelve months ended December 31,					For the six months ended June 30,:
	1999	2000	2001	2002	2003	2003	2004
United States	31.6%	29.1%	29.6%	26.9%	28.5%	27.3%	31.4%
Canada	2.0	2.5	1.4	1.0	1.1	1.0	1.1
Mexico	2.7	2.8	2.5	2.7	2.3	2.5	2.0

Total North America	36.4	34.5	33.5	30.6	31.9	30.8	34.5
Brazil	3.9	4.4	3.8	4.6	5.1	4.7	5.3
Colombia	4.7	4.7	4.0	4.5	4.5	4.5	5.5
Chile	6.7	7.1	9.0	7.8	7.5	6.9	6.8
Venezuela	4.4	4.8	3.9	3.2	2.3	1.8	2.0
Other	8.1	8.9	10.7	13.9	10.8	11.1	9.3

Total Latin America and the Caribbean	27.9	30.0	31.4	34.0	30.1	29.0	28.9
United Kingdom	1.2	1.4	1.1	1.1	0.9	0.9	0.8
Switzerland	1.6	1.4	1.3	1.6	2.7	3.6	1.7
Germany	3.8	3.1	3.4	3.4	3.4	3.6	3.2
Spain	7.5	9.2	8.8	8.2	10.0	9.9	12.4
Other	8.7	7.6	7.4	7.2	7.5	8.1	6.5

Total Europe	22.7	22.6	22.0	21.5	24.4	26.0	24.6
Japan	4.6	4.3	3.3	2.9	2.1	2.4	1.5
China	1.7	2.2	1.8	3.2	3.5	3.4	3.0
Other	5.3	5.4	6.2	6.7	6.7	6.7	6.4

Total Asia	11.6	11.9	11.3	12.8	12.3	12.5	10.9
Africa and others	1.3	1.0	1.7	1.1	1.3	1.6	1.1

Total imports	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source:	Central Bank.

Services Trade

Peru’s services trade consists primarily of tourism, telecommunications, freight services and financial services. Of these, the most important is tourism. Tourism is also the most important individual item driving Peru’s foreign currency earnings. The commerce, restaurant, hotel, construction and real estate services subsectors depend significantly on tourism.

From 1999 to 2003, gross income from tourism increased from US$890 million in 1999 to US$911 million in 2000, decreased to US$788 million in 2001 and increased to US$801 million in 2002 and US$923 million in 2003. In 2000, gross income from tourism increased by 2.4%, as compared to the level registered in 1999, due to a 15.3% increase in the number of tourists visiting Peru despite Peru’s political crisis. In 2001, gross income from tourism decreased by 13.5%, as compared to the level registered in 2000, as a result of recessionary conditions abroad and the effects of September 11, 2001. In 2002, gross income from tourism increased by 1.7%, as compared to the level registered in 2001, due to an 8.0% increase in the number of tourists visiting Peru, despite continuing fears of terrorism, the global economic slowdown and nervousness about political instability in Peru. In 2003, gross income from tourism increased by 15.2%, as compared to the level registered in 2002, due to an increase in the average total expenditures and the renewed confidence of tourists following the September 11, 2001 terrorist attacks in the US.

In 2001, the most recent year for which data is available, Peru attracted visitors principally from the following countries:

•	United States (23.0%);

•	Chile (15.4%);

•	France and England (9.0%); and

•	Argentina (4.5%).

Tourism Statistics

	For the twelve months ended and as of December 31,										For the six months ended and as of June 30,
	1999		2000		2001		2002		2003		2003		2004
Foreign non-resident arrivals(1)		694,084		800,491		801,334		865,602		933,643		483,273		574,410
Average length of stay (number of nights)(2)		10.3		10.1		10.5		11		10.5		10.5		N/A
Hotel activity:
Number of rooms available(3)		104,474		114,581		119,228		113,737		122,236		122,236		124,239
Occupancy rate by total number of rooms available (in %)		28.7%		27.2%		25.4%		24.4%		22.50%		22.50%		N/A
Aggregate value of hotels and restaurants (4) (as % of GDP)		4.0%		4.0%		4.0%		4.0%		4.0%		4.0%		4.0%
Income from tourism (4) (in millions of US$)	US$	890	US$	911	US$	788	US$	801	US$	923	US$	416	US$	474
Expenses from tourism (in millions of US$)(5)		(443)		(530)		(592)		(616)		(620)		(318)		(329)

Balance (income less expenses, in millions of US$)	US$	447	US$	381	US$	196	US$	185	US$	303	US$	98	US$	145

(1)	Preliminary data for years 2003 and 2004.

(2)	Calculated from a survey of arriving foreign non-residents.

(3)	Preliminary data for 2003 and June 2004.

(4)	Preliminary data. Amounts spent by foreigners in Peru.

(5)	Preliminary data. Amount spent by Peruvians abroad.

N/A	= Not Available.

Sources:	INEI, Central Bank, DIGEMIN, MINCETUR-OGIE.

Foreign Direct Investment

Peru has an open investment regime and a legal framework that generally promotes and protects foreign investment. The basis of this open investment regime was established in 1991 through the Foreign Investment Promotion Act and the Private Investment Growth Framework Act, as amended. This framework allows both foreign and domestic investors to enter into agreements with the government. For a description of these measures, see “The Economy—Privatization and Role of the State in the Economy” above.

Peru attracted more than US$20.8 billion in foreign direct investment between 1990 and 2003. Between 1990 and September 30, 2004, approximately US$22.3 billion in foreign funds were directly invested in the Peruvian economy. The high level of foreign investment since 1990 is a result of various factors, including:

•	the relative social and political stability achieved between 1994 and 1998 that resulted from the Fujimori administration’s successful campaign against subversive movements and the peace settlement reached with Ecuador in 1998;

•	the continued erosion of protectionist and interventionist policies through a reduction in tariffs, simplification of the tax system and elimination of subsidies; and

•	the influx of foreign capital in connection with the government’s privatization program.

Foreign direct investment (excluding privatizations) in 2003 was US$1.3 billion, as compared to US$2.2 billion in 2002. The decrease in 2003 was due to a fall concentrated in the finance and industrial sectors.

The increase in 2002 was a result of greater investor confidence due to the increased political stability during 2002, an increase in the level of investment in the mining and hydrocarbon sector and capital increases in each of the industrial sector (Backus, an alcohol beverages company), the financial sector (Banco Wiese – Sudameris), and the telecommunications sector (Telecom Italia Mobile – Peru). Foreign investments related to privatizations decreased 95% in 2003 to US$10 million, as compared to US$186 million in 2002. In 2002, foreign investments related to privatizations decreased 30.3% to US$186 million, as compared to US$267 million in 2001, mainly due to decreases of privatization-related foreign investment in the energy sector.

During 2003, Peru completed 8 privatizations for US$2.3 million, which generated US106 million in projected investment. No concessions were granted and one option on a concession was granted in 2003.

During the first six months of 2004, foreign direct investment (excluding privatizations) increased 46.9% to US$950 million, as compared to US$647 million for the first six months of 2003, due to an increase in reinvested profits. For the full year 2004, Peru expects foreign direct investment (excluding privatizations) to total US$1,968 million. During the first six months of 2004, Peru completed 7 privatizations and concession grants for US$249 million, which generated US$222 million in projected investments. For a description of Peru’s privatization efforts, see “The Economy—Privatization and the Role of the State in the Economy—Privatization” above.

The main recipients of foreign direct investment in recent years have been the telecommunications, mining and hydrocarbon, energy, industry and finance sectors.

The following table provides information, by sector, on the stock of foreign direct investment registered with PROINVERSION as of the dates indicated, which does not include loans or reinvestments. The stock of foreign direct investment refers to the level of foreign funds directly invested in the Peruvian economy as of the dates indicated and does not reflect investment flows.

Registered Stock of Foreign Direct Investment by Sector(1)

(in millions of U.S. dollars and as a percentage of the total accumulated stock of foreign direct investment, at current prices)

	As of December 31,										As of September 30,
	1999		2000		2001		2002		2003		2004
	US$	%	US$	%	US$	%	US$	%	US$	%	US$	%
Agriculture	42.1	0.4	44.4	0.4	44.4	0.4	44.4	0.4	44.4	0.4	44.4	0.4
Commerce	566.2	6.0	827.6	7.6	843.8	7.3	836.7	6.8	835.8	6.7	837.0	6.6
Telecommunications	2,354.1	24.8	3,379.2	30.9	3,393.2	29.2	3,695.6	30.0	3,707.5	29.7	3,707.5	29.4
Construction	55.9	0.6	60.2	0.6	70.6	0.6	70.6	0.6	80.6	0.7	80.6	0.6
Energy	1,517.2	16.0	1,513.7	13.8	1,599.2	13.7	1,603.3	13.0	1,612.6	12.9	1,632.6	12.9
Finance	1,419.4	14.9	1,460.6	13.4	1,830.7	15.7	1,744.3	14.2	1,716.5	13.8	1,849.3	14.7
Industry	1,507.6	15.9	1,548.0	14.1	1,710.3	14.7	1,843.7	15.0	1,852.1	14.9	1,854.0	14.7
Mining	1,655.3	17.4	1,690.2	15.4	1,695.3	14.6	1,698.2	13.8	1,699.0	13.6	1,699.4	13.5
Fishing	0.6	0.0	0.6	0.0	0.6	0.0	0.6	0.0	0.6	0.0	0.6	0.0
Petroleum	97.9	1.0	97.9	0.9	97.9	0.8	97.9	0.8	97.9	0.8	97.9	0.8
Services	132.5	1.4	155.7	1.4	174.6	1.5	414.8	3.4	427.9	3.4	427.9	3.4
Forestry	1.2	0.0	1.2	0.0	1.2	0.0	1.2	0.0	1.2	0.0	1.2	0.0
Transportation	81.8	0.9	92.8	0.9	105.8	0.9	198.5	1.6	311.9	2.5	313.4	2.5
Tourism	58.4	0.6	58.4	0.5	58.4	0.5	58.4	0.5	62.1	0.5	62.1	0.5
Housing	13.2	0.1	13.4	0.1	15.0	0.1	14.3	0.1	14.7	0.1	14.7	0.1

Total	9,503.3	100.0	10,944.0	100.0	11,640.9	100.0	12,322.48	100.0	12,464.8	100.0	12,622.7	100.0

Source:	PROINVERSION.

Foreign direct investment in Peru has come primarily from the United Kingdom, Spain and the United States, which, together accounted for approximately 64.5%, on average, of total foreign direct investment that entered Peru each year from 1999 to 2003.

The following tables provide information on the stock of foreign direct investment by country of origin in dollars and as a percentage of total foreign direct investment, as registered with PROINVERSION or its predecessor, as of the dates shown.

Registered Stock of Foreign Direct Investment by Country of Origin(1)

(in millions of U.S. dollars, at current prices)

	As of December 31,										As of September 30,
	1999		2000		2001		2002		2003		2004
Argentina	US$	62.9	US$	62.9	US$	63.0	US$	63.23	US$	63.2	US$	63.2
Austria		3.4		3.4		4.6		5.0		5.0		5.0
Bahrain		25.0		25.0		25.0		25.0		25.0		25.0
Belgium		57.3		57.3		57.3		86.1		109.0		109.2
Bolivia		4.7		4.7		4.7		4.7		4.7		4.7
Brazil		54.6		54.9		35.1		10.7		8.8		8.8
Canada		157.9		159.3		160.4		160.4		160.4		160.4
Chile		437.0		457.9		577.4		610.0		613.8		613.8
China		122.2		122.2		122.2		122.2		122.2		122.2
Colombia		71.5		71.7		79.0		192.8		192.4		192.4
Cyprus		68.0		68.0		68.0		68.0		68.0		68.0
Ecuador		29.1		40.5		40.5		40.5		40.6		40.6
France		147.2		198.7		412.5		354.6		27.1		27.1
Germany		63.5		75.1		92.0		100.0		100.4		101.6
Italy		45.6		50.3		58.1		64.0		360.9		364.1
Japan		74.2		98.6		98.6		102.1		102.2		102.2
Korea		19.5		20.7		20.7		28.2		39.3		39.4
Liechtenstein		15.8		13.9		13.9		13.9		13.9		13.9
Luxembourg		19.0		19.0		27.9		38.0		38.0		38.0
Mexico		32.8		34.4		36.5		36.8		36.8		36.8
Netherlands		613.2		840.3		1,075.5		1,276.1		1,307.7		1,307.7
New Zealand		6.9		6.9		6.9		6.9		6.9		6.9
Panama		547.6		549.6		552.3		672.2		705.1		706.3
Portugal		15.4		15.4		35.4		35.4		37.3		37.3
Spain		2,411.4		3,174.1		3,147.7		3,190.0		3,192.3		3,192.3
Sweden		46.6		59.8		57.1		55.8		55.5		55.5
Switzerland		203.9		210.0		212.8		213.3		220.6		221.4
United Kingdom		2,030.0		2,192.5		2,370.9		2,703.0		2,745.2		2,746.0
United States		1,924.4		2,061.0		1,963.8		1,822.0		1,837.1		1,967.0
Uruguay		119.2		127.5		151.5		151.0		142.7		142.7
Venezuela		10.5		10.2		10.2		10.2		10.2		10.2
Australia		0.0		0.0		0.0		2.3		2.3		2.3
Bahamas Islands		11.9		6.7		6.8		8.7		20.8		20.8
Other		51.2		51.9		52.8		49.6		49.7		50.1

Total	US$	9,503.3	US$	10,944.0	US$	11,640.9	US$	12,322.5	US$	12,464.8	US$	12,622.7

Source: PROINVERSION.

Registered Stock of Foreign Direct Investment by Country of Origin

(as a percentage of total direct investment, at current prices)

	As of December 31,					As of September 30,
	1999	2000	2001	2002	2003	2004
Argentina	0.7%	0.6%	0.5%	0.5%	0.5%	0.5%
Austria	0.0	0.0	0.0	0.0	0.0	0.0
Bahrain	0.3	0.2	0.2	0.2	0.2	0.2
Belgium	0.6	0.5	0.5	0.7	0.9	0.9
Bolivia	0.1	0.0	0.0	0.0	0.0	0.0
Brazil	0.6	0.5	0.3	0.1	0.1	0.1
Canada	1.7	1.5	1.4	1.3	1.3	1.3
Chile	4.6	4.2	5.0	5.0	4.9	4.9
China	1.3	1.1	1.1	1.0	1.0	1.0
Colombia	0.8	0.7	0.7	1.6	1.5	1.5
Cyprus	0.7	0.6	0.6	0.6	0.6	0.5
Ecuador	0.3	0.4	0.4	0.3	0.3	0.3
France	1.6	1.8	3.5	2.9	0.2	0.2
Germany	0.7	0.7	0.8	0.8	0.8	0.8
Italy	0.5	0.5	0.5	0.5	2.9	2.9
Japan	0.8	0.9	0.9	0.8	0.8	0.8
Korea	0.2	0.2	0.2	0.2	0.3	0.3
Liechtenstein	0.2	0.1	0.1	0.1	0.1	0.1
Luxembourg	0.2	0.2	0.2	0.3	0.3	0.3
Mexico	0.4	0.3	0.3	0.3	0.3	0.3
Netherlands	6.5	7.7	9.2	10.4	10.5	10.4
New Zealand	0.1	0.1	0.1	0.1	0.1	0.1
Panama	5.8	5.0	4.7	5.5	5.7	5.6
Portugal	0.2	0.1	0.3	0.3	0.3	0.3
Spain	25.4	29	27.0	25.9	25.6	25.3
Sweden	0.5	0.6	0.5	0.5	0.5	0.4
Switzerland	2.2	1.9	1.8	1.7	1.8	1.8
United Kingdom	21.4	20.0	20.4	21.9	22.2	21.8
United States	20.3	18.8	16.9	14.8	14.7	15.6
Uruguay	1.3	1.2	1.3	1.2	1.1	1.1
Venezuela	0.1	0.1	0.1	0.1	0.1	0.1
Australia	0.0	0.0	0.0	0.0	0.0	0.0
Bahamas Islands	0.1	0.1	0.1	0.1	0.2	0.2
Other	0.5	0.5	0.5	0.4	0.4	0.4

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: PROINVERSION.

Portfolio Investment

Flows of portfolio capital into and out of Peru fluctuated between 1999 and 2003.

•	Peru experienced portfolio capital outflows of US$107 million in 1999 as a result of the continuing adverse effects of the Asian and Russian financial crises in 1998 and the devaluation of the Brazilian real in 1999 had on investment in emerging markets.

•	In 2000, Peru experienced portfolio capital inflows of US$123 million, despite Peru’s political instability, principally as a result of Telefónica del Perú’s repurchase of its own ADRs.

•	In 2001, Peru experienced portfolio capital inflows of US$43 million, primarily due to purchases by non-Peruvians of stock of Compañía de Minas Buenaventura S.A.A. and Empresa Minera Iscaycruz S.A., which were partially offset by sales of stock of Union de Cervecerías Peruanas Backus y Johnston S.A.A. and Cementos Lima S.A.

•	In 2002, Peru experienced portfolio capital outflows of US$9 million as a result of outflows from industrial and public service sectors.

•	In 2003, Peru experienced portfolio capital inflows of US$1.0 million, compared to a net outflow of US$9.0 million in 2002, primarily due to an increase in foreign investment in the mining sector.

THE MONETARY SYSTEM

Central Bank

Established in 1922, the Central Bank serves as Peru’s monetary authority. The Central Bank exists and operates under Chapter V of the 1993 Constitution and Ley Orgánica del Banco Central de Reserva del Perú, or the Central Bank’s charter, enacted that same year. The 1993 Constitution and the Central Bank’s charter establish that the goal of the Central Bank is to maintain price stability. Congress vested the Central Bank with the authority to regulate Peru’s monetary base, manage Peru’s international reserves and gather and publish data on Peru’s finances. The Central Bank is also the sole issuer of Peruvian currency.

The Central Bank is headed by a board of directors composed of seven members who each serve five-year terms that are coterminous with the Peruvian President’s term. Congress appoints three of the Central Bank’s directors, and the Executive Branch appoints four, including the president of the Central Bank’s board. Appointment of the president of the Central Bank’s board is subject to ratification by Congress. The Central Bank’s charter requires directors of the Central Bank to have extensive experience in and knowledge of economics and finance. The responsibility of the Central Bank’s board is to formulate a monetary program consistent with the Central Bank’s mandate to maintain price stability.

The Central Bank’s daily operations are under the supervision of its General Manager and the Money and Foreign Exchange Committee. This committee meets daily to make decisions regarding monetary operations, such as the amount of U.S. dollars to be purchased in the foreign exchange market, whether to auction Central Bank certificates of deposit and the interest rate that the Central Bank will charge on short-term credits, which is generally known as the discount rate.

Reform of the Central Bank and of Peru’s monetary policy has been a centerpiece of the economic program Peru began in the early 1990s. These reforms were based on the following two key elements that were promulgated under the 1993 Constitution and the Central Bank’s charter:

•	the Central Bank’s principal purpose is to maintain price stability by preserving the value of the currency; and

•	the Central Bank possesses full autonomy.

These reforms were implemented to address the high rates of inflation that Peru, along with other South American countries, experienced during the 1980s and early 1990s. The premise underlying these reforms was that the Central Bank could contribute most effectively to economic prosperity by focusing its activities on achieving price stability. Prior to these reforms, the Central Bank operated under a much broader mandate that made it directly responsible for fueling growth and for establishing credit and exchange rate conditions. Pursuit of these broader and occasionally incompatible objectives resulted in erratic policy choices that exacerbated adverse economic conditions and contributed to the hyperinflation experienced in the late 1980s and early 1990s.

The Central Bank was granted autonomy based on the belief that, to operate effectively, the Central Bank must be immune from political pressures. In the past, the Central Bank had often been required to pursue ill-advised policies, such as printing currency in order to finance public spending, as a result of government intervention. Since the reforms were implemented, technical rather than political management of Peru’s monetary policy has built confidence in the government’s ability to formulate and implement a sound and stable monetary policy.

The 1993 Constitution and the Central Bank’s charter guarantee the autonomy of the Central Bank by prohibiting it from:

•	providing financing to the public sector, except indirectly through limited purchases of treasury bonds;

•	issuing guarantee certificates, surety bonds or any other kind of guarantees, using any other form of indirect financing, or providing insurance of any kind;

•	imposing sectoral or regional ratios on the composition of the loan portfolios of financial institutions; and

•	establishing multiple currency exchange regimes.

The reform of the Central Bank’s role has been instrumental in the sharp decline in inflation experienced during the 1990s. Between 1994 and 2000, the Central Bank met or slightly exceeded its annual inflation targets. Since 2001, the Central Bank has maintained a restrictive monetary policy that produced a marked deceleration in the growth rate of CPI, which averaged 0.2% in 2002 and 2.3% in 2003. During the twelve months ended September 30, 2004, the inflation rate has been relatively stable, with an average rate of 3.2%. This record has served to foster confidence in the stability of the Peruvian currency.

Monetary Policy

The Central Bank’s primary goal is to maintain a stable monetary environment. To conduct monetary policy, the Central Bank establishes a target inflation rate for each fiscal year and announces this target rate in order to shape market expectations. Since 2002, the Central Bank’s target annual inflation rate is 2.5%, plus or minus 1.0%.

Decisions on monetary policy are translated into changes in an operational target chosen by the Central Bank. Since 2003 the Central Bank has gradually changed its monetary policy from a monetary base growth control scheme to an interbank interest rate control scheme. As a result, the volatility of the interbank interest rate has diminished continuously. The reduction in the volatility of the interbank interest rate has significantly reinforced the influence of this rate over the other banks’ interest rates. Even during the years 2001 –2002, while monetary policy targeted monetary base growth control, the Central Bank announced the reference interbank interest rate range along with its operational target (which was measured in terms of the current account deposits of the banking system at the Central Bank). The upper limit of the reference interbank interest rate range is the interest rate for direct repos and the rediscount rate and the lower limit corresponds to the interest rate for overnight deposits by commercial banks at the Central Bank.

The Central Bank employs several tools to implement its monetary operations. These tools fall into the following three major categories:

•	open market operations, which include:

•	auctions to financial institutions of Central Bank certificates of deposit;

•	temporary purchases of Central Bank certificates of deposits and of treasury bonds; and

•	purchases and sales of foreign currencies in the interbank market; and

•	discount-window transactions, which include:

•	monetary regulation loans, generally known as rediscounts, which consist of short-term loans made directly by the Central Bank to financial institutions to cover their short-term liquidity needs;

•	direct repos

•	overnight foreign currency swaps that allow the Central Bank to provide financial institutions with short-term liquidity; and

•	remunerated overnight deposits in the Central Bank, in both domestic and foreign currencies, which allow the Central Bank to remove excess liquidity from the banking system; and

•	minimum reserve requirements.

As of June 30, 2004, the minimum reserve requirement for local currency deposits is 6%. Foreign currency deposits are subject to a 20% marginal rate and, as of October 28, 2004, this marginal rate has been raised to 30%. On average, 33% of total foreign currency deposits must be kept as reserves. Financial institutions may satisfy the minimum reserve requirements with funds that they hold in vaults or that they have deposited in their accounts at the Central Bank. They also must maintain at least 1% of local and foreign currency deposited in the Central Bank.

The Central Bank relies primarily on open market operations to regulate the liquidity of the banking system and promotes the perception of the Central Bank as a lender of last resort by imposing above-market rates and commissions on discount-window transactions.

The significant volatility of short term capital flows has been a destabilizing factor in Peru’s monetary system since 1998 when large capital outflows occurred following the Russian financial crisis. Between 1999 and 2003, short-term capital fluctuated between a high of US$189 million of inflows in 2001 to US$1.5 billion of outflows in 1999. In 2003, short-term capital flow was US$147 million. After rising to US$1.8 billion in 2000, medium- and long-term capital flow first increased to US$2.0 billion in 2002 and then decreased to US$1.3 billion in 2003. To confront the volatility of short-term capital flows, the Central Bank generally prescribes high foreign currency reserve requirements that discourage significant capital outflows and promote holdings of local currency.

Despite the positive impact that it may have on reducing cross-border transaction costs and preserving purchasing power, the high level of dollarization of the Peruvian economy has also hampered monetary policy by undermining the Central Bank’s ability to control the money supply. Dollarization generally refers to the degree to which the U.S. dollar has displaced Peru’s domestic currency in the economy. Dollarization began during the 1980s as inflation rates started to rise. As inflation reached triple-digit rates between 1983 and 1985, foreign currency-denominated assets were increasingly used to store value. By 1990, when the annual inflation rate had reached 7,650%, 47% of total deposits in the domestic financial system, and 76% of total deposits held by Peruvians domestically and abroad, were denominated in U.S. dollars. Since the 1990s, the Peruvian economy has remained highly dollarized. As of June 30, 2004, U.S. dollar-denominated deposits equaled 46% of total domestic broad money and U.S. dollar-denominated credits in the financial system to the private sector rose to 73% of total credits in the financial system. The continued demand for local currency in the vast majority of transactions that take place in the Peruvian economy has preserved local currency as the main channel through which the Central Bank can affect aggregate demand and thus control inflation. The Central Bank expects that as it continues to meet its inflation targets, confidence in the value of the local currency will grow, gradually restoring the nuevo sol as the principal means of savings.

Supervision of the Financial System

Established in 1931, the Superintendencia de Banca y Seguros, or Banking and Insurance Superintendency, or SBS, is responsible for regulating and supervising the financial, insurance and private social security systems in Peru. Since 1979, the SBS has had institutional autonomy from the Ministry of Economy. In 1981, the first Ley Orgánica de la Superintendencia de Banca y Seguros, or Banking and Insurance Superintendency Charter, was adopted, which outlined in greater detail the powers and functions of the SBS. The role of the SBS was expanded in 2000 when it was given jurisdiction over the private social security system.

The overarching goal of the SBS is to protect the interests of customers, depositors and beneficiaries of the financial, insurance and private social security systems, by ensuring the solvency and integrity of the companies that operate in this sector. In recent years, the SBS has pursued this goal from a free-market perspective, stepping away from the interventionist model that characterized the financial industry until the early 1990s. Accordingly, the SBS has sought to create incentives for financial institutions to manage adequately their levels of risk, while imposing minimum standards to ensure that the integrity and solvency of the industry are not jeopardized.

Under current banking law, and the regulatory norms and guidelines adopted by the SBS, financial institutions are subject to the following three basic kinds of regulations:

•	Market-entry requirements designed to ensure that the regulated entities have minimal capital levels to conduct their business and are otherwise reliable financial agents. In particular, the SBS requires that financial institutions be managed by competent teams composed of persons of high integrity, aptitude and expertise in their particular fields. For banks, the SBS additionally requires a minimum capital base of US$6.0 million.

•	Prudential standards designed to ensure that the quality of the financial system’s loan portfolio meets minimum levels. These prudential standards include the following requirements:

•	Strict limits on credit concentration. Financial institutions may not lend an amount equal to or greater than 10% of their capital to any single person or entity. This limit may be raised to 30% depending on the kind of guarantee or security offered. Additionally, financial institutions may not lend more than 5% of their capital to any single person or entity residing abroad. This limit may be raised to 10% depending on the kind of guarantee or security offered. The 1996 Banking Law also prescribes special limits for particular kinds of credits, such as loans to affiliates and other foreign and domestic financial institutions.

•	Capital adequacy ratios. The risk-weighted assets of financial institutions may not exceed 11 times their net worth, which is stricter than the Basel Accord guidelines.

•	Loan-loss reserve requirements. These requirements, which are strictly enforced, range from a minimum 0.5% reserve for loans with normal risk levels, to a maximum 100% reserve for loans that are being recovered in court and thus must be treated as a loss.

•	Disclosure requirements designed to regulators, economic agents in other sectors of the economy and the public, with sufficient information to evaluate the activities of financial institutions. The principal requirements include the following:

•	Banks must register their shares on the Bolsa de Valores de Lima, or Lima Stock Exchange, and thereby become subject to the disclosure guidelines established by the Comisión Nacional Supervisora de Empresas y Valores, or National Supervisory Commission of Companies and Securities, or CONASEV.

•	Banks must publish their quarterly financial statements in major newspapers.

•	Banks must have two credit rating agencies assess their credit risk and publish these ratings in major newspapers semiannually.

With respect to loan-loss reserve requirements, current regulations base the risk classification of outstanding credits primarily on the number of days a particular credit is past due. For commercial loans, a bank may also take into consideration the debtor’s level of solvency, economic trends in the debtor’s line of business and the quality of the debtor’s management and control systems. Additionally, guarantees or collateral may affect the specific level of reserves that must be maintained with respect to a particular credit.

The following table provides the risk-classification scheme mandated by the SBS.

Risk Category	Criteria
Normal:
Commercial loans	0 days past due, high solvency, growing economic sector and adequate management and control systems.
Consumer loans(1)	Up to 8 days past due.
Mortgage loans	Up to 30 days past due.

Potential problems:
Commercial loans	Based on cash flow analysis the company is able to fulfill all of its financial obligations, exhibits moderate solvency and adequate management and control systems, but is part of a temporarily destabilized economic sector.
Consumer loans(1)	9 to 30 days past due.
Mortgage loans	31 to 90 days past due.

Deficient:
Commercial loans	60 to 120 days past due, moderate to low solvency, unclear tendency in economic sector and inadequate management and control systems.
Consumer loans(1)	31 to 60 days past due.
Mortgage loans	91 to 120 days past due.

Doubtful:
Commercial loans	121 to 365 days past due, low solvency, falling revenues in economic sector and inadequate management and control systems.
Consumer loans(1)	61 to 120 days past due.
Mortgage loans	121 to 365 days past due.

Loss:
Commercial loans	More than 365 days past due, debtor insolvent, structural problems in economic sector and inadequate management and control systems.
Consumer loans(1)	More than 120 days past due.
Mortgage loans	More than 365 days past due.

Source: SBS.

(1)	Consumer loans include consumer loans and loans to small-business development non-bank institutions.

The following table presents the required loan-loss reserves by risk category.

Required Loan-Loss Reserves by Risk Category

(as a percentage of total portfolio as of June 30, 2004)

	Loan-loss reserves*
	With liquid guarantees	With guarantees	Without guarantees
Normal(1):
Fixed	0.75%	0.75%	0.75%
Variable(2)	0.25	0.25	0.25
Potential problems:
Fixed	0.75	1.25	3.75
Variable(2)	0.50	1.25	1.25
Deficient	6.25	12.50	25.00
Doubtful	15.00	30.00	60.00
Loss	30.00	60.00	100.00

*	The required loan-loss reserves for debtors with highly liquid guarantees are 1% for the guaranteed portion of the loan. Loans of debtors classified as doubtful for 36 months or loss for 24 months must be treated as loans without guarantees.

(1)	The required loan-loss reserves of some specific debtors may be calculated through internal models for estimating the probability of default. The rate may vary in a range from 0.5% to 1.0%.

(2)	If the 5-year average of net interest income is above a threshold number, financial institutions are required to provision the variable component.

Source: SBS.

The following tables provide information regarding loans of the financial system by risk category and type of institution and loan issued by commercial banks by risk category and type of loan.

Risk Classification of Aggregate Assets of the Financial System by Type of Institution

(as a percentage of total loans, as of June 30, 2004)

	Commercial banks	Financial institutions	Savings and loans associations		Small-business development banks	Financial leasing companies	Total
Risk category			Municipal	Rural
Normal	79.4%	82.8%	85.1%	69.9%	80.7%	74.8%	79.5%
Potential problems	8.9	8.3	5.8	6.7	5.2	13.3	8.8
Deficient	4.8	5.3	3.3	9.9	2.8	5.7	4.8
Doubtful	4.0	1.7	2.1	4.5	2.6	3.7	3.8
Loss	3.0	1.8	3.7	9.0	8.8	2.5	3.1

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: SBS.

Risk Classification of Aggregate Assets of Commercial Banks by Type of Loan

(as a percentage of total loans, as of June 30, 2004)

Risk category	Commercial loans	Consumer loans	Mortgage loans	Small-business loans
Normal	76.7%	86.7%	89.6%	86.3%
Potential problems	10.2	4.7	4.9	3.9
Deficient	5.5	3.2	1.3	2.4
Doubtful	4.6	2.2	1.2	2.5
Loss	2.9	3.3	3.0	4.8

Total	100.0%	100.0%	100.0%	100.0%

Source: SBS.

The following table provides the status of loans in the financial system.

Status of Loans in the Financial System

(as a percentage of total loans, as of June 30, 2004)

Kind of institution	Current loans		Refinanced and restructured loans	Loans 1 – 4 months past due	Loans > 4 months past due	Loans subject to judicial process
	Short-term	Long-term
Commercial banks	58.0%	30.7%	6.1%	0.7%	1.7%	2.7%
Financial institutions	80.9	12.2	2.9	1.2	0.8	2.0
Savings and loans associations:
Municipal	43.4	49.6	1.6	1.8	0.8	2.7
Rural	40.6	38.2	11.6	2.3	2.7	4.6
Small-business development banks	50.2	36.3	1.6	2.8	3.0	6.1
Financial leasing companies	1.8	90.0	6.4	0.4	0.7	0.7

Total	55.5%	33.5%	5.9%	0.8%	1.6%	2.6%

Source: SBS.

The SBS performs its supervisory role in the following two principal manners:

•	Supervision of regulated entities through on-site and off-site inspections. The SBS systematically reviews and analyzes the information that financial companies are required to disseminate through the media and CONASEV. Off-site inspections look to information disclosed by the supervised companies to insure the companies observe the rules, to review the management of the supervised companies and to identify risks factors which might indicate potential future problems. The SBS also conducts on-site inspections through site visits conducted at least once a year, during which visit the SBS may conduct either a general evaluation of the company or a review of specific issues.

•	Assessments made by third parties. The SBS regularly reviews the analyses of regulated entities conducted by auditors, foreign and domestic credit-rating agencies and other foreign and domestic supervisory agencies. These reviews allow the SBS to gain a broader perspective of the activities and performance of the Peruvian financial sector and to identify areas of concern.

In 1991, Peru introduced the Fondo de Seguros de Depósitos, or Deposit Insurance Fund, which, as of December 10, 2004, insures deposits in the banking system up to S/. 68,067, or US$20,822 million, per person per bank. The introduction of the Deposit Insurance Fund eased some of the burdens created by several closures of deficient banks that resulted from the banking reforms undertaken by Peru.

Financial Sector

Prior to 1990, Peru’s regulation of the financial system was characterized by interventionist measures that limited and directed the activities of banks, restricted foreign competition and prevented profit remittances and credit payments abroad. This regulatory environment undermined competition in the financial industry and limited the supply of medium- and long-term credit.

As part of its economic program, the Fujimori administration undertook to overhaul Peru’s financial system. Its first measures included liberalizing interest rates and eliminating exchange rate controls. In 1996, Congress passed Ley General del Sistema Financiero y del Sistema de Seguros y Orgánica de la Superintendencia de Banca y Seguros, or the Financial and Insurance System Law, which:

•	adopted a policy of nondiscrimination among foreign and national banks, and state and private banks;

•	opened the financial market to foreign banks and insurance companies;

•	liberalized market-entry barriers for domestic banks; and

•	tightened prudential standards and disclosure requirements.

As of June 30, 2004, the Peruvian financial system was composed of 67 financial institutions, including:

•	14 commercial banks;

•	14 municipal and 12 rural savings and loan associations;

•	14 small-business development non-banks institutions;

•	four financial institutions;

•	six leasing companies; and

•	three state-owned banks (not including the Central Bank), Banco de la Nación, the Corporación Financiera de Desarrollo, or COFIDE, and Banco Agropecuario.

Of the 14 commercial banks in operation, 12 were partly foreign-owned and in 10 of these, foreign owners held a majority equity stake. Other participants in the financial sector included, as of June 30, 2004, 13 insurance companies and four private pension funds.

Established in 1966, Banco de la Nación is a state-owned bank that offers a variety of services to the public sector, including regional governments and local governments. These services include:

•	collecting taxes on behalf of various governmental agencies;

•	making payments and transfers on behalf of the government;

•	serving as paying and centralized collection agent for Peru’s internal indebtedness and its medium- and long-term external indebtedness; and

•	providing banking and foreign exchange services for the government’s foreign trade transactions.

Established in 1971, COFIDE is a state-owned development bank that specializes in providing credit to the financial sector. Through these credits, COFIDE is expected to promote private sector credit for the various sectors of the economy.

Established in 2001, Banco Agropecuario is a state-owned bank that provides credit services to the agriculture, cattle-ranch and aquaculture sectors, and to the activities of transformation and commercialization of products of the farming and aquaculture sectors.

The following table presents the percentage of loans and deposits corresponding to each category of financial institution as of June 30, 2004.

Percentage of Loans and Deposits

	As of June 30, 2004
Type of Institution	Loans		Deposits
	In S/.	In US$	In S/.	In US$
Rural savings and loans	1.7%	0.5%	0.9%	0.4%
Municipal savings and loans	9.5	2.2	4.4	2.4
Financial leasing companies	0.9	4.2	0.0	0.0
Financial institutions	6.4	0.1	1.8	0.0
Commercial banks	67.6	80.0	74.4	94.1
Small business development banks	1.5	0.4	0.0	0.0
State-owned banks	12.4	12.5	18.5	3.1

Total	100.0%	100.0%	100.0%	100.0%

Source: SBS.

The following table presents the number of financial institutions and the percentage interest in total assets of the financial system held by each category of financial institution as of the dates shown.

Number of Financial Institutions

and Share of Total Assets of the Financial System(1)

	Number of Institutions							Share of total assets As of June 30,
	As of December 31,					As of June 30,
Type of Institution	1999	2000	2001	2002	20003	2003	2004	2004
Rural savings and loans	13	12	12	12	12	12	12	0.7%
Municipal savings and loans	14	14	14	14	14	14	14	3.2
Financial leasing companies	9	7	7	6	6	6	6	2.0
Financial institutions	5	5	5	5	4	5	4	1.2
Commercial banks	20	16	15	15	14	14	14	77.8
Small business development banks	7	10	13	14	14	14	14	0.5
State-owned banks	2	2	2	3	3	3	3	14.6

Total	70	66	68	69	67	68	67	100.0%

Source: SBS.

Total assets of the Peruvian financial system decreased 13.8% between 1999 and 2002. This decrease was caused primarily by external financial shocks that led to a reduction in the extension of credit, including:

•	the continuing negative effects of the El Niño weather phenomenon in 1998;

•	the continuing negative effects of the Asian and Russian financial crises in 1998 and 1999;

•	the devaluation of the Brazilian real in 1999;

•	the financial crisis in Argentina in 2001; and

•	the events of September 11, 2001.

In 1999, various banks in Peru, including Banco Wiese Ltdo., Banco Latino and Banco Banex, encountered financial difficulties. Recessionary conditions in Peru led to an increase in loan defaults, a decrease in liquidity and a deterioration in asset quality. To prevent the failure of these financial institutions, the government undertook rescue measures that included purchasing equity in the banks and financing portfolios of problem loans.

In the case of Banco Wiese Ltdo., then the second-largest bank in Peru in terms of loans, the bank’s reorganization, which was overseen by the government, included the merger of Banco Wiese Ltdo. with Banco de Lima – Sudameris. As part of the reorganization, the government contributed US$52 million to the capital of the bank and guaranteed payment in a promissory note for approximately US$195 million plus interest, due June 2006. The promissory note was issued by a special purpose vehicle which holds loan portfolios transferred by Banco Wiese Ltdo. The promissory note, including interest, will be worth approximately US$283 million when it comes due in June 2006.

Total assets of the Peruvian financial system decreased 1.6% in 2003 as compared to 2002. This decrease was primarily a result of the effect of the merger by absorption of the Banco de Crédito with the Banco Santander Central Hispano.

Total assets of the Peruvian financial system increased 3.8% as of June 30, 2004 as compared to the total assets of the Peruvian financial system as of December 31, 2003. This increase was of primarily as a consequence of an economic rebound and the return of deposits, which had exited the financial system in the second half of 2003.

The following table provides the total gross assets of the Peruvian financial system as of the dates shown.

Total Gross Assets of the Peruvian Financial System(1)(2)

(in millions of U.S. dollars and percentage change from previous period)

	Financial system		Commercial banks
	US$	Growth rate (%)	US$	Growth rate (%)
As of December 31,
1999	22,731	(4.6)	20,834	(4.3)
2000	20,835	(8.3)	19,110	(8.3)
2001	19,798	(5.0)	18,207	(4.7)
2002	19,604	(1.0)	17,960	(1.4)
2003	19,282	(1.6)	17,517	(2.5)
2004:
As of March 31	19,353	(0.8)	17,652	(1.1)
As of June 30	20,006	3.2	18,233	3.1

(1)	In January 2001, there was a change in the Accounting Plan, which affected the level of total assets.

(2)	Excludes state-owned banks and leasing companies

Source: SBS.

Private commercial banks are the primary source of private sector financing. As of June 30, 2004, they accounted for 80.0% of total U.S. dollar-denominated loans and 67.6% of total nuevo sole-denominated loans provided by the banking system. As of June 30, 2004, major private sector borrowers included companies engaged in manufacturing (26.0% of total loans) and wholesale and retail trade (14.3% of total loans). As of December 31, 2003, major private sector borrowers included companies engaged in manufacturing (26.2% of total loans) and wholesale and retail trade (14.1% of total loans).

The following tables provide information regarding the allocation of loans to each sector of the economy as of the dates shown.

Loans of the Financial System by Sector(1)

(in millions of U.S. dollars, at current prices)

	As of December 31,										As of June 30,
Sector	1999		2000		2001		2002		2003		2003		2004
Agriculture and livestock	US$	427	US$	444	US$	407	US$	382	US$	382	US$	391	US$	372
Fishing		354		441		302		323		382		373		375
Mining		497		544		697		464		437		445		462
Manufacturing		3,165		3,034		2,488		3,045		2,958		3,035		3,028
Electricity, gas and water		314		403		362		638		485		577		445
Construction		535		500		322		309		232		321		230
Wholesale and retail trade		2,023		1,571		2,090		1,484		1,586		1,539		1,668
Hotels and restaurants		172		210		167		159		135		142		131
Transportation, warehousing and telecommunications		570		559		516		532		399		424		411
Financial intermediation		366		336		348		418		281		394		276
Real estate		673		869		722		727		588		667		526
Public administration and defense		84		96		98		73		45		38		54
Education		63		58		51		71		84		72		89
Health and social services		40		59		49		48		40		41		31
Other(2)		3,096		3,091		2,769		2,898		3,255		3,101		3,549

Total loans	US$	12,378	US$	12,215	US$	11,389	US$	11,570	US$	11,289	US$	11,562	US$	11,648

(1)	Excludes state-owned banks and financial leasing companies.

(2)	Includes consumer loans and mortgage loans.

Source: SBS.

Loans of the Financial System by Sector(1)

(as a percentage of total loans)

	As of December 31,					As of June 30,
Sector	1999	2000	2001	2002	2003	2003	2004
Agriculture and livestock	3.5%	3.6%	3.6%	3.3%	3.4%	3.4%	3.2%
Fishing	2.9	3.6	2.7	2.8	3.4	3.2	3.2
Mining	4.0	4.5	6.1	4.0	3.9	3.8	4.0
Manufacturing	25.6	24.8	21.8	26.3	26.2	26.2	26.0
Electricity, gas and water	2.5	3.3	3.2	5.5	4.3	5.0	3.8
Construction	4.3	4.1	2.8	2.7	2.1	2.8	2.0
Wholesale and retail trade	16.3	12.9	18.4	12.8	14.1	13.3	14.3
Hotels and restaurants	1.4	1.7	1.5	1.4	1.2	1.2	1.1
Transportation, warehousing and telecommunications	4.6	4.6	4.5	4.6	3.5	3.7	3.5
Financial intermediation	3.0	2.8	3.1	3.6	2.5	3.4	2.4
Real estate	5.4	7.1	6.3	6.3	5.2	5.8	4.5
Public administration and defense	0.7	0.8	0.9	0.6	0.4	0.3	0.5
Education	0.5	0.5	0.5	0.6	0.7	0.6	0.8
Health and social services	0.3	0.5	0.4	0.4	0.4	0.4	0.3
Other(2)	25.0	25.3	24.3	25.0	28.8	26.8	30.5

Total loans	100.0%	100.0%	100.0%	100.0%	100%	100.0%	100%

(1)	Excludes state-owned banks and financial leasing companies.

(2)	Includes consumer loans and mortgage loans.

Source: SBS.

The following table provides the bank credit to the private sector for the periods shown.

Bank Credit to the Private Sector

(as a percentage of total credit)

	Private Commercial Banks		Public Sector Banks
	S/.	Foreign Currency	S/.	Foreign Currency
As of December 31,
1999	17.3%	80.7%	0.3%	1.7%
2000	18.0	80.0	0.3	1.6
2001	19.0	78.8	0.7	1.5
2002	19.9	77.4	1.2	1.5
2003	21.8	75.3	1.5	1.4
2004(1)	21.4	75.1	2.1	1.4

(1)	As of June 30, 2004.

Source:	Central Bank.

Under the Central Bank’s charter, interest rates float freely in the Peruvian economy and are determined by market conditions. Only in exceptional circumstances may the Central Bank establish minimum and maximum interest rates. Since January 2003, the Central Bank has released its monetary policy decisions regarding the Central Bank’s interest rates for discount window operations and deposit facilities with commercial banks. These interest rates are intended to establish a reference rate for the interbank market.

The Financial and Insurance System Law and the charter of the SBS provide that financial companies may freely establish interest rates and the commissions they charge on loans, deposits and other services they provide.

The following table provides information on interest rates applicable to commercial bank loans as of the dates shown.

Interest Rates on Commercial Bank Loans

(annual percentage rates)

	As of December 31,					As of June 30,
	1999	2000	2001	2002	2003	2003	2004
Domestic currency:
Interbank	16.9%	11.4%	3.1%	3.8%	2.5%	3.7%	2.5%
Prime(1)	21.2	15.4	5.0	5.1	3.3	4.6	3.5
Average loan rate	32.0	26.5	23.0	20.7	22.3	20.7	25.1

Foreign currency:
Interbank	6.6	8.4	2.1	2.2	1.1	1.5	1.1
Prime(1)	11.8	8.2	3.1	2.4	1.7	2.0	2.0
Average loan rate	14.8	12.6	10.2	10.2	9.3	9.6	8.6

(1)	Beginning in 2000, reflects only the prime rate on loans to the corporate sector.

Source:	Central Bank.

The decline in interest rates on domestic currency loans from December 31, 2000 through June 30, 2003 is a result of greater liquidity in the financial system, lower international interest rates and reduced credit risk since the second half of 2001. The subsequent increase in interest rates on domestic currency loans since June 30, 2003 is a result of the restructuring of domestic currency loans in favor of the loans with the highest interest rates.

The following table provides information on interest rates applicable to deposits as of the dates shown.

Interest Rates on Deposits Paid by Commercial Banks

(annual percentage rates)

	As of December 31,					As of June 30,
	1999	2000	2001	2002	2003	2003	2004
Domestic currency:
Savings deposits	8.1%	7.5%	3.0%	1.7%	1.3%	1.5%	1.3%
Time deposits(1)	14.1	12.5	5.8	5.3	3.0	4.1	3.0
Average deposit rate(2)	10.6	9.4	5.1	3.6	2.5	3.3	2.4

Foreign currency:
Savings deposits	3.8	3.3	1.2	0.7	0.6	0.7	0.6
Time deposits(1)	5.8	5.6	2.8	1.8	1.2	1.4	1.2
Average deposit(2) rate	4.9	4.6	2.2	1.3	1.0	1.2	1.0

(1)	Time deposits of 31 – 179 days.

(2)	The average of the TIPMN rate published daily by SBS. The TIPMN is the average deposit rate in domestic currency expressed in annual effective terms.

Source:	Central Bank.

Liquidity and Credit Aggregates

The most significant money supply measures in Peru are M1, M2 and M3, which consist generally of the following:

•	M1 consists of currency in circulation plus demand and savings deposits in domestic currency held in private sector banks;

•	M2 consists of M1 plus time deposits in domestic currency held in private banks and mortgage certificates and other certificates, in domestic currency, issued by private banks; and

•	M3, or “broad money,” consists of M2 plus foreign currency in circulation.

From 1999 to 2003, Peru’s monetary base grew 28.5%, from US$1.7 billion in 1999 to US$2.2 billion in 2003. Most of this growth occurred from 2001 to 2003. M1 grew during this period at a compound annual rate of 7.2%, M2 at a compound annual rate of 9.6% and M3 at a compound annual rate of 3.7%. As of June 30, 2004, Peru’s monetary base was US$2.2 billion.

The following table presents the composition of the monetary base and international reserves as of the dates shown.

Monetary Base and Central Bank’s International Reserves

(in millions of U.S. dollars, at current prices)

	As of December 31,											As of June 30,
	1999		2000		2001		2002		2003		2003	2004
Currency in circulation and cash in vaults at banks	US$	1,659	US$	1,583	US$	1,748	US$	1,899	US$	2,134	US$ 1,768	US$	2,135
Commercial bank deposits at the Central Bank		15		15		22		27		17	39		20

Monetary base	US$	1,674	US$	1,598	US$	1,770	US$	1,926	US$	2,151	US$ 1,807	US$	2,155

Gross international reserves	US$	9,003	US$	8,563	US$	8,838	US$	9,690	US$	10,206	US$ 10,009	US$	10,864
Net international reserves		8,404		8,180		8,613		9,598		10,194	9,997		10,855

Source:	Central Bank.

As of June 30, 2004, the ratio of gross international reserves at the Central Bank to the monetary base was approximately 5.0 to 1.

Between 1999 and 2003, the average amount held by financial institutions in current accounts at the Central Bank was US$19.2 million. During this period, the Central Bank successfully employed its monetary tools to ensure that current account deposits remained within the monthly targets it prescribed. The Central Bank was thus able to regulate the liquidity of the banking system in order to ensure a growth of the monetary base commensurate with Peru’s inflation and GDP growth targets.

As of December 31, 2003, outstanding credits of the financial system totaled US$9.3 billion and deposits in the financial system totaled US$12.4 billion. The private sector is the principal recipient of commercial loans. After reaching a peak of US$14.1 billion in 1999, private-sector credits declined at an average annual rate of 2.68% to US$12.7 billion in 2003. Aggregate deposits in the banking system grew at an average annual rate of 3.01%, from US$11.1 billion in 1999 to US$12.4 billion in 2003. Foreign currency denominated deposits in the banking system grew at an average annual rate of 0.78%, from US$9.2 billion in 1999 to US$9.5 billion in 2003.

As of June 30, 2004, the outstanding credits of the financial system totaled US$9.1 and deposits in the financial system totaled US$12.5. Private-sector credits were US$12.9 billion as of June 30, 2004. Aggregate deposits in the banking system was US$12.5 billion as of June 30, 2004. Foreign currency denominated deposits in the banking system were US$9.5 billion as of June 30, 2004.

From December 31, 2003 to June 30, 2004, Peru’s public monetary base remained constant at US$2.2 billion as of June 30, 2004. During the same period, gross international reserves increased 6.4% to US$10.9 billion, and net international reserves increased 6.5% to US$10.9 billion, as a result of increased public sector deposits due to the issuance of US$500 million of debt securities by Peru during the first six months of 2004.

The following table presents liquidity and credit aggregates as of the dates shown.

Liquidity and Credit

(in millions of U.S. dollars, at current prices)

	As of December 31,										As of June 30,
	1999		2000		2001		2002		2003		2003		2004
Monetary aggregates
Currency in circulation	US$	1,319	US$	1,285	US$	1,438	US$	1,600	US$	1,841	US$	1,502	US$	1,822
M1		2,124		2,077		2,272		2,438		2,802		2,411		2,946
M2		4,008		4,084		4,760		5,159		5,784		5,221		5,955
M3		13,185		13,398		14,341		14,871		15,244		14,876		15,461
Credit by sector(1)
Public sector (Net)(2)	US$	(4,683)	US$	(3,917)	US$	(3,207)	US$	(3,408)	US$	(3,366)	US$	(3,493)	US$	(3,850)
Private sector		14,116		13,600		13,328		13,073		12,662		12,854		12,934

Total credit aggregates	US$	9,433	US$	9,683	US$	10,121	US$	9,665	US$	9,296	US$	9,361	US$	9,084

Deposits
Local currency(3)	US$	1,884	US$	2,008	US$	2,488	US$	2,721	US$	2,982	US$	2,810	US$	3,009
Foreign currency(4)		9,177		9,314		9,581		9,712		9,459		9,655		9,506

Total deposits	US$	11,061	US$	11,322	US$	12,069	US$	12,433	US$	12,441	US$	12,465	US$	12,515

(1)	Includes securities offerings and cash advances from checking accounts.

(2)	Net claims on public sector.

(3)	Includes savings deposits, time deposits and other certificates in domestic currency.

(4)	Includes demand deposits, savings deposits, time deposits and other certificates in foreign currency.

Source: Central Bank.

The following table shows changes in selected monetary indicators as of the dates shown.

Selected Monetary Indicators

(percentage change from previous period)(1)

	For the year ended December 31,					For the six months ended June 30,
	1999	2000	2001	2002	2003	2003	2004
M1	2.6%	5.6%	1.5%	13.0%	11.1%	11.5%	23.5%
M2	1.7	6.0	6.9	17.0	10.7	11.0	13.4
M3	14.0	5.3	4.2	4.8	2.8	6.4	2.6

(1)	Average indicators of the period.

Source: Central Bank.

Inflation

The economic and monetary program that the government implemented during the early 1990s achieved a sharp decline in inflation. Peru experienced hyperinflation during the late 1980s and in 1990. By 1999, inflation had declined to an average rate of 3.5% and continued to decline to an average rate of 0.2% in 2002, before increasing to 2.3% in 2003. For the twelve months ended September 30, 2004, Peru’s inflation rate had increased further to an average rate of 3.2%.

During 1999 and 2000, fuel prices were primary contributors to inflation, rising 25.9% in 1999 and 30.3% in 2000. In 1999, the other significant contributors to inflation included transport services, rising 13.3%, and public services, rising 12.7%. In 2000, the other significant contributors to inflation included education services, rising 5.6%, and transport services, rising 5.0%.

In 2001, fuel prices fell 13.1%. In 2001, the primary contributors to inflation included education services, rising 4.0%, and health services, rising 3.0%.

In 2002, inflation decreased to an average annual rate of 0.2%. In 2002, the primary sectors experiencing increasing prices included fuel, rising 15.6%, and food prices, rising 2.1%.

In 2003, CPI increased 2.3%, exactly at the Central Bank’s midpoint target for 2003, due in part to a rise in prices for commodities, particularly oil and wheat.

During the twelve months ended September 30, 2004, CPI has further increased, with an average inflation rate of 3.2%, as compared to a 2.2% average rate for the twelve months ended September 30, 2003, principally because of the rise in oil prices.

The following table shows changes in the CPI for the periods shown.

	Consumer Price Index(1)(2) (percentage change)
	End of period	Average
1999	3.7	3.5
2000	3.7	3.8
2001	(0.1)	2.0
2002	1.5	0.2
2003(2)	2.5	2.3
2004(2)
March	2.1	2.3	(3)
June	3.0	2.6	(3)
Sept	3.2	3.2	(3)

(1)	For a description of how the CPI is and its rates of change are calculated, see “Defined Terms and Conventions—Defined Terms” above.

(2)	These CPI figures correspond to the Lima metropolitan area.

(3)	These figures represent twelve month averages.

Source:	Central Bank.

Foreign Exchange and International Reserves

Foreign Exchange

Prior to 1991, Peru exercised control over the foreign exchange markets by imposing multiple exchange rates and placing restrictions on the possession and use of foreign currencies. In 1991, the Fujimori administration eliminated all foreign exchange controls and the exchange rates were unified. Currently, foreign exchange rates are determined by market conditions, with regular operations by the Central Bank in the foreign exchange market in order to reduce volatility in the value of Peru’s currency against the U.S. dollar.

The following table shows the nuevo sol/U.S. dollar exchange rates as of the dates and for the periods shown.

	Exchange Rates(1) (S/. per US$)
	End of period		Average
1999	3.51		3.38
2000	3.53		3.45
2001	3.44		3.51
2002	3.51		3.52
2003	3.46		3.48
2004
March	3.46	(2)	3.47	(3)
June	3.47	(4)	3.48	(5)
September	3.34	(6)	3.36	(7)

(1)	Formal rates offered by banks.

(2)	As of March 31, 2004.

(3)	Average from January 1, 2004 to March 31, 2004.

(4)	As of June 30, 2004.

(5)	Average from January 1, 2004 to June 30, 2004.

(6)	As of September 30, 2004.

(7)	Average from January 1, 2004 to September 30, 2004.

Source:	Central Bank.

International Reserves

Under Article 72 of the Central Bank’s charter, the international reserves administered by the Central Bank may consist of:

•	gold and silver reserves;

•	foreign currencies and notes generally accepted as a means of payment in the international markets;

•	negotiable bank acceptances with terms of less than 90 days from the date of acquisition by the Central Bank;

•	Special Drawing Rights, or SDRs, or any other gold substitute included in the Articles of Agreement of the IMF, corresponding to Peru;

•	reciprocal credit agreements between the Central Bank and similar entities;

•	contributions in gold, foreign currencies and SDRs to international monetary organizations; and

•	in the discretion of the Central Bank’s board:

•	foreign currency deposits of less than 90 days;

•	certificates of deposits of less than 90 days issued by banks; and

•	highly-liquid investment-grade securities issued by international organizations or public foreign entities.

During the 1990s, the Central Bank maintained a policy of accumulating international reserves. International reserves help Peru to maintain economic and financial stability by ensuring the availability of foreign currency in extraordinary situations. These situations can include sudden, significant withdrawals of foreign currency deposits from the banking system and sharp downturns in exports and economic activity.

The policy of the Central Bank to manage its international reserves generally emphasizes capital preservation and liquidity. Nevertheless, once the international reserves have reached certain threshold levels, the policy of the Central Bank is to balance capital preservation with adequate returns on reserves.

In order to guide the optimal investment distribution of its reserves, the Central Bank uses a model benchmark portfolio that reflects the risk-return combination chosen by the Central Bank’s board to accomplish the general principals of capital preservation, liquidity and return. This portfolio is designed in light of actual market conditions to ensure that it provides feasible goals and shuns speculative assumptions. The Central Bank adjusts the value of its investment portfolio daily on the basis of market prices.

The Central Bank considers and actively manages the following four kinds of risks in investing its international reserves:

•	Liquidity risk. The Central Bank manages liquidity risk by distributing its investments among three kinds of assets, following the guidelines of its benchmark portfolio:

•	highly-liquid, short-term assets to cover unexpected contingencies;

•	liquid assets with maturities not exceeding one year, which include bank time deposits with maturities not exceeding three months and staggered maturity dates, and highly-liquid fixed-income securities; and

•	assets with maturities exceeding one year, generally consisting of bonds that offer a relatively higher return because of the longer maturity. To ensure an adequate level of liquidity, these bonds must have been issued in minimum amounts as prescribed by the Central Bank.

•	Credit risk. To minimize risks that may arise because of the insolvency of the creditor, the Central Bank does not invest in debt or equity issued by private entities and diversifies its investments among:

•	deposits in foreign banks that are rated in the three highest categories of Standard & Poor’s, a division of the McGraw-Hill Companies, Moody’s Investor Service and Fitch Ratings; and

•	fixed-income securities or securities guaranteed by international organizations, foreign governments or their agencies, which are rated in the three highest categories by Standard & Poor’s, Moody’s Investor Service and Fitch Ratings.

•	Foreign exchange risk. Fluctuations in the foreign exchange markets can pose a significant risk to the level of reserves at the Central Bank because the Central Bank accounts for its reserves in U.S. dollars and because of the significant U.S. dollar-denominated liabilities of the Peruvian banking system. Moreover, the majority of Peru’s foreign trade and capital flows are also denominated in U.S. dollars, which can also exert significant pressure on the Central Bank’s international reserves. To safeguard its international reserves from fluctuations in the foreign exchange markets, the Central Bank invests primarily in U.S. dollar-denominated assets.

•	Market risk. To mitigate market risk, the Central Bank tries to match the average maturity of its assets to that of its liabilities. The average duration, or length of time required to receive the present value of future payments, of the Central Bank’s portfolio does not exceed one year, which protects it significantly from market fluctuations. Additionally, the Central Bank imposes limits on the maximum term of its portfolio securities.

The Central Bank’s net international reserves experienced a net increase from U.S.$8.4 billion in 1999 to U.S.$10.2 billion in 2003:

•	Between 1999 and 2000, the Central Bank’s net international reserves decreased by 2.7% to US$8.2 billion. This decrease was the result of reductions in public sector deposits and deposits of financial institutions in the Central Bank and a decrease in foreign exchange reserves at the Central Bank as a result of repurchases of treasury bonds.

•	In 2001, net international reserves increased 5.3% from 2000 to US$8.6 billion, due to increased deposits of financial institutions at the Central Bank.

•	In 2002, net international reserves increased 11.4% from 2001 to US$9.6 billion, due to increased deposits of financial institutions and the public sector at the Central Bank.

•	In 2003, net international reserves increased 6.2% from 2002 to US$10.2 billion, due to foreign exchange operations (mainly OTC purchases of foreign currency).

As of June 30, 2004, the Central Bank’s net international reserves totaled US$10.9 billion, representing a 6.5% increase over the level as of December 31, 2003.

During 1999, the net external assets of the Peruvian banking system as a whole increased by 7.5% to US$7.8 billion, decreased by 2.8% in 2000 to US$7.6 billion, and increased by 9.9% in 2001 to US$8.3 billion, by 16.3% in 2002 to US$9.7 billion and by 4.9% in 2003 to US$10.1 billion. As of June 30, 2004, the net international reserves of the Peruvian banking system were US$10.5 billion. From 1999 to 2003, the total gross reserves of the Peruvian banking system (in months of total imports) fluctuated between a high of 18.0 in 1999 and a low of 15.4 in 2000. As of June 30, 2004, total gross reserves of the Peruvian banking system were equivalent to 15.0 months of total imports.

The following table provides composition of the international reserves of Peru’s banking system as of the dates shown.

Net International Reserves of the Banking System

(in millions of U.S. dollars, at current prices)

	As of December 31,										As of June 30,
	1999		2000		2001		2002		2003		2003		2004(1)
Central Bank
Assets	US$	9,003	US$	8,563	US$	8,838	US$	9,690	US$	10,206	US$	10,009	US$	10,864
Liabilities		599		383		225		92		12		12		9

Total (assets less liabilities)		8,404		8,180		8,613		9,598		10,194	US$	9,997		10,855
Banco de la Nación and Banca de Fomento
Assets		152		77		103		44		43		36		23	(1)
Liabilities		1		1		0		0		0		0		0	(1)

Total (assets less liabilities)		151		76		103		44		43		36		23	(1)
Private banks
Assets		979		822		748		779		601		708		508	(1)
Liabilities		1,764		1,525		1,161		763		702		679		873	(1)

Total (assets less liabilities)		(785)		(703)		(413)		16		(101)		29		(365	)(1)
Net international reserves	US$	7,769	US$	7,553	US$	8,303	US$	9,658	US$	10,136	US$	10,062	US$	10,513

Memorandum items:
Gross reserves of the Central Bank	US$	9,003	US$	8,563	US$	8,838	US$	9,690	US$	10,206	US$	10,009	US$	10,864
Gross reserves of the banking system	US$	10,134	US$	9,461	US$	9,689	US$	10,513	US$	10,850	US$	10,753	US$	11,395
Gross reserves of the Central Bank (in months of total imports)		16.0		13.9		14.6		15.6		14.8		14.9		14.3
Gross reserves of the banking system (in months of total imports)		18.0		15.4		16.0		17.0		15.7		16.0		15.0

(1)	Preliminary data.

Source:	Central Bank.

Securities Markets

The securities markets in Peru are regulated by CONASEV. CONASEV’s purpose is to protect investors and promote the efficient operations of the securities markets. In particular, CONASEV’s functions include:

•	supervising the activities and management of the various market participants, including the Lima Stock Exchange, brokerage firms, issuing companies, mutual and other investment funds and credit-rating agencies; and

•	promoting market transparency through disclosure requirements.

Peru’s capital markets underwent significant changes during the 1990s as a result of various reform initiatives undertaken by the government. These reforms began in 1991 with passage of the Ley del Mercado de Valores, or Securities Market Law of 1991. This law implemented a comprehensive set of measures that liberalized and modernized the operations of Peruvian capital markets. These measures included:

•	requirements for securities exchanges and broker dealers, such as the introduction of special funds that these entities must provide in order to guarantee the proper execution of trades;

•	market transparency and disclosure requirements, particularly through the creation of the Registro Público de Valores e Intermediarios, or Public Registry of Securities and Broker Dealers, a public record of all the participants in the Peruvian capital markets, including issuers, broker-dealers and credit-rating agencies;

•	a regulatory framework for new institutions that were authorized to operate in the Peruvian capital markets and which would play an increasingly important role (these new institutions included mutual funds and credit-rating agencies); and

•	requirements for the operation of primary and secondary markets, including guidelines for the settlement of securities transactions, dealer commissions, dispute resolution and asset securitization.

In 1996, a new Ley del Mercado de Valores, or Securities Market Law of 1996, was introduced. This law preserved the basic market structure adopted under the Securities Market Law of 1991, but introduced changes to streamline the operations of the Peruvian capital markets, making them more compatible with international standards. These changes included:

•	vesting with the Lima Stock Exchange self-regulatory authority;

•	creating CAVALI ICLV S.A., a private securities clearing and depository agency independent of the Lima Stock Exchange;

•	liberalizing the brokerage business by introducing less stringent minimum capital requirements and broadening the range of transactions in which brokerage firms may participate; and

•	restricting insider trading.

To stimulate the growth of Peru’s capital markets, the government also encouraged greater participation in the markets through economic incentives. In 1993, Peru adopted tax exemptions for both capital earnings generated through stock exchange trading and interest income obtained from any kind of bond. These tax exemptions, which are scheduled to expire in December 2006, have played a pivotal role in funneling funds toward Peruvian capital markets.

Another significant factor in the development of the Peruvian capital markets was the introduction in 1993 of private pension funds and mutual funds, both of which have become important for institutional investors. Administradoras Privadas de Fondos de Pensiones, or Private Pension Fund Agencies, or AFPs, were created under Decree Law No. 25897, or the Private Pension System Law of 1992. These private pension funds were introduced not only to improve Peru’s social security system, but also to channel funds towards the capital markets. For a description of Peru’s private pension system see “Public Sector Finances—Social Security” below.

From 1999 to 2003, membership in these funds increased at an average annual rate of approximately 10.0%. As of June 30, 2004, there are four funds in operation with approximately 3.3 million members and approximately US$68 billion in assets under management. These funds invest in fixed-income securities, representing approximately 41% of their portfolios, floating-rate securities, representing approximately 48% of their portfolios, and bank time-deposits, representing approximately 11% of their portfolios.

Mutual funds entered the market as a result of the Securities Market Law of 1991, which established a regulatory framework for their operations. As of June 30, 2004, there are six mutual fund companies in operation that administer 23 mutual funds. As of June 30, 2004, these mutual fund companies managed approximately US$1.9 billion in assets for approximately 76,753 investors. These mutual funds invest primarily in fixed-income securities, representing approximately 68.5% of their portfolios, and bank time deposits, representing approximately 30.6% of their portfolios.

The Peruvian capital markets grew significantly during the 1990s as a result of the reforms implemented by the government during that period. Despite this growth, the Peruvian capital markets remain relatively small and illiquid. Accordingly, most businesses, particularly small- and medium-size businesses, raise capital through the local banking system. Large businesses also benefit from limited access to foreign credit.

Founded in 1971, the Lima Stock Exchange is the only securities exchange operating in Peru. The Lima Stock Exchange was privatized as part of the capital-market reforms implemented by the government in 1991 and currently operates as a self-regulatory entity under the supervision of CONASEV. The public trading of company shares (cash operations) accounted for approximately 38.0% of the total volume transacted on the exchange in 2003, while cash transactions with debt instruments accounted for approximately 49.0%.

As of June 30, 2004, there were 236 companies listed on the Lima Stock Exchange, not including companies listing only bonds or trading securities under the modality of market maker. Thirty-two of the listed companies were foreign companies. From 1999 to 2003, market capitalization of domestic companies fluctuated between a low of US$10.5 billion in 2000 and a high of US$16.1 billion in 2003. During the same period, annual trading volume decreased at a compound annual rate of 16.7 % to US$2.3 billion in 2003. Daily trading volume in 2003 averaged US$9.1 million.

Peru’s Capital Markets

Transaction Volume and Market Capitalization(1)

(in millions of U.S. dollars, at current prices)

	For the twelve months ended December 31,										For the six months ended June 30,:
	1999		2000		2001		2002		2003		2003		2004
Equities:
Stocks	US$	2,742.5	US$	2,436.6	US$	848.6	US$	1,122.1	US$	860.1	US$	460.2	US$	648.9
Others		5.2		83.7		87.7		67.2		61.1		30.6		23.0

Total		2,747.7		2,520.3		936.3		1,189.4		921.2		490.8		672.0
Fixed Income Securities:
Auctions		141.5		144.1		0.2		0.0		0.0		0.0		0.0
Continued trading		0.0		339.3		1,282.8		919.1		603.7		351.0		127.3
Bonds-money market		853.8		247.8		450.4		501.8		495.5		165.2		340.5
Mortgage bills		43.2		0.0		0.0		0.0		0.0		0.0		0.0
Certificates of deposit		330.7		0.0		0.2		10.3		10.0		3.2		2.1
Others		26.5		0.9		0.9		5.2		2.3		1.0		2.1

Total		1,395.7		732.1		1,734.5		1,436.4		1,111.4		520.3		472.1
Report Transactions:
Equities		430.7		271.0		219.9		210.1		218.4		98.9		154.5
Debt instruments		124.3		70.3		108.8		5.7		6.4		2.9		3.6

Total		555.0		341.3		328.7		215.8		224.7		101.8		158.1
Non-massive issued instruments		0.0		0.0		11.3		1.0		1.2		0.7		0.2

Total Transaction Volume	US$	4,698.4	US$	3,593.7	US$	3,010.8	US$	2,842.6	US$	2,258.5	US$	1,113.7	US$	1,302.3

Market capitalization	US$	13,407.4	US$	10,511.1	US$	10,861.0	US$	12,592.9	US$	16,083.8	US$	15,120.8	US$	18,631.0

(1)	Lima Stock Exchange.

Source:	CONASEV and Lima Stock Exchange.

PUBLIC SECTOR FINANCES

Non-Financial Public Sector

Peru’s non-financial public sector consists of:

•	the government;

•	the government’s various decentralized administrative and regulatory agencies, such as:

•	ESSALUD; and

•	the National Superintendency for Tax Administration, or SUNAT;

•	the local governments;

•	non-financial state-owned enterprises, such as Petroleos del Perú S.A., or Petroperu; and

•	Empresa de Electricidad del Perú S.A., or Electroperu.

The non-financial public sector has registered an overall deficit every year from 1999 through 2003, ranging from a low of US$1.1 billion, or 1.8% of GDP, in 2003 to a high of US$1.8 billion, or 3.3% of GDP, in 2000. In 1999, the non-financial public sector deficit increased 243%, primarily as a result of a shift in the central government’s fiscal accounts, from a US$424 million primary surplus in 1998 to a US$544 million deficit in 1999. This drastic shift was caused by a decline in tax revenues that was unaccompanied by a proportionate reduction in government expenditures. For a description of the government’s fiscal accounts see “—Central Government” below.

The Fiscal Prudence Act was approved in December 1999 to foster fiscal stability by establishing specific guidelines concerning non-financial public sector deficits, government spending growth and public sector debt growth. The Fiscal Prudence Act established the following targets for the non-financial public sector deficit, which were not met in 2000, 2001 or 2002:

•	The act targeted a deficit of 2.0% of GDP for 2000, which was exceeded by the actual deficit of 3.2% of GDP.

•	The act targeted a deficit of 1.5% of GDP for 2001, which was exceeded by the actual deficit of 2.5% of GDP.

•	The act targeted a deficit of 1.0% of GDP for 2002, which was exceeded by the actual deficit of 2.3% of GDP.

For 2000, the non-financial public sector deficit was US$1.8 billion, or 3.4% of GDP, exceeding the target of 2.0% of GDP established in the Fiscal Prudence Act. In 2001, the non-financial public sector deficit decreased to US$1.3 billion, or 2.5% of GDP, still exceeding the target of 1.5% of GDP set by the Fiscal Prudence Act. This decrease was a result of a reduction in the government’s fiscal accounts and non-financial expenses, resulting from the improved performance of state-owned enterprises and Seguro Social de Salud, or Social Security for Health, or ESSALUD. Congress granted waivers from compliance with the non-financial public sector deficit targets in 2000, 2001 and 2002, and on December 5, 2001, Congress temporarily suspended enforcement of the Fiscal Prudence Act’s limit on the public sector fiscal deficit for 2001.

The Fiscal Prudence Act also limited any increase in non-financial expenses of the government for 2002 to the average annual inflation rate plus 2.0%. The Congress also enacted a waiver to this target for the 2002 fiscal year. In 2002, the non-financial public sector registered a deficit of US$1.3 billion, or 2.3% of GDP. The decrease for 2002 resulted primarily from an increase in the government’s fiscal account due to increased government revenues and lower external debt payments, partially offset by increased expenses of decentralized agencies and weaker performance by state-owned enterprises. The government’s decision to abandon planned privatizations following protests against the sale of power generators Egasa and Egesur led to a decrease in private investment.

In May 2003, Congress amended the Fiscal Prudence Act by changing its name to Ley de Responsabilidad y Transparencia Fiscal, or the Fiscal Responsibility and Transparency Act, and adapting the law to the recently-established regional governments. The Fiscal Responsibility and Transparency Act targeted a non-financial public sector deficit of 2.0% of GDP for 2003, 1.5% of GDP for 2004 and 1.0% in 2005. It has also limited any increase of non-financial expenses of the government for 2003 to 3.0% in real terms. July 2003, however, Congress suspended enforcement of the limit on non-financial expenses of the government for 2003 due to additional expenses generated by the decision to grant wage increases for teachers and health workers.

For 2003, the non financial public sector deficit fell to US$1.1 billion, or 1.8% of GDP from US$1.3 billion, or 2.3% of GDP, during 2002, in line with the government’s projections and the targets under the Fiscal Responsibility and Transparency Act and Peru’s program with the IMF. This decrease resulted primarily from an increase in the central government’s fiscal account due to increased tax revenues and lower external debt payments, partially offset by increased expenses of decentralized agencies and weaker performance by state-owned enterprises. For the full year 2004, the government budgeted for a non-financial public sector deficit of 1.4% of GDP.

For the first six months of 2004, the non-financial public sector registered a surplus of US$301 million, or 0.9% of GDP, compared to a deficit of US$229 million, or 0.8% of GDP, for the first six months of 2003. This surplus is mainly explained by a sharp fall in capital expenditures due to delays by the regional governments in the execution of expenditures already authorized by the government. The official forecast for the year 2004 is that the delays will be corrected during the year. The proposed 2005 budget the approved by Congress in November 2004 projects a non financial public sector deficit of US$686 million, or 1.0% of projected GDP for 2005.

The following tables provide information on the non-financial public sector accounts for the periods shown.

Consolidated Accounts of the Non-Financial Public Sector

(in millions of U.S. dollars, at current prices)

	For the twelve months ended December 31,										For the six months ended June 30,
	1999		2000		2001		2002(1)		2003(1)		2003(1)		2004(1)
Primary balance:
Central government	US$	(536)	US$	(321)	US$	(350)	US$	(88)	US$	130	US$	290	US$	783
Decentralized agencies		112		82		85		36		63		28		100
Local governments		(34)		31		47		50		96		80		64
State-owned enterprises		15		(262)		115		(67)		(29)		10		91

Primary consolidated fiscal balance		(443)		(470)		(103)		(70)		260		409		1038
Interest payments:
External debt		1,044		1,027		1,047		999		1082		507		565
Domestic debt		164		295		171		218		250		130		172

Total interest payments		1,208		1,322		1,218		1,216		1332		637		737

Overall consolidated fiscal balance	US$	(1,651)	US$	(1,791)	US$	(1,321)	US$	(1,286)	US$	(1,072)	US$	(229)	US$	301

Financing:
External	US$	(90)	US$	656	US$	498	US$	1,183	US$	844	US$	320	US$	195
Domestic		1,352		727		496		(319)		176		(101)		(570)
Privatization		388		409		327		421		52		10		74

Total financing	US$	1,651	US$	1,791	US$	1,321	US$	1,286	US$	1,072	US$	229	US$	(301)

(1)	Preliminary data.

Source:	Central Bank.

Consolidated Accounts of the Non-Financial Public Sector

(as a percentage of GDP, at current prices)

	For the twelve months ended December 31,					For the six months ended June 30,
	1999	2000	2001	2002(1)	2003(1)	2003(1)	2004(1)
Primary balance:
Central government	(1.0)%	(0.6)%	(0.7)%	(0.2)%	0.2%	1.0%	2.3%
Decentralized agencies	0.2	0.2	0.2	0.1	0.1	0.1	0.3
Local governments	(0.1)	0.1	0.1	0.1	0.2	0.3	0.2
State-owned enterprises	0.0	(0.5)	0.2	(0.1)	0.0	0.0	0.3

Primary consolidated fiscal balance	(0.9)	(0.9)	(0.2)	(0.1)	0.4	1.3	3.1
Interest payments:
External debt	2.0	1.9	1.9	1.8	1.8	1.7	1.7
Domestic debt	0.3	0.6	0.3	0.4	0.4	0.4	0.5

Total interest payments	2.4	2.5	2.3	2.2	2.2	2.1	2.2

Overall consolidated fiscal balance	(3.2)%	(3.4)%	(2.5)%	(2.3)%	(1.8)%	(0.8)%	0.9%

Financing:
External	(0.2)%	1.2%	0.9%	2.1%	1.4%	1.1%	0.6%
Domestic	2.7	1.4	0.9	(0.6)	0.3	(0.3)	(1.7)
Privatization	0.8	0.8	0.6	0.8	0.1	0.0	0.2

Total financing	3.2%	3.4%	2.5%	2.3%	1.8%	0.8%	(0.9)%

(1)	Preliminary data.

Source: Central Bank.

Central Government

Peru’s central government comprises the executive branch, including its ministries and other centralized agencies, such as the Instituto Nacional de Bienestar Familiar, or National Institute of Family Welfare, and the Instituto Nacional de Becas y Crédito Educativo, or National Institute of Scholarships and Student Loans. Prior to January 1, 2003, the central government also included Peru’s 24 regional councils, whose representatives were appointed by the President and public universities. As of January 1, 2003, the regional councils were replaced by 25 regional governments governed by elected officials. See “The Republic of Peru—History, Government and Political Parties—Government—Regional Governments” above.

The government derives its revenues primarily from:

•	tax collections;

•	import tariffs;

•	non-tax revenues, such as fees, interest income and royalties from mining and hydrocarbon production; and

•	dividends from state-owned companies.

Between 1999 and 2003, total government revenues fluctuated between a low of US$7.7 billion, or 15.0% of GDP, in 1999 and a high of US$9.1 billion, or 15.1% of GDP, in 2003. During this period, tax revenues fluctuated between a low of US$6.5 billion in each of 1999 and 2000, or 12.7% and 12.3% of GDP, respectively, to a high of US$7.8 billion, or 13.0% of GDP, in 2003. Total government revenues in 2003 increased 10.3% to US$9.1 billion, or 15.1% of GDP, while tax revenues increased 13.9% to US$7.8 billion, or 13.0% of GDP, while non-tax revenue decreased 7.8% to U.S.$1.2 billion, or 2.0% of GDP, in each case as compared to the levels registered in 2002.

During the first six months of 2004, total government revenues increased 13.2% to US$5.0 billion, or 15.0% of GDP, as compared to US$4.4 billion, or 14.5% of GDP, during the first six months of 2003.

Government expenditures consist primarily of:

•	wages of public sector employees;

•	transfers to public sector entities;

•	interest payments on debt;

•	public investments in infrastructure; and

•	pension expenditures.

Between 1999 and 2003, total government expenditures, excluding interest payments on the government’s debt, fluctuated between a low of US$8.1 billion, or 15.2% of GDP, in 2001 and a high of US$8.9 billion, or 14.8% of GDP, in 2003. In 2003, total government expenditures, excluding interest payments on the government’s debt, increased 7.6% to US$8.9 billion, or 14.8% of GDP, as compared to US$8.3 billion, or 14.7% of GDP, in 2002.

During the first six months of 2004, total government expenditures, excluding interest payments on the government’s debt, increased 2.2% to US$4.2 billion, or 12.6% of GDP, as compared to US$4.1 billion, or 13.6% of GDP, during the first six months of 2003.

Between 1999 and 2003, the central government registered overall fiscal deficits that ranged from a low of US$1.1 billion, or 1.8% of GDP, in 2003 to a high of US$1.6 billion, or 3.2% of GDP, in 1999. For the first six months of 2004, the central government registered an overall fiscal surplus of US$154 million, or 0.5% of GDP, as compared to an overall fiscal deficit of US$282 million, or 0.9% of GDP, for the same period in 2003. This change to an overall surplus was primarily due to an increase in tax collection and a delay in the transfer of investment projects to the regional and municipal governments.

In 1999 the central government registered a primary deficit of US$536 million, or 1.0% of GDP, primarily as a result of a 17.4% drop in tax revenues that was not accompanied by a proportionate reduction in government expenditures. In 2000, an increase in non-tax revenues because of an increase in current transfers from state-owned enterprises led to a reduction in the central government’s primary deficit to US$321 million, or 0.6% of GDP. The stabilizing effect of this increase in non-tax revenues was undermined by the Fujimori administration’s expansionary fiscal policies leading to the June 2000 elections and by low tax collections. The government financed its 2000 deficit through a combination of foreign credits, domestic credits and privatization proceeds. In 2001, the primary deficit was US$350 million or 0.7% of GDP, which the government financed through foreign credits, privatization proceeds and issuances of bonds in the national currency.

In 2002, the central government registered a primary deficit of US$88 million, or 0.2% of GDP. The government financed its 2002 deficit through a combination of privatization proceeds and issuances of bonds in the national currency and in U.S. dollars.

In 2003, the central government registered a primary surplus of US$129 million, or 0.2% of GDP. The increase was due to an increase in tax revenues of 13.9%.

During the first six months of 2004, the central government registered a primary surplus of US$783 million, or 2.3% of GDP, a 170.0% increase over the US$290 million, or 1.0% of GDP, primary surplus registered for the first six months of 2003. The increase was due to an increase in tax revenues of 15.0%.

The following tables provide information regarding government accounts for the periods shown.

Government Accounts

(in millions of U.S. dollars, at current prices)

	For the twelve months ended December 31,										For the six months ended June 30,
	1999		2000		2001		2002(1)		2003(1)		2003(1)		2004(1)
Fiscal revenue:
Current revenue:
Tax revenue:
Income tax	US$	1,499	US$	1,471	US$	1,604	US$	1,708	US$	2,265	US$	1,261	US$	1,379
Capital gains tax		0		0		0		0		0		0		0
Taxes on goods and services:
General Sales Tax		3,264		3,444		3,366		3,583		4009		1,931		2249
Selective consumption tax		1,019		982		1,015		1,189		1285		605		671
Import tariffs		844		837		794		705		724		359		357
Other taxes		(103)		(206)		(72)		(349)		(497)		(286)		(205)

Total tax revenue		6,524		6,528		6,707		6,836		7,785		3,870		4452
Non-tax revenue(2)		1008		1,415		1002		1,278		1178		547		531

Total current revenue		7,532		7,942		7,709		8,113		8963		4,417		4983
Capital revenue		159		153		83		105		103		8		24

Total fiscal revenue	US$	7,691	US$	8,096	US$	7,792	US$	8,219	US$	9,066	US$	4,425	US$	5,007

Expenditures:
Current expenditures:
Wages and salaries	US$	2,300	US$	2,348	US$	2,344	US$	2,535	US$	2,747	US$	1,305	US$	1,416
Goods and services		1,830		2,053		2,115		1,952		2087		947		1012
Current transfers		2,351		2,508		2,478		2,696		2943		1,410		1,433

Total current expenditures		6,482		6,909		6,937		7,183		7,777		3,661		3,862
Capital expenditures:
Fixed investment		1,668		1,365		1,045		976		999		401		329
Other		77		143		160		148		161		74		33
Of which:
Capital transfers		4		77		88		85		117		69		30

Total capital expenditures		1,746		1,508		1,205		1,124		1,160		474		362

Total expenditures	US$	8,227	US$	8,417	US$	8,142	US$	8,307	US$	8,937	US$	4,135	US$	4,224

Fiscal balance:
Primary fiscal balance	US$	(536)	US$	(321)	US$	(350)	US$	(88)	US$	129	US$	290	US$	783
Interest		(1,079)		(1,168)		(1,160)		(1,123)		(1205)		(572)		(629)

Overall fiscal balance	US$	(1,616)	US$	(1,489)	US$	(1,510)	US$	(1,211)	US$	(1,076)	US$	(282)	US$	154

Financing:
Foreign financing	US$	(86)	US$	604	US$	585	US$	1,141	US$	973	US$	380	US$	282
Domestic financing		1,313		477		598		(351)		51		(108)		(511)
Privatization		388		409		327		421		52		10		74

Total financing	US$	1,616	US$	1,489	US$	1,510	US$	1,211	US$	1,076	US$	282	US$	(154)

(1)	Preliminary data.

(2)	Includes transfers from state-owned enterprises and royalties from petroleum companies.

Source: Central Bank.

Government Accounts

(as a percentage of GDP, at current prices)

	For the twelve months ended December 31,					For the six months ended June 30,
	1999	2000	2001	2002(1)	2003(1)	2003(1)	2004(1)
Fiscal revenue:
Current revenue:
Tax revenue:
Income tax	2.9%	2.8%	3.0%	3.0%	3.8%	4.1%	4.1%
Capital gains tax	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Taxes on goods and services:
General Sales Tax	6.4	6.5	6.3	6.3	6.7	6.3	6.7
Selective consumption tax	2.0	1.8	1.9	2.1	2.1	2.0	2.0
Import tariffs	1.6	1.6	1.5	1.2	1.2	1.2	1.1
Other taxes	(0.2)	(0.4)	(0.1)	(0.6)	(0.8)	(0.9)	(0.6)

Total tax revenue	12.7	12.3	12.5	12.1	13.0	12.7	13.3
Non-tax revenue(2)	2.0	2.7	1.9	2.3	2.0	1.8	1.6
Total current revenue	14.7	14.9	14.4	14.4	15.0	14.5	14.9
Capital revenue	0.3	0.3	0.2	0.2	0.2	0.0	0.1

Total fiscal revenue	15.0%	15.2%	14.5%	14.6%	15.1%	14.5%	15.0%

Expenditures:
Current expenditures:
Wages and salaries	4.5%	4.4%	4.4%	4.5%	4.6%	4.3%	4.2%
Goods and services	3.6	3.9	3.9	3.5	3.5	3.1	3.0
Current transfers	4.6	4.7	4.6	4.8	4.9	4.6	4.3

Total current expenditures	12.6	13.0	12.9	12.7	13.0	12.0	11.5
Capital expenditures:
Fixed investment	3.2	2.6	1.9	1.7	1.7	1.3	1.0
Other	0.2	0.3	0.3	0.3	0.3	0.2	0.1
Of which:
Capital transfers	0.0	0.1	0.2	0.1	0.2	0.2	0.1

Total capital expenditures	3.4	2.8	2.2	2.0	1.9	1.6	1.1

Total expenditures	16.0%	15.8%	15.2%	14.7%	14.9%	13.6%	12.6%

Fiscal balance:
Primary fiscal balance	(1.0)%	(0.6)%	(0.7)%	(0.2)%	0.2%	1.0%	2.3%
Interest	(2.1)	(2.2)	(2.2)	(2.0)	(2.0)	(1.9)	(1.9)

Overall fiscal balance	(3.2)%	(2.8)%	(2.8)%	(2.1)%	(1.8)%	(0.9)%	0.5%

Financing:
Foreign financing	(0.2)%	1.1%	1.1%	2.0%	1.6%	1.2%	0.8%
Domestic financing	2.6	0.9	1.1	(0.6)	0.1	(0.4)	(1.5)
Privatization	0.8	0.8	0.6	0.8	0.1	0.0	0.2

Total financing	3.2%	2.8%	2.8%	2.1%	1.8%	0.9%	(0.5)%

(1)	Preliminary data.

(2)	Includes transfers from state-owned enterprises and royalties from petroleum companies.

Source: Central Bank.

One of the Toledo administration’s highest priorities is maintaining fiscal discipline while reorienting public spending towards important social programs, particularly education. To achieve fiscal balance, the Toledo administration has proposed:

•	a reform of the tax system that will focus on eliminating costly and unnecessary exemptions, increasing the size of the tax base and improving tax collection mechanisms;

•	a review and reform of regulatory and public sector functions to eliminate duplicative tasks, reduce administrative costs and promote efficiency;

•	a reduction in total expenditures over the long term, particularly defense expenditures;

•	a reform of the Fiscal Prudence Act to provide for automatic adjustments in government expenditures to match revenue streams, while providing the government with fiscal flexibility in recessionary periods; and

•	an overall reduction of the government’s role in the economy, especially with respect to large-scale public investment projects, which are expected to be transferred to the private sector through concessions.

Tax Regime

All government taxes in Peru are collected through SUNAT. SUNAT’s budget is determined primarily through a percentage-based funding mechanism that provides each agency with 2.0% of its total tax collections.

The following table presents the composition of Peru’s tax revenues for the periods shown.

Tax Revenue of the Republic

(as a percentage of total tax revenue)

	For the twelve months ended December 31,					For the six months ended June 30,
	1999	2000	2001	2002(1)	2003(1)	2003(1)	2004(1)
Income tax:
Individual	8.8%	9.0%	8.9%	9.3%	9.4%	10.0%	9.4%
Corporate	12.4	11.3	11.8	13.1	15.7	14.9	15.8
Clearing	1.8	2.2	3.2	2.5	4.0	7.7	5.7

Total income tax	23.0	22.5	23.9	25.0	29.1	32.6	31.0
Property tax	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Taxes on goods and services:
General Sales Tax	50.0	52.8	50.2	52.4	51.5	49.9	50.5
Selective Consumption Tax:
Fuel tax	9.5	9.3	9.9	12.5	12.0	11.2	11.0
Other	6.1	5.7	5.3	4.9	4.5	4.4	4.1

Total Selective Consumption Tax	15.6	15.0	15.1	17.4	16.5	15.6	15.1

Total taxes on goods and services	65.7	67.8	65.3	69.8	68	65.5	65.6
Import tariffs	12.9	12.8	11.8	10.3	9.3	9.3	8.0
Other taxes	8.1	9.0	11.0	7.2	5.2	4.7	6.5
Tax refund	(9.7)	(12.2)	(12.1)	(12.3)	(11.6)	(12.1)	(11.1)

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Reflects adjustments to reconcile estimated income tax withheld with actual income tax liabilities.

Source: Central Bank.

Income Taxes

The current tax law provides for the following income tax rates for 2004:

Personal Annual Income(1) (in UIT(2))	2004 (in %)
Between 0-27	15.0
Between 27-54	21.0
Greater than 54	30.0

(1)	Annual income of individuals domiciled in Peru.

(2)	UIT is an annual reference index used for tax purposes. In 2004, UIT was equivalent to S/. 3,200 and for 2005, UIT will be equivalent to S/. 3,300.

Source: Ministry of Economy.

On January 1, 2004, a tax reform entered into effect. The aim of the reform was to increase tax collection by providing new powers to the executive branch’s tax authority and to amend some of the income tax rules, including an increase in the corporate income tax rate from 27% to 30%, which applies to the worldwide income of enterprises legally regarded as domiciled in Peru. A tax of 4.1% applicable to dividends became effective on January 1, 2003.

The current tax law provides for the following corporate tax rates for 2004:

Corporate Tax	2004
Tax on reinvested net profits	30.0%
Tax on retained net profits:
Domestic companies	30.0%
Foreign companies	30.0%
Dividend tax	4.1%

Source:	Ministry of Economy.

Some forms of income are exempt from the corporate income tax, including:

•	income of religious and nonprofit institutions;

•	interest on development loans granted by international organizations or foreign governments;

•	interest and other gains on loans to the public sector;

•	interest on savings held in the domestic financial system;

•	royalties for technical assistance provided by international or foreign state agencies;

•	capital gains from the sale of registered securities;

•	interest and adjustments to principal from mortgage instruments; and

•	interest collected or paid by savings and loans cooperatives.

These exemptions are scheduled to expire on December 31, 2006.

On March 1, 2004, a financial services transaction tax, or ITF, became effective. The ITF is a levy applicable to almost all banking transactions, including transfers and foreign exchange transactions, as well as certain non-banking transactions such as transfers made by fund transfer companies. Although the ITF was initially set at 0.15%, in response to criticism of the tax from Congress and the business community, the government proposed in early March 2004 to decrease the rate. On March 25, 2004, Congress approved the government proposal, effective March 27, 2004, to set the rate at 0.10% through the end of 2004, decreasing to 0.08% during 2005 and to 0.06% until its expiration at the end of 2006.

In June 2004, Congress passed legislation instituting a royalty tax on mining output effective as of that month, with payments commencing in January 2005. The royalty rate will range from 1% to 3%, depending on the tax paying company’s annual concentrated mineral value. The proceeds will be distributed in the regions where the mines are located.

Peru offers companies in various industries the following tax incentives to encourage their growth in various regions:

•	Companies operating in the Amazon region that are engaged in any of the following activities are subject to a 10% tax rate:

•	the farming, fishing, tourism or forestry industries;

•	large-scale agricultural production or cultivation of marine life for consumer consumption; or

•	manufacturing activities related to processing, transforming and commercializing primary products derived from the previous two activities above.

•	Companies in the industries listed in the immediately preceding item that operate in the departments of Loreto and Madre de Dios and in some districts of Ucayali are subject to a 5% tax rate.

•	Companies that operate in the Amazon region and engage principally in agriculture and/or transforming or processing products classified as native or alternative crops are exempt from income tax.

The Toledo administration is seeking to phase out these and other tax incentives in order to increase the government’s tax revenue. The government is trying to induce some regional governments to negotiate tax exemption reductions in favor of increased resources for investment through increased tax collection in their regions. Notwithstanding support from several regional governments, this attempt has been delayed by the reluctance of some regions.

On November 13 2004, a resolution of the Constitutional Tribunal was published, which rejected a measure, included in Peru’s budget for 2005, which would have required companies and individuals to prepay a portion of their income tax prior to the end of the year. The result was a budgetary shortfall of approximately S/. 700 million. On December 21, 2004, in an effort to diminish this shortfall, the government enacted a temporary, two-year net asset tax of 0.6% on businesses with assets exceeding S/. 5 million, effective as of January 1, 2005. It is anticipated that this temporary tax will raise S/. 400 million in 2005.

Capital Gains

Peru treats all capital gains as ordinary income for tax purposes. Capital gains derived from the following activities are exempt from income tax:

•	the sale of securities registered with the Public Registry of Securities and Broker Dealers and sold through a securities clearing agency;

•	the sale of commodities through commodity exchanges regulated by CONASEV; and

•	the redemption and exchange of debt instruments and proprietary interests issued through a public offering by corporations, mutual funds, investment funds and trusts organized or established in Peru.

These exemptions are scheduled to expire on December 31, 2006.

The Toledo administration is seeking to phase out these and other tax incentives in order to increase the government’s tax revenue.

General Sales Tax

Peru currently imposes a 19.0% Impuesto General a las Ventas, or General Sales Tax. The General Sales Tax is a value-added tax that applies to:

•	the sale or import of movable personal property within Peru;

•	the rendering or use of services in Peru;

•	construction agreements; and

•	the first transfer of real estate by a builder.

The government approved a 1.0% temporary increase in the General Sales Tax to 19.0%, effective from August 1, 2003 through December 31, 2004, and extended through at least 2007. The extension for 2005 was issued by Law 28426, dated December 21, 2004. Each party in the chain of production generally collects the tax from its customer and pays SUNAT the difference between the tax paid to its suppliers and the tax collected from its customers. For imports of goods, the taxable base is the cost, insurance and freight price plus customs duties, surcharges and selective consumption tax paid on those goods.

In the second half of 2002, Peru implemented a new structure for collection of the General Sales Tax. Under the new structure, buyers and the government withhold 6.0% of the taxable base of the transaction. The principal taxpayers pay the withheld amount directly to SUNAT to be credited against the General Sales Tax due by the supplier. With respect to some goods, including rice and sugar, buyers withhold 10.0% of the sale price and with respect to fuel sales, buyers withhold 1.0% of the sale price.

Some products and services are exempt from the General Sales Tax, including fishmeal, various agricultural products, including potatoes, tomatoes, beans, coffee, tea, cocoa and wheat, urban public and cargo transport, financial services, live entertainment and some essential medicines. Peru also applies a special exemption for purchases made as part of the development of natural resources. Individuals and companies operating in the Amazon region are exempted from the General Sales Tax with respect to goods and services consumed within that region.

The General Sales Tax does not apply to the export of goods or services or construction contracts performed abroad. Exporters are reimbursed any portion of the General Sales Tax they pay on the purchase of goods and services they export and can apply those reimbursements as credits to offset the General Sales Tax or income tax liabilities.

Selective Consumption Tax

Peru applies a selective consumption tax, which is an excise tax, on selected goods and on gambling activities. The following table shows the tax rates currently applicable to selected goods.

Product	Rate
Soda	17%
Gambling	5-10%
New cars	10%
Used cars	30%
Wines, vermouths, ciders, whiskey, rum, gin	20%
Cigarettes	50%
Horse races	2%
Beer	27.8%

Source: Ministry of Economy.

In the case of Pisco, an alcoholic beverage, the applicable tax is S/. 1.50 per litre.

Peru also imposes a tax on selected fuel products. The tax is levied on the volume sold or imported, expressed in units of measurement established by the Ministry of Economy. The following table shows the tax rates currently applicable to selected fuel products.

Fuel	Nuevos soles per kilogram
Gasoline:
less than 84 octane	2.90
between 84 - 90 octane	3.71
between 90 - 95 octane	4.02
greater than 95 octane	4.35
Kerosene	2.07
Gasoils	1.70
Liquid petroleum gas	0.14

Source: Ministry of Economy.

Imports or sales of diesel or residual fuel to enterprises engaged in generating, marketing and distributing electrical power, as authorized by governmental decrees, are exempt from the selective consumption tax until December 31, 2006.

Other Taxes

Prior to December 1, 2004, Peru levied on employers a 2.0% extraordinary solidarity tax on the total compensation they pay to their employees. The extraordinary solidarity tax was repealed on December 1, 2004, after having been reduced from 5.0% to 2.0% in September 2001 and extended past its original expiration date of December 31, 2002.

Under the extraordinary solidarity tax, independent workers earning a total gross income of more than S/. 1,808 per month were also required pay this tax on their total gross earnings. The extraordinary solidarity tax did not apply to compensation for time of service, bonuses for national holidays, payments to household employees and allocations of annual profit-sharing.

Tax Amnesty

In March 2002, the government offered a tax amnesty that exonerated all taxpayers from paying penalty fees and penalty interest on overdue tax payments. Taxpayers could elect to pay, in a single payment or in installments, the principal amount of taxes owed plus a minimal interest to settle their accounts. A similar amnesty was offered in April 2001. No further amnesties were offered in 2003 or 2004.

Tax Enforcement

Peru measures tax evasion mainly with respect to the General Sales Tax (a value added tax), and both SUNAT and the IMF conducted statistical analyses, concluding that approximately 50% of potential General Sales Tax collection was being evaded in 2001. For 2001 (the latest year for which figures are available), the IMF estimated a 50.2% shortfall in collection. Considering official figures for General Sales Tax revenue and GDP, this implies tax evasion reached 6.3% of GDP. SUNAT is currently preparing to release new figures during first quarter 2005.

Peru has taken a series of steps to combat tax evasion and improve tax collection. These steps include:

•	establishing the Registro Único de Contribuyentes, or Taxpayer Registry, a computerized registry of taxpayers;

•	creating a dual structure for monitoring taxpayers with special units to monitor principal contributors, who currently account for approximately 70% of total tax revenues collected. Principal contributors are required to pay taxes directly at SUNAT’s premises, while other taxpayers pay their taxes in a private banking network of over 1,300 bank offices. The banking network and a computerized system that automatically monitors tax arrears for principal contributors help to plan auditing operations by providing an efficient means of conducting data analysis and monitoring collection trends;

•	simplifying the tax structure and reducing the number of taxes;

•	using more effectively SUNAT’s powers to effect attachment of delinquent taxpayers’ assets;

•	publishing delinquent taxpayers’ names;

•	increasing the number of audits of principal contributors; and

•	implementing a system of tax withholding for the General Sales Tax and all public sector taxpayers.

SUNAT has implemented the following additional measures to combat tax evasion and improve collections:

•	improving tax refund mechanisms to avoid refunds to companies with outstanding tax liabilities;

•	increasing the use of a set-off mechanism that permits SUNAT to deduct tax liabilities directly from a delinquent taxpayer’s bank accounts;

•	conducting approximately 37,000 audits of corporations and independent professionals as of September 30, 2004, focusing on collection of the General Sales Tax and corporate taxes, with audits of very large corporations to be conducted annually and audits of smaller corporations to be conducted every four years; improving information-sharing mechanisms between SUNAT and other government agencies regarding principal taxpayers.

The 2004 Budget

Pursuant to the Constitution and Ley General del Sistema Nacional de Presupuesto Ley N° 28411, published on December 8, 2004, and effective as of January 1, 2005 (and prior to the passage of Ley N° 28411, pursuant to Ley de Gestión Presupuestaria del Estado of 1996, or the Budgetary Administration Law), the Ministry of Economy, acting through the Dirección Nacional del Presupuesto Público, or Public Budget Administration Office, is responsible for preparing Peru’s annual budget.

The annual budget is prepared on the basis of:

•	proposals submitted by the various public entities;

•	matching revenue estimates with goals and priorities established for each entity; and

•	coordinating balances for previous fiscal years and estimates for future fiscal years.

The Public Budget Administration Office submits its proposed budget to the Council of Ministers for approval. If the Council of Ministers approves the proposed budget, it is submitted by the President to Congress by August 30 of each year. Upon congressional approval, the proposed budget becomes the Annual Law of the Public Sector Budget. Under the Constitution, if by November 30 of any year Congress has not submitted to the executive branch an official document commenting on or approving the budget, the budgetary proposal submitted by the President is automatically adopted as the Annual Law of the Public Sector Budget.

The 2004 budget was published on December 19, 2003. The following table shows the principal assumptions on which the 2004 budget was based.

Principal Budgetary Assumptions for 2004

2004
Projected real GDP growth	4.2%
Projected inflation	3.5%
Projected average exchange rate	S/. 3.46 per dollar

Source: Ministry of Economy, INEI, Central Bank.

The 2004 budget projected fiscal revenues of S/. 44.1 billion, or US$12.4 billion, and public expenditures of S/. 44.1 billion, or US$12.4 billion. The 2004 budget projected an overall non-financial public sector fiscal deficit for the government of US$1.1 billion, or 1.4% of projected GDP.

The following table summarizes the government’s principal economic targets, as amended, for 2004.

Principal Economic Targets for 2004

	2004
Non-financial public sector deficit (as % of GDP)		1.4%
Non-financial public sector expenditures (excluding interest payments) (as % of GDP)		17.1%
Gross public sector debt denominated in foreign currency (in millions of US$)	US$	23,193
Increase in net international reserves of the Central Bank relative to December 2003 (in millions of US$)	US$	500

Source: Central Bank, Ministry of Economy and ONP.

Peru is currently on pace to meet these targets for 2004

The 2005 Budget

The Toledo administration submitted its 2005 budget proposal to Congress on August 27, 2004, which approved the budget on November 26, 2004.

The following table summarizes the principal assumptions on which the 2005 budget was based.

Principal Budgetary Assumptions for 2005

2005
Projected real GDP growth	4.5%
Projected inflation	2.5%
Projected average exchange rate	S/. 3.48 per dollar

Source: Ministry of Economy, INEI, Central Bank.

The 2005 budget projects fiscal revenues of S/. 38.4 billion, or approximately US$11.0 billion, and non-financial public expenditures of S/. 36.2 billion, or approximately US$10.4 billion. The 2005 budget projects a non-financial public sector fiscal deficit for the government of US$686 million, or 1.0% of projected GDP.

The following table summarizes the government’s principal economic targets for 2005.

Principal Economic Targets for 2005

	2005
Non-financial public sector deficit (as % of GDP)		1.0%
Non-financial public sector expenditures (excluding interest payments) (as % of GDP)		16.8%
Gross public sector debt denominated in foreign currency (in millions of US$)	US$	24,073
Increase in net international reserves of the Central Bank relative to December 2002 (in millions of US$)	US$	100

Source:	Central Bank, Ministry of Economy and ONP.

The figures set forth above represent Peru’s forecast with respect to the Peruvian economy for 2004 and 2005. While the government believes that these assumptions and targets were reasonable when made, some are beyond the control or significant influence of the government, and actual outcomes will depend on future events. Accordingly, no assurance can be given that actual economic results will not differ materially from the figures set forth above. See “Forward-Looking Statements” above.

Social Security

Peru has a two-tier pension system. The public pension system is a pay-as-you-go system by which current social security contributions are used to pay benefits currently provided by the government. In 1993, the government also created AFPs as an alternative to the public pension system.

The public pension system has two components:

•	the general pay-as-you-go-system, which applies to the general population and is administered by the Oficina de Normalización Previsional, or Office of Pension Regularization; and

•	the special public-sector regimes for the military, police, teachers, various judges and magistrates, other special segments of the population and other public servants.

The public sector has two pension reserve funds funded by privatization receipts:

•	the Fondo Consolidado de Reservas Previsionales, or Consolidated Reserve Fund, an autonomous fund with resources earmarked to meet public pension obligations falling due over the medium- and long-term; and

•	the Fondo Nacional de Ahorro Público, or National Public Savings Fund, the objective of which is to provide supplemental pensions to all low-income pensioners in the public pension system.

The private pension system consists of four AFPs. New entrants to the labor market are automatically enrolled in an AFP unless they elect to enroll in the public pension system within ten days of employment. Workers may leave the public pension system for an AFP at any time, but once they leave they cannot return. To compensate individuals who switch to the AFPs for pension rights they had accumulated while participating in the public pension system, the government has authorized the issuance of recognition bonds. Recognition bonds are transferable, zero-coupon bonds indexed to the CPI and redeemable at retirement.

To provide an incentive for individuals to join AFPs and to discourage participation in the public pension system, the government increased the public pension system contribution rate from 3.0% to 11.0% in the early 1990s. As of September 30, 2004, the private pension system contribution rate was 13.0%. Workers are eligible to receive benefits at age 65. In 2002, Congress approved an increase of the minimum monthly pension in the public pension system from S/. 300 to S/. 415.

The government is considering proposals to improve the efficiency of the private pension system, while maintaining the basic elements of the current two-tier system. These proposals include the fully-funding the private pension funds with individual capitalization accounts and restricting the early withdrawal of funds. The government also expects to reduce the operating cost of AFPs by lowering their required contributions to the SBS and streamlining information disclosure requirements. The government believes that these measures will allow AFPs to reduce commissions, which will continue to be determined by market conditions.

In November 2004, Congress approved Law Nº 28389, which reforms the Constitution and aims to discontinue Regime 20530, by immediately eliminating the indexed pension scheme that allowed certain retired government employees to receive a life pension equal to the salary of a worker currently serving in the retiree’s former post or one equivalent to it, and instead to establish a single managing institution for the public pension system and to make sure that future social security regimes will be created under sustainable financial conditions.

PUBLIC SECTOR DEBT

Peru’s total public sector debt consists of foreign currency-denominated debt and nuevo sol-denominated debt. Peru’s total public external debt consists of loans from foreign creditors to the government, the Central Bank and public sector entities.

External Debt

As of June 30, 2004, 100% of Peru’s public sector external debt consisted of foreign currency denominated debt. As of December 31, 2003, public external debt totaled US$22.8 billion, or 37.6% of GDP, as compared to US$20.7 billion, or 36.7% of GDP, as of December 31, 2002. As of June 30, 2004, public external debt totaled US$22.9 billion, or 68.3% of GDP, as compared to US$21.4 billion, or 70.3% of GDP, as of June 30, 2004.

The following tables provide further information on public sector external debt as of the dates shown.

Public Sector External Debt

(in millions of U.S. dollars, except for percentages)

	As of December 31,										As of June 30,
	1999		2000		2001		2002(2)		2003(2)		2003(2)		2004(2)
Official reserves liabilities:
IMF credit use	US$	589	US$	349	US$	202	US$	73	US$	0	US$	0	US$	0

Total official reserves liabilities		589		349		202		73		0		0		0
Official non-reserves liabilities:
Public sector		19,500		19,205		18,967		20,715		22,768		21,411		22,868

Total official non-reserves liabilities		19,500		19,205		18,967		20,715		22,768		21,411		22,868

Total official liabilities	US$	20,089	US$	19,554	US$	19,169	US$	20,788	US$	22,768	US$	21,411	US$	22,868

Total public sector external debt (as % of GDP)(1)		38.0%		36.2%		35.3%		36.7%		37.6%		70.3%		68.3%
Total public sector external debt (as % of total exports)(1)		233.9%		206.7%		207.0%		223.5%		213.5%		429.1%		356.9%

(1)	Peru does not include IMF credit use in reporting total public sector external debt. Debt ratios are calculated on the basis of Peru’s total official non-reserves liabilities.

(2)	Preliminary data.

N/A= Not Available.

Source: Central Bank.

Public Sector External Debt, Net of Reserves

(in millions of U.S. dollars, at current prices)

	As of December 31,												As of June 30,
	1999		2000		2001		2002			2003			2003			2004
Public sector external debt	US$	19,500	US$	19,205	US$	18,967	US$	20,715	(1)	US$	22,768	(1)	US$	21,411	(1)	US$	22,868	(1)
Gross international reserves of the Central Bank		(9,003)		(8,563)		(8,838)		(9,690)			(10,206)			(10,009)			(10,864	)(1)

Public sector external debt, net of reserves	US$	10,497	US$	10,642	US$	10,129	US$	11,025	(1)	US$	12,562	(1)	US$	11,402	(1)	US$	12,004	(1)

(1)	Preliminary data.

Source: Central Bank.

Since 1999, Peru’s public sector external debt as a percentage of GDP and as a percentage of total exports of goods and services has fluctuated, dropping from 38.0% of GDP and 233.9% of total exports in 1999 to 36.2% of GDP and 206.7% of exports in 2000 and 35.3% of GDP and 207.0% of total exports in 2001, before rising to 36.7%

of GDP and 223.1% of total exports in 2002 and 37.6% of GDP and 212.5% of total exports in 2003. This fluctuation was due to decreases in nominal GDP in 1999 and increases in nominal GDP from 2000 through 2003.

On December 15, 1999, Peru passed Emergency Decree No. 068-99, authorizing the issuance and exchange of public treasury bonds for outstanding public sector external debt. This decree was passed as part of the government’s economic program aimed at reducing the level of public sector external debt. On November 18, 1999, Ministry of Economy issued public treasury bonds for a total of US$259,180,000, which the Ministry of Economy provided to the Banco de la Nación in exchange for the cancellation of public sector external debt with a market value of US$255,402,770.

During the period from 1999 to 2003, multilateral debt represented, on average, 32.0% of Peru’s public sector external debt. Peru’s principal multilateral creditors are the World Bank, representing, on average, 40.5% of outstanding multilateral debt each year from 1999 to 2003, and the IADB, representing, on average, 43.4% of outstanding multilateral debt each year from 1999 to 2003. Loans from the World Bank have funded projects relating to irrigation, agriculture, poverty reduction, education, health reform and transportation. Loans from the IADB have funded projects relating to poverty reduction, education, financial-sector reform and state modernization programs.

The following table provides information on capital flows from multilateral lenders for the periods shown.

Capital Flows from Multilateral Lenders

(in millions of U.S. dollars)

	For the twelve months ended December 31,										For the six months ended June 30,
	1999		2000		2001		2002		2003		2003		2004
World Bank:
Disbursements minus principal amortizations	US$	291.8	US$	172.9	US$	35.4	US$	(16.7)	US$	181.8	US$	(59.2)	US$	(70.1)
Disbursements minus principal, interests and commissions		131.9		(15.7)		(150.8)		(158.2)		66.5		(120.1)		(118.4)
IADB:
Disbursements minus principal amortizations		377.1		(6.1)		267.6		155.9		(75.2)		(50.9)		147.6
Disbursements minus principal, interests and commissions		222.6		(180.9)		95.7		(11.0)		(236.5)		(129.1)		82.7

Source: Ministry of Economy (Dirección General de Crédito Público, or Office of Public Credit).

In January 2002, Peru signed a letter of intent with the IMF establishing a US$316 million stand-by credit facility from 2002 to 2004. In this letter, Peru agreed to economic targets and performance criteria upon which the IMF’s support will be conditioned. These targets, as amended on November 26, 2002 and March 17, 2003, included the following key economic targets for the period:

•	GDP growth of 3.5% to 4.0%;

•	a deficit of 2.3% of GDP in 2002 and 1.9% of GDP in 2003 in the consolidated public sector, which includes the non-financial public sector and the Central Bank;

•	a current account deficit of less than 2.3% of GDP;

•	a 2.5% inflation rate;

•	revenues of US$700 million generated through the sale of concessions and state assets; and

•	the maintenance of gross reserves adequate to cover ten months of imports of goods and services and the equivalent of 1.5 times the balance of external debt incurred in the following 12 months.

Peru’s primary goal in seeking the letter of intent is to gain the IMF’s support and oversight for its economic program, in order to promote other sources of foreign credit.

On February 23, 2004, the IMF completed its fourth and final review of Peru’s performance under the two-year stand-by arrangement entered into in February 2002 and approved the release of an additional US$41 million to Peru, bringing the total amount available to approximately US$380 million. Peru did not draw down any of the funds available to it under the February 2002 stand-by arrangement.

On June 9, 2004, the Executive Board of the IMF approved a 26-month stand-by arrangement to help support Peru’s economic program through mid-2006. The total amount available to Peru under the stand-by arrangement will be SDR 287.3 million (approximately US$422.8 million) with immediate access to a first drawing of SDR 80 million (approximately US$118 million). On November 22, 2004, the IMF completed its first review under the 2004 stand-by arrangement. The completion of the review makes available for drawing an additional SDR 126.06 million (approximately US$191.2 million). Peru has indicated that it intends to treat this stand-by arrangement as precautionary and does not intend to draw down any of the funds available to it under the June 2004 stand-by arrangement.

On December 3, 2004, Peru signed an agreement with the CAF for a US$80 million loan maturing in 2017. The proceeds of this loan will be used to facilitate improvements in the general competitiveness of the country by increasing fiscal discipline, enhancing the relations between the private sector and the government and reducing administrative barriers.

On December 16, 2004, Peru signed four loan agreements with the World Bank, each with a 14-year repayment period and an 8 year grace period. The proceeds of the first loan, for US$100 million, will be used to support actions, objectives and policies designed to promote growth and achieve sustainable reductions in poverty through social reforms, such as, among others, improving education and health-care and promoting efficient management and transparency of government programs. The proceeds of the second loan, also for US$100 million, will be used to aid the government in actions, objectives and policies designed to achieve decentralization and competitiveness reforms, such as, among others, strengthening certain accounting and reporting processes, improving institutional management, increasing the levels and competitiveness of Peruvian exports and generally encouraging the development of a business environment more conducive to internal and external private investment. The proceeds of the third loan, for US$7.8 million, will be used to improve the quality and delivery of social policies programs in the context of decentralization. Finally, the proceeds of the fourth loan, for US$8.8 million, will be used to support fiscal sustainability quality of service delivery and enhancement of competitiveness in the context of decentralization.

On December 15, 2004, Peru signed a loan agreement with the IADB for a US$300 million loan that has a repayment period of 20 years. The proceeds of the loan will be used to support improvements in the quality and efficiency of Peru’s social spending and the strengthening of Peru’s social safety network during the decentralization process, including, among others, developing systems to monitor the efficacy of public expenditures and governmental transfers and reconfiguring the A Trabajar temporary employment program to focus on job creation in periods of economic downturn.

The following tables summarize public sector external debt by creditor for the years indicated.

Public Sector External Debt by Creditor(1)

(in millions of U.S. dollars, at current prices)

	As of December 31,										As of June 30,
	1999		2000		2001		2002		2003		2003		2004
Official creditors:
Multilateral debt:
IADB	US$	2,632	US$	2,563	US$	2,774	US$	3,015	US$	3,027	US$	2,992	US$	3,163
World Bank		2,417		2,590		2,626		2,609		2,790		2,549		2,720
IFAD(2)		27		23		23		24		26		25		25
IMF		220		209		185		163		139		150		118
OPEC(3)		7		10		12		13		12		12		11
Other		328		435		917		1,220		1,365		1,196		1,387

Total multilateral debt		5,631		5,830		6,536		7,044		7,359		6,924		7,423
Bilateral debt:
Paris Club(4)		5,350		4,904		4,493		4,786		5,018		4,926		4,710
United States		1,117		1,059		997		931		850		894		813
Latin America		96		75		71		57		47		52		43
East Europe countries and China		64		62		48		40		32		38		30
Japan		2,163		2,429		2,198		2,471		2,790		2,484		2,732
Other countries		0		0		0		0		0		0		0

Total bilateral debt		8,790		8,528		7,807		8,285		8,737		8,394		8,328

Total official debt		14,421		14,358		14,343		15,329		16,095		15,318		15,751
Private creditors:
Banking		225		110		21		11		5		5		5
Suppliers		1,127		1,010		876		951		1,038		936		1,016

Total private sector debt		1,352		1,120		897		962		1,042		941		1,021
Bonds:
Brady Bonds		3,727		3,727		3,727		2,501		2,457		2,479		2,424
Global Bonds		—		—		—		1,923		3,173		2,673		3,673

Total bonds		3,727		3,727		3,727		4,424		5,630		5,152		6,097

Total public sector external debt	US$	19,500	US$	19,205	US$	18,967	US$	20,715	US$	22,768	US$	21,411	US$	22,868

(1)	Medium- and long-term debt, excluding IMF financing.

(2)	International Fund for Agricultural Development.

(3)	Organization of Petroleum Exporting Countries.

(4)	Includes the following countries: Germany, Austria, Belgium, Canada, Spain, Finland, France, Italy, Norway, the Netherlands, the United Kingdom, South Africa and Sweden.

Source:	Ministry of Economy (Office of Public Credit).

Public Sector External Debt by Creditor(1)

(as a percentage of total public sector external debt)

	As of December 31,					As of June 30,
	1999	2000	2001	2002	2003	2003	2004
Official creditors:
Multilateral debt:
IADB	13.5%	13.3%	14.6%	14.6%	13.3%	14.0%	13.8%
World Bank	12.4	13.5	13.8	12.6	12.3	11.9	11.9
IFAD(2)	0.1	0.1	0.1	0.1	0.1	0.1	0.1
IMF	1.1	1.1	1.0	0.8	0.6	0.7	0.5
OPEC(3)	0.0	0.1	0.1	0.1	0.1	0.1	0.0
Other	1.7	2.3	4.8	5.9	6.0	5.6	6.1

Total multilateral debt	28.9	30.4	34.5	34.0	32.3	32.3	32.5
Bilateral debt:
Paris Club(4)	27.4	25.5	23.7	23.1	22.0	23.0	20.6
United States	5.7	5.5	5.3	4.5	3.7	4.2	3.6
Latin America	0.5	0.4	0.4	0.3	0.2	0.2	0.2
East Europe countries and China	0.3	0.3	0.3	0.2	0.1	0.2	0.1
Japan	11.1	12.6	11.6	11.9	12.3	11.6	11.9
Other countries	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Total bilateral debt	45.1	44.4	41.2	40.0	38.4	39.2	36.4

Total official debt	74.0	74.8	75.6	74.0	70.7	71.5	68.9
Private creditors:
Banking	1.2	0.6	0.1	0.1	0.0	0.0	0.0
Suppliers	5.8	5.3	4.6	4.6	4.6	4.4	4.4

Total private sector debt	6.9	5.8	4.7	4.6	4.6	4.4	4.5
Bonds:
Brady Bonds	19.1	19.4	19.6	12.1	10.8	11.6	10.6
Global Bonds	—	—	—	9.3	13.9	12.5	16.1

Total bonds	19.1	19.4	19.6	21.4	24.7	24.1	26.7

Total public sector external debt	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Medium- and long-term debt, excluding IMF financing.

(2)	International Fund for Agricultural Development.

(3)	Organization of Petroleum Exporting Countries.

(4)	Includes the following countries: Germany, Austria, Belgium, Canada, Spain, Finland, France, Italy, Norway, the Netherlands, the United Kingdom, South Africa and Sweden.

Source:	Ministry of Economy (Office of Public Credit).

As of December 31, 2003, medium- and long-term debt constituted 99.9% of Peru’s public sector external debt. Approximately 50.8% of Peru’s outstanding loans are for terms greater than 12 years. The following table provides information regarding the terms of Peru’s public sector external debt for the periods shown.

Public Sector External Debt Structure, by Maturity Term

(in millions of U.S. dollars and as a percentage of total public sector external debt)(1)

	As of December 31,										As of June 30,
	1999		2000		2001		2002(2)		2003(2)		2003(2)		2004(2)
Short-term debt	US$	10	US$	34	US$	23	US$	19	US$	12	US$	12	US$	9
Medium- and long-term debt		20,089		19,554		19,169		20,788		22,768		21,411		22,868
Short-term debt (as % of total public sector external debt)		0.0%		0.2%		0.1%		0.1%		0.1%		0.1%		0.0%
Medium- and long-term debt (as % of total public sector external debt)		100.0%		99.8%		99.9%		100.0%		100.0%		100.0%		100.0%

(1)	Includes Central Bank debt.

(2)	Preliminary data.

Source:	Central Bank.

The following table provides public sector external debt by currency as of June 30, 2004.

Summary of Public Sector External Debt by Currency

(in millions of U.S. dollars, except for percentages)

	As of June 30, 2004(1) (2)
Currency	US$	%
U.S. dollar	13,442,502	58.78%
Japanese yen	3,664,587	16.02%
Euro	3,089,085	13.51%
Single currency pool(3)	1,024,324	4.48%
IADB unit of account(4)	1,093,497	4.78%
English pound	210,973	0.92%
Special Drawing Rights	142,410	0.62%
Canadian dollar	82,567	0.36%
Swedish krona	69,284	0.30%
Norwegian kroner	48,075	0.21%
Swiss franc	615	0.00%
Venezuelan Bolivar	40	0.00%

Total	22,867,960	100.00%

(1)	The exchange rates used correspond to those of June 30, 2004.

(2)	Includes balances of the COFIDE loans for US $20MM that are not guaranteed by Peru.

(3)	Calculated using the conversion value of the BIRF (Banco Internacional de Reconstrucción y Fomento) based on a basket of national currencies.

(4)	Calculated using the conversion value of the IADB based on a basket of national currencies.

Source: Ministry of Economy (Office of Public Credit).

During the period from 1999 to 2003, total public sector external debt service ranged, as a percentage of total fiscal revenue, from 26.0% and 26.9% in 1999 and 2000, respectively, to a low of 25.2% in 2001, and then to a high of 34.6% in 2002 then back down to 24.9% in 2003. Public sector external debt service measured as a percentage of total exports of goods and services ranged from 24.0% in 1999, 23.4% in 2000 and 21.4% in 2001, to a high of 29.6% in 2002, before decreasing to 20.6 in 2003. As a percentage of GDP, public sector external debt service increased from 3.9% in 1999 to a high of 4.1% in 2002, before decreasing to 3.7% in 2003.

As of June 30, 2004, total public sector external debt service was 24.2% of total fiscal revenue, 18.4% of total exports and 3.6% of GDP, as compared to 24.1% of total fiscal revenue, 20.8% of total exports and 3.5% of GDP as of June 30, 2003.

The following table provides information regarding Peru’s public sector external debt service as of the dates shown.

Public Sector External Debt Service(1)

(in millions of U.S. dollars, except for percentages)

	As of December 31,											As of June 30,
	1999		2000		2001		2002(4)			2003(4)		2003(4)		2004(4)
Interest payments	US$	1,056	US$	1,112	US$	1,076	US$	1,010		US$	1,084	US$	511	US$	569
Amortization		942		1,062		886		1,830	(3)		1,171		557		641

Total public sector external debt service	US$	1,998	US$	2,174	US$	1,962	US$	2,840		US$	2,255	US$	1,068	US$	1,210

As % of total exports(2)		24.0%		23.4%		21.4%		29.6%			20.6%		20.8%		18.4%
As % of total exports and workers’ remittances		22.2		21.7		19.7		27.5			19.1		19.4		17.1
As % of GDP		3.9		4.1		3.7		5.0			3.7		3.5		3.6
As % of total fiscal revenue		26.0		26.9		25.2		34.6			24.9		24.1		24.2

(1)	Medium and long-term debt service; excludes Central Bank debt and excludes extraordinary financing and refinancing.

(2)	Includes exports of goods and services and investment income.

(3)	Includes US$902 million in Brady Bonds exchanged for global bonds.

(4)	Preliminary data.

Source:	Central Bank.

In 2003, interest payments were US$1.1 billion, or 1.8% of GDP, as compared to US$1.0 billion or 1.8% of GDP, in 2001. In 2003, Peru paid US$377 million in interest to Paris Club creditors, US$346 million to multilateral creditors, US$107 million to holders of Brady Bonds and US$254 million to other creditors.

The following table provides estimated public sector external debt service through 2007.

Estimated Public Sector Debt Service by Debtor (1)(2)

2004 - 2008

(in millions of U.S. dollars)

	2004						2005						2006						2007						2008
	Principal		Interest		Total		Principal		Interest		Total		Principal		Interest		Total		Principal		Interest		Total		Principal		Interest		Total
Non-financial public sector:	US$	1,309	US$	1,149	US$	2,458	US$	1,390	US$	1,199	US$	2,589	US$	1,465	US$	1,178	US$	2,643	US$	1,533	US$	1,128	US$	2,661	US$	2,024	US$	1,031	US$	3,055
Central government		1,282		1,137		2,419		1,354		1,183		2,537		1,426		1,162		2,588		1,492		1,113		2,605		1,986		1,018		3,003

Public enterprises		26		13		39		36		16		52		39		16		55		40		15		55		39		13		52

Financial public sector		41		8		49		38		10		48		26		11		38		26		12		37		26		11		37

Total public sector	US$	1,350	US$	1,157	US$	2,507	US$	1,428	US$	1,210	US$	2,637	US$	1,491	US$	1,189	US$	2,681	US$	1,559	US$	1,139	US$	2,698	US$	2,050	US$	1,042	US$	3,093

(1)	Preliminary estimates, as of June 30, 2004, for the period from July 1, 2004 through December 31, 2008.

(2)	Includes loans of COFIDE without Peru’s guarantee.

Sources:	Central Bank and Ministry of Economy (Office of Public Credit).

Peru issued public sector external bonds in connection with the Brady restructuring. As of June 30, 2004, approximately US$2.4 billion principal amount remained outstanding on the Brady Bonds. For a description of the Brady restructuring, see “—Debt Management and Restructuring” below.

Domestic Debt

The following table provides total public sector domestic debt, excluding intra-governmental debt as of the dates shown.

Total Public Sector Domestic Debt

(in millions of U.S. dollars, at current prices)

	As of December 31,										As of June 30
	1999		2000		2001		2002(1)		2003(1)		2003(1)		2004(1)
Long-term debt(2)
Banco de la Nación	US$	922.0	US$	951.2	US$	954.4	US$	910.1	US$	895.0	US$	912.1	US$	884.0
Treasury bonds		1,006.0		977.4		1,504.3		1,619.8		1,732.2		1,713.7		1,771.7
Pension reform bonds(3)		2,393.0		2,681.0		2,765.0		2,710.0		2,810.0		2,746.0		2,780.0
Other		84.0		81.9		52.6		52.5		96.8		50.0		93.1

Total long-term debt		4,405.0		4,691.5		5,276.3		5,292.4		5,534.0		5,421.8		5,528.8
Short-term debt		400.0		416.0		496.0		521.0		629.0		449.0		312.0

Total	US$	4,805.0	US$	5,107.5	US$	5,772.3	US$	5,813.4	US$	6,163.0	US$	5,870.8	US$	5,840.8

Total public sector domestic debt, as % of GDP		9.3%		9.5%		10.7%		10.3%		10.2%		19.3%		17.4%

(1)	Preliminary data.

(2)	These numbers do not include bonds of the Oficina de Normalización (O.N.P.).

(3)	The registered debt balance for the pension reform bonds are measured at present value.

Sources:	Central Bank and Ministry of Economy (Office of Public Credit).

The following table provides a list of Peru’s outstanding domestic public sector bonds as of the dates shown.

Public Sector Domestic Bonds(1)

(in millions of U.S. dollars, at current prices)

	Principal Amount Outstanding as of December 31, 2003		Principal Amount Outstanding as of June 30, 2004
Central Bank capitalization bonds	US$	65	US$	65
Financial system support bonds		682		683
Debt securities(2)		183		168
Pension reform bonds(3)		2,810		2,780
Sovereign bonds		768		822
Other bonds		34		34

Total	US$	4,542	US$	4,552

(1)	Preliminary data.

(2)	Represents public treasury bonds exchanged with the Banco de la Nación for the cancellation of certain public sector external debt.

(3)	The registered debt balance for the pension reform bonds are measured at present value.

Source:	Central Bank and Ministry of Economy (Office of Public Credit).

In March 2001, the government established a public auction system for bonds in Peruvian legal currency. This system has increased the availability of investment instruments in the domestic capital markets and reduced Peru’s exposure to currency exchange risk.

Debt Management and Restructuring

The regional debt crisis, which started in 1982, resulted in growing an unwillingness of foreign commercial banks to lend to Peru. At the same time, a sharp decrease in the export prices of mining products and the 1982-1983 El Niño phenomenon led to a deterioration in Peru’s balance of payments and fiscal accounts, which made it difficult for Peru to service its debt. Faced with an unsustainable debt burden, the government suspended payment on its external commercial bank debt in 1984. By the end of 1984, Peru had failed to make scheduled payments of US$1.0 billion in principal and interest on its commercial bank debt.

In 1985, the García administration declared that service of the public sector external debt would not exceed 10% of total exports. In 1986, the IMF declared Peru ineligible for additional funds, and, in 1987, the World Bank suspended loan disbursements to Peru. Despite a decline in new loans, Peru’s total public sector debt increased from US$10.9 billion to US$18.9 billion from 1985 to 1990, as unpaid interest continued to accrue.

In 1991, the Fujimori administration began a series of negotiations that led to a normalization of relations with multilateral creditors. In September 1991, Peru paid all amounts in arrears owed to the IADB. In March 1993, Peru paid a total of US$1.8 billion in arrears owed to the IMF and the World Bank. Since 1993, the IMF has approved the following credit facilities:

•	in 1993, the IMF approved a US$1.5 billion Extended Fund Facility for the period from 1993 to 1995;

•	in 1996, the IMF approved a US$358 million Extended Fund Facility for the period from 1996 to 1998;

•	in 1999, the IMF approved a US$512 million Extended Fund Facility for the period from 1999 to 2000;

•	in 2002, the IMF approved a US$316 million stand-by credit facility for the period from 2002 to 2004; and

•	in 2004, the IMF approved a US$423 million stand-by credit facility for the period from 2004 to mid-2006.

Except for the 2004 stand-by credit facility on which Peru does not intend to draw and the 2002 stand-by credit facility on which Peru did not draw, these credit facilities were primarily intended to help Peru overcome its fiscal deficits.

The Fujimori administration also negotiated substantial reductions in Peru’s short-term external debt with its principal bilateral creditors. During the 1990s, Peru conducted the following three rounds of negotiations with the Paris Club:

•	in September 1991, Peru rescheduled US$4.7 billion of its Paris Club debt maturing between October 1991 and December 1992;

•	in May 1993, Peru rescheduled an additional US$1.9 billion of its Paris Club debt maturing between March 1993 and March 1996; and

•	in July 1996, Peru rescheduled an additional US$6.8 billion of its Paris Club debt maturing between April 1996 and December 1998.

As a result of this restructuring, Peru obtained the following extensions with respect to credits maturing in the relevant period:

•	a 20-year extension for concessionary credits, with a ten-year grace period; and

•	a 14-year extension for commercial credits, representing the majority of Peru’s Paris Club debt, with a seven-year grace period.

Additionally, as a result of the 1996 restructuring, Peru obtained the following reductions in its debt:

•	a reduction in debt payments from US$970 million per year to approximately US$530 million per year for indebtedness maturing between April 1996 and December 1998; and

•	a reduction in debt payments from US$1.2 billion per year to approximately US$1.0 billion per year for indebtedness maturing between 1999 and 2006.

In 1997, Peru renegotiated its debt with international commercial banks under the Brady restructuring. The Brady restructuring reduced Peru’s international commercial bank debt from US$10.6 billion to US$4.9 billion, US$2.4 billion of which were Past-Due Interest Bonds, US$1.7 billion were Front-Loaded Interest Reduction Bonds, US$572 million were Floating Rate, or Discount, Bonds and US$183 million were Fixed Rate, or Par, Bonds. The Past-Due Interest Bonds and Front-Loaded Interest Reduction Bonds each have a 20-year term. The Discount Bonds and the Par Bonds each have a 30-year term and are collateralized by zero-coupon U.S. Treasury bonds.

In February 2002, Peru launched its first international bond offering in 74 years. Peru issued US$500 million principal amount of global bonds. At the same time, Peru retired US$1.2 billion principal amount of its outstanding Brady Bonds in exchange for a further US$923 million principal amount of global bonds. The exchange lowered Peru’s debt by US$111 million and released US$50 million in collateral backing the Brady Bonds. After issuing the global bonds and taking into account amortization of the Past-Due Interest Bonds in March 2002, the current amounts outstanding are US$1.1 billion of Past-Due Interest Bonds, US$1.2 billion of Front-Loaded Interest Reduction Bonds, US$198 million of Discount Bonds and US$64 million Par Bonds.

Since the February 2002 international bond offering, Peru has made the following international bond offerings:

•	In December 2002, Peru issued US$500 million principal amount of debt securities bearing an interest rate of 9.125% per year and maturing in 2008.

•	In February 2003, Peru issued US$500 million principal amount of debt securities bearing an interest rate of 9.875% per year and maturing in 2015.

•	In March 2003, Peru issued US$250 million principal amount of debt securities bearing an interest rate of 9.875% per year and maturing in 2015. This offering was a reopening of the February 2003 offering.

•	On November 21, 2003, Peru issued an aggregate principal amount of US$500 million of its 8.750% U.S. dollar-denominated debt securities due 2033.

•	On May 3, 2004, Peru issued an aggregate principal amount of US$500 million of its 8.375% U.S. dollar-denominated debt securities due 2016.

•	On October 7, 2004, Peru issued an aggregate principal amount of €650 million of its 7.50% Euro-denominated debt securities due 2014.

Peru has used the proceeds from these international bond offerings to repay existing debt, to increase international reserves, and for the general purposes of the government, including financial investment and the refinancing, repurchasing and retiring of domestic and external indebtedness.

Debt Record

Since the Brady restructuring in 1997, Peru has, except as described below, serviced its external debt without default.

Upon completion of the Brady restructuring, Peru ceased paying principal and interest to lenders who did not participate in the restructuring. These lenders included Elliot Associates, L.P., a private investment firm that acquired US$20 million in Peruvian debt. Elliot Associates obtained a US$55.7 million judgment against Peru for non-payment of interest and an attachment of Peru’s funds held at Chase Manhattan Bank of New York that Peru had allocated for interest payments on its Brady Bonds. As a result of the attachment, on September 7, 2000, Peru failed to make a required interest payment of US$80 million on the Brady Bonds, even though it had deposited in its account at Chase sufficient funds to make the payment.

On September 26, 2000, Elliot Associates obtained an injunction against the Euroclear System clearing agency that prevented it from receiving or distributing funds provided by Peru to pay interest on the Brady Bonds. The Elliot Associates litigation was settled following the issuance of the injunction against Euroclear, and Peru made interest payments on the Brady Bonds on October 4, 2000, within the applicable 30-day grace period. Peru has made all its debt payments to Elliot Associates in accordance with the terms of the settlement.

Four other creditors also failed to participate in the Brady restructuring for reasons that included failure to provide the required documentation and failure to identify the actual holder of the debt to be exchanged. Since the Brady restructuring, Peru has been in default on payments to these creditors. As of June 30, 2004, these payments totaled US$33.9 million in principal and interest. There are no further scheduled amortizations or interest payments on these debts. None of these creditors has submitted claims against Peru for overdue amounts.

As of the date of this prospectus, Peru is unaware of any claims filed against it, in Peru or abroad, for overdue debt payments, and Peru is not involved in any disputes with its internal or external creditors.

DESCRIPTION OF THE SECURITIES

This prospectus provides a general description of the debt securities, warrants and units that Peru may offer. Each time Peru offers securities, Peru will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from that in any prospectus supplement, you should rely on the updated information in the prospectus supplement.

Debt Securities

Peru will issue the debt securities under a fiscal agency agreement, dated as of February 6, 2003, as amended by Amendment No. 1, dated November 21, 2003, and Amendment No. 2, dated October 14, 2004, to the fiscal agency agreement, between Peru and JPMorgan Chase Bank, as fiscal agent, principal paying agent and registrar, or another fiscal agency agreement in a substantially similar form. The fiscal agency agreement, as amended by Amendment No. 1 and Amendment No. 2, and it may be further amended from time to time, is referred to herein as the fiscal agency agreement. Peru has filed the fiscal agency agreement with the SEC and at the office of the fiscal agent in New York. You should read the fiscal agency agreement, the form of debt securities attached at the end of the fiscal agency agreement and the applicable prospectus supplement before making your decision whether to invest in the debt securities.

In this description of the debt securities, you will see some capitalized terms. These terms have particular legal meanings, which you can find under “—Defined Terms” below.

Overview

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to that series of debt securities. Those terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	if that series of debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, and the interest payment dates and the record dates for these interest payment dates;

•	the maturity date;

•	a description of any index Peru will use to determine the amount of principal, premium or interest payments;

•	the places where and the manner in which principal, interest and other payments will be made;

•	the form of debt security, and, in the case of global securities, the depositary;

•	if that series of debt securities will be guaranteed, the guarantor and whether the guarantee will be partial or full;

•	any mandatory or optional sinking fund provisions;

•	any provisions that will allow Peru to redeem that series of debt securities at its option;

•	any provisions that entitle the holders to early repayment at their option;

•	the currency in which that series of debt securities is denominated and in which Peru will make payments;

•	if other than the law of the State of New York, the law of the governing jurisdiction;

•	the authorized denominations;

•	any additional agreements of Peru and any additional events that give holders of that series of debt securities the right to accelerate the maturity of the debt securities;

•	any terms upon which holders of that series of debt securities may exchange or convert the debt securities;

•	whether that series of debt securities will be listed and, if listed, the stock exchanges on which it will be listed; and

•	any other terms of that series of debt securities.

Peru may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or into which it will be converted will be described in the prospectus supplement relating to that exchangeable or convertible debt security.

Peru may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is below market rates. Peru may also issue floating-rate debt securities that are exchangeable for fixed-rate debt securities. Peru will describe the applicable U.S. federal income tax consequences in the prospectus supplements for these offerings.

Peru is not required to issue all of its debt securities under the fiscal agency agreement and this prospectus, but instead may issue debt securities other than those described in this prospectus under other fiscal agency agreements and documentation. That documentation may contain terms different from those included in the fiscal agency agreement and described in this prospectus.

Status

The debt securities will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. Peru has pledged its full faith and credit to make all payments on the debt securities when due. The debt securities will rank equally, without any preference among themselves, with all of Peru’s other existing and future unsecured and unsubordinated External Indebtedness.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Peru will issue debt securities:

•	denominated in U.S. dollars;

•	in fully-registered book-entry form;

•	without coupons; and

•	in denominations of US$1,000 and integral multiples of US$1,000.

Debt securities in book-entry form will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, or DTC. Beneficial ownership interests in a global security will only be recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear, and Clearstream Banking société anonyme, or Clearstream, Luxembourg.

Payments

Unless otherwise provided in the prospectus supplement for an offering, Peru will pay principal and interest payable on any maturity date in U.S. dollars in immediately available funds to the person in whose name each debt security is registered on its maturity date, upon presentation and surrender of the debt security at the corporate trust office of the fiscal agent or, subject to applicable laws and regulations, at the office of any paying agent. Peru will pay interest on each debt security, other than interest payable on any maturity date, to the person in whose name the debt security is registered at the close of business on the record date for the relevant interest payment date.

Because each debt security will be represented by one or more global notes and beneficial interests in the debt securities may not be exchanged for debt securities in physically-certificated form, except in limited circumstances, Peru will make payments of principal and interest on each debt security by directing the fiscal agent to make a wire transfer of U.S. dollars to DTC or its nominee as the registered owner of the debt securities, which will receive the funds for distribution to the beneficial owners. Upon receipt of any payment of principal of or interest on any debt securities, DTC will credit the appropriate DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the debt securities as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in debt securities held through those DTC participants will be the responsibility of those DTC participants. A beneficial owner should contact the institution through which it intends to hold its beneficial interest in debt securities to determine how payments of principal of or interest on the those debt securities will be credited to its accounts.

Peru, the fiscal agent and any paying agent will have no responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

If Peru does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail, or direct the fiscal agent to mail, a check to the holder of the affected debt security on or before the due date for the payment at the address that appears on the security register maintained by the fiscal agent on the applicable record date.

The record date with respect to any interest payment date will be the 15th day prior to that interest payment date, whether or not that record date is also a business day.

Any payment of principal or interest required to be made on a payment date that is not a business day may be made on the next business day with the same force and effect as if made on that payment date, and no interest will accrue with respect to the payment for the period from and after that payment date.

The fiscal agent will hold in trust, for the benefit of the beneficial owners of the debt securities, any funds transferred by Peru to the fiscal agent pending the application of those funds to pay principal and interest on the debt securities. If any funds that Peru transfers to the fiscal agent to make payments on the debt securities is unclaimed at the end of two years after the applicable payment was due and payable, the fiscal agent will return those funds to Peru and the relevant holders of the debt securities may look only to Peru for any payment to which the holders are entitled.

Paying Agents; Transfer Agents; Registrar

With respect to any series of debt securities, Peru may appoint paying agents, transfer agents and registrars that will be listed at the back of the applicable prospectus supplement. Peru may at any time appoint additional or replacement paying agents, transfer agents and registrars. Peru will, however, maintain a paying agent and a registrar in The City of New York until the debt securities are paid.

In addition, so long as required by the rules of the Luxembourg Stock Exchange, Peru will maintain a paying agent and a transfer agent in Luxembourg with respect to any series of debt securities listed on the Luxembourg Stock Exchange. Peru will promptly provide notice of the termination, appointment or change in the office of any paying agent, transfer agent or registrar acting in connection with a series of the debt securities.

Redemption, Repurchase and Early Repayment

Unless otherwise provided in the prospectus supplement for an offering, the debt securities will not be redeemable before maturity at the option of Peru or repayable before maturity at the option of the holder. Nevertheless, Peru may at any time purchase any of the debt securities at any price in the open market or otherwise. Peru may hold or resell any debt securities it purchases or it may surrender them to the fiscal agent for cancellation. Any debt securities Peru purchases may not be re-issued or resold except in compliance with the Securities Act of 1933, as amended, and other applicable law.

Replacement, Exchange and Transfer of Debt Securities

Beneficial interests in any global security representing debt securities may be exchanged for physical debt securities only in the circumstances described under “Book Entry; Delivery and Form” below. If Peru issues physical debt securities, holders may present their debt securities for exchange with debt securities of a different authorized denomination, together with a written request for an exchange, at the office of the fiscal agent in The City of New York, or at the office of any paying agent. In addition, holders may transfer their physical debt securities in whole or in part by surrendering them, together with an executed instrument of transfer, at any of those offices. Peru will not charge holders for the costs and expenses for the exchange, transfer or registration of transfer of the debt securities. Peru may, however, charge holders for applicable stamp duty, tax or other governmental charges.

If a physical debt security becomes mutilated, defaced, destroyed, lost or stolen, Peru may issue, and the fiscal agent will authenticate and deliver, a substitute debt security in replacement. In each case, the affected holder will be required to furnish to Peru, the fiscal agent and any other parties Peru specifies an indemnity under which the affected holder agrees to pay Peru, the fiscal agent and the other specified parties for any losses they may suffer relating to the debt security that was mutilated, defaced, destroyed, lost or stolen. Peru and the fiscal agent may also require that the affected holder present other documents and proof. The affected holder will be required to pay all expenses and reasonable charges for the replacement of the mutilated, defaced, destroyed, lost or stolen debt security.

Additional Amounts

Peru will pay all principal and interest on the debt securities without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed by Peru or by any political subdivision of or taxing authority in Peru. If Peru is required by law to make any such withholding or deduction, it will pay such additional amounts as may be necessary to ensure that the net amounts receivable by the holders of the affected debt securities after such withholding or deduction shall equal the amount that would have been receivable in respect of such debt securities in the absence of such withholding or deduction.

Peru will not however, pay any additional amounts if a holder is subject to withholding or deduction due to one of the following reasons:

•	that holder has some connection with Peru other than merely holding the debt security or receiving principal or interest on any debt security;

•

that holder has not complied with any reasonable certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Peru, or any political subdivision of or taxing authority in Peru, of the holder of the debt security or any interest in or rights in respect of the debt security, if compliance is required by Peru, or any political subdivision of or taxing authority in Peru, under applicable law of any international treaty in effect, as a precondition to exemption from the deduction or withholding; or

•	the holder has not presented its debt security for payment within 30 days after Peru first made a principal or interest payment available on that debt security.

Defined Terms

The following definitions are used in the debt securities:

•	“External Indebtedness” means obligations of, or guaranteed, whether by contract, statute or otherwise, by Peru for borrowed money or represented by bonds, debentures, notes or similar instruments denominated or payable, or which, at the option of the holder, may be payable in a currency other than the currency of Peru or by reference to a currency other than the currency of Peru, other than any such obligations originally issued or incurred within Peru.

•	“Public External Indebtedness” means any External Indebtedness that (a) is in the form of, or represented by, bonds, notes or other securities that are, or were intended at the time of issuance to be, quoted, listed or traded on any securities exchange or other securities market, including, without limitation, securities for resale under Rule 144A under the Securities Act, or any successor law or regulation of similar effect, and (b) has an original maturity of more than one year or are combined with a commitment so that the original maturity of one year or less may be extended at the option of Peru to a period in excess of one year.

•	“Project Financing” means any financing of all or part of the costs of the acquisition, construction or development of any project if the person or persons providing that financing expressly agree to limit their recourse to the project financed and the revenues derived from that project as the principal source of repayment for the funds advanced.

•	“Security Interest” means any security interest, including, without limitation, any lien, pledge, mortgage, deed of trust or charge, or any encumbrance or preferential arrangement that has the practical effect of constituting a security interest.

Negative Pledge

While any of the debt securities are outstanding, Peru will not create or allow any Security Interest to be placed on or any part of its present or future revenues or assets to secure Public External Indebtedness, unless Peru creates or allows a Security Interest on the same terms for its obligations under the debt securities. Peru may, however, create or allow:

•	Security Interests created prior to February 7, 2002;

•	Security Interests securing Public External Indebtedness incurred in connection with a Project Financing, provided that the Security Interest is solely in assets or revenues of the project for which the Project Financing was incurred;

•	Security Interests securing Public External Indebtedness Peru incurred or assumed to finance or refinance the acquisition of the assets in which those Security Interests have been created or allowed and any Security Interests existing on those assets at the time of their acquisition;

•	Security Interests securing Public External Indebtedness arising in the ordinary course to finance export, import or other trade transactions, and in which Public External Indebtedness matures, after giving effect to all renewals and refinancing thereof, not more than one year after the date on which that Public External Indebtedness was originally incurred;

•	Security Interests securing Public External Indebtedness that, together with all other Public External Indebtedness secured by Security Interests, excluding Public External Indebtedness secured by other permitted Security Interests, does not exceed US$25,000,000 aggregate principal amount, or its equivalent in other currencies;

•	Security Interests arising by operation of a currently existing law in connection with Public External Indebtedness, including, without limitation, any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers’ liens with respect to property held by financial institutions, in each case deposited with or delivered to those financial institutions in the ordinary course of the depositor’s activities;

•	Security Interests created in connection with the transactions contemplated by Peru’s financing plan dated June 5, 1996, and its implementing documentation, including Security Interests to secure obligations under the collateralized bonds issued under that financing plan (the Par Bonds, Discount Bonds and Front-Loaded Interest Reduction Bonds) and any Security Interest securing obligations of Peru outstanding as of June 5, 1996, to the extent required to be equally and ratably secured with any such bonds;

•	Security Interests issued upon surrender or cancellation of the Par Bonds, Discount Bonds or Front-Loaded Interest Reduction Bonds, or the principal amount of any Public External Indebtedness outstanding as of June 5, 1996, in each case, to the extent that Security Interest is created to secure Public External Indebtedness on a basis comparable to the Par Bonds, Discount Bonds and Front-Loaded Interest Reduction Bonds;

•	Security Interests on shares of, or other assets of, any present or former Peruvian public sector entity created or granted by Peru in connection with, or in anticipation of, the privatization of that entity; and

•	any renewal or extension of any of the Security Interests stated above.

Particular Provisions Applicable to the Debt Securities

Any series of debt securities issued under this prospectus will contain provisions regarding acceleration and voting on amendments, modifications and waivers that differ from the provisions governing the series of debt securities issued by Peru in the past. The provisions described in this prospectus will govern any series of debt securities Peru will issue under this prospectus. These provisions are commonly referred to as “collective action clauses.” Under these provisions, Peru may amend certain key terms of the debt securities of a series, including the maturity date, amounts payable and other payment terms, with the consent of fewer than all the holders of debt securities of the relevant series. These collective action clauses are described below.

Default; Acceleration of Maturity

Unless otherwise specified in the prospectus supplement for an offering, each of the following events is an event of default under any series of debt securities:

(1) Non-Payment:

•	Peru fails to pay for 30 days principal on that series of debt securities when due; or

•	Peru fails to pay for 30 days interest on that series of debt securities when due; or

(2) Breach of Other Obligations: Peru fails to perform any other obligation under that series of debt securities and that failure is incapable of remedy or is unremedied within 60 days after the fiscal agent has given written notice to Peru; or

(3) Cross Default: Peru fails to make any payment when due in respect of:

•	External Indebtedness outstanding as of February 21, 2002; and

•	Public External Indebtedness;

in an aggregate principal amount in excess of US$25,000,000, or its equivalent in any other currency, and that failure continues beyond the applicable grace period; or

(4) Cross Acceleration: an acceleration of the maturity of:

•	External Indebtedness outstanding as of February 21, 2002; and

•	Public External Indebtedness;

in an aggregate principal amount in excess of US$25,000,000, or its equivalent in any other currency; or

(5) Moratorium: Peru declares a general suspension of payments or a moratorium on payment of all or a portion of its External Indebtedness; or

(6) Validity:

•	Peru contests the validity of, or its obligations under, that series of debt securities or, to the extent adversely affecting that series of debt securities, the fiscal agency agreement; or

•	Peru denies any of its obligations under that series of debt securities or, to the extent adversely affecting that series of debt securities, the fiscal agency agreement; or

•	any constitutional provision, treaty, law, regulation, decree, or other official pronouncement of Peru, or any final decision by any court in Peru having jurisdiction, renders it unlawful for Peru to pay any amount due on that series of debt securities or to perform any of its obligations under that series of debt securities or, to the extent adversely affecting that series of debt securities, the fiscal agency agreement; or

(7) Judgments: any writ, execution, attachment or similar process is levied against all or any substantial part of Peru’s assets in connection with any judgment for the payment of money exceeding US$25,000,000, or its equivalent in any other currency, and Peru fails to satisfy or discharge that judgment, or adequately bond, contest in good faith or receive a stay or execution or continuance in respect of that judgment, within a period of 120 days; or

(8) Membership in the IMF: Peru fails to maintain its membership in, and its eligibility to use the general resources of, the IMF.

If any of the events of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of all debt securities of that series outstanding (as defined below) may, by written notice given to Peru, with a copy to the fiscal agent, declare all the debt securities of that series to be immediately due and payable. Upon any declaration of acceleration, the principal, interest and all other amounts payable on that series debt securities will become immediately due and payable on the date that the written notice is received at the offices of the fiscal agent, unless Peru has remedied the event or events of default prior to receiving the notice.

The holders of more than 50% of the aggregate principal amount of the outstanding debt securities of any series may rescind or annul a declaration of acceleration on behalf of all holders of debt securities of that series if:

•	following the declaration that the debt securities of that series are immediately due and payable, Peru deposits with the fiscal agent a sum sufficient to pay all overdue installments of principal, interest and other amounts in respect of the debt securities of that series, as well as the reasonable fees and compensation of the fiscal agent; and

•	all other events of default have been remedied.

Fiscal Agent

The fiscal agency agreement establishes:

•	the obligations of the fiscal agent;

•	the right to indemnification of the fiscal agent;

•	the liability and responsibility, including limitations on liability and responsibility, for actions that the fiscal agent takes; and

•	that the fiscal agent may enter into business transactions with Peru as freely as if it were not the fiscal agent.

Peru may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. In addition, Peru may appoint different fiscal agents for different series of debt securities. The fiscal agent is not a trustee for the holders of debt securities and does not have the same responsibilities to act for the holders as would a trustee. Peru may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent.

Amendments and Waivers

Peru and the fiscal agent may, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the then outstanding debt securities of any series, modify and amend the provisions of that series of debt securities or the fiscal agency agreement, including to grant waivers of future compliance or past default by Peru.

However, the holders of not less than 75% of the aggregate principal amount of the outstanding debt securities of any series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of the relevant series that would:

•	change the due dates for the payment of principal of or any installment of interest on that series of debt securities;

•	reduce any amounts payable on that series of debt securities;

•	reduce the amount of principal payable upon acceleration of the maturity of that series of debt securities;

•	change the payment currency or places of payment for that series of debt securities;

•	permit early redemption of that series of debt securities or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

•	reduce the percentage of holders of that series of debt securities whose vote or consent is needed to amend, supplement or modify the fiscal agency agreement (as it relates to that series of debt securities) or the terms and conditions of that series of debt securities or to take any other action with respect to that series of debt securities or change the definition of “outstanding” with respect to that series of debt securities;

•	change Peru’s obligation to pay any additional amounts;

•	change the governing law provision of that series of debt securities;

•	change the courts to the jurisdiction of which Peru has submitted, Peru’s obligation to appoint and maintain an agent for service of process with an office in New York or Peru’s waiver of immunity, in respect of actions or proceedings brought by any holder based upon that series of debt securities, as described in this prospectus;

•	in connection with an exchange offer for the debt securities of that series, amend any event of default under the debt securities of that series; or

•	change the status of the debt securities of a series, as described under “—Status” above.

We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the debt securities of a series, can be made without your consent, as long as a supermajority of the holders of that series (that is, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities of that series) agrees to the change.

No consent of the holders of debt securities is or will be required for any modification or amendment requested by Peru or by the fiscal agent or with the consent of Peru to:

•	add to Peru’s covenants for the benefit of the holders of any series of debt securities;

•	surrender any right or power of Peru in respect of any series of debt securities or the fiscal agency agreement;

•	provide security or collateral for any series of debt securities;

•	cure any ambiguity in any provision, or correct any defective provision, of any series of debt securities; or

•	change the terms and conditions of any series of debt securities or the fiscal agency agreement in any manner that Peru and the fiscal agent deem to be necessary or desirable if that change does not, and will not, adversely affect the rights or interests of any holder.

For purposes of determining whether the required percentage of holders of any series of debt securities has approved any amendment, modification or change to, or waiver of, the debt securities of that series or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities of that series owned, directly or indirectly, by Peru or any public sector instrumentality of Peru will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities of that series that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank, any department, ministry or agency of the government of Peru or any corporation, trust, financial institution or other entity owned or controlled by the government of Peru or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of the voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors or a corporation, trust, financial institution or other entity.

Peru may at any time ask for written consents from or call a meeting of the holders of any series of debt securities to obtain their approval of the modification of, amendment to, or waiver of, any provision of that series of debt securities. This meeting will be held at the time and place determined by Peru and specified in a notice of the meeting provided to the affected holders. This notice must be given at least 30 days and not more than 60 days prior to the meeting.

If at any time the holders of at least 10% in principal amount for any then outstanding debt securities of any series request the fiscal agent to call a meeting of the holders of that series of debt securities for any purpose, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, the fiscal agent will call the meeting for that purpose. This meeting will be held at the time and place determined by the fiscal agent, after consultation with Peru, and specified in a notice of the meeting provided to the affected securityholders. This notice must be given at least 30 days and not more than 60 days prior to the meeting.

Holders who hold a majority in principal amount of the then outstanding debt securities of that series will constitute a quorum at a securityholders’ meeting. In the absence of a quorum, a meeting may be adjourned for a period of at least 20 days. At the reconvening of a meeting adjourned for lack of quorum, holders of 25% in principal amount of the then outstanding debt securities of that series shall constitute a quorum. Notice of the reconvening of any meeting may be given only once, but must be given at least ten days and not more than 15 days prior to the meeting.

At any meeting when there is a quorum present, holders of at least 66 2/3% in principal amount of a series of debt securities represented and voting at the meeting may approve the modification or amendment of, or a waiver of compliance for, any provision of that series of debt securities, except for the reserved matters, which require the consent of not less than 75% of the aggregate principal amount of the outstanding debt securities of any series. Modifications, amendments or waivers made at any such meeting will be binding on all current and future holders of any debt securities of that series.

Notices

Notices will be mailed to holders at their registered addresses and will be deemed to have been given on the date of mailing. All notices to holders will be published, if and so long as the debt securities are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, in a daily newspaper of general circulation in Luxembourg. If publication is not practicable, notice will be validly given if made in accordance with the rules of the Luxembourg Stock Exchange.

Further Issues

Without the consent of the holders of the debt securities, Peru may issue additional debt securities with the same terms and conditions as an outstanding series of debt securities, except for the issue date, issue price and amount of first interest payment, and Peru may consolidate the additional debt securities to form a single series with an outstanding series of debt securities.

Warrants

If Peru issues warrants, it will describe their specific terms in a prospectus supplement, and Peru will file a warrant agreement or amendment to the fiscal agency agreement and form of warrant with the SEC. The following description summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Peru may issue warrants or other similar securities, either separately or together with any debt securities, that would entitle the holder to purchase debt securities or obligate Peru to repurchase or exchange debt securities. If Peru issues any warrants, each issue of warrants will be issued under a warrant agreement between Peru and a bank or trust company, which may be the fiscal agent, as warrant agent. The warrant agent will act solely as the agent of Peru in connection with the warrants of an issue and will not assume any obligation or relationship of agency for or with the holders or beneficial owners of warrants. The applicable prospectus supplement will include some or all of the following terms relating to an issue of warrants or other similar securities:

•	the initial offering price;

•	the currency required to purchase the warrants;

•	the title and terms of the debt securities or other consideration that the holders will receive on exercise of their warrants;

•	the principal amount of debt securities or amount of other consideration that the holders will receive on exercise of their warrants;

•	the principal amount and kind of debt securities that the holders may obligate Peru to purchase or exchange if the holders exercise their warrants and the purchase price of those debt securities;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise of the warrants and the dates on which the holders can exercise their warrants;

•	whether and under what conditions Peru may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants, and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable for another form and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of the warrants.

The warrants will be direct, unconditional and unsecured obligations of Peru and will not constitute indebtedness of Peru.

Units

Peru may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security comprising that unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The prospectus supplement relating to a particular issue of units will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully-registered or global form.

The preceding description does not, and any description of units in the applicable prospectus supplement will not, purport to be complete and they are subject to and are qualified in their entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to those units.

Jurisdiction, Consent to Service and Enforceability

Peru is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States or elsewhere against Peru. Furthermore, it may be difficult for you to enforce, in the United States or elsewhere, the judgments of United States or foreign courts against Peru.

In connection with any legal action against Peru or its properties, assets or revenues arising out of or relating to the fiscal agency agreement or any debt securities or warrants, to which we refer in this prospectus as a “related proceeding,” Peru will:

•	submit to the exclusive jurisdiction of any New York State or U.S. federal court sitting in New York City, and any appellate court thereof;

•	agree that all claims in respect of any related proceeding may be heard and determined in such New York State or U.S. federal court;

•	agree that any judgment obtained in such New York State or U.S. federal court arising out of a related proceeding may be enforced or executed in any other court of competent jurisdiction;

•	agree that any judgment obtained in any such other court as a result of such enforcement or execution may be enforced or executed in any such other court of competent jurisdiction, by means of a suit on the judgment or in any other manner provided by law;

•	consent to and waive, to the fullest extent permitted by law, any objection that it may have to the laying of venue of any related proceeding brought in such New York State or U.S. federal court or to the laying of venue of any legal action brought solely for the purpose of enforcing or executing a related judgment in such New York State or U.S. federal court or any other courts;

•	waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of a related proceeding or any such legal action in any such court; and

•	appoint CT Corporation System, presently located at 111 Eighth Avenue, 13th Floor, New York, New York, as its process agent and maintain at all times an agent with offices in New York to act as its process agent.

In order to enforce or execute any judgment ordering any payment by Peru, Peruvian courts will require that payment to be included in the corresponding annual budget laws.

The process agent will receive on behalf of Peru and its property service of all writs, process and summonses in any related proceeding or any suit, action or proceeding to enforce or execute any related judgment brought against it in any New York State or U.S. federal courts sitting in New York City. Failure of the process agent to give any notice to Peru of any such service of process shall not impair or affect the validity of that service or of any judgment based thereon. Nothing in the fiscal agency agreement shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

To the extent that Peru or any of its revenues, assets or properties may be entitled to any sovereign or other immunity under any law, Peru will not claim and will waive that immunity to the fullest extent permitted by the laws of such jurisdiction. This waiver covers Peru’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and attachment in aid, but does not extend to the attachment of revenues, assets and property of Peru located in Peru, unless permitted under Peruvian law. Additionally, under Peruvian law, Peru’s waiver of immunity will not extend to property that is:

•	used by a diplomatic or consular mission of Peru;

•	of a military character and under the control of a military authority or defense agency of Peru;

•	public property;

•	shares of Peruvian public sector entities or shares of Peruvian private sector entities owned or controlled by Peru or by a Peruvian public sector entity, or revenues collected from the sale of those shares, to the extent those shares or revenues are exempt by Peruvian law from attachment or execution; or

•	funds deposited in Peru’s accounts held in the Peruvian financial system.

Peru, however, reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 with respect to actions brought against it under U.S. federal securities laws or any state securities law. Without an effective waiver of immunity by Peru with respect to those actions, it would be impossible to obtain a U.S. judgment in such an action against Peru unless a court were to determine that Peru is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to that action. In addition, even if a U.S. judgment could be obtained in action under the Foreign Sovereign Immunities Act, it may not be possible to enforce in Peru a judgment based on that U.S. judgment.

Peru will also consent generally for the purposes of the State Immunity Act of 1978 of the United Kingdom to the giving of any relief or the issue of any process.

Governing Law

The fiscal agency agreement and, unless otherwise provided in the prospectus supplement for an offering, any warrant agreement, as well as any debt securities, warrants or units, will be governed by and must be interpreted in accordance with the laws of the State of New York, except that all matters governing authorization and execution by Peru will be governed by the laws of Peru.

Book-Entry; Delivery and Form

Unless otherwise provided in the prospectus supplement for an offering, the certificates representing the debt securities will be issued in the form of one or more global notes, to which we refer in this prospectus as “global notes.” Each global note will be deposited with or on behalf of DTC and registered in the name of DTC or its nominee. Except as described below, a global note may be transferred in whole and not in part and only to DTC or its other nominees.

Ownership of beneficial interests in the global notes will be limited to “participants” who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants.

Peru understands that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act of 1934, as amended.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for the physical movement of certificates. Indirect access to the DTC system is available to “indirect participants,” such as banks, brokers, dealers and trust companies and other organizations, that clear through or maintain, either directly or indirectly, a custodial relationship with a participant.

So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global notes for all purposes under the fiscal agency agreement and the debt securities. No beneficial owner of an interest in any global note may transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the fiscal agency agreement and, if applicable, those of Euroclear and Clearstream, Luxembourg.

Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes. Peru, the fiscal agent and any paying agent will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Peru expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. Peru also expects that payments by participants to owners of beneficial interests in the global notes held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for those customers. These payments will be the responsibility of those participants.

Peru expects that DTC will take any action permitted to be taken by a holder of any debt security, including the presentation of that debt security for exchange, only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of that portion of the aggregate principal amount of that debt security for which that participant has or those participants have given such direction. If, however, there is an event of default under the any series of debt securities, DTC will exchange the applicable global notes for registered certificated notes, which it will distribute to its participants.

Peru will issue debt securities in definitive form in exchange for global notes only if:

•	Peru notifies the depositary that it will no longer be the depositary for the global notes, the depositary notifies Peru that it is unwilling, unable or no longer qualified to continue as depositary or is eligible to act as depositary, and, if the depositary is located in the United States, Peru does not appoint a successor depositary within 90 days;

•	the depositary is located outside the United States and such depositary closes for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so; or

•	Peru determines not to have any of the debt securities represented by a global note.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance, if any, with the transfer restrictions applicable to the debt securities, cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg accountholders, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary. Any cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its respective settlement requirements, deliver instructions to its respective depositary to effect final settlement on its behalf by delivering or receiving interests in the global notes to DTC, and making or receiving payments in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear accountholders and Clearstream, Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg accountholder purchasing an interest in any global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg accountholder, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, Luxembourg immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in any global note by or through a Euroclear or Clearstream, Luxembourg accountholder to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

Although DTC, Euroclear and Clearstream, Luxembourg are expected to follow the foregoing procedures in order to facilitate transfers of interests in the global notes among the participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time. Peru and the fiscal agent will not have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg, or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

TAXATION

United States Federal Taxation

The specific terms of an offering of debt securities may raise United States federal income tax considerations in addition to those described below. A description of any such considerations, or certain United States federal income tax considerations related to the offering of warrants or units, will be provided in the applicable prospectus supplement.

In general, a United States person who holds the debt securities or owns a beneficial interest in the debt securities will be subject to United States federal taxation. You are a United States person for U.S. federal income tax purposes if you are:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction;

•	a corporation, partnership or other entity organized under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (a) a United States court is able to exercise primary supervision over the trust’s administration and (b) one or more United States persons have the authority to control all of the trust’s substantial decisions.

If you are a United States person, the interest you receive on the debt securities will generally be subject to United States taxation and will be considered ordinary interest income. Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the debt securities generally will be exempt from United States federal income taxes, including any United States withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements, described below, of the United States Internal Revenue Service to establish that you are not a United States person.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986; or

•	you have an office or other fixed place of business in the United States that receives the interest and you earn the interest in the course of operating (a) a banking, financing or similar business in the United States or (b) a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

If you are not a United States person, any gain you realize on a sale or exchange of the debt securities generally will be exempt from United States federal income tax, including any United States withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (a) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (b) you have a tax home in the United States.

The fiscal agent must file information returns with the United States Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the fiscal agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

The specific terms of an offering of debt securities may raise United States federal income tax considerations in addition to those described above. A description of any such considerations will be provided in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

Overview

Peru may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement for an offering will describe the following:

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds to Peru from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agents’ commissions and other items constituting agents’ compensation;

•	any initial public offering price of the securities;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which those securities may be listed.

If Peru uses underwriters or dealers in a sale, they will acquire the securities for their own accounts and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Peru may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

In compliance with guidelines of the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered by this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

Peru may also sell the securities directly to the public or through agents. Unless otherwise specified in the applicable prospectus supplement, any agent will act on a reasonable best efforts basis for the period of its appointment.

Peru may authorize agents, underwriters or dealers to solicit offers by some institutions to purchase a particular offering of securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

Peru may offer the securities to holders of other securities issued or guaranteed by Peru in payment for Peru’s purchase or exchange of the other securities, including as part of a reprofiling of Peru’s public debt. Peru may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other securities or (b) through privately negotiated transactions. This kind of offer may be in addition to sales of the same securities using the methods described above.

Peru may agree to indemnify any agents and underwriters against some liabilities, including liabilities under the Securities Act. The agents and underwriters may also be entitled to contribution from Peru for payments they may make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for Peru in the ordinary course of business.

Non-U.S. Offerings

Peru will generally not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to some exceptions, Peru cannot offer, sell or deliver these securities within the United States or to U.S. persons. When Peru offers or sells securities outside the United States, each underwriter, dealer or agent will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each underwriter, dealer or agent will agree that:

•	it has not offered or sold or solicited offers to purchase, and will not offer or sell or solicit offers to purchase, any of these unregistered securities within the United States, except under Rule 903 of Regulation S under the Securities Act; and

•	neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these securities.

OFFICIAL STATEMENTS

Information in this prospectus whose source is identified as a publication of Peru or one of its agencies or instrumentalities relies on the authority of that publication as a public official document of Peru. All other information in this prospectus, other than that included in “Plan of Distribution” above, is included as a public official statement made on the authority of Peru.

VALIDITY OF THE SECURITIES

The following persons, whose addresses will appear on the inside back cover of the applicable prospectus supplement, will provide opinions regarding the validity of the securities:

•	For Peru:

•	Allen & Overy LLP, special New York counsel to Peru; and

•	Peruvian counsel to Peru named in the applicable prospectus supplement.

As to all matters of Peruvian law, Allen & Overy LLP may rely on the opinion of Peruvian counsel to Peru named in the applicable prospectus supplement. As to all matters of United States law, Peruvian counsel to Peru named in the applicable prospectus supplement may rely on the opinion of Allen & Overy LLP.

•	For the underwriters, if any:

•	United States counsel to the underwriters named in the applicable prospectus supplement; and

•	Peruvian counsel to the underwriters named the applicable prospectus supplement.

As to all matters of Peruvian law, United States counsel to the underwriters may rely on the opinion of Peruvian counsel to the underwriters named in the applicable prospectus supplement. As to all matters of United States law, Peruvian counsel to the underwriters named in the applicable prospectus supplement may rely on the opinion of the United States counsel to the underwriters.

AUTHORIZED REPRESENTATIVE

The authorized representative of Peru in the United States is Alejandro Ugarte of the Consulate General of Peru, whose address is 241 East 49th Street, New York, New York 10017.

WHERE YOU CAN FIND MORE INFORMATION

Peru has filed with the SEC under the Securities Act a registration statement, of which this prospectus forms a part, covering the securities. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If Peru has filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

You may read and copy the registration statement, including its various exhibits, and any reports, statements or other information that Peru has filed, at the SEC’s public reference room in Washington, D.C. You can obtain copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1 800-SEC-0330 for further information. Peru’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

ANNEX A

REPUBLIC OF PERU: GLOBAL PUBLIC SECTOR EXTERNAL DEBT

TABLES AND OTHER SUPPLEMENTAL INFORMATION

as of June 30, 2004

(in millions of U.S. dollars, at current prices)

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	Austria	Oesterreichische Kontrollbank	EURO	EURIBOR	0.60	Variable	12,427	5 A
Paris Club	Austria	Oesterreichische Kontrollbank	EURO	EURIBOR	0.60	Variable	8,560	11 A
Paris Club	Austria	Oesterreichische Kontrollbank	EURO	EURIBOR	0.60	Variable	53,716	11 A
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	151	6 M
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	151	1 A
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	302	3 A
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	378	4 A
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	453	5 A
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	227	5 A
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	216	6 A
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	123	6 A
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	508	6 A
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	212	6 A
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	897	8 A
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	463	8 A
Paris Club	Belgium	Government of Belgium	EURO	0.00%	0.00	0.00	3,073	10 A
Paris Club	Belgium	Government of Belgium	EURO	0.00%	0.00	0.00	2,959	13 A
Paris Club	Belgium	Government of Belgium	EURO	0.00%	0.00	0.00	3,191	14 A
Paris Club	Belgium	Office Ducroire	EURO	Fixed	0.00	7.75	23,749	5 A
Paris Club	Belgium	Office Ducroire	EURO	Fixed	0.00	6.75	81	5 A
Paris Club	Belgium	Office Ducroire	EURO	EURIBOR	0.50	Variable	17,286	11 A
Paris Club	Belgium	Office Ducroire	EURO	EURIBOR	0.50	Variable	107,370	11 A
Paris Club	Belgium	Office Ducroire	EURO	EURIBOR	0.50	Variable	59	11 A
Paris Club	Belgium	Office Ducroire	EURO	EURIBOR	0.50	Variable	402	11 A
Paris Club	Canada	Export Development Corporation	CAN$	12-month prime rate for CAN$	0.50	Variable	12,890	5 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	Canada	Export Development Corporation	CAN$	6-month CDOR for CANS$	1.25	Variable	12,569	11 A
Paris Club	Canada	Export Development Corporation	CAN$	6-month CDOR for CANS$	1.25	Variable	55,925	11 A
Paris Club	Canada	Export Development Corporation	US$	6-month Libor for US$	0.50	Variable	31,723	5 A
Paris Club	Canada	Export Development Corporation	US$	6-month Libor for US$	0.50	Variable	39,250	11 A
Paris Club	Canada	Export Development Corporation	US$	6-month Libor for US$	0.50	Variable	189,114	11 A
Paris Club	Canada	The Canadian Wheat Board	US$	6-month Libor for US$	0.50	Variable	1,151	5 A
Paris Club	Canada	The Canadian Wheat Board	US$	6-month Libor for US$	0.50	Variable	1,377	11 A
Paris Club	Canada	The Canadian Wheat Board	US$	6-month Libor for US$	0.50	Variable	6,810	11 A
Paris Club	Finland	Valtiontakuukeskus (Finnish Guarantee Board)	SFR	6-month Libor for Swiss Franc	0.50	Variable	37	5 A
Paris Club	Finland	Valtiontakuukeskus (Finnish Guarantee Board)	SFR	6-month Libor for Swiss Franc	0.50	Variable	18	11 A
Paris Club	Finland	Valtiontakuukeskus (Finnish Guarantee Board)	SFR	6-month Libor for Swiss Franc	0.50	Variable	227	11 A
Paris Club	Finland	Valtiontakuukeskus (Finnish Guarantee Board)	US$	6-month Libor for US$	0.50	Variable	2,165	5 A
Paris Club	Finland	Valtiontakuukeskus (Finnish Guarantee Board)	US$	6-month Libor for US$	0.50	Variable	2,634	11 A
Paris Club	Finland	Valtiontakuukeskus (Finnish Guarantee Board)	US$	6-month Libor for US$	0.50	Variable	12,971	11 A
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	13,323	10 A
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	3,860	10 A
Paris Club	France	Banque de France	EURO	Fixed	0.00	6.50	37,152	5 A
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	8,052	13 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	4,689	13 A
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	32,034	14 A
Paris Club	France	Banque de France	EURO	Fixed	0.00	6.85	35,863	11 A
Paris Club	France	Banque de France	EURO	Fixed	0.00	6.85	157,630	11 A
Paris Club	France	Compagnie Francaise d’Assurance pour le Commerce Exterieur (COFACE)	EURO	Fixed	0.00	6.50	189,015	5 A
Paris Club	France	Compagnie Francaise d’Assurance pour le Commerce Exterieur (COFACE)	EURO	Fixed	0.00	6.85	150,891	11 A
Paris Club	France	Compagnie Francaise d’Assurance pour le Commerce Exterieur (COFACE)	EURO	Fixed	0.00	6.85	641,837	11 A
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	354	1 A
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	1,177	5 A
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	649	6 A
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	568	5 A
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	496	6 A
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	662	6 A
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	220	6 A
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	667	7 A
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	572	8 A
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	246	6 A
Paris Club	France	French Treasury	EURO	Fixed	0.00	4.00	6,107	12 A
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.00	304	20 A
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.00	10,806	20 A
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.40	5,149	16 A
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.40	4,541	15 A
Paris Club	France	Banque de France	US$	3-month Libor for US$	0.50	Variable	12	5 A
Paris Club	France	Banque de France	US$	3-month Libor for US$	0.50	Variable	17	11 A
Paris Club	France	Banque de France	US$	3-month Libor for US$	0.50	Variable	83	11 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	France	Compagnie Francaise d’Assurance pour le Commerce Exterieur (COFACE)	US$	3-month Libor for US$	0.50	Variable	14	5 A
Paris Club	France	Compagnie Francaise d’Assurance pour le Commerce Exterieur (COFACE)	US$	3-month Libor for US$	0.50	Variable	20	11 A
Paris Club	France	Compagnie Francaise d’Assurance pour le Commerce Exterieur (COFACE)	US$	3-month Libor for US$	0.50	Variable	99	11 A
Paris Club	Germany	HERMES Kreditversicherungs-AG	EURO	Fixed	0.00	6.80	9,079	5 A
Paris Club	Germany	HERMES Kreditversicherungs-AG	EURO	Fixed	0.00	6.75	12,330	11 A
Paris Club	Germany	HERMES Kreditversicherungs-AG	EURO	Fixed	0.00	6.75	36,271	11 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	305	1 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	468	2 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	2,307	2 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	8,885	3 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	5,477	6 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	7,794	5A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	28,510	11 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.00	13,437	11 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	1,559	5 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	1,646	6 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	329	6 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.00	2,323	7 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	5,923	9 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	3,585	11 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	5,557	11 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.00	1,613	11 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	1,076	11 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	5,846	12 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.00	16,786	8 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	2,271	15 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	0.75	6,132	29 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	14,635	19 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.00	9,683	19 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.00	57,102	10 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	0.75	6,235	30 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.00	4,204	20 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.00	21,611	20 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	0.75	3,118	31 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	0.75	24,941	32 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	26,811	22 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	0.75	6,723	33 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	1,827	25 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.10	38,943	13 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.10	108,441	14 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	0.75	6,235	33 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	2,295	23 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	0.75	9,224	34 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	8,464	23 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	9,274	24 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	12,470	24 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	3,432	25 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	3,267	25 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	0.75	3,230	35 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	6,235	25 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	558	26 A
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	311	28 A
Paris Club	Italy	Mediocredito Centrale	EURO	Fixed	0.00	1.50	2,162	5 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	Italy	Mediocredito Centrale	EURO	Fixed	0.00	1.50	21,691	4 A
Paris Club	Italy	Mediocredito Centrale	EURO	Fixed	0.00	1.50	2,623	5 A
Paris Club	Italy	Mediocredito Centrale	EURO	Fixed	0.00	1.50	1,774	5 A
Paris Club	Italy	Mediocredito Centrale	EURO	Fixed	0.00	1.50	4,579	7 A
Paris Club	Italy	Mediocredito Centrale	EURO	Fixed	0.00	1.50	8,141	8 A
Paris Club	Italy	Mediocredito Centrale	EURO	Fixed	0.00	1.50	15,709	8 A
Paris Club	Italy	Sezione Speciale per l’Assicuraziones del Credito all’Esportazione (SACE)	EURO	Fixed	0.00	7.90	53,073	5 A
Paris Club	Italy	Sezione Speciale per l’Assicuraziones del Credito all’Esportazione (SACE)	EURO	Fixed	0.00	7.92	59,082	11 A
Paris Club	Italy	Sezione Speciale per l’Assicuraziones del Credito all’Esportazione (SACE)	EURO	Fixed	0.00	7.92	155,567	11 A
Paris Club	Italy	Mediocredito Centrale	US$	Fixed	0.00	2.50	241	3 A
Paris Club	Italy	Mediocredito Centrale	US$	Fixed	0.00	1.50	2,082	3 A
Paris Club	Italy	Mediocredito Centrale	US$	Fixed	0.00	1.50	7,559	5 A
Paris Club	Italy	Mediocredito Centrale	US$	Fixed	0.00	1.50	19,288	5 A
Paris Club	Italy	Mediocredito Centrale	US$	Fixed	0.00	1.50	55,413	5 A
Paris Club	Italy	Sezione Speciale per l’Assicuraziones del Credito all’Esportazione (SACE)	US$	Fixed	0.00	6.25	107,465	5 A
Paris Club	Italy	Sezione Speciale per l’Assicuraziones del Credito all’Esportazione (SACE)	US$	Fixed	0.00	7.07	92,213	11 A
Paris Club	Italy	Sezione Speciale per l’Assicuraziones del Credito all’Esportazione (SACE)	US$	Fixed	0.00	7.07	333,732	11 A
Paris Club	Japan	Government of Japan	¥	Fixed	0.00	3.00	9,496	6 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	4.25	651	1 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	4.25	955	1 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	4.25	816	1 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.00	428,780	17 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.00	105,312	18 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.10	1,338	6 M
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	4.10	49,004	10 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.60	25,610	10 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	4.90	2,659	5 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.00	19,924	20 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.50	12,570	10 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.50	95,025	10 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.60	11,113	1 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.10	2,254	1 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.00	1,173	1 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.40	1,973	1 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.60	991	1 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.60	51	1 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.00	6,453	22 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.00	75,447	22 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.50	91,173	17 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.10	10,262	17 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.70	125,911	17 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.30	24,259	17 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.90	11,383	3 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.70	130,805	17 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.30	11,329	17 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.70	45,543	18 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.30	3,856	18 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.50	26,718	18 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.70	26,749	18 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.50	27,457	18 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.70	66,273	18 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.30	11,898	18 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	4.10	36,004	13 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	4.10	97,432	14 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	4.30	2,087	11 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.50	10,233	11 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.60	25,282	13 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.60	128,309	14 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.70	9,659	5 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.70	10,480	5 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.70	527	5 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.70	4,488	5 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.70	23,091	20 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	0.75	1,541	35 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	0.75	3,678	35 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.70	17,941	20 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.20	27,378	20 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	0.75	861	35 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.20	55,378	20 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	0.75	16,022	35 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.70	6,962	1 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	149,653	15 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.50	58,718	3 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.00	294,192	12 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.70	11,579	21 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	0.75	221	36 A
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	0.75	2,697	36 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.20	15,083	21 A
Paris Club	Japan	Japan N O C	¥	Fixed	0.00	4.90	24,177	5 A
Paris Club	Japan	Japan N O C	¥	Fixed	0.00	4.30	26,265	11 A
Paris Club	Japan	Japan N O C	¥	Fixed	0.00	5.50	153,437	11 A
Paris Club	Japan	Nippon Export and Investment Insurance	¥	Fixed	0.00	6.30	7,997	5 A
Paris Club	Japan	Nippon Export and Investment Insurance	¥	Fixed	0.00	6.30	90	5 A
Paris Club	Japan	Nippon Export and Investment Insurance		¥6-month long-term prime rate for ¥	0.50	Variable	7,693	11 A
Paris Club	Japan	Nippon Export and Investment Insurance		¥6-month long-term prime rate for ¥	0.50	Variable	37,027	11 A
Paris Club	Japan	Nippon Export and Investment Insurance		¥6-month long-term prime rate for ¥	0.50	Variable	95	11 A
Paris Club	Japan	Nippon Export and Investment Insurance		¥6-month long-term prime rate for ¥	0.50	Variable	466	11 A
Paris Club	Netherlands	Atradius Dutch State Business - Netherlands	EURO	Fixed	0.00	7.40	14,590	5 A
Paris Club	Netherlands	Atradius Dutch State Business - Netherlands	EURO	Fixed	0.00	7.40	208	5 A
Paris Club	Netherlands	Atradius Dutch State Business - Netherlands	EURO	Fixed	0.00	7.40	13,226	5 A
Paris Club	Netherlands	Atradius Dutch State Business - Netherlands	EURO	Fixed	0.00	6.95	14,664	11 A
Paris Club	Netherlands	Atradius Dutch State Business - Netherlands	EURO	Fixed	0.00	5.00	46,677	11 A
Paris Club	Netherlands	Atradius Dutch State Business - Netherlands	EURO	Fixed	0.00	6.95	231	11 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	Netherlands	Atradius Dutch State Business - Netherlands	EURO	Fixed	0.00	5.00	748	11 A
Paris Club	Netherlands	Atradius Dutch State Business - Netherlands	EURO	Fixed	0.00	6.95	14,674	11 A
Paris Club	Netherlands	Atradius Dutch State Business - Netherlands	EURO	Fixed	0.00	6.95	47,514	11 A
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	529	1 A
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	1,660	2 A
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	1,805	2 A
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	0.75	1,587	24 A
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	3,008	4 A
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	0.75	5,689	22 A
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	3,022	5 A
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	5,054	5 A
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	4,692	13 A
Paris Club	Norway	Garanti-Instituttet for Eksportkreditt (GIEK)	KRN	Fixed	0.00	6.75	9,184	5 A
Paris Club	Norway	Garanti-Instituttet for Eksportkreditt (GIEK)	KRN	Fixed	0.00	6.75	10,299	11 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	Norway	Garanti-Instituttet for Eksportkreditt (GIEK)	KRN	Fixed	0.00	6.75	28,592	11 A
Paris Club	Norway	Garanti-Instituttet for Eksportkreditt (GIEK)	US$	6-month Libor for US$	0.50	Variable	10,056	5 A
Paris Club	Norway	Garanti-Instituttet for Eksportkreditt (GIEK)	US$	6-month Libor for US$	0.50	Variable	9,903	11 A
Paris Club	Norway	Garanti-Instituttet for Eksportkreditt (GIEK)	US$	6-month Libor for US$	0.50	Variable	12,894	11 A
Paris Club	South Africa	Industrial Development Corporation of Sud Africa LMTD. (IDC)	US$	Fixed	0.00	5.00	3,626	5 A
Paris Club	South Africa	Industrial Development Corporation of Sud Africa LMTD. (IDC)	US$	Fixed	0.00	5.00	3,059	11 A
Paris Club	South Africa	Industrial Development Corporation of Sud Africa LMTD. (IDC)	US$	Fixed	0.00	5.00	18,831	11 A
Paris Club	Spain	Compañía Española de Seguros de Crédito a la Exportación (CESCE)	EURO	Fixed	0.00	9.50	107,717	5 A
Paris Club	Spain	Compañía Española de Seguros de Crédito a la Exportación (CESCE)	EURO	EURIBOR	0.50	Variable	101,218	11 A
Paris Club	Spain	Compañía Española de Seguros de Crédito a la Exportación (CESCE)	EURO	EURIBOR	0.50	Variable	242,216	11 A
Paris Club	Spain	Instituto de Crédito Oficial de Spain (ICO)	EURO	Fixed	0.00	5.50	978	4 A
Paris Club	Spain	Instituto de Crédito Oficial de Spain (ICO)	EURO	Fixed	0.00	5.50	2,693	10 A
Paris Club	Spain	Instituto de Crédito Oficial de Spain (ICO)	EURO	Fixed	0.00	4.50	2,309	13 A
Paris Club	Spain	Instituto de Crédito Oficial de Spain (ICO)	EURO	Fixed	0.00	4.50	3,145	14 A
Paris Club	Spain	Banco Español de Crédito S.A.	US$	6-month Libor for US$	0.75	Variable	204	6 M
Paris Club	Spain	Banco Español de Crédito S.A.	US$	6-month Libor for US$	0.75	Variable	6,844	4 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	Spain	Banco Español de Crédito S.A.	US$	6-month Libor for US$	0.75	Variable	737	3 A
Paris Club	Spain	Banco Español de Crédito S.A.	US$	6-month Libor for US$	0.75	Variable	370	4 A
Paris Club	Spain	Banco Español de Crédito S.A.	US$	6-month Libor for US$	0.75	Variable	31	3 A
Paris Club	Spain	Compañía Española de Seguros de Crédito a la Exportación (CESCE)	US$	6-month Libor for US$	0.50	Variable	23,183	5 A
Paris Club	Spain	Compañía Española de Seguros de Crédito a la Exportación (CESCE)	US$	6-month Libor for US$	0.50	Variable	22,706	11 A
Paris Club	Spain	Compañía Española de Seguros de Crédito a la Exportación (CESCE)	US$	6-month Libor for US$	0.50	Variable	96,528	11 A
Paris Club	Spain	Instituto de Crédito Oficial de Spain (ICO)	US$	Fixed	0.00	3.75	5,104	5 A
Paris Club	Spain	Instituto de Crédito Oficial de Spain (ICO)	US$	Fixed	0.00	3.00	1,712	10 A
Paris Club	Spain	Instituto de Crédito Oficial de Spain (ICO)	US$	Fixed	0.00	3.40	6,766	6 A
Paris Club	Spain	Instituto de Crédito Oficial de Spain (ICO)	US$	Fixed	0.00	3.00	270	13 A
Paris Club	Spain	Instituto de Crédito Oficial de Spain (ICO)	US$	Fixed	0.00	3.00	1,962	14 A
Paris Club	Spain	Instituto de Crédito Oficial de Spain (ICO)	US$	Fixed	0.00	1.00	13,431	5 A
Paris Club	Spain	Instituto de Crédito Oficial de Spain (ICO)	US$	Fixed	0.00	1.00	5,835	9 A
Paris Club	Sweden	The Swedish Export Credits Guarantee Board	SKR	Stockholm Offered Rate for SKR	0.50	Variable	5,248	5 A
Paris Club	Sweden	The Swedish Export Credits Guarantee Board	SKR	Stockholm Offered Rate for SKR	0.50	Variable	10,695	11 A
Paris Club	Sweden	The Swedish Export Credits Guarantee Board	SKR	Stockholm Offered Rate for SKR	0.50	Variable	53,342	11 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	Sweden	The Swedish Export Credits Guarantee Board	US$	6-month Libor for US$	0.50	Variable	7,457	5 A
Paris Club	Sweden	The Swedish Export Credits Guarantee Board	US$	6-month Libor for US$	0.50	Variable	11,729	11 A
Paris Club	Sweden	The Swedish Export Credits Guarantee Board	US$	6-month Libor for US$	0.50	Variable	57,820	11 A
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)		£6-month Libor for £	0.50	Variable	34,013	5 A
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)		£6-month Libor for £	0.50	Variable	17	5 A
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)		£6-month Libor for £	0.50	Variable	30,669	11 A
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)		£6-month Libor for £	0.50	Variable	128,057	11 A
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)		£6-month Libor for £	0.50	Variable	19	11 A
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)		£6-month Libor for £	0.50	Variable	84	11 A
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)	US$	6-month Libor for US$	0.50	Variable	1,819	5 A
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)	US$	6-month Libor for US$	0.50	Variable	2,215	11 A
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)	US$	6-month Libor for US$	0.50	Variable	11,165	11 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	0.75	282	1 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	0.75	37	6 M
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.00	62	1 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.00	615	1 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.00	108	1 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	0.75	73	1 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.00	295	1 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.50	164	2 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.50	58	3 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.50	1,018	3 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.50	157	3 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.50	320	4 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.50	74	4 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.50	361	5 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	1,970	9 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	2,009	9 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	635	1 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	2,106	2 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	449	1 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	2,073	3 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	2,255	3 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	1,562	3 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	1,065	3 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	3,369	3 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	3,034	4 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	2,406	4 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	2,575	4 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	13,610	4 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	3,816	5 A
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	22,451	5 A
Paris Club	United States	Comodit Credit Corporation	US$	Fixed	0.00	6.50	46,038	5 A
Paris Club	United States	Comodit Credit Corporation	US$	Fixed	0.00	7.125	55,336	11 A
Paris Club	United States	Comodit Credit Corporation	US$	Fixed	0.00	7.125	224,766	11 A
Paris Club	United States	Departamento de Defensa - USA	US$	Fixed	0.00	6.6905	1,805	5 A
Paris Club	United States	Departamento de Defensa - USA	US$	Fixed	0.00	6.825	1,959	11 A
Paris Club	United States	Departamento de Defensa - USA	US$	Fixed	0.00	5.375	7,819	11 A
Paris Club	United States	Eximbank - USA	US$	U.S. Short- Term Treasury Bond rate	0.50	Variable	10,690	5 A
Paris Club	United States	Eximbank - USA	US$	U.S. Short- Term Treasury Bond rate	0.50	Variable	14,348	11 A
Paris Club	United States	Eximbank - USA	US$	U.S. Short- Term Treasury Bond rate	0.50	Variable	74,707	11 A
Paris Club	United States	Federal Home of N.Y.	US$	Fixed	0.00	8.35	3,798	3 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	United States	Housing Guarantee	US$	Fixed	0.00	6.188	45,132	5 A
Paris Club	United States	Housing Guarantee	US$	Fixed	0.00	6.69	41,200	11 A
Paris Club	United States	Housing Guarantee	US$	Fixed	0.00	6.69	73,933	11 A
Paris Club	United States	Hutton and Co.	US$	Fixed	0.00	8.025	4,527	5 A
Paris Club	United States	Merrill Lynch	US$	Fixed	0.00	9.98	5,600	4 A
Paris Club	United States	Paine Webber	US$	26 week U.S. Treasury Bond rate	0.35	Variable	7,703	10 A
Paris Club	United States	Agency for International Development - PL 480	US$	Fixed	0.00	4.00	5,374	5 A
Paris Club	United States	Agency for International Development - PL 481	US$	Fixed	0.00	4.00	8,233	6 A
Paris Club	United States	Agency for International Development - PL 482	US$	Fixed	0.00	4.00	7,415	7 A
Paris Club	United States	Agency for International Development - PL 483	US$	Fixed	0.00	4.00	8,365	8 A
Paris Club	United States	Agency for International Development - PL 484	US$	Fixed	0.00	4.00	4,728	9 A
Paris Club	United States	Agency for International Development - PL 485	US$	Fixed	0.00	4.00	4,750	9 A
Paris Club	United States	Agency for International Development - PL 486	US$	Fixed	0.00	4.00	5,204	10 A
Paris Club	United States	Agency for International Development - PL 487	US$	Fixed	0.00	4.00	11,280	11 A
Paris Club	United States	Agency for International Development - PL 488	US$	Fixed	0.00	3.26	19,050	10 A
Paris Club	United States	Agency for International Development - PL 489	US$	Fixed	0.00	3.26	9,834	13 A
Paris Club	United States	Agency for International Development - PL 490	US$	Fixed	0.00	3.26	6,923	14 A
Paris Club	United States	Agency for International Development - PL 491	US$	Fixed	0.00	4.00	9,554	24 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Paris Club	United States	Agency for International Development - PL 492	US$	Fixed	0.00	2.50	4,167	26 A
Paris Club	United States	Agency for International Development - PL 493	US$	Fixed	0.00	1.00	9,697	27 A
Paris Club	United States	Agency for International Development - PL 494	US$	Fixed	0.00	1.00	9,640	28 A
International Organizations	1.8061	Banco Europeo de Inversiones	US$	Fixed	0.00	6.73	26,784	11 A
International Organizations	1.8061	Banco Europeo de Inversiones	US$	Fixed	0.00	7.06	1,669	11 A
International Organizations	1025-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	37,878	13 A
International Organizations	1036-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	594	13 A
International Organizations	1050-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	2,651	13 A
International Organizations	1058-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	140,377	18 A
International Organizations	1061-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	9,986	18 A
International Organizations	1115-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.50	Variable	1,208	14 A
International Organizations	1128-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	26,591	19 A
International Organizations	1137-OC-PE	Inter-American Development Bank (IDB)	US$	6-month Libor for US$	0.00	Variable	160,637	15 A
International Organizations	1144-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	27,206	20 A
International Organizations	1150-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	98,831	15 A
International Organizations	1196-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	5,333	15 A
International Organizations	1208-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	6,821	21 A
International Organizations	1235-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	200,000	16 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
International Organizations	1236-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	6,381	16 A
International Organizations	1237-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	17,784	21 A
International Organizations	125-IC-PE	Inter-American Development Bank (IDB)	UAV	Fixed	0.00	8.0233	1	6 M
International Organizations	1321-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	250,000	17 A
International Organizations	1328-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	23,959	17 A
International Organizations	1329-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	18,903	22 A
International Organizations	1329-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	200,273	18 A
International Organizations	1340-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	7,924	17 A
International Organizations	1413-OC- PE/ PPF	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	150	1 A
International Organizations	1421-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	6,954	23 A
International Organizations	1441-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	763	24 A
International Organizations	1442-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	611	19 A
International Organizations	1458-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	300	19 A
International Organizations	1461-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	300	24 A
International Organizations	1503-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	200,000	19 A
International Organizations	185-PE	International Fund For Agricultural Development	DEG	Fixed	0.00	4.00	1,188	2 A
International Organizations	238-IC-PE	Inter-American Development Bank (IDB)	UAV	Fixed	0.00	6.5028	6,735	3 A
International Organizations	240-IC-PE	Inter-American Development Bank (IDB)	US$	6-month Libor for US$	1.00	Variable	1,333	3 A
International Organizations	297-PE	International Fund For Agricultural Development	DEG	Fixed	0.00	4.00	9,110	8 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
International Organizations	3437-S-PE	International Bank For Reconstruction and Development	S/POOL	Tasa Canasta Moneda Unica BIRF	0.50	Variable	208,447	9 A
International Organizations	3452-S-PE	International Bank For Reconstruction and Development	S/POOL	Tasa Canasta Moneda Unica BIRF	0.50	Variable	200,170	8 A
International Organizations	3489-S-PE	International Bank For Reconstruction and Development	S/POOL	Tasa Canasta Moneda Unica BIRF	0.50	Variable	270,476	9 A
International Organizations	3540-A-PE	International Bank For Reconstruction and Development	US$	Fixed	0.00	6.28	1,549	3 A
International Organizations	3540-A-PE	International Bank For Reconstruction and Development	US$	Fixed	0.00	6.34	3,100	3 A
International Organizations	3540-S-PE	International Bank For Reconstruction and Development	S/POOL	Tasa Canasta Moneda Unica BIRF	0.50	Variable	13,846	9 A
International Organizations	355-OC-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	7.90	133	1 A
International Organizations	3595-A-PE	International Bank For Reconstruction and Development	US$	Fixed	0.00	6.41	50,000	3 A
International Organizations	3595-S-PE	International Bank For Reconstruction and Development	S/POOL	Tasa Canasta Moneda Unica BIRF	0.50	Variable	97,907	9 A
International Organizations	3610-A-PE	International Bank For Reconstruction and Development	US$	Fixed	0.00	7.11	287	4 A
International Organizations	3610-A-PE	International Bank For Reconstruction and Development	US$	Fixed	0.00	5.92	63	4 A
International Organizations	3610-S-PE	International Bank For Reconstruction and Development	S/POOL	Tasa Canasta Moneda Unica BIRF	0.50	Variable	6,589	9 A
International Organizations	363-OC-PE	Inter-American Development Bank (IDB)	¥	Fixed	0.00	7.90	2	6 M

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
International Organizations	363-OC-PE	Inter-American Development Bank (IDB)	£	Fixed	0.00	7.90	10	6 M
International Organizations	363-OC-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	7.90	105	6 M
International Organizations	3684-S-PE	International Bank For Reconstruction and Development	S/POOL	Tasa Canasta Moneda Unica BIRF	0.50	Variable	65,145	9 A
International Organizations	3701-A-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.50	Variable	18,020	10 A
International Organizations	3701-S-PE	International Bank For Reconstruction and Development	S/POOL	Tasa Canasta Moneda Unica BIRF	0.50	Variable	7,264	10 A
International Organizations	3717-A-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.50	Variable	59,175	10 A
International Organizations	3717-S-PE	International Bank For Reconstruction and Development	S/POOL	Tasa Canasta Moneda Unica BIRF	0.50	Variable	51,591	10 A
International Organizations	3810-S-PE	International Bank For Reconstruction and Development	S/POOL	Tasa Canasta Moneda Unica BIRF	0.50	Variable	68,867	10 A
International Organizations	3811-A-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.50	Variable	103,418	10 A
International Organizations	3811-S-PE	International Bank For Reconstruction and Development	S/POOL	Tasa Canasta Moneda Unica BIRF	0.50	Variable	15,155	10 A
International Organizations	3826-A-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.50	Variable	74,868	8 A
International Organizations	3826-S-PE	International Bank For Reconstruction and Development	S/POOL	Tasa Canasta Moneda Unica BIRF	0.50	Variable	5,237	8 A
International Organizations	386-PE	International Fund For Agricultural Development	DEG	IFAD Interest rate policy	0.00	Variable	9,048	11 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
International Organizations	392-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	42	6 M
International Organizations	392-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	1	6 M
International Organizations	392-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	1	6 M
International Organizations	392-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	54	6 M
International Organizations	3962-O-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.50	Variable	61,359	8 A
International Organizations	400-OC-PE	Inter-American Development Bank (IDB)	CAN$	Fixed	0.00	9.25	28	2 A
International Organizations	400-OC-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	9.25	239	2 A
International Organizations	404-OC-PE	Inter-American Development Bank (IDB)	CAN$	Fixed	0.00	9.25	69	2 A
International Organizations	404-OC-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	9.25	208	2 A
International Organizations	404-OC-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	9.25	622	2 A
International Organizations	404-OC-PE	Inter-American Development Bank (IDB)	¥	Fixed	0.00	9.25	47	2 A
International Organizations	4068-A-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.50	Variable	84,311	9 A
International Organizations	4068-S-PE	International Bank For Reconstruction and Development	S/POOL	Tasa Canasta Moneda Unica BIRF	0.50	Variable	13,630	9 A
International Organizations	4076-O-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.50	Variable	65,211	9 A
International Organizations	411-OC-PE	Inter-American Development Bank (IDB)	£	Fixed	0.00	9.25	170	3 A
International Organizations	411-OC-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	9.25	4,127	3 A
International Organizations	4130-O-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.50	Variable	39,498	9 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
International Organizations	4133-O-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.50	Variable	152,500	10 A
International Organizations	4134-O-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.50	Variable	39,233	5 A
International Organizations	421-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	1,011	1 A
International Organizations	421-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	978	1 A
International Organizations	4250-O-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.50	Variable	60,874	11 A
International Organizations	4384-O-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.01	Variable	34,486	11 A
International Organizations	4497-O-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.75	Variable	300,000	12 A
International Organizations	4519-O-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.75	Variable	7,838	11 A
International Organizations	4527-O-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.75	Variable	10,450	6 A
International Organizations	4536-O-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.75	Variable	1,116	4 A
International Organizations	456-SF-RG	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	12	2 A
International Organizations	456-SF-RG	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	44	2 A
International Organizations	456-SF-RG	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	46	2 A
International Organizations	4614-O-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.75	Variable	25,012	9 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
International Organizations	4615-O-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.75	Variable	100,000	14 A
International Organizations	4678-O-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.46	Variable	100,000	15 A
International Organizations	467-PE	International Fund For Agricultural Development	DEG	IFAD Interest rate policy	0.00	Variable	5,399	3 A
International Organizations	492-OC-PE	Inter-American Development Bank (IDB)	UAV	Fixed	0.00	7.8710	858	1 A
International Organizations	497-SF-PE	Inter-American Development Bank (IDB)	CAN$	Fixed	0.00	2.00	375	3 A
International Organizations	497-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	36	3 A
International Organizations	497-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	150	3 A
International Organizations	497-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	230	3 A
International Organizations	497-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	1,032	3 A
International Organizations	497-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	1,576	3 A
International Organizations	517-OC-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	4.00	882	3 A
International Organizations	553-SF-PE	Inter-American Development Bank (IDB)	CAN$	Fixed	0.00	2.00	49	5 A
International Organizations	553-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	133	5 A
International Organizations	567-SF-PE	Inter-American Development Bank (IDB)	¥	Fixed	0.00	2.00	383	5 A
International Organizations	567-SF-PE	Inter-American Development Bank (IDB)	CAN$	Fixed	0.00	2.00	318	5 A
International Organizations	567-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	475	5 A
International Organizations	567-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	2,286	5 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
International Organizations	567-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	217	5 A
International Organizations	589-SF-PE	Inter-American Development Bank (IDB)	£	Fixed	0.00	2.00	80	6 A
International Organizations	589-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	483	6 A
International Organizations	589-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	1,696	6 A
International Organizations	5-CD-PE	Inter-American Development Bank (IDB)	CAN$	no interest	0.00	0.00	39	14 A
International Organizations	602-SF-PE	Inter-American Development Bank (IDB)	¥	Fixed	0.00	2.00	1,484	6 A
International Organizations	602-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	418	6 A
International Organizations	602-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	615	6 A
International Organizations	602-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	119	6 A
International Organizations	602-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	4,835	6 A
International Organizations	602-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	3,327	6 A
International Organizations	629-SF-PE	Inter-American Development Bank (IDB)	¥	Fixed	0.00	2.00	338	7 A
International Organizations	629-SF-PE	Inter-American Development Bank (IDB)	CAN$	Fixed	0.00	2.00	304	7 A
International Organizations	629-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	490	7 A
International Organizations	629-SF-PE	Inter-American Development Bank (IDB)	£	Fixed	0.00	2.00	1,351	7 A
International Organizations	629-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	6,144	7 A
International Organizations	629-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	2,531	7 A
International Organizations	630-PE	The Opec Fund For International Development	US$	Fixed	0.00	3.75	3,125	7 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
International Organizations	631-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	236,430	7 A
International Organizations	634-SF-PE	Inter-American Development Bank (IDB)	¥	Fixed	0.00	2.00	1,649	7 A
International Organizations	634-SF-PE	Inter-American Development Bank (IDB)	£	Fixed	0.00	2.00	449	7 A
International Organizations	634-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	1,909	7 A
International Organizations	634-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	2,134	7 A
International Organizations	650-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	1,186	6 A
International Organizations	651-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	108,086	7 A
International Organizations	652-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	509	7 A
International Organizations	652-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	2,182	7 A
International Organizations	652-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	3,262	7 A
International Organizations	665-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	2,804	7 A
International Organizations	677-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	119,916	8 A
International Organizations	678-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	12,067	8 A
International Organizations	678-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	1,299	8 A
International Organizations	686-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	542	8 A
International Organizations	686-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	728	8 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
International Organizations	686-SF-PE	Inter-American Development Bank (IDB)	¥	Fixed	0.00	2.00	83	8 A
International Organizations	689-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	815	9 A
International Organizations	696-PE	The Opec Fund For International Development	US$	Fixed	0.00	4.00	4,167	10 A
International Organizations	697-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	1,176	8 A
International Organizations	697-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	2,092	8 A
International Organizations	697-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	277	8 A
International Organizations	697-SF-PE	Inter-American Development Bank (IDB)	¥	Fixed	0.00	2.00	1,333	8 A
International Organizations	706-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	1,119	9 A
International Organizations	706-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	529	9 A
International Organizations	706-SF-PE	Inter-American Development Bank (IDB)	SFR	Fixed	0.00	2.00	333	9 A
International Organizations	706-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	2,543	9 A
International Organizations	7142-O-PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.75	Variable	1,354	12 A
International Organizations	7176-O PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.50	Variable	525	13 A
International Organizations	7177-O PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.50	Variable	200	13 A
International Organizations	7200-O PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.50	Variable	150,000	13 A
International Organizations	7203-O PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.50	Variable	150,000	13 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
International Organizations	720-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	2,107	9 A
International Organizations	741-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	54,910	14 A
International Organizations	755-PE	The Opec Fund For International Development	US$	Fixed	0.00	4.00	3,833	11 A
International Organizations	790-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	27,906	10 A
International Organizations	806-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	66,584	14 A
International Organizations	820-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	904	10 A
International Organizations	836-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	229,418	10 A
International Organizations	847-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	125,591	15 A
International Organizations	852-1-OC-PE	Inter-American Development Bank (IDB)	US$	6-month Libor for US$	0.00	Variable	16,167	1 A
International Organizations	852-2-OC-PE	Inter-American Development Bank (IDB)	US$	6-month Libor for US$	0.00	Variable	7,866	11 A
International Organizations	901-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	81,502	16 A
International Organizations	902-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.50	Variable	3,282	11 A
International Organizations	906-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	18,485	12 A
International Organizations	931-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.50	Variable	138,129	17 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
International Organizations	956-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	91,817	17 A
International Organizations	958-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	23,370	21 A
International Organizations	966-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	204,100	13 A
International Organizations	985-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	63,448	12 A
International Organizations	CFA-041	Andean Development Corporation	US$	6-month Libor for US$	2.50	Variable	3,050	6 M
International Organizations	CFA-062	Andean Development Corporation	US$	6-month Libor for US$	2.50	Variable	18,808	2 A
International Organizations	CFA-1009	Andean Development Corporation	US$	6-month Libor for US$	3.10	Variable	35,368	5 A
International Organizations	CFA-1127	Andean Development Corporation	US$	6-month Libor for US$	2.80	Variable	1,668	4 A
International Organizations	CFA-120	Andean Development Corporation	US$	6-month Libor for US$	1.90	Variable	2,293	2 A
International Organizations	CFA-128	Andean Development Corporation	US$	6-month Libor for US$	2.50	Variable	11,900	7 A
International Organizations	CFA-135	Andean Development Corporation	US$	6-month Libor for US$	3.10	Variable	9,706	5 A
International Organizations	CFA-1372	Andean Development Corporation	US$	6-month Libor for US$	2.80	Variable	16,819	4 A
International Organizations	CFA-1408	Andean Development Corporation	US$	6-month Libor for US$	3.10	Variable	203,125	6 A
International Organizations	CFA-1593	Andean Development Corporation	US$	6-month Libor for US$	3.50	Variable	271,429	9 A
International Organizations	CFA-1769	Andean Development Corporation	US$	6-month Libor for US$	3.10	Variable	20,000	7 A
International Organizations	CFA-1902	Andean Development Corporation	US$	6-month Libor for US$	3.75	Variable	190,476	10 A
International Organizations	CFA-2107	Andean Development Corporation	US$	6-month Libor for US$	3.75	Variable	250,000	10 A
International Organizations	CFA-2635	Andean Development Corporation	US$	6-month Libor for US$	2.75	Variable	7,367	4 A
International Organizations	CFA-2749	Andean Development Corporation	US$	6-month Libor for US$	3.75	Variable	105,900	12 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
International Organizations	CFA-2761	Andean Development Corporation	US$	6-month Libor for US$	3.75	Variable	115,000	12 A
International Organizations	CFA-2905	Andean Development Corporation	US$	6-month Libor for US$	3.75	Variable	82,413	12 A
International Organizations	CFA-46	Andean Development Corporation	US$	6-month Libor for US$	2.50	Variable	9,500	1 A
International Organizations	CFA-75	Andean Development Corporation	US$	6-month Libor for US$	2.45	Variable	3,664	1 A
International Organizations	FMI	International Monetary Fund	DEG	IMF Interest rate policy	0.00	Variable	117,664	3 A
International Organizations	PPF-398-O- PE	International Bank For Reconstruction and Development	US$	6-month Libor for US$	0.46	Variable	906	5 A
Latin American Countries	Argentina	Government of Argentina	US$	Fixed	0.00	6.50	399	1 A
Latin American Countries	Brazil	Central Bank of Brazil	US$	6-month Libor for US$	0.00	Variable	1,028	6 M
Latin American Countries	Brazil	Central Bank of Brazil	US$	6-month Libor for US$	0.00	Variable	2,029	1 A
Latin American Countries	Brazil	Central Bank of Brazil	US$	6-month Libor for US$	0.00	Variable	1,581	2 A
Latin American Countries	Brazil	Ciber Equipamientos Rodoviarios LTDA.	US$	Fixed	0.00	6.875	1,880	2 A
Latin American Countries	Brazil	Brazil	US$	Fixed	0.00	7.875	19,991	6 A
Latin American Countries	Brazil	Svedala Faco LTDA.	US$	Fixed	0.00	6.780	833	2 A
Latin American Countries	Chile	Corporación de Fomento de la Producción - Chile	US$	6-month Libor for US$	2.30	Variable	326	4 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Latin American Countries	Chile	Corporación de Fomento de la Producción - Chile	US$	6-month Libor for US$	2.30	Variable	116	2 A
Eastern Europe and China	Republica Popular China	Government of China	£	no interest	0.00	0.00	315	2 A
Eastern Europe and China	Republica Popular China	Government of China	£	no interest	0.00	0.00	185	2 A
Eastern Europe and China	Republica Popular China	Government of China	£	no interest	0.00	0.00	1,034	2 A
Eastern Europe and China	Republica Popular China	Government of China	£	no interest	0.00	0.00	311	2 A
Eastern Europe and China	Republica Popular China	Government of China	£	no interest	0.00	0.00	2,730	2 A
Eastern Europe and China	Republica Popular China	Government of China	£	no interest	0.00	0.00	994	2 A
Eastern Europe and China	Republica Popular China	Government of China	£	no interest	0.00	0.00	1,887	4 A
Eastern Europe and China	Republica Popular China	Government of China	£	no interest	0.00	0.00	352	2 A
Eastern Europe and China	Republica Popular China	Government of China	£	no interest	0.00	0.00	1,554	2 A
Eastern Europe and China	Republica Popular China	Bank of China	US$	Fixed	0.00	7.54	1,172	6 M
Eastern Europe and China	Republica Popular China	Bank of China	US$	Fixed	0.00	7.68	7,795	3 A

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2004 (in millions of US$)	Years to Maturity
Eastern Europe and China	Republica Popular China	Government of China	US$	no interest	0.00	0.00	4,410	6 A
Eastern Europe and China	Republica Popular China	Government of China	US$	no interest	0.00	0.00	7,000	6 A
Suppliers	Italy	Armamenti e Aerospazio S.P.A.	US$	Fixed	0.00	5.0268275	31,972	16 A
Suppliers	Italy	Armamenti e Aerospazio S.P.A.	US$	Fixed	0.00	5.0268275	19,524	16 A
Suppliers	Italy	Bitelli S.A.	US$	Fixed	0.00	7.00	587	2 A
Suppliers	Italy	Bitelli S.A.	US$	Fixed	0.00	7.00	539	3 A
Suppliers	Japan	Japan Peru Oil CO.LTD (JAPECO)	¥	Fixed	0.00	5.50	755,074	13 A
Suppliers	Japan	Japan Peru Oil CO.LTD (JAPECO)	¥	Fixed	0.00	4.30	94,529	11 A
Suppliers	Japan	Japan Peru Oil CO.LTD (JAPECO)	¥	Fixed	0.00	4.90	77,711	15 A
Suppliers	Panama	Cormed S.A.	US$	Fixed	0.00	7.00	916	3 A
Suppliers	Panama	Mobetek Representaciones S.A.-Sucursal Panama	US$	Fixed	0.00	7.00	660	6 M
Commercial Bank		First Union National Bank	US$	Fixed	0.00	8.25	1,153	6 M
Commercial Bank		First Union National Bank	US$	Fixed	0.00	9.00	3,249	1 A
Bonds		FLIRB Bonds	US$	Variable rate	0.8125	Variable	1,150,331	14 A
Bonds		Par Bonds	US$	Variable rate	0.00	Variable	64,526	24 A
Bonds		Discount Bonds	US$	6-month Libor for US$	0.8125	Variable	197,525	24 A
Bonds		PDI Bonds	US$	Variable rate	0.8125	Variable	1,011,155	14 A
Bonds		2012 Global Bonds	US$	Fixed	0.00	9.125	500,000	9 A
Bonds		2012 Global Bonds	US$	Fixed	0.00	9.125	922,983	9 A
Bonds		2008 Global Bonds	US$	Fixed	0.00	9.125	500,000	5 A
Bonds		2015 Global Bonds	US$	Fixed	0.00	9.875	500,000	12 A
Bonds		2015 Global Bonds	US$	Fixed	0.00	9.875	250,000	12 A
Bonds		2033 Global Bonds	US$	Fixed	0.00	8.750	500,000	12 A
Bonds		May 2016 Global Bonds	US$	Fixed	0.00	8.375	500,000	12 A

Acronyms:

FRB = Belgian franc

CAN$ = Canadian dollar

DEG = Special Drawing Rights (Derechos Especiales de Giro)

DM = German mark

£ = English pound

KRN = Norwegian krone

SFR = Swiss franc

SKR = Swedish kroner

S/POOL = Single currency pool (World Bank unit of account, based on a basket of national currencies)

UAV = Inter-American Development Bank unit of account

¥ = Japanese Yen

Source: Ministry of Economy (Dirección General de Crédito Público, or Office of Public Credit).

THE ISSUER

The Republic of Peru

Ministerio de Economía y Finanzas

Jr. Junín, 319 — Lima 1

Peru

UNDERWRITERS

J.P. Morgan Securities Inc.	UBS Securities LLC
270 Park Avenue, 7th Floor New York, New York, 10017 United States	1285 Avenue of the Americas New York, New York 10019 United States

FISCAL AGENT, REGISTRAR, TRANSFER AGENT AND PRINCIPAL PAYING AGENT	LUXEMBOURG PAYING AGENT AND TRANSFER AGENT

JPMorgan Chase Bank, N.A. 450 West 33rd Street New York, New York 10001-2697 United States	J.P. Morgan Bank Luxembourg S.A. S. Rue Plaetís L-2338, Luxembourg Luxembourg
LEGAL ADVISORS

To Peru, as to US. law: Allen & Overy LLP 1221 Avenue of the Americas New York, New York 10020 United States	To the underwriters, as to U.S. law: Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 United States

To Peru, as to Peruvian law: Estudio Rubio, Leguía, Normand & Asociados Avenida Dos de Mayo, 1321 San Isidro — Lima 27 Peru	To the underwriters, as to Peruvian law: Rebaza & Alcázar Abogados Canaval y Moreyra 452, Piso 15 Lima 27 Peru

LUXEMBOURG LISTING AGENT

Kredietbank S.A. Luxembourgeoise

43, Boulevard Royal

L-2955, Luxembourg